BEFORE THE PUBLIC SERVICE COMMISSION

OF THE STATE OF MISSOURI

In the Matter of the Joint Application of Great Plains	)
Energy Incorporated, Kansas City Power & Light	)
Company, and Aquila, Inc., for Approval of the Merger	)	Case No. EM-2007-0374
of Aquila, Inc., with a Subsidiary of Great Plains	)
Energy Incorporated and for Other Related Relief.	)

REPORT AND ORDER

Issue Date:	July 1, 2008

Effective Date:	July 11, 2008

BEFORE THE PUBLIC SERVICE COMMISSION

OF THE STATE OF MISSOURI

In the Matter of the Joint Application of Great Plains	)
Energy Incorporated, Kansas City Power & Light	)
Company, and Aquila, Inc., for Approval of the Merger	)	Case No. EM-2007-0374
of Aquila, Inc., with a Subsidiary of Great Plains	)
Energy Incorporated and for Other Related Relief.	)

REPORT AND ORDER

TABLE OF CONTENTS

Appearances				6

I. Procedural History

Introduction				8

A.	Notice and Interventions			9

B.	Initial Procedural Schedule, Hearing Dates and Issues List			10

C.	Resumption of Evidentiary Hearing and Revised Issues List			10

D.	Great Plains and KCPL’s Motion to Limit the Scope of the Proceedings			14
	1.	Overview		14
	2.	Commission Ruling on the Motion to Limit the Scope of the Hearing		18
	3.	Conclusions of Law Regarding the Evidentiary Ruling		19
		a.	The Anonymous Letters	21
		b.	Great Plains and KCPL’s Code of Ethical Business Conduct and Their Gift and Gratuity Policy	25
		c.	The Future “Additional Amortizations” Issue	26
		d.	The Inquiry into KCPL’s Comprehensive Energy Plan	29

E	Court of Appeals – Petition for a Writ of Mandamus and Writ of Prohibition			30

F.	Missouri Supreme Court – Petition for a Writ of Mandamus and Writ of Prohibition			31

G.	Petition to Reopen the Record			31

H.	Case Submission			32

II. Findings of Fact

Introduction					33

A.	Findings of Fact Regarding the Parties				35

B.	Findings of Fact Regarding Witness Demeanor, Credibility and Testimony				44

C.	Findings of Fact Regarding Aquila’s Decision to Transfer Its Assets				61

D.	Findings of Fact Regarding the Structure of the Merger Transactions				66

E.	Findings of Fact Regarding Costs to Achieve and Merger Synergy Savings				75
	1.	Costs to Achieve Synergies			75
	2.	Synergy Savings			79
		a.	Methodology for Synergy Savings		81
			i.	Due Diligence	81
			ii.	Integration Teams	82
			(a) Overview		82
			(b) Specifics of the Integration Planning Process		85
		b.	Calculated Synergy Savings – Summary		90
		c.	Calculated Synergy Savings – Components		92
		d.	Synergy Sharing versus Synergy Retention		96
		e.	Synergy Savings Tracking		97
	3.	Reasonableness of the Projected Synergies			98
	4.	Controverting Evidence Regarding the Reasonableness of the
		Calculated Synergy Savings			107
		a.	Staff’s Position		107
		b.	Public Counsel’s Position		112
		c.	The Industrials’ Position		118

F.	Findings of Fact Regarding Transaction and Transition Cost Recovery				121
	1.	The Applicants’ Proposal for Transaction and Transition Cost Recovery			123
	2.	The Reasonableness of Allowing Recovery of Transaction and Transition Costs			127

G.	Findings of Fact Regarding Credit Quality Following the Merger				128
	1.	Credit-Worthiness			128
	2.	Controverting Evidence About Post-Merger Credit Worthiness			139
		a.	Changes in Key Assumptions Utilized by the Credit Rating Agencies		145
		b.	Cost and Schedule of the Iatan Construction Projects		147
		c.	Company Testimony		151
		d.	Crane Accident		153
	3.	“Additional Amortizations”			154
	4.	Actual Debt Cost Recovery			156

H.	Findings of Fact Regarding Service Quality				157
	1.	Management Structure			159
	2.	Field Operations			161

	3.	KCPL Reliability Measures		164
	4.	System Reliability Post-Merger		165
	5.	Strategy and Approach for Combining the Customer Service Functions		168
	6.	Maintenance of Recent Improvements in Aquila’s Customer Service		170
	7.	Customer Service Operations		171
	8.	Current Services Provided and Post-Merger Integration		175
	9.	Other Post-Merger Considerations		180
		a.	Energy Efficiency and Conservation Issues	180
		b.	Transition Services	181
		c.	Communities	181
	10.	Controverting Evidence		182

I.	Findings of Fact Regarding the Requested Waiver of the Commission’s Affiliate Transactions Rule, 4 CSR 240-20.015			183
	1.	Post-Merger Accounting		183
		a.	Post-Merger Affiliate Transactions	183
		b.	Tax Consequences	185
	2.	Purpose of the Affiliate Transactions Rule		186
	3.	Effect of Application of the Rule to Synergies Generated by the Merger		187
	4.	Staff’s Position -- Controverting Evidence to the Requested Waiver		188

J.	Findings of Fact Regarding Transmission and RTO/ISO Criteria			189
	1.	Regional Transmission Organization Participation, Pre- and Post-Merger Considerations		189
	2.	Conditioning Approval of the Merger		197
		a.	RTO Membership	198
		b.	Quantification of Joint Dispatch	202
		c.	Consolidation of Balancing Authority Operations	204

K.	Findings of Fact Regarding Municipal Franchise Agreement with Kansas City			206

L.	Findings of Fact Regarding Municipal Franchise Agreement with St. Joseph			212

M.	Findings of Fact Regarding Proposal to Have KCPL Submit a Separate Quality of Service Plan			213

N.	Findings of Fact Regarding Proposal to Have KCPL Establish an Earnings Sharing Mechanism			216

O.	Findings of Fact Regarding a Future Rate Case			218

III. Conclusions of Law

A.	Conclusions of Law Regarding Jurisdiction, Applicable Statutes, Burden of Proof, and Applicable Standards for Evaluating the Merger Application			219
	1.	Commission Jurisdiction and Authority		219
	2.	Application of Section 393.190.1		220
		a.	The Statute	220
		b.	Properly Pled Request for Relief	222

	3.	Merger Approval Standard – “Not Detrimental to the Public Interest” – and Burden of Proof	228
	4.	Public Interest Defined	232
	5.	Final Conclusions Regarding Jurisdiction, Applicable Statutes, Burden of Proof, and Applicable Standards for Evaluating the Merger Application	234

B.	Conclusions of Law Regarding Projected Synergy Savings		234
	1.	Total Synergies	234
	2.	Methods for Calculating Synergies	236
	3.	The Criticisms of the Applicants’ Estimates of Synergies	237
	4.	Final Conclusions Regarding Projected Synergy Savings	237

C.	Conclusions of Law Regarding Transaction and Transition Cost Recovery		239
	1.	Transaction Costs	239
	2.	Transition Cost Recovery	240
	3.	Final Conclusions Regarding Transaction and Transition Cost Recovery	241

D.	Conclusions of Law Regarding Post Merger Credit-Worthiness		241
	1.	Credit Rating Agencies	242
	2.	Cost and Schedule of the Iatan Construction Projects	244
	3.	Conclusions Concerning the “Crane Incident”	246
	4.	Conclusions of Law Regarding Additional Amortizations	247
	5.	Conclusions of Law Regarding Actual Debt Cost Recovery	248
	6.	Final Conclusions Regarding Post-Merger Credit Worthiness	249

E.	Conclusions of Law Regarding Service Quality and Customer Service		250
	1.	Customer Service	251
	2.	Service Quality	252
	3.	Controverting Evidence	254
	4.	Final Conclusions Regarding Service Quality and Customer Service	254

F.	Conclusions of Law Regarding the Application of the “Not Detrimental to the Public Interest” Standard – Application of the Balancing Test		255
	1.	Operational Benefits	256
	2.	Synergy Savings and Transaction and Transition Costs	258
	3.	Credit-Worthiness	259
	4.	Customer Service and Service Quality	259
	5.	Tangential Benefits	260
	6.	Final Conclusions Regarding the Application of the “Not Detrimental to the Public Interest” Standard	261

G.	Conclusions of Law Regarding the Commission’s Affiliate Transactions Rule		262
	1.	The Purpose of the Rule	262
	2.	Waiver Request	262
	3.	Final Conclusions Regarding the Affiliate Transactions Rule	264

H.	Conclusions of Law Regarding Other Potential Conditions to Place on the Approval of the Merger			265
	1.	Transmission and RTO/ISO Criteria, Quantification of Joint Dispatch, and Consolidation of Balancing Authority		265
		a.	RTO/ISO Criteria	266
		b.	Quantification of Joint Dispatch	267
		c.	Consolidation of Balancing Authority	268
		d.	Final Conclusions Regarding Transmission and RTO/ISO Criteria, Quantification of Joint Dispatch, and Consolidation of Balancing Authority	268
	2.	The Kansas City and KCPL Municipal Franchise Agreement		269
		a.	Authority of the Commission	269
		b.	Final Conclusion Regarding the Kansas City and KCPL Municipal Franchise Agreement	272
	3.	The St. Joseph and Aquila Municipal Franchise Agreement		272
		a.	Authority of the Commission	272
		b.	Final Conclusion Regarding the St. Joseph and Aquila Municipal Franchise Agreement	273
	4.	Kansas City’s Request for a Separate Quality of Service Plan		273
		a.	Kansas City’s Request	273
		b.	Final Conclusions Regarding Kansas City’s Request for a Separate Quality of Service Plan	274
	5.	Kansas City’s Proposed Earnings Sharing Mechanism		275
		a.	Earnings Sharing Mechanism Proposal	275
		b.	Final Conclusions Regarding Kansas City’s Proposed Earnings Sharing Mechanism	276
	6.	Kansas City’s Proposed Future Consolidated Rate Case		277
		a.	Future Consolidated Rate Case Proposal	277
		b.	Final Conclusion Regarding Kansas City’s Proposed Future Consolidated Rate Case	277
	7.	Kansas City’s Proposed Condition for a Comprehensive Energy Audit		278
	8.	Name Change		278
	9.	Transition Services Agreement		278

I.	Precedential Effect			279

IV. Final Decision

Decision				280
Ordered Paragraphs				281

APPEARANCES

James M. Fischer, Fischer & Dority, P.C., 101 Madison Street, Suite 400, Jefferson City, Missouri  65101,
and
William G. Riggins, Vice President and General Counsel, and Curtis D. Blanc, Managing Attorney–Regulatory, Kansas City Power & Light Company, 1201 Walnut, Kansas City, Missouri 64106,

and
Karl Zobrist and Roger W. Steiner, Sonnenschein, Nath & Rosenthal, L.L.P., 4520 Main Street, Suite 1100, Kansas City, Missouri  64111, for:  Great Plains Energy Incorporated and Kansas City Power & Light Company.

Paul A. Boudreau and James C. Swearengen, Brydon, Swearengen & England, P.C., 312 East Capitol Avenue, Post Office Box 456, Jefferson City, Missouri  65102-0456,

and
Renee Parsons, Senior Attorney, and Chris Reitz, Attorney, Aquila, Inc., 20 West Ninth Street, Kansas City, Missouri  64105, for:  Aquila, Inc.

Charles Brent Stewart, Stewart & Keevil, L.L.C., Southampton Village at Corporate Lake, 4603 John Garry Drive, Suite 11, Columbia, Missouri  65203, for:  Missouri Joint Municipal Electric Utility Commission.

Stuart W. Conrad, Finnegan, Conrad & Peterson, L.C., 1209 Penntower Office Center, 3100 Broadway, Kansas City, Missouri  64111,

and
David L. Woodsmall, Finnegan, Conrad & Peterson, L.C., 428 East Capitol Avenue, Suite 300, Jefferson City, Missouri 65101, for:  Ag Processing, Inc., a Cooperative; Sedalia Industrial Energy Users’ Association; and Praxair, Inc.

Paul S. DeFord and Aimee Davenport, Lathrop & Gage, L.C., 2345 Grand Boulevard, Suite 2800, Kansas City, Missouri  64108-2612, for:  Black Hills Corporation.

Carl J. Lumley, Curtis, Heinz, Garrett & O’Keefe, P.C., 130 South Bemiston, Suite 200, Clayton, Missouri  63105-1913, for:  Dogwood Energy, LLC.

Alicia Embley Turner, and Martin A. Miller, Newman, Comley & Ruth P.C., 601 Monroe Street, Suite 301, Post Office Box 537, Jefferson City, Missouri  65102, for:  Cass County, Missouri.

B. Allen Garner, City Counselor, and Dayla Bishop Schwartz, Assistant City Counselor, City of Independence, Missouri, 111 East Maple Street, Independence, Missouri  64050,

and
Debra D. Roby and Alan I. Robbins, Jennings Strouss & Salmon, PLC, 1700 Pennsylvania Avenue N.W., Suite 500, Washington, DC  20006-4725, for:  City of Independence, Missouri.

Mark W. Comley, Newman, Comley & Ruth P.C., 601 Monroe Street, Suite 301, Post Office Box 537, Jefferson City, Missouri  65102,

and
Willie E. Shepherd, Raymond L. Gifford, Adam M. Peters, and Amy Danneil, Kamlet, Shepherd & Reichert, LLP, 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado  80202, for:  City of Kansas City, Missouri.

William D. Steinmeier and Mary Ann (Garr) Young, William D. Steinmeier, P.C., 2031 Tower Drive, Post Office Box 104595, Jefferson City, Missouri  65110, for:  City of St. Joseph, Missouri.

Jane L. Williams and Scott Brown, Blake & Uhlig, P.A., 753 State Avenue, Suite 475, Kansas City, Kansas  66101, for:  International Brotherhood of Electrical Workers, Local Unions No. 412, 695, 814, 1613, and 1464.

John B. Coffman, Attorney at Law, 871 Tuxedo Boulevard, St. Louis, Missouri 63119, for:  Frank Dillon, Kimberly Miller, James E. Doll, Randy Cooper, Gary Crabtree, and Eric Thompson and Allen Bockelman (collectively, the “South Harper Residents”).

Lewis R. Mills, Jr. Public Counsel, Office of the Public Counsel, Governor Office Building, 200 Madison Street, Suite 650, Post Office Box 2230, Jefferson City, Missouri  65102, for:  Office of the Public Counsel and the public.

Kevin A. Thompson, General Counsel, Steven Dottheim, Chief Deputy General Counsel, Nathan Williams, Deputy General Counsel, and Sarah Kliethermes, Assistant General Counsel, Missouri Public Service Commission, Governor Office Building, 200 Madison Street, Jefferson City, Missouri 65102, for:  Staff of the Missouri Public Service commission.

REGULATORY LAW JUDGES:  Harold Stearley, Regulatory Law Judge, and Nancy Dippell, Deputy Chief Regulatory Law Judge.

REPORT AND ORDER

Syllabus:  The order conditionally approves Great Plains Energy Incorporated’s, Kansas City Power & Light Company’s, and Aquila, Inc.’s, request for authority to merge Aquila, Inc., with Gregory Acquisition Corporation, with Aquila, Inc., becoming the surviving entity.

I.  Procedural History

On April 4, 2007, Great Plains Energy Incorporated (“Great Plains” or “GPE”), Kansas City Power & Light Company (“KCPL”), and Aquila, Inc., pursuant to Sections 393.180, 393.190, 393.200, 393.210 and 393.220, RSMo 2000,1 and Commission Rules 4 CSR 240-2.060, 240-3.020, 240-3.110, 240-3.115, 240-3.120, 240-3.125, and 240-20.015, filed a joint application with the Missouri Public Service Commission.  The Applicants requested authority for a series of transactions whereby: (1) Black Hills Corporation, a South Dakota corporation owning both regulated and non-regulated businesses, would acquire Aquila’s gas assets in Iowa, Nebraska, Kansas, and Colorado and electric assets in Colorado for $940 million, subject to closing adjustments (“Black Hills Purchase”);2 and (2) Gregory Acquisition Corp. (“Gregory”), a Delaware corporation and a direct, wholly-owned subsidiary of Great Plains would be merged with and into Aquila, with Aquila as the surviving entity (referred to as “the merger”).

The result of the merger is that Great Plains will effectively acquire Aquila’s Missouri electric and steam operations, as well as its merchant services operations, which primarily consist of the 340 MW Crossroads generating facility in Mississippi, and certain residual natural gas contracts.  Aquila would ultimately become a direct, wholly-owned subsidiary of Great Plains.

_________________________

1 All statutory references are to the Revised Statutes of Missouri 2000, unless otherwise noted.
2 See Application to Intervene of Black Hills, pp. 1-2, filed April 27, 2007, and Finding of Fact Number 5.

A.	Notice and Interventions

On April 9, 2007, the Commission issued notice of the proposed transactions, and set an intervention deadline of April 30, 2007.  On April 24, the Commission directed Aquila to send individual notice of the proposed transactions to its customers no later than its next billing cycle.  Aquila filed its notice of compliance with that order on May 9, 2007.

On May 10, 2007, the Commission set a technical conference for May 23, 2007, and a prehearing conference for May 24, 2007, to allow the parties to further discuss the details of the proposed merger and to determine the procedural schedule to be followed in this matter.  The Commission granted requests for intervention for the following entities on May 15:  (1) Ag Processing, Inc., a Cooperative; (2) Praxair, Inc.; (3) Sedalia Industrial Energy Users’ Association; (4) City of Kansas City, Missouri; (5) International Brotherhood of Electrical Workers Local Unions Nos. 412, 1464, 1613, 695, and 814; (6) Dogwood Energy, L.L.C.; (7) Missouri Joint Municipal Electric Utility Commission; (8) City of Lee’s Summit, Missouri; (9) City of Independence, Missouri; (10) City of St. Joseph, Missouri; (11) Cass County, Missouri; (12) Black Hills Corporation; and (13) Frank Dillon, Kimberly Miller, James E. Doll, Randy Cooper, Gary Crabtree, Eric Thompson, and Allen Bockelman (collectively, the “South Harper Residents”).

On July 13, 2007, the Commission received a late application to intervene from the United States Department of Energy, the National Nuclear Security Administration, and the Federal Executive Agencies.  This unopposed application was granted on July 27, 2007.

B.	Initial Procedural Schedule, Hearing Dates and Issues List

On June 19, 2007, the Commission adopted the procedural schedule proposed by the parties. This schedule culminated in an evidentiary hearing scheduled for December 3-14, 2007.  On November 21, the parties jointly filed the list of issues they believed required decisions from the Commission.  Notably, the parties stressed:  “This ‘non-binding’ listing of issues is not to be construed as impairing any party’s ability to argue about any of these issues or related matters, or to restrict the scope of its response to arguments made by other parties.”3

The hearing convened on December 3;4 however, on December 6,5 the Applicants proposed suspending the proceedings to give the parties time to review an alternative merger proposal.  That unopposed request was granted.6

C.	Resumption of Evidentiary Hearing and Revised Issues List

On March 11, 2008,7 the Commission adopted an updated procedural schedule setting April 21 as the date for the evidentiary hearing to resume.  On April 16, 2008, after the granting of a one-day extension, the Staff of the Missouri Public Service Commission (“Staff”) filed with the Commission its “Second List Of Issues And Order Of Opening Statements, Witnesses And Cross-Examination.”  Paragraph 9 of this filing reads as follows:

The parties agree the listing of issues below is not an agreement by any party that any particular listed issue is, in fact, a valid or relevant issue. Indeed, in their prehearing briefs, some parties may state that they consider a particular listed issue to not be a valid issue.  This “non-binding” listing of issues is not to be construed as impairing any party’s ability to argue about any of these issues or related matters, or to restrict the scope of its response to arguments made by other parties.

_________________________

3 List of Issues and Order of Opening Statements, Witnesses and Cross-Examination, Paragraph 5, Case No. EM-2007-0374, filed November 21, 2007.

4 Transcript, Volume 3.

5  Chairman Davis, sua sponte, recused himself from this matter on December 6.  See EFIS Docket Number 128, Notice of Recusal, filed December 6, 2007.

6 Transcript, pp. 1154-1158.

7 All dates from this point forward in the order refer to the year 2008 unless otherwise noted.

That list, as well as the proposed dates for hearing testimony on each issue, included:

Merger Synergy Savings

1.     Are the estimates of savings from synergies reliable?

A.    Could any of the synergy savings be achieved by KCPL or Aquila on a stand-alone basis absent the acquisition/consolidation/integration?

B.    Are any of the identified synergy savings dependent on KCPL and Aquila consolidating/integrating/merging their operations?

2.     Is it likely that the actual synergy savings exceed the sum of the transaction, transition and incremental interest costs that the Joint Applicants propose to recover over the first five (5) years following the acquisition/merger/consolidation? If not, is the proposed merger not detrimental to the public interest?

Transaction Cost Recovery

1.     Should transaction costs be directly charged to ratepayers through cost of service amortizations?  Would the proposed merger be detrimental to the public interest if the Commission did so?

Affiliate Transactions Rule Waiver/Variance

1.     Should GPE/KCPL and Aquila be granted a waiver/variance from the provisions of the affiliate transactions rule under 4 CSR 240-20.015 as it might pertain to transactions between Aquila and KCPL? Will the proposed merger be not detrimental to the public interest if the Commission does so?

2.     Have GPE/KCPL and Aquila complied with the Commission’s rules regarding a request for a waiver or variance from the affiliate transactions rule, such as the requirement regarding making a showing of good cause?

3.     Have GPE/KCPL and Aquila provided adequate details for there to be clarity respecting what provisions of the affiliate transactions rule that GPE/KCPL and Aquila are seeking relief from?

Service Quality

1.     Can service quality problems resulting from a merger/consolidation/acquisition of a works or system necessary or useful in the performance of duties to the public preclude the merger/consolidation/acquisition from being not detrimental to the public interest?

2.     Has GPE/KCPL taken adequate measures to ensure that its proposed postconsolidation/post-merger/post-acquisition operations will not be detrimental to the public interest by precluding service quality issues arising from the consolidation/merger/acquisition?

Transmission and RTO/ISO Criteria

1.     Have Applicants demonstrated that the proposed transaction is not detrimental to the public interest even though they have not addressed the rate and other impacts of their intent to have Aquila participate in the Midwest ISO rather than SPP?

2.     Have Applicants demonstrated that the proposed transaction is not detrimental to the public interest even though they have not addressed the rate and other impacts of potential joint dispatch of the combined companies’ generation resources, including the impacts on transmission and interconnection availability?

3.     Should Commission approval of the Joint Application be conditioned upon Aquila being required to join and operate its generation and transmission facilities under the auspices of the Southwest Power Pool (SPP) Regional Transmission Organization (RTO) with KCPL within four (4) months of approval of the merger?

4.     Should Commission approval of the Joint Application be conditioned upon Aquila and KCPL being required to consolidate their balancing authority areas within six (6) months of approval of the merger?

Municipal Franchise

1.     Should Commission approval of the Joint Application be conditioned upon the negotiation of a single, unitary franchise between KCPL/Aquila and the City of Kansas City within nine (9) months of the Commission’s approval of the merger?

Quality of Service Plan and Earnings Sharing Mechanism

1.     Should Commission approval of the Joint Application be conditioned upon requiring KCPL/Aquila to file an application for a Quality of Service Plan within 90 days of the Commission’s final decision in this proceeding?

2.     Should Commission approval of the Joint Application be conditioned upon establishment of an Earnings Sharing Mechanism that returns to customers excess earnings of KCPL/Aquila above an authorized level?

Future Rate Case

1.     Should Commission approval of the Joint Application be conditioned upon requiring KCPL/Aquila to file a comprehensive rate case with respect to the merged operations within three (3) years of the Commission’s approval of the merger?

Additional Amortization / Credit Worthiness

1.     Is the credit-worthiness of KCPL and Aquila as a result of the GPE acquisition of Aquila dependent on the expectation that GPE/KCPL/Aquila will seek and the Commission will authorize a regulatory plan similar to that contained in the KCPL Stipulation and Agreement in Case No. EO-2005-0329 subsequent to Commission authorization of GPE’s acquisition of Aquila?

2.     If yes, will KCPL’s credit-worthiness, and thereby the purpose of the KCPL Regulatory Plan, be negatively affected if Aquila is unable to obtain such a Regulatory Plan?

3.     Is the current expected cost and schedule outcome relating to KCPL’s infrastructure commitments from the Case No. EO-2007-0329 Regulatory Plan an indication of GPE and KCPL’s ability to complete the acquisition transaction in a manner that is not detrimental to the public interest?

4.     Is KCPL’s creditworthiness affected by GPE’s decision not to seek recovery from Missouri ratepayers of any of the debt repurchase costs of Aquila’s existing debt that GPE will refinance post-closing?

Anonymous Public Allegations/Comments Related to Proposed Acquisition

(a) Would the adoption of GPE/KCPL’s gift and gratuity practice for Aquila be detrimental to the public interest?

(b) Does KCPL have adequate control of the Iatan projects to be able to operate the nondispatch functions of Aquila in addition to those of KCPL in a manner not detrimental to the public interest?

(c) Does the Commission have adequate information to determine whether the public allegations/comments it has received regarding GPE/KCPL are accurate and such conduct in the operation of the non-dispatch functions of Aquila would be detrimental to the public interest?

The parties also enumerated five items which some or all of them considered to be “legal issues.”8

In addition to the fact that the issues list was not binding on the parties, the Commission did not adopt the list of issues as filed by Staff for two reasons:  it was not agreed to by the parties; and, Staff’s framing of the issues may not accurately reflect the material issues to this matter under the applicable statutes and rules.

D.	Great Plains and KCPL’s Motion to Limit the Scope of the Proceedings

1.	Overview

On April 17, after Staff filed its proposed revised list of issues, Great Plains and KCPL moved “to limit the scope of this proceeding to evidence relating to whether the proposed acquisition of Aquila is not detrimental to the public interest, which is the standard that the Commission is required to apply by law.”9  The motion identified several issues that Great Plains and KCPL believed were either totally or partially irrelevant to the Commission’s determination, and requested that the Commission restrict evidence to that which was relevant and decline to hear certain purported evidence that Great Plains and KCPL believed to be completely irrelevant.  Great Plains and KCPL further requested that certain witnesses be released from the proposed procedural schedule for the hearing believing their testimony into these alleged irrelevant issues should not be required.  The issues that were the subject of Applicant’s motion included:10

_________________________

8 The Commission notes that lists of issues submitted by the parties do not always frame the issues  accurately or, in fact, reflect the material issues correctly in any given case pursuant to the applicable statutes and Commission rules.  Consequently, the Commission does not automatically adopt any proposed issues list, and as is the case in this matter, the Commission deemed it inappropriate to adopt the issues list because of the parties’ failure to accurately delineate the issues requiring the Commission’s decision.

9 EFIS Docket Number 309, Great Plains Energy’s and KCPL’s Motion to Limit Scope of the Proceeding to Evidence Relating to Whether the Proposed Acquisition of Aquila by Great Plains Energy, Inc. Is Not Detrimental to the Public Interest, filed April 17, 2000; See also 4 CSR 240-3.115(1)(D).

(1)
An inquiry into four anonymous letters that, during the course of this proceeding, were directed to various Commissioners, either participating or not participating in this matter; the subject of which pertained to Applicant’s financial ability to effectuate the proposed merger.[11]

(2)	An inquiry into the Great Plains Energy Code of Ethical Business Conduct and its gift and gratuity policy.

(3)	An inquiry into a plan for regulatory “Additional Amortizations” that appeared in the Applicant’s original application but was subsequently removed and is not being requested.

(4)
An extensive inquiry into to KCPL’s Comprehensive Energy Plan (“CEP”) set forth in the Stipulation and Agreement approved by the Commission in Case No. EO-2005-0329, including the current reforecast of cost and schedule issues related to the Iatan Unit 1 and Unit 2 construction projects.

Great Plains and KCPL further stated:

To be clear, the Applicants do not object to evidence related to: (1) The inter-relationship between the Iatan projects and Great Plains Energy’s acquisition of Aquila; (2) KCPL’s procurement function and asserted merger savings estimates; and (3) Credit agency debt rating information and debt ratings.

A number of the Applicants’ witnesses who have submitted prefiled testimony can address these issues, including Great Plains Energy’s Chief Financial Officer Terry Bassham; Great Plains Energy’s Vice-President of Investor Relations and Treasurer Michael Cline; and KCPL’s Vice President of Administrative Services Lora Cheatum.  Additionally, the Applicants will produce William H. Downey, President and Chief Executive Officer of KCPL, to provide testimony on the relationship of the CEP projects (including the status of the Iatan Unit 1 environmental retrofit and Iatan Unit 2 construction) to the acquisition of Aquila.  He will also be able to advise the Commission on the status of the reforecast that is underway regarding construction costs and schedules at the Iatan Generating Station.

_________________________

10 See Issues X and XI, Staff’s Second List of Issues and Order of Opening Statements, Witnesses and Cross-Examination at 10-11 (“Staff’s Second List of Issues”).

11 A fifth anonymous letter was received by the Commission on May 12, after the hearing had adjourned.  It was filed by the Commissioners in this docket on May 13.

Great Plains and KCPL finally noted:

However, the wide range of inquiries conducted during the depositions of 11 Great Plains Energy/KCPL witnesses and 5 Aquila witnesses during the past three weeks indicates that Staff is pursuing the “fishing expedition” and a “full re-evaluation of the CEP in the context of this case,” contrary to the Commission’s directive of March 20.  See Order Denying Motion to Quash Deposition Subpoenas at 3-4. Issues X and XI of Staff’s Second List of Issues demonstrate that Staff plans to continue this trek into areas that are not relevant to whether the proposed merger is not detrimental to the public interest.  The Commission should not require the Applicants to produce for hearing: (1) Michael J. Chesser, Great Plains Energy Chairman of the Board and Chief Executive Officer; (2) Stephen Easley, KCPL’s Senior Vice President of Supply; (3) Brent Davis, KCPL’s Iatan Unit 1 Project Director; (4) Terry Foster, KCPL’s Director of Project Controls for CEP projects; (5) Steven Jones, KCPL’s CEP Procurement Director; (6) John R. Grimwade, KCPL’s Senior Director of Strategic Planning and Development.

If Staff feels compelled to introduce evidence from these witnesses, the Commission should require Staff to designate from each witnesses' deposition the pages and lines that it proposes to offer.  All other parties will then be able to raise objections or agree that such passages may be admitted.

On April 21, the evidentiary hearing resumed following its December 6, 2007 suspension.12  During the course of the proceedings, the Presiding Officer raised the need to rule on the Applicant’s motion.  The Presiding Officer stressed the need to ensure all parties a full and fair opportunity to respond to the Applicant’s motion, while also noting that the procedural schedule for the hearing would bring these issues into the hearing as early as April 24.13

Ultimately, the parties agreed to have the Presiding Officer rule on the Applicant’s motion on April 24.  As of April 24, the parties had seven days to file written responses to the motion, and the parties were given the additional opportunity to provide oral argument on the motion at the hearing on April 24.  No party requested additional time to respond to Applicant’s motion and no party objected to the Commission taking up the motion on April 24.

_________________________

12 Kevin Gunn officially commenced his term as Commissioner on April 21.  On April 24, Commissioner Gunn recused from this matter sua sponte.  See EFIS Docket Number 320, Notice of Recusal, filed April 24, 2008.

13 Transcript, pp. 1202-1203, 1441-1442, 1608-1610, 1917-1918, and 2073-2120.

The Commission’s Staff filed a written response to the Applicant’s motion on April 24, and its oral argument at hearing on this motion echoed its written response.  The gravamen of Staff’s response is that:  (1) it does not propose that the Commission decide matters on the basis of the content of anonymous complaints, but rather from the basis of sworn testimony from individuals regarding the anonymous complaints; (2) it believes Aquila's approach to cost overruns and schedule slippage (in relation to the Iatan construction projections), and Aquila’s approach to gifts and gratuities are superior to those of Great Plains and KCPL and the Commission should require the adoption of Aquila’s approach should the merger be approved; (3) the issue of a proposed future regulatory plan involving “Additional Amortizations” is relevant in this proceeding as it is related to the Applicant’s credit-worthiness and that the Commission must hear this evidence because of the Missouri Supreme Court decision in State ex rel. A.G. Processing v. Public Serv. Comm 'n;14 and (4) the Commission should take a broad view of the relevance of KCPL’s Comprehensive Energy Plan (“CEP”) to the ultimate issue pending before the Commission.  Staff further requests that the Commission not release the witnesses as requested by the Applicant so that they may provide the testimony that Staff believes is relevant to these issues.

Ag Processing, Inc, Sedalia Industrial Energy Users’ Association and Praxair, Inc., (collectively referred to as “Industrial Intervenors” or “Industrials”) also filed a written response to the Applicant’s motion.  Similarly to Staff, the Industrials’ oral arguments on the motion also echoed its written response.  The Industrials stated that their particular interest was to ensure that evidence regarding the Applicant’s credit-worthiness be entered into the record.  The Industrials further stated that they supported Staff’s position on the remaining issues.

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14 120 S.W.3d 732 (Mo. banc 2003).

The Office of the Public Counsel (“Public Counsel”) echoed support for Staff’s and the Industrials’ positions opposing the Applicant’s motion.  Public Counsel further stated that with regard to the issue concerning a potential future regulatory plan involving “Additional Amortizations” that the Commission should, at minimum, hear an offer of proof on this issue and preserve that evidence in the record.

2.	Commission Ruling on the Motion to Limit the Scope of the Hearing

On April 24, following oral argument at the evidentiary hearing, the Presiding Officer, pursuant to the authority delegated by the Commission15 ruled as follows:

(1)	Purported evidence regarding the anonymous letters is wholly irrelevant to this proceeding and the Commission will not hear this purported evidence.

(2)	Great Plains Energy Code of Ethical Business Conduct and its gift and gratuity policy is wholly irrelevant to this proceeding and the Commission will not hear this purported evidence.

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15 See Commission Rules 4 CSR 240-2.110, 2.120 and 2.130.  Commission Rule 4 CSR 240-2.110(4) provides: “The presiding officer may limit the number of witnesses, exhibits, or the time for testimony including limitations consistent with the application of the rules of evidence.”

Commission Rule 4 CSR 240-2.120(1) provides:

A presiding officer shall have the duty to conduct full, fair and impartial hearings, to take appropriate action to avoid unnecessary delay in the disposition of cases, to maintain order,  and shall possess all powers necessary to that end. The presiding officer may take action as may be necessary and appropriate to the discharge of duties, consistent with the statutory authority or other authorities under which the commission functions and with the rules and policies of the commission.

Commission Rule 4 CSR 240-2.130(3) provides:

The presiding officer shall rule on the admissibility of all evidence.  Evidence to which an objection is sustained, at the request of the party seeking to introduce the same or at the instance of the commission, nevertheless may be heard and preserved in the record, together with any cross-examination with respect to the evidence and any rebuttal of the evidence, unless it is wholly irrelevant, repetitious, privileged or unduly long.  When objections are made to the admission or exclusion of evidence, the grounds relied upon shall be stated briefly.  Formal exceptions to rulings shall be unnecessary and need not be taken.

(3)
While the Commission believes that any purported evidence regarding a future plan for regulatory “Additional Amortizations” is irrelevant, it is not wholly irrelevant, and the Commission will preserve this evidence in the record as an offer of proof.

(4)
An extensive inquiry into to KCPL’s CEP as set forth in the Stipulation and Agreement approved by the Commission in Case No. EO-2005-0329, including the current reforecast of cost and schedule issues related to the Iatan Unit 1 and Unit 2 construction projects is overly broad and the scope of any offered evidence in this regard will be restricted to: (1) The inter-relationship between the Iatan projects and Great Plains Energy’s acquisition of Aquila; (2) KCPL’s procurement function and asserted merger savings estimates; and (3) Credit agency debt rating information and debt ratings.

(5)	The witnesses that the Applicant’s have requested to be released in this matter will not be released to the extent they can provide testimony on the Applicant’s credit-worthiness.

(6)	Witnesses from Aquila that were to provide testimony solely on the issue of the anonymous communications are released and do not have to appear before the Commission.

No motions for reconsideration of this ruling were filed with the Commission.

3.	Conclusions of Law Regarding the Evidentiary Ruling

Evidence is logically relevant when it tends to prove or disprove a fact in issue or corroborates other relevant evidence which bears on the principal issue.16  Even if logically relevant, the finder of fact has discretion to limit such evidence, or exclude it all together, if the fact-finder believes the evidence is not legally relevant.17  Legal relevance refers to the probative value of the purported evidence outweighing its risks of unfair prejudice, confusion of issues, delay, waste of time, or cumulativeness.18  Consequently, even logically relevant evidence may be excluded unless its benefits outweigh its costs.19

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16 State v. Liles, 237 S.W.3d 636, 638-639 (Mo. App. 2007); Cohen v. Cohen, 178 S.W.3d 656, 664 (Mo. App. 2005); Roorda v. City of Arnold, 142 S.W.3d 786, 797 (Mo. App. 2004); Kendrick v. Board of Police Com'rs of Kansas City, Mo., 945 S.W.2d 649, 654-655 (Mo. App. 1997); Gardner v. Missouri State Highway Patrol Superintendent, 901 S.W.2d 107, 116 (Mo. App. 1995) (quoting State ex rel. Webster v. Missouri Resource Recovery, Inc., 825 S.W.2d 916, 942 (Mo. App. 1992)).

17 Liles, 237 S.W.3d at 638-639.

18 Id.

19 Id. Even when evidence is relevant, it is within the discretion of the fact-finder to exclude the evidence if its probative value is outweighed by its prejudicial effect. Stevinson v. Deffenbaugh Industries, Inc., 870 S.W.2d 851, 860 (Mo. App. 1993).

A determination of relevancy is often subjective and the fact-finder is granted broad discretion in determining the relevance of evidence.20  The fact-finder is granted discretion because of concerns about prejudice, confusion of the issues, and interrogation that is only marginally relevant.21  The fact-finder’s wide discretion extends to the determination of the admissibility of evidence on collateral matters.22

The fact-finder's rulings will not be disturbed by an appellate court unless an abuse of discretion is shown.23  “An abuse of discretion is shown when the trial court's ruling is clearly against the logic of the circumstances then before the trial court and is so unreasonable and arbitrary that the ruling shocks the sense of justice and indicates a lack of careful deliberate consideration.”24

The Commission notes that at hearing Staff planned to call 15 witnesses on the Iatan construction issues, and 15 witnesses on the anonymous allegations issue.25  Staff also proposed to inquire into the “Additional Amortizations” issue, as well as the possibility of a future regulatory plan for Aquila, even though Great Plains’ Chief Financial Officer Terry Bassham had testified that the additional amortizations issue had been withdrawn from the Applicants’ request.26  Additionally, Staff launched an investigation into the codes of corporate conduct of the Applicants, with particular emphasis on the companies' policies regarding gifts and gratuities apparently out of an interest to determine if there was any merit to the hearsay allegations contained in the anonymous letters directed to the Commission.

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20 Cohen v. Cohen, 178 S.W.3d 656, 664 (Mo. App. 2005); Stevinson v. Deffenbaugh Industries, Inc., 870 S.W.2d 851, 860 (Mo. App. 1993).

21 Liles, 237 S.W.3d at 638 -639.

22 Midwest Materials Co. v. Village Development Co., 806 S.W.2d 477, 495 (Mo. App. 1991); Boehmer v. Boggiano, 412 S.W.2d 103, 110 (Mo. 1967); Barrett v. Flynn, 728 S.W.2d 288, 293 (Mo. App. 1987).

23 Cohen, 178 S.W.3d at 664.

24 Id.

25 See Issues X and XI, Staff’s Second List of Issues at 10-11 (EFIS Docket Number 303, filed April 16, 2008); EFIS Docket Number 309, Great Plains Energy’s and KCPL’s Motion to Limit Scope of the Proceeding to Evidence Relating to Whether the Proposed Acquisition of Aquila by Great Plains Energy, Inc. Is Not Detrimental to the Public Interest, filed April 17, 2000; EFIS Docket Number 318, Staff’s Response In Opposition To Great Plains Energy’s And KCPL`s Motion To Limit Scope Of The Proceeding To Whether Evidence Relating To Issues II Through IX Of The Second List Of Issues Is Not Detrimental To The Public Interest, filed April 24, 2008; EFIS Docket Number 323, Industrial Intervenors Response to Motion to Limit Scope of the Proceeding, filed April 24, 2008.

26 See Bassham Add’l Supp. Direct at 4.  An Aquila regulatory plan is a potential topic for a future case, but it is not an element of the Applicants’ current request. Id.

a.	The Anonymous Letters

The Presiding Officer held that any purported evidence related to the unsolicited and unsigned letters was “wholly irrelevant” to this proceeding and the determination with regard to if the transaction contemplated is not detrimental to the public interest.  Being hearsay, and perhaps being even beyond hearsay since no proponent of admitting the purported evidence of the out of court/hearing statements has identified the source of these statements, the statements themselves are incompetent, unsubstantial and cannot be used as the basis of any ruling by this Commission.   Moreover, as directed by this state’s Supreme Court, conclusions or further speculation about this hearsay does not qualify as competent and substantial evidence upon the whole record essential to the validity of a final decision, finding, rule of order of an administrative officer or body under § 22, Article V of the Missouri Constitution.27  “The rule against hearsay evidence is based on the propriety of the confrontation and the cross-examination of the witness having personal knowledge of the facts adduced, and his veracity alone.”28

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27 State ex rel. De Weese v. Morris, 221 S.W.2d 206, 209 (Mo. 1949); Lacey v. State Bd. of Registration for the Healing Arts, 131 S.W.3d 831, 842 (Mo. App. 2004);

28 De Weese, 221 S.W.2d at 209.

Sworn testimony from other witnesses will not cure the fundamental defect of this purported evidence.  Even the fact that the technical rules of evidence do not apply in administrative proceedings does not abrogate this fundamental rule of evidence.29  In fact, soliciting comment or speculation from other individuals regarding these hearsay statements invites double hearsay, speculation and additional statements that cannot be substantiated.  Indeed two of the anonymous letters already involve instances of double hearsay.  This merely magnifies the evidentiary incompetence of this entire line of investigation – especially when no such speculative inquiry is required.

The Applicants filed their initial merger request over one year ago on April 4, 2007.  The parties have had more than sufficient time, through discovery and other procedural devises, to develop and present actual competent evidence on the exact same subject matter as encompassed within the anonymous communications.  The Commission has heard testimony from multiple subject matter experts, presented by multiple parties, regarding the proposed transactions.  The parties in opposition to Applicant’s motion seem to have overlooked the fact that volumes of competent evidence were appropriately offered into the record addressing the very same subject matter of the anonymous letters, i.e., the Applicant’s financial ability to effectuate the proposed merger.  Indeed many of these witnesses were the same witnesses that Staff had listed to provide testimony about the anonymous letters.  Having sworn competent testimony in the record is certainly superior to any hearsay letters or testimony surrounding them.  Even if some minuscule piece of relevant evidence is buried in this incompetent evidence, given the facts that the same witnesses Staff seeks to examine with regard to the anonymous letters already provided competent evidence on the same subject matter, then any ferreting out of this information would merely be repetitive – another reason for denying the offer of proof.

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29 Id.  See also State Bd. of Registration for Healing Arts v. McDonagh, 123 S.W.3d 146, 154-156 (Mo. banc 2003).

The Commission has indeed faced this identical issue before.  In KCPL’s application for authority to issue certain debt securities, Case No. EF-2008-0214, Praxair, Inc., sought to have the Commission address an anonymous letter when making its decision.30  The Commission concluded that:  “Given that this case constitutes a contested case under § 536.010(4) RSMo 2000, the Commission declines to consider the letter in question.  An anonymous letter not supported by a sworn witness who is subjected to cross-examination constitutes mere hearsay and should not be considered by the Commission in reaching a decision in a contested case.”31  Moreover, the Commission has had its decisions overturned for ignoring this basic precept of law and it declines to err again at the bequest of any party in this matter.32

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30 See Application of Kansas City Power & Light Company for Authority to Issue Debt Securities, Order Approving Financing, Case No. EF-2008-0214, issued February 14, 2008.

31 Id.

32 The Western District Court of Appeals opined:

Cases are legion that hearsay evidence does not rise to the level of competent and substantial evidence within the ambit of Mo. Const. Art. V, § 18.  State ex rel. DeWeese v. Morris, 221 S.W.2d 206, 209 (Mo. 1949); Dickinson v. Lueckenhoff, 598 S.W.2d 560, 561-62 (Mo. App. 1980); Wilson v. Labor and Indus. Relations Comm'n, 573 S.W.2d 118, 120-21 (Mo. App. 1978); Bartholomew v. Bd. of Zoning Adjustment, 307 S.W.2d 730, 733 (Mo. App. 1957); State ex rel. Horn v. Randall, 275 S.W.2d 758, 763 (Mo. App. 1955); and Dittmeier v. Missouri Real Estate Comm'n, 237 S.W.2d 201, 206 (Mo. App. 1951).  Laclede and the Commission seek to avoid the fatal consequence of the evidentiary deficiency by the classic hue and cry of virtually limitless discretion possessed by the Commission, the admonition that courts should not substitute their judgment for that of the Commission, and the indulgence of deference for decisions of the Commission because of its expertise in the complicated and highly sophisticated matters it is legislatively ordained to resolve.  Judicial recognition thereof when and where appropriate, however, does not dictate blind acceptance of every order cut and every decision handed down by the Commission.  Indiscriminate approval of orders and decisions of the Commission, without subjecting them to the rigors of Mo. Const. Art. V, § 18, is an abdication of judicial responsibility.  Unbridled bureaucracy is the subtle destroyer of people's rights and Mo. Const. Art. V, § 18, is their response.  Having concluded that there was no "competent and substantial evidence" upon the whole record to support a finding by the Commission that 34 degrees Fahrenheit was a mean or average temperature "balance" or "changeover" point at which electric add-on heat pumps cease to be operational, the surcharge tariff sought by Laclede and approved by the Commission falls apart for want of a linch-pin. Perforce, the Circuit Court of Cole County was eminently justified when it invalidated the surcharge tariff on the ground heretofore discussed.

State ex rel. Marco Sales, Inc. v. Public Service Com'n, 685 S.W.2d 216, 220-221 (Mo. App. 1984).

Under the relevance standard, the anonymous letters and the testimony about those letters just summarized, are clearly irrelevant and were properly excluded.  This purported evidence tends neither to prove nor disprove any fact in issue and does not corroborate any other relevant evidence bearing on the principal issues before the Commission.  If the excluded evidence does not tend to prove or disprove a fact in issue or corroborate other relevant evidence which bears on the principal issue, then a Commission decision made in the absence of such evidence does not render the Commission’s decision arbitrary, capricious, unreasonable or an abuse of discretion.33

With regard to denying the offer of proof on this purported evidence, finding that this purported evidence is wholly irrelevant and repetitious to valid and competent testimony eliminates the requirement for an offer of proof.34  Further, it is not a due process violation to exclude an offer of proof when purported evidence that a party wishes to offer is wholly irrelevant, repetitious, privileged, or unduly long.35

Finally, Staff and the Industrials claim there is plenty of time to hear this wholly irrelevant evidence, or at least an offer of proof with regard to its purported relevancy.  This assertion ignores the fact that these proceedings have already dragged on for over a year and that there is a clock ticking between the Applicants with regard to when the proposed transaction will expire.  The Commission has literally thousands of pages in this record composed of pleadings and filings, prefiled testimony and hearing transcripts, and of relevant statutes and Commission Rules that it must review in order to reach a decision in this matter, consuming another two days on wholly irrelevant matters causes the Commission to conclude that two-days to hear irrelevant testimony on incompetent hearsay or hear an offer of proof would indeed be unduly long.

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33 Kendrick, 945 S.W.2d at 654-655.

34 See Section 536.070(7) and Commission Rule 4 CSR-240-2.130(3).

35 Roorda v. City of Arnold, 142 S.W.3d 786, 797 (Mo. App. 2004).

Consequently, while the Commission only addressed the “wholly irrelevant” status of this purported evidence at hearing, upon further examination, the Commission further finds that to the extent even a small kernel of relevant evidence could be buried in this irrelevancy, allowing the introduction of this evidence would also have been repetitive and caused undue delay.

b.	Great Plains and KCPL’s Code of Ethical Business Conduct and Their Gift and Gratuity Policy

As Great Plains and KCPL correctly point out, the Applicants’ code of ethical business conduct and their gift and gratuity policies, and Staff's inquiries regarding them have no bearing on whether Great Plains' acquisition of Aquila is not detrimental to the public interest.  Such questions, prompted only by the anonymous letters filed at the Commission that contain no specific accusations of misconduct or bribery against any person or entity, have brought Staff close to second-guessing management in its operation of these companies.  The Commission, of course, is not permitted "to dictate the manner in which the company shall conduct its business."36  As the Court of Appeals succinctly stated in State ex rel. Harline v. Public Service Commission of Mo: 37

The powers of regulation delegated to the Commission are comprehensive . . . .  Those powers do not, however, clothe the Commission with the general power of management incident to ownership.  The utility retains the lawful right to manage its own affairs and conduct its business as it may choose, as long as it performs its legal duty, complies with lawful regulation and does no harm to public welfare.38

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36 State ex rel. Kansas City Transit, Inc. v. PSC, 406 S.W.2d 5, 11 (Mo. 1966); State ex rel. PSC v. Bonacker, 906 S.W.2d 896, 899 (Mo. App. 1995).

37 State ex rel. Harline v. Public Service Commission of Mo., 343 S.W.2d 177, 181-182 (Mo. App. 1960).

38 Harline, 343 S.W.2d at 181 -182.  See also State ex rel. City of St. Joseph v. Public Service Commission, 325 Mo. 209, 30 S.W.2d 8 (Mo. banc 1930).  Also, see State of Missouri ex rel. Southwestern Bell Telephone Co. v. Public Service Commission of Missouri, 262 U.S. 276, 43 S.Ct. 544, 67 L.Ed. 981.

As noted, the source for the purported evidence upon the business ethics and gratuities inquiry is also the anonymous letters.  Not only is the source incompetent with regard to evidentiary quality, but it involves a wholly irrelevant matter over which the Commission lacks jurisdiction.39  Continuing such inquiry at the hearing would sidetrack the Commission from the questions that must be properly explored and the weighing of benefits and detriments relevant to whether the acquisition should be approved.  This evidence was appropriately excluded as being wholly irrelevant and no offer of proof is required or warranted.

c.	The Future “Additional Amortizations” Issue

While the future additional amortizations issue was raised by Great Plains and KCPL in their motion to limit the scope of the proceedings, it was also the subject of a separate motion from the Industrial Intervenors that was still pending before the Commission at the resumption of the evidentiary hearing in April 2008.  On December 5, 2007, the Industrials had filed a motion for partial summary judgment with regard to the Applicants now-discarded request to have the Commission consider a regulatory plan involving Additional Amortizations.  The Industrial's reasoning was that absent an agreement of the parties, such regulatory methodology is prohibited by Section 393.135.  This argument has been repeated over and over throughout this case in various contexts despite the fact that the Applicants removed their request for a regulatory plan that included Additional Amortizations from their merger application.  The Industrials, Public Counsel, and Staff have all attempted to use the Missouri Supreme Court ruling in AG Processing40 to bootstrap the argument that the Commission must rule on this issue now, even though there is no plan for Additional Amortizations before the Commission.

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39 Even in cases involving the prudence of a utility’s expenditures, there is a presumption that the utility’s costs are prudently incurred.  “In the context of a rate case, the parties challenging the conduct, decision, transaction, or expenditures of a utility have the initial burden of showing inefficiency or improvidence, thereby defeating the presumption of prudence accorded the utility.  The utility then has the burden of showing that the challenged items were indeed prudent.  Prudence is measured by the standard of reasonable care requiring due diligence, based on the circumstances that existed at the time the challenged item occurred, including what the utility’s management knew or should have known.  In making this analysis, the Commission is mindful that ‘[t]he company has a lawful right to manage its own affairs and conduct its business in any way it may choose, provided that in so doing it does not injuriously affect the public.” City of St. Joseph, 30 S.W.2d at 14.’” In the Matter of Missouri-American Water Company’s Tariff Sheets, Report and Order, Case No. WR-2000-281 (August 31, 2000).

40 State ex rel. AG Processing, Inc. v. Public Service Com'n of State, 120 S.W.3d 732, 735-736 (Mo. banc 2003).

Even assuming AG Processing applied, the argument fails.  Furthermore, this is not the same situation as AG Processing.  To break it down, the decision in AG Processing was a narrow holding, requiring the Commission to consider a known, quantified acquisition premium that was entered into evidence in a merger case.  The Commission had maintained that “considering recoupment of the $92,000,000 acquisition premium while considering approval of the merger amounts to prejudging a ratemaking factor outside a ratemaking case.”41  The court held:

The fact that the acquisition premium recoupment issue could be addressed in a subsequent ratemaking case did not relieve the PSC of the duty of deciding it as a relevant and critical issue when ruling on the proposed merger.  While PSC may be unable to speculate about future merger-related rate increases, it can determine whether the acquisition premium was reasonable, and it should have considered it as part of the cost analysis when evaluating whether the proposed merger would be detrimental to the public.  The PSC's refusal to consider this issue in conjunction with the other issues raised by the PSC staff may have substantially impacted the weight of the evidence evaluated to approve the merger.  The PSC erred when determining whether to approve the merger because it failed to consider and decide all the necessary and essential issues, primarily the issue of UtiliCorp's being allowed to recoup the acquisition premium.42

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41 Id.

42 Id.

The Supreme Court did not hold that the Commission in a pending case must consider every piece of speculative, non-existent evidence that might appear in a future case where such evidence, if it existed, might somehow be relevant.

Regardless, putting the AG Processing argument aside for a moment, Section 393.315, entitled “Charges based on nonoperational property of electrical corporation prohibited,” provides:

Any charge made or demanded by an electrical corporation for service, or in connection therewith, which is based on the costs of construction in progress upon any existing or new facility of the electrical corporation, or any other cost associated with owning, operating, maintaining, or financing any property before it is fully operational and used for service, is unjust and unreasonable, and is prohibited.

The Industrials, Public Counsel, and Staff argue that a regulatory plan allowing for Additional Amortizations would fall under the umbrella of this statute, and as such the Commission could not independently approve such a plan.  The parties further argue that the Commission does have the authority, however, to approve such a plan by means of approving a unanimous stipulation and agreement containing such a plan.

However, there is no stipulation and agreement submitted by the parties in this action.  How could the Commission possibly make a prospective determination about an unfilled stipulation and agreement and its unknown terms and conditions?  Especially when there is no guaranty that such a stipulation and agreement would even be filed; no guaranty the parties would agree to a unanimous stipulation and agreement; and no guaranty the company would even seek this relief.

Simply put, even if one accepted the AG Processing argument, which the Commission believes is incorrect, there is no way possible for this to be a live issue before the Commission.  No plan is filed.  Moreover, no stipulation and agreement is filed so there is nothing else for the Commission to review or consider at this time.  AG Processing does not require the Commission to rule on a nonexistent issue.  And, similar to the appellate courts in our state, the Commission does not decide hypothetical or nonexistent issues, and will not render an advisory opinion where there is no case in controversy.43

While the evidentiary ruling found this issue to be irrelevant, it did not find it to be wholly irrelevant and the Commission received an offer of proof on this evidence.44

d.	The Inquiry into KCPL’s Comprehensive Energy Plan

With regard to the extensive inquiry into to KCPL’s CEP,45  including the current reforecast of cost and schedule issues related to the Iatan Unit 1 and Unit 2 construction projects, Great Plains and KCPL argued that bringing this evidence into the record would be overly broad and requested that the scope of any offered evidence in this regard will be restricted to: (1) The inter-relationship between the Iatan projects and Great Plains’ acquisition of Aquila; (2) KCPL’s procurement function and asserted merger savings estimates; and (3) Credit agency debt rating information and debt ratings.

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43 See Warren v. Warren, 601 S.W.2d 683, 687 (Mo. App. 1980); Order Partially Dismissing Application for Failure to State a Claim, In the Matter of the Application of Middle Fork Water Company for an Order Initiating an Investigation to Ascertain the Value of the Company's Property Devoted to the Public Service, Case No. WO-2007-0266, 2007 WL 923935 (Mo. P.S.C.) Issued March 20, 2007, Effective March 30, 2007; Order Denying Motion to Open Case, In the Matter of the Necessity of Approval of Transiting Services Agreements Under Section 252 of the Telecommunications Act of 1996 and Related Issues, Case No. TO-2005-0407 (Jun. 7, 2005).  See also State ex rel. County of Jackson v. Missouri Pub. Serv. Comm'n, 985 S.W.2d 400, 403 (Mo. App. 1999) (declining to review issues raised by respondent "in terms of all future cases" since that was "effectively a request for an advisory opinion on hypothetical questions"); State ex rel. Missouri Cable Television Ass'n v. Missouri Pub. Serv. Comm'n, 917 S.W.2d 650, 652 (Mo. App. 1996) (dismissing appeal because there was no live controversy, but "[o]nly a hypothetical question for which appellant seeks an advisory opinion.")

44 Transcript, pp. 2946-3027.

45 As previously noted, the CEP is set forth in the Stipulation and Agreement approved by the Commission in Case No. EO-2005-0329.

It should be noted that the basis for Staff’s request of an expansive inquiry into the CEP was based upon the anonymous hearsay letters.  Also, Staff only referenced the Iatan projects in relation to the CEP in its response to the motion.  This issue became expansive only when it was filed in the issues list – a list not adopted by the Commission, and a list the parties agreed was non-binding.

Great Plains and KCPL simply requested that the scope of this evidence be restricted to that which was relevant.  They offered to provide all testimony with relation to these construction programs, in relation to procurement and synergies, and in relation to the company’s credit-worthiness.  In fact, the Commission heard from numerous subject matter experts on these issues and heard virtually two days worth of testimony on the issue of the company’s credit-worthiness and the company’s ability to manage its construction programs – indeed, from the very same witnesses Staff intended to present on these issues.46  The expansion of the scope of this testimony would not only bring irrelevant evidence into the record, but would be repetitive to the evidence already adduced.

E.	Court of Appeals – Petition for a Writ of Mandamus and Writ of Prohibition

On May 1, the Industrial Intervenors filed a petition for a writ of mandamus and a writ of prohibition with the Court of Appeals alleging that the Presiding Officer’s evidentiary ruling to limit the scope of these proceedings was “arbitrary” and “an abuse of discretion exercised with manifest injustice.”47  The Court of Appeals took up the writ application expeditiously pursuant to the Industrial Intervenors’ request for expedited treatment.48  The Court of Appeals denied the petition summarily without requiring any response from the Commission.49

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46 It should be noted that the evidentiary ruling did not release any of the witnesses that Great Plains and KCPL requested to be released so that those witnesses could still be examined on the relevant issues.

47 State of Missouri ex rel. Praxair Inc., Sedalia Industrial Energy Users’ Association and Ag Processing, Inc. a Cooperative v. Public Service Commission of the State of Missouri, a State Agency, and Its Members Jeff Davis, Connie Murray, Robert Clayton, II, Terry Jarrett, and Kevin Gunn, in Their Official Capacity, Suggestions in Support of Petition for Writ of Mandamus and Writ of Prohibition, Case No. WD69611, filed May 1, 2008, denied May 2, 2008.

48 Id. at Docket Entry May 2, 2008.

49 Id.

F.	Missouri Supreme Court – Petition for a Writ of Mandamus and Writ of Prohibition

On May 7, the Industrial Intervenors filed a petition for a writ of mandamus and a writ of prohibition with the Missouri Supreme Court raising the same allegations that were made in their writ application with the Court of Appeals; i.e., that the Presiding Officer’s evidentiary ruling to limit the scope of these proceedings was “arbitrary” and “an abuse of discretion exercised with manifest injustice.”50  That same day the Court directed the Commission to file Suggestions in Opposition to the writ application no later than May 16.  Suggestions were filed by both the Commission and Great Plains.  On June 24, the Court issued its decision denying the Writ Petition without opinion.51

G.	Petition to Reopen the Record

On May 30, the Industrial Intervenors filed a petition to reopen the record for the taking of additional evidence.  The Industrial Intervenors specifically claimed that a crane accident occurring at the Iatan 2 construction site could have jeopardized KCPL’s ability to manage its current construction projects while at the same time consummate the planned merger.  The Commission reopened the record and received additional testimony and arguments on June 11, regarding the effect of the crane accident on the credit-worthiness of the Applicants.52

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50 State of Missouri ex rel. Praxair Inc., Sedalia Industrial Energy Users’ Association and Ag Processing, Inc. a Cooperative v. Public Service Commission of the State of Missouri, a State Agency, et al.  Supreme Court Case Number SC89289, filed May 7, 2008.

51 Id. at Docket Entry June 24, 2008.

52 Transcript, pp. 3142-3230.

The Commission heard testimony from Terry Bassham, KCPL’s Chief Financial Officer (“CFO”) and Great Plains’ Vice-President of Finance and CFO; Brent Davis, KCPL’s Project Manager at Iatan I; and Michael Cline, KCPL’s Treasurer and Risk Officer. The Commission allowed for oral argument in this singular issue in lieu of additional briefing.

H.	Case Submission

Pursuant to the procedural schedule adopted by the Commission, the evidentiary hearing resumed on April 21 through May 1 and finally concluded on June 11, at the Commission’s offices in Jefferson City, Missouri.  In total, the Commission admitted the testimony of 34 witnesses and received some 140 exhibits into evidence.

Post-hearing briefs and proposed findings of fact and conclusions of law were filed according to the post-hearing procedural schedule as revised.  The post-hearing briefs were filed on June 253 and oral arguments regarding the crane accident issue were heard at the close of the hearing on June 11.54  The case was deemed submitted for the Commission’s decision on that date.55

 ________________________

53 With the exception of Staff’s brief which was filed out-of-time with leave of the Commission.

54 The Commission admitted all late-filed exhibits on June 10, 2008, after allowing sufficient response time for objections to their late-filing or late-offering.  See EFIS Docket Number 474, Order Admitting Late-Filed and Late-Offered Exhibits.  That same order allowed the parties until June 13, 2008 to amend their post-hearing briefs in relation to those exhibits, in the event that the parties had failed to rely on any of the exhibits when their briefs were originally filed.

55 “The record of a case shall stand submitted for consideration by the commission after the recording of all evidence or, if applicable, after the filing of briefs or the presentation of oral argument.”  Commission Rule 4 CSR 240-2.150(1).

II.  Findings of Fact

The Missouri Public Service Commission, having considered all of the competent and substantial evidence upon the whole record, makes the following findings of fact.  In making its findings of fact, the Commission is mindful that it is required, pursuant to Section 386.420.2, after a hearing, to "make a report in writing in respect thereto, which shall state the conclusion of the commission, together with its decision, order or requirement in the premises."  Because Section 386.420 does not explain what constitutes adequate findings of fact to support the agency’s decision, Missouri courts have turned to Section 536.090, which applies to "every decision and order in a contested case," to fill in the gaps of Section 386.420.56 Section 536.090 provides, in pertinent part:

Every decision and order in a contested case shall be in writing, and . . . the decision . . . shall include or be accompanied by findings of fact and conclusions of law.  The findings of fact shall be stated separately from the conclusions of law and shall include a concise statement of the findings on which the agency bases its order.

Missouri courts have not adopted a bright-line standard for determining the adequacy of findings of fact.57 Nonetheless, the following formulation is often cited:

The most reasonable and practical standard is to require that the findings of fact be sufficiently definite and certain or specific under the circumstances of the particular case to enable the court to review the decision intelligently and ascertain if the facts afford a reasonable basis for the order without resorting to the evidence.58

Findings of fact are inadequate when they "leave the reviewing court to speculate as to what part of the evidence the [Commission] believed and found to be true and what part it rejected."59 Findings of fact are also inadequate that "provide no insight into how controlling issues were resolved" or that are "completely conclusory."60

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56 St. ex rel. Laclede Gas Co. v. Pub. Serv. Comm'n, 103 S.W.3d 813, 816 (Mo. App. 2003); St. ex rel. Noranda Aluminum, Inc. v. Pub. Serv. Comm'n, 24 S.W.3d 243, 245 (Mo. App. 2000).

57 Glasnapp v. State Banking Bd., 545 S.W.2d 382, 387 (Mo. App. 1976).

58 Id. (quoting 2 Am.Jur.2d Administrative Law § 455, at 268).

59 State ex rel. Int'l. Telecharge, Inc. v. Mo. Pub. Serv. Comm'n, 806 S.W.2d 680, 684 (Mo. App. 1991) (quoting St. ex rel. Am. Tel. & Tel. Co. v. Pub. Serv. Comm'n, 701 S.W.2d 745, 754 (Mo. App. 1985)).

60 State ex rel. Monsanto Co. v. Pub. Serv. Comm'n, 716 S.W.2d 791, 795 (Mo. banc 1986) (relying on St. ex rel. Rice v. Pub. Serv. Comm'n, 359 Mo. 109, 220 S.W.2d 61 (1949)).

When making findings of fact based upon witness testimony, the Commission will assign the appropriate weight to the testimony of each witness based upon that witness’s qualifications, expertise, and credibility with regard to the attested to subject matter.  Not only does the qualification of a witness as an expert rest within the fact-finder's discretion,61 but witness credibility is solely a matter for the fact-finder “which is free to believe none, part, or all of the testimony.”62  An administrative agency as fact-finder also receives deference when choosing between conflicting evidence.63

Appellate courts also must defer to the expertise of an administrative agency when reaching decisions based on technical and scientific data.64  And an agency has reasonable latitude concerning what methods and procedures to adopt in carrying out its statutory obligations.65  Consequently, it is the agency that decides what methods of expert analysis are acceptable, proper, and credible while satisfying its fact-finding mission to ensure the evidentiary record, as a whole, is replete with competent and substantial evidence to support its decisions.66

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61 State ex rel. Missouri Gas Energy v. Pub. Serv. Comm'n, 186 S.W.3d 376, 382 (Mo. App. 2005); Emerson Elec. Co. v. Crawford & Co., 963 S.W.2d 268, 271 (Mo. App. 1997). In determining whether a witness is an expert under Section 490.065.1, the fact-finder looks to whether he or she possesses a “peculiar knowledge, wisdom or skill regarding the subject of inquiry, acquired by study, investigation, observation, practice, or experience.” Id. In State Board of Registration for Healing Arts v. McDonagh, 123 S.W.3d 146, 154-55 (Mo. banc 2003), the Missouri Supreme Court ruled that the standards set out in section 490.065 apply to the admission of expert testimony in contested case administrative proceedings.

62 In re C.W., 211 S.W.3d 93, 99 (Mo banc 2007); State v. Johnson, 207 S.W.3d 24, 44 (Mo banc 2006); Herbert v. Harl, 757 S.W.2d 585, 587 (Mo. banc 1988); Missouri Gas Energy, 186 S.W.3d at 382; Commerce Bank, N.A. v. Blasdel, 141 S.W.3d 434, 456-57 n. 19 (Mo. App. 2004); Centerre Bank of Branson v. Campbell, 744 S.W.2d 490, 498 (Mo. App. 1988); Paramount Sales Co., Inc. v. Stark, 690 S.W.2d 500, 501 (Mo. App. 1985); Keller v. Friendly Ford, Inc., 782 S.W.2d 170, 173 (Mo. App. 1990).

63 Klokkenga v. Carolan, 200 S.W.3d 144, 152 (Mo. App. 2006); Farm Properties Holdings, L.L.C. v. Lower Grassy Creek Cemetery, Inc., 208 S.W.3d 922, 924 (Mo. App. 2006); In the Interest of A.H., 9 S.W.3d 56, 59 (Mo. App. 2000); State ex rel. Associated Natural Gas Co. v. Public Service Com’n of the State of Mo., 37 S.W.3d 287(Mo. App. 2000); State ex rel. Midwest Gas Users’ Ass’n. v. Public Service Com’n of the State of Mo., 976 S.W.2d 485(Mo. App. 1998); State ex rel. Conner v. Public Service Com’n, 703 S.W.2d 577 (Mo. App. 1986).

64 Citizens for Rural Preservation, Inc. v. Robinett, 648 S.W.2d 117, 128 (Mo. App. 1982), citing to Smithkline Corp. v. FDA, 587 F.2d 1107, 1118 (D.C.Cir.1978); Cayman Turtle Farm, Ltd. v. Andrus, 478 F.Supp. 125, 131 (D.C.Cir.1979).

65 Id.  citing to Natural Resources Defense Council, Inc. v. Nuclear Regulatory Comm'n, 539 F.2d 824, 838 (2d Cir.1976), vacated for mootness, 434 U.S. 1030, 98 S.Ct. 759, 54 L.Ed.2d 777 (1978).

66 Id.

Additionally, the Commission is entitled to interpret any of its own orders in prior cases as they may relate to the present matter.67  When interpreting its own orders, and ascribing a proper meaning to them, the Commission is not acting judicially, but rather as a fact-finding agency.68  Consequently, factual determinations made with regard to the Commission‘s prior orders receive the same deference shown in relation to all of the Commission’s findings of fact.  Indeed, even where there are mixed questions of law and fact, a reviewing court views the evidence in the light most favorable to the Commission's decision.69

A.	Findings of Fact Regarding the Parties

1.      Great Plains Energy Incorporated (“Great Plains” or “GPE”), located at 1201 Walnut, Kansas City, Missouri, is a Missouri corporation and the holding company for Kansas City Power & Light Company, and for Strategic Energy, L.L.C., a competitive electricity supplier located in Pittsburgh, Pennsylvania.70  Great Plains was established on October 1, 2001, and its stock is traded on the New York Stock Exchange (“NYSE”) as “GXP.”71 Great Plains is a public utility holding company regulated under the Public Utility Holding Company Act of 2005, which was enacted as part of the Energy Policy Act of 2005.72  As a holding company, Great Plains does not provide electric service to retail customers.73

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67 State ex rel. Beaufort Transfer Co. v. Public Service Commission of Missouri, 610 S.W.2d 96, 100 (Mo. App. 1980). State ex rel. Missouri Pacific Freight Transport Co. v. Public Service Commission, 312 S.W.2d 363, 368 (Mo. App. 1958); State ex rel. Orscheln Bros. Truck Lines v. Public Service Commission, 110 S.W.2d 364, 366 (1937).

68 Id.

69 State ex rel. Coffman v. Pub. Serv. Comm'n, 121 S.W.3d 534, 541-542 (Mo. App. 2003). See also State ex rel. Inter-City Beverage Co., v. Mo. Pub. Serv. Comm'n, 972 S.W.2d 397, 401 (Mo. App. 1998).

70 Joint Application of Great Plains Energy Incorporated, Kansas City Power and Light Company and Aquila, Inc., filed April 4, 2007, pp. 1-2, paragraph 1.

71 Id.

72 Id.

73 Id.

2.     Kansas City Power & Light Company (“KCPL”), located at 1201 Walnut, Kansas City, Missouri, is a corporation duly organized and existing under the laws of the State of Missouri.74  KCPL is engaged in the generation, transmission, distribution, and sale of electric energy.75  KCPL distributes and sells electric service to the public in its certificated areas in Missouri and Kansas.76  KCPL serves approximately 500,000 customers.77  Its service territory is comprised of 11,710 distribution primary circuit miles over 4,600 square miles.78

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74 Joint Application of Great Plains Energy Incorporated, Kansas City Power and Light Company and Aquila, Inc., filed April 4, 2007, p. 2, paragraph 2.

75 Id.

76 Id.

77 GPE/KCPL Exh. 16, Herdegen Direct, p. 2.

William P. Herdegen, III is employed by KCPL as Vice President of Customer Operations. He is responsible for the engineering, design, construction, maintenance, and operation of KCPL’s distribution system, as well as the call center and revenue management.  His role includes the recent assignment as lead of the delivery transition teams, responsible for the integration of Aquila with Great Plains.  He graduated from the University of Illinois, Champaign-Urbana in 1976 with a Bachelor of Science degree in Electrical Engineering, and in 1981, he received M.B.A. from The University of Chicago. He was first employed at KCPL in 2001. He has nearly 30 years of experience in the electric utility industry. Prior to joining KCPL, he served as chief operating officer for Laramore, Douglass and Popham, a consulting firm providing engineering services to the electric utility industry. Additionally, he was vice president of Utility Practice at System Development Integration, an IT consulting firm focused on development and implementation of technology systems.  He began his utility career at Commonwealth Edison and over a course of more than 20 years held various positions, including field engineer, district manager, business unit supply manager, operations manager and vice president - Engineering, Construction & Maintenance.  He has previously testified before both the Missouri Public Service Commission and the Kansas Corporation Commission.

78 Id.

3.      Aquila, Inc. (“Aquila”) is a Delaware corporation, with its principal office and place of business at 20 West Ninth Street, Kansas City, Missouri.79  Aquila was established in 1985, and its stock is traded on the NYSE as “ILA”.80  Aquila is authorized to conduct business in Missouri through its Aquila Networks-MPS and Aquila Networks-L&P operating divisions and, as such, is engaged in providing electric and steam utility service in Missouri to the public in its certificated areas.81  Aquila also has regulated energy operations in Colorado, Iowa, Nebraska and Kansas.82

4.      Aquila and KCPL are co-owners, with certain other parties, of the coal-fired Iatan 1 generating plant (“Iatan 1”) located at the Iatan Generating Station in Platte County, Missouri.83  Aquila and KCPL are also co-owners, with certain other parties, of the coal-fired Iatan 2 generating plant (“Iatan 2”), which is now under construction at the Iatan Generating Station.84

5.      Black Hills Corporation (“Black Hills”) is a South Dakota corporation, with its principle office and place of business located at 625 Ninth Street, Rapid City, South Dakota, which owns both regulated and non-regulated businesses.85  Its regulated gas and electric utility subsidiaries are Black Hills Power, Inc., an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana, and Cheyenne Light, Fuel & Power Co., an electric and gas distribution utility serving the Cheyenne, Wyoming area.86  The wholesale energy business unit of Black Hills is Black Hills Energy, Inc., which generates electricity, markets energy, and produces natural gas, oil and coal.87  In addition to its electric and gas utility service businesses and wholesale energy production and marketing business, Black Hills Services Company, Inc., a wholly-owned subsidiary of Black Hills, provides centralized services to the Black Hills system.88

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79 Joint Application of Great Plains Energy Incorporated, Kansas City Power and Light Company and Aquila, Inc., filed April 4, 2007, pp. 2-3, paragraph 3.

80 Id.

81 Id.

82 Id.

83 Id. at  paragraph 4.

84 Id.

85 Application to Intervene of Black Hills, pp. 1-2, filed April 27, 2007.

86 Id.

87 Id.

88 Id.

6.      Missouri Joint Municipal Electric Utility Commission (“MJMEUC”) is a political subdivision of the State of Missouri, organized and existing as a joint municipal utility commission pursuant to Section 393.700, et seq.89  The MJMEUC is not an “association,” but rather a political subdivision of the State of Missouri pursuant to Section 393.720.90  Fifty-eight Missouri municipalities currently are parties to the joint contract establishing the MJMEUC.91  MJMEUC is a wholesale energy and transmission customer of KCPL, both directly and on behalf of its contracting municipalities.92  The MJMEUC and some of its contracting municipalities also receive transmission service from Aquila, Inc.93  The MJMEUC also has a partial ownership interest in the Iatan 2 generating facility.94

7.      Ag Processing, Inc. (“AGP”) is an agricultural cooperative and is a large manufacturer and processor of soybean meal, soy-related food products, and other grain products throughout the central and upper Midwest, including the State of Missouri.95  AGP is the largest cooperative soybean processing company in the world, the third-largest supplier of refined vegetable oil in the United States, and the third-largest commercial feed manufacturer in North America.96  AGP operates a major processing facility in St. Joseph, Missouri, where it is a major industrial electrical and steam customer of Aquila in the L&P service territory.97

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89 Application to Intervene of MJMEUC, p. 1, paragraphs 1, filed April 27, 2007.

90 Id. at p. 2, paragraph 3.

91 Id. at p. 1, paragraph 1.

92 Id. at p. 2, paragraph 4.

93 Id.

94 Id. at p. 2, paragraph 3.

95 Application to Intervene of AGP, p. 1, paragraphs 1, filed April 11, 2007.

96  Id.

97 Id. at p. 2, paragraph 2.

8.      Sedalia Industrial Energy Users’ Association (“SIEUA”) is an unincorporated voluntary association consisting of large commercial and industrial users of natural gas and electricity in the city of Sedalia, Missouri and in the surrounding area.98  SIEUA was formed for the purpose of economical representation of its members’ interests through intervention and other activities in regulatory and other appropriate proceedings, and in combination its members are major consumers of Aquila’s electric service.99

9.      Praxair, Inc. (“Praxair”) is a large industrial electric customer of KCPL, operates a major air liquefaction and constituent gas separation facility in Kansas City, Missouri, and is the successor in interest to the Linde Division of Union Carbide Corporation.100

10.    Dogwood Energy, L.L.C. (“Dogwood”) is a limited liability company organized and existing under the laws of the State of Delaware and authorized to conduct business in the State of Missouri.101  Dogwood owns a 600 MW combined cycle generating facility located within Aquila's MPS service territory and is a potential provider of capacity and energy to Aquila.102

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98 Application to Intervene of SIEUA, p. 1, paragraph 1, filed April 11, 2007.  Current members of SIEUA are as follows: Pittsburgh Corning Corporation; Waterloo Industries; Hayes-Lemmerz International; EnerSys Inc.; Alcan Cable Co.; Gardner Denver Corporation; American Compressed Steel Corporation; and ThyssenKrupp Stahl Company.  Id. at p. 2, paragraph 2.

99 Id. at p. 1, paragraph 1, p. 3-4, paragraph 6.

100 Application to Intervene of Praxair, Inc., p. 1, paragraph 2, p. 2, paragraph 5, filed April 11, 2007.

101 Application to Intervene of Dogwood, p. 1, paragraph 1, filed April 27, 2007.

102 Id. at p. 2, paragraph 4.

11.    The International Brotherhood of Electrical Workers, Local Unions Nos. 412, 695, 814, 1613, and 1464 (“IBEW” or “Locals”) are voluntary organizations doing business and representing employees in the State of Missouri.103  The Locals are also labor organizations as defined in the National Labor Relations Act, as amended, 29 U.S.C. § 152, et seq.104  Locals 412, 1464, and 1613 have separate collective bargaining agreements with Kansas City Power & Light Company and represent certain employees of KCPL.105  Locals 695 and 814 represent employees employed by Aquila, Inc., d/b/a Aquila Networks-WPK.106

12.    Frank Dillon, Kimberly Miller, James E. Doll, Randy Cooper, Gary Crabtree, Eric Thompson, and Allen Bockelman (collectively, the “South Harper Residents”) are individuals each of whom has pending civil court claims against Aquila alleging loss in property values related to the construction and operation of Aquila’s South Harper Project facilities.107

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103 Application to Intervene of IBEW, Locals 412, 1464 and 1613, p. 1, paragraph 1, p. 2, paragraph 6, filed April 24, 2007; Application to Intervene of IBEW, Locals 695, and 814, p. 1, paragraph 1, p. 2, paragraph 6, filed April 30, 2007.

104 Id.

105 Application to Intervene of IBEW, Locals 412, 1464 and 1613, p. 1, paragraph 1, p. 2, paragraph 6.

106 Application to Intervene of IBEW, Locals 695 and 814, p. 1, paragraph 1, p. 2, paragraph 6.

107 Application to Intervene of South Harper Residents, p. 1, paragraph 1, p. 2, paragraph 2, filed April 30, 2007.  Frank Dillon, Kimberly Miller, James E. Doll, Randy Cooper, Gary Crabtree, and Eric Thompson each reside on property adjacent to or in very close proximity to an electrical peaking facility (commonly known as the “South Harper Facility” or the “South Harper Power Plant”). Allen Bockelman resides on property adjacent to a related electric substation (commonly known as the “Peculiar Substation”). Id.

13.    Cass County is a First Class County of the State of Missouri under the county classification provisions of Chapter 48, RSMo 2000, and is a political subdivision of the state with powers, duties and obligations as provided by law.108  Aquila operates an electrical power production facility and an associated electric transmission substation located on tracts of property in unincorporated Cass County, Missouri, frequently referred to as the South Harper Facility and Peculiar Substation.109

14.    The City of Kansas City, Missouri (“Kansas City”) is a municipality of the State of Missouri and is a large consumer of energy supplied by Aquila and KCPL.110

15.    The City of St. Joseph, Missouri (“St. Joseph”) is a municipality of the State of Missouri located in Buchanan County and is a large consumer of energy supplied by Aquila.111

16.    The City of Independence, Missouri (“Independence”) owns and operates a municipal electric utility serving more than 55,000 customers, and acquires much of the power and energy needed to meet its customers' demand through direct physical interconnections with both KCPL and Aquila.112  These arrangements include purchases of a portion of the capacity and energy from Montrose, a large, base load, coal-fired unit owned by KCPL.113  The City is also a retail customer of KCPL, with KCPL providing retail electric service to the City's water treatment plant.114  KCPL also provides electric service to one large retail customer located within the City (the Lake City Army Ammunitions Plant), and KCPL has a franchise from the City allowing and governing KCPL's service to this customer.115

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108 Application to Intervene of Cass County, p. 1, paragraph 1, filed April 27, 2007.

109 Id. at p. 2, paragraph 4.

110 Application to Intervene of Kansas City, p. 1, paragraph 1, p. 2, paragraph 4, filed April 18, 2007.

111 Application to Intervene of St. Joseph, p. 1, paragraph 1, p. 2, paragraph 2, filed April 27, 2007.

112 Application to Intervene of Independence, p. 1, paragraph 1, p. 2, paragraphs 2 and 3, filed April 30, 2007.

113 Id. at p. 2 paragraph 4.

114 Id.

115 Id.

17.    The City of Lee’s Summit (“Lee’s Summit”) is a constitutional charter city pursuant to Chapter 82 of RSMo and Article VI, Section 19 of the Missouri Constitution and is a political subdivision and municipal corporation of the State of Missouri.116  Aquila supplies electricity to Lee’s Summit and to residential, commercial and industrial customers located within the corporate limits of Lee’s Summit.117

18.    The United States Department of Energy (“DOE”), National Nuclear Security Administration (“NNSA”), and all other affected Federal Executive Agencies (“FEA”) intervened late is this proceeding.118  DOE/NNSA is a large industrial electric customer of KCPL consuming approximately 156,000 MWhs of electric power annually at an annual cost of approximately $5.9 million.119  NNSA is a separately organized agency of the DOE created by the National Nuclear Security Administration Act, National Defense Authorization Act for Fiscal Year 2000, Pub. L. 106-65, div. C, title XXXII, Sec. 3211, et seq., Oct. 5, 1999, 113 Stat. 957, codified in Title 50 U.S.C., Section 2401, et seq. and other various titles.120  DOE/NNSA is authorized by a grant of Delegation of Authority from the General Services Administration pursuant to Section 201(a)(4) of the Federal Property and Administrative Services Act of 1948, as amended (49 U.S.C. 481(a)(4)) to represent customer interests of affected executive agencies of the federal government.121  FEA represents all federal executive agencies located in KCPL’s and Aquila’s service territories that purchase electricity from KCPL and Aquila.122

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116 Application to Intervene of Lee’s Summit, p. 1, paragraph 1, filed April 30, 2007.  Robert Handley, City Attorney for Lee’s Summit filed the City’s application to intervene; however, no attorney entered an appearance for the City during either prehearing conference or during the evidentiary hearing.  The City did not participate in this matter beyond their application to intervene.  The City adduced no evidence, and did not file any briefs stating a position on any issue in this case.  Consequently, the City of Lee’s Summit is subject to dismissal pursuant to 4 CSR 240-2.116.

117 Id. at, p. 2, paragraph 4.

118 Petition for Leave to Appear Pro Hac Vice of Paul N. Jones and Lewis O. Campbell and Application for Late Intervention of United States Department of Energy, National Nuclear Security Administration and Federal Executive Agencies, filed July 13, 2007.

119 Id. at p. 3, paragraph 10.

120 Id. at p. 2, paragraph 7.

121 Id. at p. 3, paragraph 12.

122 Id. at p. 3, paragraph 11.  Attorney’s Paul N. Jones and Lewis O. Campbell were granted leave to appear pro hac vice, for the United States Department of Energy, National Nuclear Security Administration, and the Federal Executive Agencies on July 27, 2007.  However, no attorney entered an appearance for DOE/NNSA/FEA at the two pre-hearing conferences held in this matter or at the evidentiary hearing.  These parties did not participate in this matter once intervention was granted.  They adduced no evidence, and did not file any briefs stating a position on any issue in this case.  Consequently, DOE/NNSA is subject to dismissal pursuant to 4 CSR 240-2.116.

19.    The Office of the Public Counsel (“Public Counsel”) “may represent and protect the interests of the public in any proceeding before or appeal from the public service commission.”123 Public Counsel “shall have discretion to represent or refrain from representing the public in any proceeding.”124

20.    The General Counsel of the Missouri Public Service Commission “represent[s] and appear[s] for the commission in all actions and proceedings involving any question under this or any other law, or under or in reference to any act, order, decision or proceeding of the commission . . .”125  In this matter the General Counsel represents the position of the Staff of the Missouri Public Service Commission (“Staff”).

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123 Section 386.710(2); Commission Rules 4 CSR 240-2.010(16) and 2.040(2).

124 Section 386.710(3); Commission Rules 4 CSR 240-2.010(16) and 2.040(2). Public Counsel “shall consider in exercising his discretion the importance and the extent of the public interest involved and whether that interest would be adequately represented without the action of his office. If the public counsel determines that there are conflicting public interests involved in a particular matter, he may choose to represent one such interest based upon the considerations of this section, to represent no interest in that matter, or to represent one interest and certify to the director of the department of economic development that there is a significant public interest which he cannot represent without creating a conflict of interest and which will not be protected by any party to the proceeding.” Id.

125 Section 386.071; Commission Rules 4 CSR 240-2.010(8) and 2.040(1).  Additionally, the General Counsel “if directed to do so by the commission, to intervene, if possible, in any action or proceeding in which any such question is involved; to commence and prosecute in the name of the state all actions and proceedings, authorized by law and directed or authorized by the commission, and to expedite in every way possible, to final determination all such actions and proceedings; to advise the commission and each commissioner, when so requested, in regard to all matters in connection with the powers and duties of the commission and the members thereof, and generally to perform all duties and services as attorney and counsel to the commission which the commission may reasonably require of him.” Id.

B.	Findings of Fact Regarding Witness Demeanor, Credibility and Testimony

21.    The following witnesses prefiled testimony with the Commission pursuant to Commission Rules;126 i.e. Direct, Supplemental Direct, Additional Supplemental Direct; Rebuttal, Surrebuttal and/or Cross-Surrebuttal:127

Terry Bassham (GPE/KCPL), Kevin E. Bryant (GPE/KCPL), Wallace P. Buran (GPE/KCPL), Lora Cheatum (GPE/KCPL), Michael W. Cline (GPE/KCPL), F. Dana Crawford (GPE/KCPL), William H. Downey (GPE/KCPL), Chris Giles (GPE/KCPL), William P. Herdegen (GPE/KCPL), William J. Kemp (GPE/KCPL), John Marshall(GPE/KCPL), Tim M. Rush (GPE/KCPL), Richard A. Spring (GPE/KCPL), Robert F. Steinke (GPE/KCPL), Charles H. Tickles (GPE/KCPL), Paul Van Dyne (GPE/KCPL), Lori A. Wright (GPE/KCPL), Robert T. Zabors (GPE/KCPL), R. Thomas Fleener (Aquila), Wayne A. Cauthen (KCMO), Robert J. Hix (KCMO), Russell W. Trippensee (Public Counsel), James R. Dittmer (Public Counsel), Robert E. Schallenberg (Staff), Paul N. Mahlberg (Independence), Mark J. Volpe (Independence), Robert Janssen (Dogwood Energy), John E. Grotzinger (MJMEUC) and Maurice Brubaker (AgProcessing/Praxair/SIEUA).

22.    The following witnesses provided live testimony and were subject to cross-examination by the parties and the Commission:128

Terry Bassham (GPE/KCPL), Kevin E. Bryant (GPE/KCPL), Wallace P. Buran (GPE/KCPL), Wayne A. Cauthen (KCMO), Lora Cheatum (GPE/KCPL), Michael Chesser (GPE/KCPL), Michael W. Cline (GPE/KCPL), F. Dana Crawford (GPE/KCPL), Brent Davis (GPE/KCPL), James R. Dittmer (Public Counsel), William H. Downey (GPE/KCPL), Stephen Easley (GPE/KCPL), Jon Empson (Aquila), R. Thomas Fleener (Aquila), Terry Foster (GPE/KCPL), Chris Giles (GPE/KCPL), Richard Green (Aquila), William P. Herdegen (GPE/KCPL), Robert J. Hix (KCMO), William J. Kemp (GPE/KCPL), John Marshall (GPE/KCPL), James Rose (Aquila), Tim M. Rush (GPE/KCPL), Robert E. Schallenberg (Staff), Max Sherman (Aquila), Robert F. Steinke (GPE/KCPL), Charles H. Tickles (GPE/KCPL), Russell W. Trippensee (Public Counsel), Paul Van Dyne (GPE/KCPL), Lori A. Wright (GPE/KCPL), and Robert T. Zabors (GPE/KCPL).129

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126 See Commission Rules 4 CSR 240-2.110, 2.130, and 2.135.

127 GPE/KCPL Exhs. 1-39; Staff Exh. 100; OPC Exhs. 200-201; Industrial Intervenors’ Exh. 300; KCMO Exhs. 400-401; Dogwood Energy Exh. 700; MJMEUC Exh. 800; and Independence Exhs. 1300 and 1305.

128 See Transcript Volumes 1-26.

129 Michael Chesser is the Chief Executive Officer and Chairman of the Board for Great Plains Energy.  Brent Davis is the Iatan 1 Project Director for GPE/KCPL.  Stephen Easley is the Vice-President of Supply for KCPL.  Jon Empson is the Senior Vice-President of Regulated Operations for Aquila.  Terry Foster is the Director of project controls for KCPL.  Richard Green is the Chief Executive Officer for Aquila.  None of these six witnesses prefiled testimony with the Commission and they were called to be witnesses by the Commission’s Staff.

23.    The following witnesses filed prefiled testimony and at the agreement of the parties, cross-examination was waived.  These witnesses did not appear before the Commission and provided no live testimony:130

Richard A. Spring (GPE/KCPL), Paul N. Mahlberg (Independence), Mark J. Volpe (Independence), Robert Janssen (Dogwood Energy), John E. Grotzinger (Missouri Joint Municipal Electric Utility Commission - MJMEUC) and Maurice Brubaker (AgProcessing/Praxair/SIEUA).

24.    The following witnesses did not prefile any testimony and did not provide any live testimony before the Commission because they were either released directly by the Commission when it made its evidentiary ruling limiting the scope of these proceedings on April 24, or excused by the parties’ decisions:131

Steve Jones (GPE/KCPL), John Grimwade (GPE/KCPL), Scott Heidtbrink (Aquila), Daryl Uffelman (Aquila) and Lynn Fountain (Aquila).

25.    Stanley J. Harris, a witness for Kansas City, prefiled testimony, but on April 8, 2008, Kansas City withdrew him as a witness and withdrew his prefiled testimony from the case.132  Mr. Harris was not offered as a witness at the hearing and his prefiled testimony was not offered for admission into evidence.

26.    The South Harper Residents (i.e., Frank Dillon, Kimberly Miller, James E. Doll, Randy Cooper, Gary Crabtree, and Eric Thompson) did not prefile testimony or provide live testimony.133  The South Harper Residents offered no evidence into the record and the Commission makes no credibility findings regarding these individuals.

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130 See Transcript, p. 1577, lines 4-24; p. 1598, lines 11-19; pp. 1598-1602; p. 2031, lines 15-23;

131 See Transcript, pp. 2073-2118; p. 2402, lines 10-22.

132 EFIS Docket Number 290, Correspondence to Judge Dale Withdrawing the Pre-filed Written Testimony of Mr. Stan Harris, filed April 8, 2008.

133 See EFIS docket entries for EM-2007-0374.

27.    Witness R. Thomas Fleener (Aquila) provided testimony on how Aquila reached its decision to transfer its assets.134

28.    Wayne A. Cauthen (KCMO) and Robert J. Hix (KCMO) provided testimony on the issues concerning municipal franchise agreements between the companies and Kansas City, a potential requirement for the companies to submit a quality of service plan, a potential requirement for the companies to submit an earnings sharing plan, and future rate cases.135

29.    Paul N. Mahlberg (Independence), Mark J. Volpe (Independence), Robert Janssen (Dogwood Energy), and John E. Grotzinger (MJMEUC) provided rebuttal or surrebuttal testimony on the issues surrounding transmission and RTO/ISO criteria.136

30.    Witnesses Cauthen, Hix, Mahlberg, Volpe, Janssen and Grotzinger did not oppose the Applicants’ merger proposal, but instead offered testimony advocating that certain conditions be placed upon the merger.137

31.    While on the witness stand, the parties and the Commission waived cross-examination of Russell W. Trippensee (Public Counsel) with regard to his prefiled testimony.138  Mr. Trippensee did offer live testimony in association with an offer of proof taken on May 1 with regard to the subject matter of regulatory plans involving “Additional Amortizations.”139

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134 GPE/KCPL Exh. 14.

135 KCMO Exhs. 400 and 401.

136 Independence Exhs. 1300 and 1305; Dogwood Energy Exh. 700; and MJMEUC Exh. 800.

137 See Footnotes 135 and 136, supra, and Transcript, pp. 2132-2200.

138 Transcript Volume 21, pp. 2885-2888 (Trippensee).

139 Transcript Volume 23, pp. 2961-2980.

32.    Terry Bassham (GPE/KCPL), Kevin E. Bryant (GPE/KCPL), Wallace P. Buran (GPE/KCPL), Lora Cheatum (GPE/KCPL), Michael W. Cline (GPE/KCPL), F. Dana Crawford (GPE/KCPL), William H. Downey (GPE/KCPL), Chris Giles (GPE/KCPL), William P. Herdegen (GPE/KCPL), William J. Kemp (GPE/KCPL), John Marshall (GPE/KCPL), Tim M. Rush (GPE/KCPL), Richard A. Spring (GPE/KCPL), Robert F. Steinke (GPE/KCPL), Charles H. Tickles (GPE/KCPL), Paul Van Dyne (GPE/KCPL), Lori A. Wright (GPE/KCPL), and Robert T. Zabors (GPE/KCPL), all provided extensive prefiled testimony in this matter addressing the merger proposal, purported merger synergies, transaction cost recovery, service quality, the proposed waiver of the Commission’s affiliate transactions rule, transmission and RTO/ISO criteria, municipal franchise agreements between the companies and Kansas City, future rate cases, and the companies’ credit-worthiness.140

33.    The Applicants’ witnesses provided extensive documentary support with regard to their respective positions on the subject matter of their testimony, via various schedules.141

34.    Four of Great Plains and KCPL’s witnesses, Robert T. Zabors, Wallace P. Buran, William J. Kemp and Robert Steinke were hired as independent consultants versed in the areas of synergy potential/identification and opportunity valuation to provide an additional level of support for the synergy projections and merger value.142

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140 GPE/KCPL Exhs. 1-13 and 15-39.

141  Id. See Schedules included with testimony.

142 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

35.    Great Plains and KCPL filed an additional pleading and prefiled testimony after the revision of their merger proposal to clarify the issues that were present for Commission decision.143

36.    Witnesses Terry Bassham (GPE/KCPL), Michael W. Cline (GPE/KCPL), and Chris Giles (GPE/KCPL) filed Additional Supplemental Direct Testimony following the revision of the merger proposal.144

37.    With the exception of making minor corrections to their prefiled testimony when taking the witness stand, no other Great Plains and KCPL witness updated, revised, or amended his or her prefiled testimony following the revision of the merger proposal.145

38.    While on the witness stand, Great Plains and KCPL’s witnesses and Aquila’s witnesses were composed, confident, sincere, and unwavering in their testimony.

39.    While on the witness stand, Great Plains and KCPL’s witnesses and Aquila’s witnesses were articulate and their live hearing testimony was consistent with their prefiled testimony.

40.    The testimony provided by Great Plains and KCPL’s witnesses and Aquila witnesses was substantial and credible.

41.    Issues that were removed from the case as a result of the revised merger proposal included:146

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143 See the Commission’s Docket Sheet EFIS Numbers 234, 235, 236, and 237; i.e.  Motion for Leave to File Additional Supplemental Direct Testimony and Notice of Withdrawal of Certain Regulatory Plan Requests, Additional Supplemental Direct Testimony of Terry Bassham, Additional Supplemental Direct Testimony and Schedule of Chris B. Giles and Additional Supplemental Direct Testimony and Schedules of Michael W  Cline, all filed February 25, 2008 by Great Plains and KCPL.

144 Id.  GPE/KCPL Exhs. 37, 38, and 39.

145 See EFIS Docket entries for EM-2007-0374.

146 EFIS Docket Number 386, Identification of Evidence that is No Longer Relevant to the Joint Application, filed by Great Plains and KCPL on May 9, 2008, pursuant to the Commission’s order, EFIS Docket Number 313, Order Directing Identification of Irrelevant Evidence, effective April 18, 2008.  EFIS Docket Number 234, Motion for Leave to File Additional Supplemental Direct Testimony and Notice of Withdrawal of Certain Regulatory Plan Requests, filed February 25, 2008 by Great Plains and KCPL.

1)  Aquila Interest Expense: Joint Applicants do not seek to recover in any future general ratemaking proceeding any interest expense in excess of equivalent investment-grade debt that is currently held by Aquila.

2)   Merger Savings: Joint Applicants do not request a specific merger savings sharing mechanism, but rather will rely upon the traditional regulatory ratemaking process so that any merger savings will be passed through to Aquila and KCPL customers in future rate cases.

3)  Regulatory Amortizations: Joint Applicants do not request authority in this proceeding for Aquila to use regulatory “Additional Amortizations” to maintain the investment-grade credit rating that Aquila anticipates receiving upon approval of its acquisition by Great Plains Energy.

4)  Aquila Senior Executive Severance Costs: Joint Applicants will not request recovery in a future rate case of $16.7 million in severance expense related to departing Aquila senior executives. When combining this adjustment with the re-classification of $13.6 million in non-executive severance expense as Transition Costs, the total amount of Transaction Costs that Joint Applicants will seek to recover has been reduced from $95.2 million to $64.9 million, of which $47.2 million is Missouri jurisdictional.

42.    The Commission finds that the issues removed from the merger plan, as listed in Finding of Fact Number 41 no longer require a decision by the Commission in this matter and that any testimony regarding these issues is irrelevant.147

43.    Although all of the parties were given the opportunity, none chose to file responsive testimony to the Additional Supplemental Direct Testimony filed by Great Plains and KCPL.148

44.    Rebuttal witnesses Maurice Brubaker (AgProcessing/Praxair/SIEUA), James R. Dittmer (Public Counsel), Russell W. Trippensee (Public Counsel) and Robert E. Schallenberg (Staff) did not update their prefiled testimony after the Applicants revised their merger proposal prior to the evidentiary hearing.  None of these witnesses filed responsive testimony to the Additional Supplemental Direct Testimony filed by Great Plains and KCPL.149

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147 The issue involving Regulatory Amortizations was ruled to be irrelevant on April 24 when the Commission ruled on Great Plains and KCPL’s motion to limit the scope of these proceedings.  See Transcript Volume 15, pp. 2073-2118.

148 See EFIS docket entries for EM-2007-0374.

149 See EFIS Docket Sheet reflecting no updated prefiled testimony for these witnesses.  Staff Exh. 100; OPC Exhs. 200-201; Industrial Intervenors’ Exh. 300; Transcript, p. 1652, lines 7-25, p. 1653, lines 1-5, p. 1905, lines 12-20 (Brubaker), pp. 1724-1727 (Dittmer), p. 1823, lines 14-17 (Schallenberg); Transcript, pp. 2885-2888 (Trippensee).

45.    The Industrial Intervenors, Public Counsel and Staff specifically requested that the Commission eliminate, from the proposed procedural schedule, the deadlines for filing responsive testimony to the Additional Supplemental Direct Testimony filed by Great Plains and KCPL.150  Their unopposed request was granted.151

46.    Russell W. Trippensee (Public Counsel), provided rebuttal testimony regarding the  Applicants’ original request for the Commission to consider a regulatory plan involving the use of “Additional Amortizations.”152  While the Commission received this testimony into the record to evaluate if it had any probative value as to the company’s credit-worthiness, the original merger proposal was changed after the filing of Mr. Trippensee’s testimony and  the Applicants no longer seek consideration of any regulatory plan involving “Additional Amortizations.”153

47.    Witness Russell W. Trippensee (Public Counsel) did not update, revise, or amend his prefiled testimony after  the Applicants revised their merger proposal, and did not update his prefiled testimony with live testimony after  the merger plan was revised.154

48.    Witness Russell W. Trippensee provided no documentary support for the positions advocated in his testimony.155

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150 See Response of Staff Public Counsel, Praxair, AGP and SIEUA to Procedural Schedule Proposed by Joint Applicants, filed on March 4, 2008.

151  See Second Order Adopting Procedural Schedule, Effective March 11, 2008.

152 OPC Exh. 201.

153 See Finding of Fact Numbers 35, 36 and 41 and their associated footnotes.

154 OPC Exh. 201; Transcript, pp. 2885-2888 (Trippensee).

155 Id.

49.    While on the witness stand, Witness Trippensee was composed, confident, sincere, and unwavering.  He was articulate and his live hearing testimony was consistent with his prefiled testimony.  His testimony was credible, but because the primary focus of his testimony related to issues not part of the revised merger proposal, it was not substantial.

50.    James R. Dittmer (Public Counsel), provided rebuttal testimony on purported merger synergies, transaction cost recovery and the issues surrounding the companies’ credit-worthiness.156

51.    Witness James R. Dittmer (Public Counsel) did not update, revise, or amend his prefiled testimony after the merger proposal was revised.157

52.    Mr. Dittmer did not perform an analysis on Missouri Jurisdictional figures associated with the proposed transaction.158

53.    Witness Dittmer provided limited documentary support for the positions advocated in his testimony.159

54.    Mr. Dittmer did not analyze the Applicants’ calculated synergies in detail, did not perform a “bottom-up” calculation of potential savings, was not sure what synergies are achievable, believes that it is possible the company could achieve 132 million dollars in savings, and he expects there will be significant synergy savings achieved by the proposed merger.160

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156 OPC Exh. 200.

157 Id.; Transcript, pp. 1724-1727.

158 Transcript, pp. 1712-1713.

159 OPC Exh. 200, Schedules JRD 1-3.

160 Transcript, pp. 1720-1723.

55.    Throughout Witness Dittmer’s live testimony regarding synergy savings he made reference to agreeing with the Applicants’ math with regard to their synergy calculations, but qualified his answers by stating, and/or implying, that the Commission could not have faith in the mathematical analysis.  However, Mr. Dittmer did not provide a complete qualitative or quantitative independent analysis to discredit the Applicants' math.  With regard to these statements, the Commission finds Mr. Dittmer’s testimony to have diminished credibility.161

56.    While on the stand, Witness Dittmer was composed, confident, and sincere.  He was articulate and his live hearing testimony was consistent with his prefiled testimony.  His testimony was credible with the exception of the credibility issues identified in Finding of Fact Number 55, and with the exception of other specific credibility findings made in other portions of this Order; however, because he did not perform a full synergy analysis, or an updated analysis, his testimony with regard to estimated synergies is not substantial.162

57.    Maurice Brubaker (AgProcessing/Praxair/SIEUA) provided rebuttal testimony on purported merger synergies.163

58.    Maurice Brubaker provides only a limited analysis regarding the issues of merger related synergies. As he stated in his testimony, “My testimony does not address the specifics of the synergies that the Applicants contend will be achieved.  My testimony utilizes the claimed synergies and in that context analyzes the proposed regulatory plan, its weaknesses, and the effect on customers.”164

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161 Transcript, pp. 1654-1781.

162 See also Finding of Fact Number 101 -- a given witness’s qualifications and overall credibility are not necessarily dispositive as to each and every portion of that witness’s testimony.

163 Industrial Intervenors’ Exh. 300.

164 Id., p. 4, lines 5-8.

59.    Maurice Brubaker focused his testimony primarily on evaluating the originally proposed synergies-sharing plan, a plan that was removed from the revised merger proposal.165

60.    Witnesses Maurice Brubaker (AgProcessing/Praxair/SIEUA) did not appear before the Commission and did not update, revise, or amend his prefiled testimony by virtue of live testimony after Great Plains and KCPL revised their merger proposal.166

61.    Witness Maurice Brubaker provided some documentary support for the positions advocated in his testimony; however, as noted above, the primary focus of his testimony was on subject matter no longer relevant to the merger proposal.167

62.    Witness Brubaker did not appear before the Commission and the Commission is unable to make demeanor and credibility findings regarding live testimony.  His prefiled testimony was credible; however, because he did not perform a full analysis on the subject matter for which he purported to be offering testimony, and because his testimony was primarily focused on subject matter no longer relevant to the merger proposal, the Commission finds his testimony to be insubstantial.

63.    Witness James Rose, called by Staff, is employed by Aquila as a senior manager in the risk assessment audit service department.168

64.    Witness Rose did not provide testimony utilizing his expertise as an auditor.  Mr. Rose provided testimony regarding his personal knowledge of what transpired at the joint owners meetings he attended regarding the Iatan construction projects.  He also offered his opinion as to whether the companies were accurately considering invoicing and cost controls for the Iatan projects at those meetings.169

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165 Industrial Intervenors’ Exh. 300.  See also Findings of Fact Number 35, 36 and 41 and their associated footnotes.

166 Id.; Transcript, p. 1652, lines 7-25, p. 1653, lines 1-5, p. 1905, lines 12-20.

167 Id..

168 Transcript, pp. 2805-2834.

169 Id.

65.    Witness Max Sherman, called by Staff, is employed by Aquila as Vice President of Strategic Initiatives.170

66.    Witness Sherman did not provide testimony utilizing his expertise, but rather provided testimony regarding his personal knowledge of what transpired at the joint owners meetings he attended regarding the Iatan construction projects in relation to whether the Iatan projects were under a challenge with regard to completion date and control budget.171

67.    While on the witness stand, witnesses Rose and Sherman were composed, confident, and sincere.  Their testimony was credible; however, the testimony did not involve their employment and expertise but rather was only testimony regarding their personal knowledge surrounding certain company meetings.172

68.    Rebuttal witnesses Maurice Brubaker (AgProcessing/Praxair/SIEUA), James R. Dittmer (Public Counsel), Russell W. Trippensee (Public Counsel), Robert E. Schallenberg (Staff) did not update any of the schedules, appendices or reports attached to and submitted with their prefiled testimony after the Applicants revised their merger proposal prior to the evidentiary hearing.173

69.    None of the witnesses providing opposition testimony to the approval of the merger, i.e., Schallenberg, Dittmer, Trippensee and Brubaker, provided a “bottom-up” analysis of the expected synergies that are calculated to result from the operational integration of KCPL and Aquila.174

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170 Transcript, Volume 21, pp. 2835-2884.

171 Id.

172 Transcript, Volume 21, pp. 2805-2884.

173 Staff Exh. 100; OPC Exhs. 200-201; Industrial Intervenors’ Exh. 300; Transcript p. 1652, lines 7-25, p. 1653, lines 1-5, p. 1905, lines 12-20 (Brubaker), pp. 1724-1727, lines 1-9 (Dittmer), p. 1823, lines 14-17 (Schallenberg); Transcript Volume 21, pp. 2885-2888 (Trippensee).

174 See Findings of Facts Numbers 46-62 and 68, supra.

70.    Mr. Schallenberg was the only witness proffered by Staff in this matter.175

71.    Witness Schallenberg (Staff) provided rebuttal testimony on purported merger synergies, transaction cost recovery, the proposed waiver of the Commission’s affiliate transactions rule, service quality, and the issues surrounding the companies’ credit-worthiness.176

72.    Witness Schallenberg (Staff) provided only a limited analysis regarding the issues of merger-related synergies because of the legal argument that the Applicants had not properly pled their request for relief pursuant to Section 393.190, and, consequently, Staff asserts that the Commission can not consider the evidence about synergy savings.177

73.    The Commission’s Staff did not “do a bottom-up audit of all the allegations of savings.”178

74.    Witness Schallenberg (Staff) did not update, revise, or amend his prefiled testimony after the Applicants revised their merger proposal.179

75.    All of the items of testimony that Mr. Schallenberg listed on the schedules to his testimony in this case were prepared while he was either a member of the auditing or accounting department or as the Division Director of the Utility Services Division.180

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175 See Transcripts, Volumes 1-26.

176 Staff Exh. 100.

177 Id., see in particular pp. 11-12 and 43-44; Transcript, pp. 1820-23 and pp. 1844-1949.

178 Id.

179 Staff Exh. 100; Transcript, p. 1823, lines 14-17 (Schallenberg).  See Findings of Fact 35, 36 and 41 and their associated footnotes.

180 Transcript, pp. 1782-1907, Schallenberg testimony.

76.    Mr. Schallenberg has not provided testimony in any merger case on quality service issues, with the exception of the Report he sponsored in this matter.181

77.    Mr. Schallenberg has not provided prefiled or live testimony in a merger case before the Commission for at least 15 years.182

78.    Mr. Schallenberg’s testimony consisted of four full pages and the start of a fifth page: page one is composed of his biography; page two is a description of his duties as a Regulatory Auditor V with the Commission; page three is the listing of topics upon which he offered testimony; and page four and five are where his testimony on the substantive issues of this case begins.183

79.    Other than the attached Staff Report, Mr. Schallenberg offers no other prefiled testimony on the substantive issues in this matter.184

80.    The Staff Report is not sworn and, it bears no author(s) identification.185

81.    Mr. Schallenberg claimed “ultimate” authorship of the Staff Report during his cross-examination.186

82.    Mr. Schallenberg acknowledged that Lisa Kramer, Utility Regulatory Manager, provided him with a draft of the section of the Report dealing with service quality issues, i.e., pages 68-76 of the Report.187

83.   Mr. Schallenberg acknowledged that Kim Bolin, Utility Regulatory Auditor V, wrote the initial draft of the part of the Report concerning the Kemp study.188

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181 Id.

182 Id.

183 Id.

184 Id.

185 Id.

186 Id.

187 Id.

188 Id.

84.    Mr. Schallenberg acknowledged that the portions of the Report addressing Missouri Revised Statutes and Missouri case law were either drafted by members of the General Counsel’s Office or were copied out of prior Commission orders.189

85.    Mr. Schallenberg acknowledged that the portions of the Report addressing state statues and case law, and the interpretations of those, were drafted either by Steve Dottheim, Chief Deputy Counsel, or Nathan Williams, Deputy Counsel, lawyers in the General Counsel’s Office.190

86.    Mr. Schallenberg stated that other than the sections of the Report on service quality and the Kemp study, that “I would have been the initial author on all of it (the Report).191

87.    Mr. Schallenberg acknowledged that with regard to the section of the Report concerning actual debt cost recovery, he had some of the schedules and numbers checked through financial analysis by Matt Barnes, Utility Regulatory Auditor II, and Ron Bible, Utility Regulatory Manager.192

88.    Lisa Kramer, Kim Bolin, Nathan Williams, Steven Dottheim, Matt Barnes and Ron Bible were not proffered as witnesses by Staff in this matter.

89.    Lisa Kramer, Kim Bolin, Nathan Williams, Steven Dottheim, Matt Barnes and Ron Bible did not prefile testimony, provide live testimony and were not subject to cross-examination by the parties or the Commission.

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189 Id.

190 Id.

191 Id.

192 Transcript, pp. 1782-1907.  The Commission notes that the occupational titles of the Staff personnel identified by Mr. Schallenberg in his testimony, and as listed in Findings of Fact Numbers 82-89 were obtained from the Commission’s employee roster.  Mr. Schallenberg did not state their titles during his testimony.

90.    Great Plains and KCPL lodged an objection to the admission of the Staff’s Report when it was offered into evidence stating:

We do object to the 80-page anonymous Staff report which does not contain a statement of who its authors are.  We believe it's a blend of opinions of experts in accounting economics, business management, law, customer service and other disciplines and professions.  We believe that it is an attempt to prevent other potential witnesses from Staff who would normally testify in merger cases from having their prefiled testimony presented to the Commission.  It contains numerous legal arguments.  For example, there are citations which I believe Mr. Schallenberg discussed briefly in one of my cross-examinations of not only Commission cases, Supreme Court cases, the first drafts of which were authored by attorneys here at the Commission.  These are not the types of materials or sources upon which an expert in at least auditing and accounting like Mr. Schallenberg would normally reasonably rely upon under Section 490.065.3.  We also think that it contains numerous examples of anonymous hearsay and other third-party arguments and opinions, and we believe it violates either specifically or at least in spirit the Commission's rules on prefiled testimony found in 4 Code of State Regulations 240-2.130.  Specifically, it's not under oath, its authors are not identified and some other technical requirements.193

91.    The Commission received the Staff’s Report into evidence, over objection, noting that the defects listed by Great Plains and KCPL would be taken into consideration regarding the weight and credibility assigned by the Commission to Mr. Schallenberg’s testimony and the attached Staff Report.194

92.    The Commission finds that the information contained in Staff’s Report, attached to Mr. Schallenberg’s testimony, is deserving of only limited weight and credibility related to the defects noted in Findings of Fact Numbers 70-91, supra.195

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193 Transcript, pp. 2279-2280.

194 Transcript, p. 2884.  The Commission notes that while it did not sustain the hearsay objection to Staff’s report, “[A]n expert who consults and merely summarizes the content of a hearsay source without applying his own expertise is merely a hearsay witness.” Graves v. Atchison-Holt Elec. Co-op., 886 S.W.2d 1, 7 (Mo. App. 1994).  Given Mr. Schallenberg’s admitted limits on his expertise, his summaries of other Staff members’ contributions to the Report have little credibility in this matter.

195 See Transcript, pp. 1782-1907 (cross-examination revealing the diminished credibility of Staff’s Report).

93.    While on the witness stand, witness Schallenberg was composed and confident in his testimony, and his live hearing testimony was consistent with his prefiled testimony.  Mr. Schallenberg’s testimony is only credible to the extent of his expertise, as described in Findings of Fact Numbers 99-101, infra, and given that he did not perform a full accounting or auditing analysis of the beginning or updated merger proposals, the Commission finds his testimony not to be substantial.

94.    Individual witness biographies are footnoted throughout this Report and Order at the time of the initial reference to each witness’s testimony.196

95.    Section 490.065 sets forth standard of admissibility of expert testimony in civil cases, including contested case administrative proceedings.197

96.    Section 490.065 states:

1.   In any civil action, if scientific, technical or other specialized knowledge will assist the trier of fact to understand the evidence or to determine a fact in issue, a witness qualified as an expert by knowledge, skill, experience, training, or education may testify thereto in the form of an opinion or otherwise.

2.   Testimony by such an expert witness in the form of an opinion or inference otherwise admissible is not objectionable because it embraces an ultimate issue to be decided by the trier of fact.

3.   The facts or data in a particular case upon which an expert bases an opinion or inference may be those perceived by or made known to him at or before the hearing and must be of a type reasonably relied upon by experts in the field in forming opinions or inferences upon the subject and must be otherwise reasonably reliable.

4.   If a reasonable foundation is laid, an expert may testify in terms of opinion or inference and give the reasons therefor without the use of hypothetical questions, unless the court believes the use of a hypothetical question will make the expert's opinion more understandable or of greater assistance to the jury due to the particular facts of the case.

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196 The Commission did not receive extensive biographies on witnesses Jon Empson, Richard C. Green, Michael Chesser, Brent Davis, Steven Easley, or Terry Foster.  These witnesses provided only live testimony before the Commission.

197 State Board of Registration for the Healing Arts v. McDonagh, 123 S.W.3d 146, 153 (Mo. banc 2003).

97.    The Commission finds that the following witnesses are subject matter experts for their individual fields of expertise as identified in their uncontroverted prefiled and live testimony:

Terry Bassham (GPE/KCPL), Kevin E. Bryant (GPE/KCPL), Wallace P. Buran (GPE/KCPL), Lora Cheatum (GPE/KCPL), Michael W. Cline (GPE/KCPL), F. Dana Crawford (GPE/KCPL), William H. Downey (GPE/KCPL), Chris Giles (GPE/KCPL), William P. Herdegen (GPE/KCPL), William J. Kemp (GPE/KCPL), John Marshall(GPE/KCPL), Tim M. Rush (GPE/KCPL), Richard A. Spring (GPE/KCPL), Robert F. Steinke (GPE/KCPL), Charles H. Tickles (GPE/KCPL), Paul Van Dyne (GPE/KCPL), Lori A. Wright (GPE/KCPL), Robert T. Zabors (GPE/KCPL), R. Thomas Fleener (Aquila), Wayne A. Cauthen (KCMO), Robert J. Hix (KCMO), Russell W. Trippensee (Public Counsel), James R. Dittmer (Public Counsel), Paul N. Mahlberg (Independence), Mark J. Volpe (Independence), Robert Janssen (Dogwood Energy), John E. Grotzinger (MJMEUC) and Maurice Brubaker (AgProcessing/Praxair/SIEUA).

98.    Witnesses James Rose and Max Sherman did not offer testimony based upon their areas of educational and employment expertise.  The Commission finds them to be fact witnesses only, and not subject matter expert witnesses.

99.    The Commission finds that witness Robert E. Schallenberg (Staff) is not a subject matter expert witness in the following specialty areas or occupations, as admitted in his uncontroverted live testimony:198  Engineer, Economist, Lawyer, Computer Specialist in Information Technology or Information Systems, Management Systems, Management Consulting, Human Resources, Investment Banking, Mergers and Acquisitions Specialist, Generating Plants, Transmission and Distribution Systems of Electrical Corporations Operating as Regulated Utilities, Consumer Services, or Management Services.199

100.  The Commission finds Mr. Schallenberg is an expert witness in relation to his auditing and accounting expertise.

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198 Transcript, pp. 1782-1907.

199 Id.

101.   Additionally, the Commission finds that regardless of the general credibility findings made in Findings of Facts Numbers 21 through 100, a given witness’s qualifications and overall credibility are not necessarily dispositive as to each and every portion of that witness’s testimony.  The Commission gives each item or portion of a witness’s testimony individual weight based upon the detail, depth, knowledge, expertise and credibility demonstrated with regard to that specific testimony.  Consequently, the Commission will make additional specific weight and credibility decisions throughout this order as to specific items of testimony.200

C.	Findings of Fact Regarding Aquila’s Decision to Transfer Its Assets

102.   Following Aquila’s September 2005 announcement of its sale of four utility operations and its need to effectively deploy those sale proceeds, the Aquila Board of Directors (“Aquila’s board”) determined that it would be appropriate to conduct a strategic review of Aquila’s remaining operations and consider alternatives to its stand-alone plan that could provide greater shareholder value.201

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200 As previously stated: witness credibility is solely a matter for the fact-finder, “which is free to believe none, part, or all of the testimony.  In re C.W., 211 S.W.3d 93, 99 (Mo banc 2007); State v. Johnson, 207 S.W.3d 24, 44 (Mo banc 2006); Herbert v. Harl, 757 S.W.2d 585, 587 (Mo. banc 1988); Missouri Gas Energy, 186 S.W.3d at 382; Commerce Bank, N.A. v. Blasdel, 141 S.W.3d 434, 456-57 n. 19 (Mo. App. 2004); Centerre Bank of Branson v. Campbell, 744 S.W.2d 490, 498 (Mo. App. 1988); Paramount Sales Co., Inc. v. Stark, 690 S.W.2d 500, 501 (Mo. App. 1985); Keller v. Friendly Ford, Inc., 782 S.W.2d 170, 173 (Mo. App. 1990).

201 GPE/KCPL Exh. 14, Fleener Direct, pp. 1-9.  See Generally Transcript, pp. 615-695.

R. Thomas Fleener is presently employed by Aquila, Inc. (“Aquila”) as Vice President of Corporate Development.  He has held this position with Aquila since mid-2004.  Prior to this he served as Vice President of Corporate Development for Aquila Merchant Services.  He began his employment with Aquila in July 2001. Prior to joining Aquila, he worked for Verizon Corporation where he was involved in corporate development, finance and accounting matters.  He has an MBA from the University of Texas at Austin and a Bachelor of Science degree in business from Trinity University.  At Aquila he is primarily responsible for leading corporate development, mergers and acquisitions, and other strategic initiatives for Aquila.  In this transaction, he was responsible for managing the execution of the strategy, and is currently involved in satisfying the conditions to close the transaction.

103.    Aquila began its strategic review process in the fall of 2005.  Aquila continued to refine its strategic plan and underlying financial models throughout 2006.202

104.    As part of this strategic review, Aquila compared its baseline stand-alone plan against other corporate business structure alternatives, such as a potential business combination or additional asset sales.203

105.    As a result of the strategic review, Aquila’s board determined that shareholder value would most likely be maximized through a sale of Aquila.204

106.    Aquila retained The Blackstone Group L.P. ("Blackstone") and Lehman Brothers Inc. ("Lehman Brothers") to advise Aquila on this transaction, and Evercore Group L.L.C. ("Evercore") to advise the independent members of Aquila’s board regarding this transaction.205

107.    Aquila has previously worked with Blackstone, Lehman Brothers and Evercore.  Most recently, Aquila worked with these financial advisors in connection with the sale of Aquila’s Michigan, Minnesota and Missouri gas operations and Kansas electric operations.  Evercore has acted as the financial advisor to Aquila’s independent directors since 2002, having provided advice to the independent directors on numerous aspects of Aquila’s strategic restructuring transactions (including its liability management plans, asset sales and now, the merger).206

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202 Id.  For example, Aquila updated its stand-alone analysis as part of its normal quarterly process during 2006 and again when Aquila concluded its annual budgeting process in the fall of 2006.  Id.

203 Id.

204 Id.

205 Id.

206 Id.

108.    In May 2006, Aquila’s financial advisors recommended, and Aquila’s board authorized, Aquila’s management to approach nine parties identified as potential buyers.207

109.    In determining which parties to contact, Aquila considered, among other things, the logical potential bidders (in terms of operational synergies, financial wherewithal, M&A capability, etc.) and the parties that expressed an interest previously in acquiring all or portions of Aquila.  The nine parties included seven strategic parties and two financial parties.208

110.    Seven (five strategic and two financial) of the nine contacted parties signed confidentiality agreements.  The two other contacted parties declined to participate in the process, citing (i) in one case, an unwillingness to participate in an auction process and a view that delivering a premium to the then-current share price of approximately $4.20 could be challenging, and (ii) in the other case, an interest only in a portion of Aquila’s regulated operations.209

111.    Of the seven parties that signed confidentiality agreements, six were provided with confidential marketing materials, including the Company’s financial projections.  The seventh party elected not to continue in the process.210

112.    Five parties submitted non-binding indicative bids in July 2006.  Each indication of interest was conditional upon further due diligence and the confirmation of certain assumptions made by the party submitting the indication of interest.211

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207 Id.

208 Id.

209 Id.

210 Id.

211 Id.

113.    Each of the five parties that submitted a non-binding indication of interest was invited to conduct detailed due diligence and to submit a definitive offer in the second round of the sale process.212

114.    In late August or early September of 2006, Aquila’s management made presentations about Aquila’s business operations to four of the five bidding entities participating in the second round of the process.  The fifth participant declined an invitation to receive the management presentation.213

115.    Of the five participants invited into the second round, only one bidder group (the Great Plains-Black Hills bidder consortium) submitted an offer in late November 2006.  It was non-binding and contingent on the Company entering into exclusive negotiations to finalize the commercial terms of definitive agreements.214

116.    On December 8, 2006, after receiving detailed presentations regarding the status of the sale process and terms of the bid received from Great Plains and Black Hills, Aquila’s board authorized Aquila to enter into exclusive negotiations with Great Plains and Black Hills in pursuit of a sale of Aquila.215

117.    No other parties contacted Aquila or its advisors regarding a potential business combination.216

118.    At no point during the process did Aquila or its advisors receive any credible, unsolicited expressions of interest (that is, legitimate proposals from companies with sufficient balance sheet capacity, utility experience or merger and acquisition experience), even though reports of a potential sale of Aquila existed in the marketplace.217

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212 Id.

213 Id.

214 Id.

215 Id.

216 Id.

217 Id.  For example, articles reported during the process include:

• July 2006: Power Finance and Risk reported Aquila had put itself up for sale;
• July 2006: Reuters reported on the Power Finance and Risk article, and the Reuters article was subsequently picked up by other sources, such as The Energy Daily and the Kansas City Star;
• July 2006: The Australian Financial Review reported that Aquila was for sale and that Australian companies were likely bidders;
• July 2006: The Kansas City Star reported on the market speculation surrounding Aquila having reportedly put itself up for sale;
• July 2006: The Deal listed Aquila in its “New on the Block” section, which tracks companies that have (or reportedly have) put themselves up for sale;
• July 2006: Corporate Finance Weekly reported Aquila had launched a sales process and hoped to “hook” a buyer in the $5.00 - $5.50 per share range; and
• November 2006: Financial Times reported Aquila was evaluating bids for a potential sale of the company.

Aquila did not confirm or deny these reports.  Aquila’s long-standing policy has been, and continues to be, not to comment on speculation regarding Aquila’s future.  For obvious reasons, Aquila maintained this policy during the sales process.  Id.

119.    As shown by Aquila’s Securities and Exchange Commission filings, Aquila’s board was closely involved in the events that occurred throughout the period leading to the merger announcement.  The process was discussed at every regularly scheduled Aquila board meeting, and between October 2006 and February 6, 2007, Aquila’s board held eight special meetings solely to discuss the sale.  Aquila’s board also received updates periodically from man agement throughout the process, particularly as significant events occurred (such as the withdrawal of a bidder or events that could affect Aquila’s stand-alone value).218

120.    Before unanimously approving the merger on February 6, 2007, Aquila’s board received from Blackstone and Lehman Brothers, and the independent members of Aquila's board received from Evercore, opinions that, considering the assumptions and other qualifications at that time, the financial consideration to be received by Aquila’s shareholders was fair.219

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218 Id.

219 Id.  At Aquila’s request, Blackstone, Lehman Brothers and Evercore prepared drafts of the information they will be required to provide for Aquila’s merger proxy statement with respect to their fairness opinions.  The materials prepared by Blackstone, Lehman Brothers and Evercore are attached as an exhibit to the Schedule 14A filed with the Securities and Exchange Commission by Aquila on March 7, 2007, which is available at:
 http://www.sec.gov/Archives/edgar/data/66960/000006696007000032/0000066960-07-000032-index.htm. Id.

D.	Findings of Fact Regarding the Structure of the Merger Transactions

121.    The merger application filed with the Commission outlines a series of three transactions:  (1) the Assets Purchase Agreement (“APA”) among Aquila, Inc., Black Hills, Great Plains, and Gregory; (2) the Partnership Interests Purchase Agreement (“Black Hills Purchase” or “PIPA”); and (3) the Agreement and Plan of Merger (“Gregory/Aquila Merger”).220

122.    Each transaction is conditioned upon the closing of the other transactions.221

123.    Each transaction is subject to regulatory approval, and the merger is subject to approval by the shareholders of Aquila and Great Plains.222

124.    Under the terms of the APA, Aquila will transfer to Black Hills the assets associated with Aquila’s natural gas operations in Nebraska, Kansas and Iowa.223

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220 Joint Application of Great Plains Energy Incorporated, Kansas City Power & Light Company and Aquila, Inc., pp. 4-11, paragraphs 6-24, filed April 4, 2007; Staff Exh. 100, Schallenburg Rebuttal, Staff Report of Staff’s Evaluation and Recommendations Regarding Great Plains Energy Incorporated’s Proposed Acquisition of Aquila, Inc., pp. 37-40, filed October 12, 2007.  GPE/KCPL Exh. 1, Bassham Direct, pp. 2-17.

Terry Bassham is employed by Great Plains as Executive Vice President, Finance & Strategic Development, and Chief Financial Officer, and employed by KCPL as Chief Financial Officer. His responsibilities include the oversight of Great Plains financial activities, as well as the oversight of KCPL’s finance and accounting departments.  He holds a Bachelor of Business Administration degree in Accounting from the University of Texas at Arlington and a Juris Doctor degree from St. Mary’s University School of Law in San Antonio, Texas. He has held his current positions at Great Plains and  KCPL since April of 2005. Prior to that time, he was employed by El Paso Electric for nine years in various positions including General Counsel, Chief Administrative Officer and Chief Financial Officer.  He has provided pre-filed testimony in KCPL’s 2006 rate cases before both the Missouri Public Service Commission (“Commission”) and the Kansas Corporation Commission (“KCC”) and has testified before the Federal Energy Regulatory Commission, the Public Utility Commission of Texas, the New Mexico Public Service Commission and various legislative committees of the Texas and New Mexico legislatures.

221 GPE/KCPL Exh. 1 Bassham Direct, pp. 2-17.

222 Id.

223 Id.

125.    The transactions contemplated by the APA are subject to a number of conditions, including:  (i) a waiver from, or the approval of, the Kansas Corporation Commission under the “standstill” obligations imposed on Aquila; (ii) the approval of the Kansas Corporation Commission, Iowa Utilities Board, and Nebraska Public Service Commission; (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) the readiness of Great Plains and Aquila to complete the merger; and (v) the absence of a materially adverse effect on the businesses being acquired by Black Hills, including the businesses being acquired by Black Hills under the PIPA.224

126.    Under the terms of the PIPA, Aquila will transfer to Black Hills the assets associated with Aquila’s natural gas and electric operations in Colorado.225

127.    The PIPA will be effectuated through the following series of transactions:  (i) Aquila will form two Delaware limited partnerships, called “Electric Opco” and “Gas Opco”; (ii) Aquila will be the general partner thereof; (iii) Aquila’s subsidiary, Aquila Colorado, L.L.C., will be a limited partner of “Electric Opco” and “Gas Opco”; (iv) immediately before closing, Aquila will transfer its Colorado electric assets to Electric Opco and its Colorado natural gas assets to Gas Opco; and (v) Aquila and Aquila Colorado, L.L.C., will then sell their partnership interests in Electric Opco and Gas Opco to Black Hills. 226

128.    The transactions contemplated by the PIPA are also subject to a number of conditions, including (i) a waiver from, or the approval of, the Kansas Corporation Commission under the “standstill” obligations imposed on Aquila; (ii) the approval of the Colorado Public Utilities Commission; (iii) the approval of the Federal Energy Regulatory Commission; (iv) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (v) the readiness of Great Plains and Aquila to complete the merger; and (vi) the absence of a materially adverse effect on the businesses being acquired by Black Hills, including the businesses being acquired by Black Hills under the APA.227

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224 Id.

225 Id.

226 Id.

227 Id.

129.    Following the closing of the APA and PIPA transactions, Black Hills will own and operate the natural gas assets of Aquila in Nebraska, Kansas, Iowa, and Colorado.  Black Hills will also own Aquila’s Colorado electric assets.228

130.    Black Hills will assume the liabilities directly associated with the assets it acquires through the PIPA.229

131.    Black Hills will also acquire the intellectual property associated with doing business under the Aquila name and upon consummation of the merger, if approved, Great Plains will rename Aquila, pending Commission approval.230

132.    Immediately following the consummation of the PIPA, Gregory will merge with Aquila, and Aquila will be the surviving entity.231

133.    The primary document controlling the Gregory/Aquila Merger is the Agreement and Plan of Merger dated February 6, 2007, which was executed by Aquila, Great Plains, Black Hills, and Gregory.232

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228 Id.

229 Id.

230 Id.

231 Id.

232 GPE/KCPL Exh. 1 Bassham Direct, pp. 2-17.

134.    Great Plains will purchase the outstanding shares of Aquila for consideration consisting of Great Plains stock and cash.233

135.    When asked why the merger was structured in this fashion, Witness Chris Giles, KCPL’s Vice President of Regulatory Affairs, replied:

There were four primary reasons. One, and I think this has been mentioned in prior testimony, is the outstanding liabilities, potential liabilities of Aquila. That was one reason.  Another one was the status of the RTO, which the Commission has just heard, but at this point Aquila is a participating member of MISO [Midwest Independent Transmission System Operator].  KCPL is SPP [Southwest Power Pool].  A third reason was the market power issues.  We did not believe we had market power issues if we were to consolidate the two companies, but to be on the safe side and get a rapid FERC approval, we thought it would be better to not.  And the fourth reason is purely from an administrative standpoint.  We would have had to transfer all the franchises and all the contracts and the financings, potentially getting consent agreements on a number of financings.  So from a time standpoint we didn't feel like it was a needed thing to do.234

136.    Great Plains intends to purchase each of the outstanding shares of Aquila stock for $1.80 cash plus 8.56% shares of Great Plains stock. 235  It is anticipated that Great Plains will pay approximately $1.6 billion for Aquila stock at that time.  This price is based upon a market price for Great Plains’ stock of $28.82.236

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233 Id.

234 Transcript, pp. 1486-1488 (Giles testimony).

Chris B. Giles is employed by KCPL as Vice President of Regulatory Affairs.  His responsibilities include all aspects of regulatory activities including cost of service, rate design, revenue requirements, and tariff administration.  He graduated from the University of Missouri at Kansas City in 1974 with a Bachelor of Arts degree in Economics and in 1981 with a Master of Business Administration degree with concentrations in accounting and quantitative analysis.  He was first employed at KCPL in 1975 as an Economic Research Analyst in the Rates and Regulation Department.  He held positions as supervisor and manager of various rate functions until 1988 when he was promoted to Director of Marketing.  In January 1993, he returned to the rate area as Director of Regulatory Affairs.  In March of 2005, he was promoted to Vice-President or Regulatory Affairs.  He has previously testified before both the Commission and the Kansas Corporation Commission on numerous issues regarding utility rates and regulation

235 GPE/KCPL Exh. 1, Bassham Direct, p. 8; Staff Exh. 100, Schallenburg Rebuttal, Staff Report of Staff’s Evaluation and Recommendations Regarding Great Plains Energy Incorporated’s Proposed Acquisition of Aquila, Inc., pp. 38-39, filed October 12, 2007.

Robert E. Schallenberg is the Director of the Utility Services Division of the Missouri Public Service Commission.  He graduated from the University of Missouri at Kansas City in 1976 with a Bachelor of Science Degree and major emphasis in Accounting.  In November 1976, he successfully completed the Uniform Certified Public Accountant (CPA) examination and subsequently received the CPA certificate. In 1989, he received his Missouri license as a CPA.  He began employment with the Commission as a Public Utility Accountant in 1976.  In May 1978, he accepted the position of Senior Regulatory Auditor with the Kansas State Corporation Commission, but returned to the Commission in October of that same year.  Prior to October 1997, he was an Audit Supervisor/Regulatory Auditor V and in October 1997, he began his current position.  As a Regulatory Auditor V for the Commission, he had several areas of responsibility including: (1) conducting timely and efficient examination of the accounts, books, records and reports of jurisdictional utilities; (2) aiding in the planning of audits and investigations, including staffing decisions, and in the development of Staff positions in cases to which the Accounting Department of the Commission was assigned; (3) serving as lead auditor, as assigned on a case-by-case basis; (4) assisting in the technical training of other auditors in the Accounting Department; (5) preparing and presenting testimony in proceedings before the Commission and the Federal Energy Regulatory Commission (FERC), and aiding the Commission’s Staff attorneys and the Washington, D.C. counsel in the preparation of pleadings and for hearings and arguments, as requested; and (6) reviewing and aiding in the development of audit findings and prepared testimony to be filed by other auditors in the Accounting Department.  He has presented testimony before the Commission on issues ranging from the prudence of building power plants to the appropriate method of calculating income taxes for ratemaking purposes.  He has also submitted testimony in proceedings before the FERC.

236 Staff Exh. 100 at p. 39.  In their Post-Hearing Brief, the Applicants represented, that based upon Great Plains’ closing New York Stock Exchange stock price on May 30, 2008 of $26.23, the merger represented a value of $4.05 per share of Aquila common stock.  See EFIS Docket Number 449, Post-Hearing Brief of Joint Applicants Great Plains Energy, Inc., Kansas City Power and Light Co. and Aquila, Inc., filed June 2, 2008, p. 6.

137.    Black Hills will pay Aquila approximately $940 million in cash on consideration for the Black Hills Purchase.  A portion of those proceeds will, with additional cash from Great Plains, fund the approximate $677 million cash element of the consideration received by Aquila’s shareholders under the terms of the Agreement and Plan of Merger.237

138.    The Gregory/Aquila merger has a total indicated value of approximately $1.7 billion. 238

139.    Great Plains will assume approximately $1 billion of Aquila net debt and other liabilities.239

140.    Great Plains, in its original merger proposal, estimated the total costs to achieve the merger to be approximately $181 million.240

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237 GPE/KCPL Exh. 1, Bassham Direct, p. 8, lines 21-23, p. 9, lines 1-2.

238 GPE/KCPL Exh. 1, Bassham Direct, p. 8.

239 Id.

240 Id. at 9.  This estimate was made prior to revising the merger plan that removing certain executive compensation costs and costs of debt.  EFIS Docket Number 386, Identification of Evidence that is No Longer Relevant to the Joint Application, filed by Great Plains and KCPL on May 9, 2008, pursuant to the Commission’s order, EFIS Docket Number 313, Order Directing Identification of Irrelevant Evidence, effective April 18, 2008.  EFIS Docket Number 234, Motion for Leave to File Additional Supplemental Direct Testimony and Notice of Withdrawal of Certain Regulatory Plan Requests, filed February 25, 2008 by Great Plains and KCPL.  See also Findings of Fact Numbers 41, 171 and 421.

141.    The Gregory/Aquila merger was subject to a number of conditions, including (i) approval by Aquila’s shareholders and the shareholders of Great Plains; (ii) approval by the Federal Energy Regulatory Commission, the KCC and this Commission; (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) the receipt of all regulatory approvals and completion of the Black Hills Purchase; and (v) the absence of a materially adverse effect on the Aquila businesses that remain after giving effect to the Black Hills Purchase.241

142.    Following the completion of the Black Hills Purchase, the Aquila corporate entity will consist of (i) Aquila’s current Missouri electric operations, i.e., Aquila Networks-MPS and Aquila Networks-L&P; (ii) Aquila’s St. Joseph Industrial Steam operations; and (iii) Aquila’s merchant services operations, which primarily consist of the 340 MW Crossroads power generating facility in Mississippi and certain residual natural gas contracts, that have been hedged to address price risk.242

143.    As a result of the merger, Aquila will become a direct, wholly-owned subsidiary of Great Plains, just as KCPL. 243

144.    KCPL and Aquila will be affiliated entities by virtue of Great Plain’s common ownership of both. 244

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241 GPE/KCPL Exh. 1, Bassham Direct, pp. 7-8.

242 Id. at 3.

243 Id. at 7-8.

244 Id.

145.    Although Aquila and KCPL will remain separate legal entities, many of the companies’ operational functions will be integrated and centralized after the merger closes.245  The Applicants have not filed a joint operators agreement, but they have offered to file one if the Commission so directs them.246

146.    Although employees will be transferred between KCPL and Aquila, and certain operations will be centralized, the integration of KCPL’s and Aquila’s operations will not involve the sale or transfer of utility assets between KCPL and Aquila.247

147.    Upon completion of the Gregory/Aquila Merger, Aquila’s current shareholders will own approximately 27% of Aquila’s outstanding common stock and Great Plains’ current shareholders will own the remaining 73%.248

148.    The merger will expand Great Plains’ electric utility service territory around the Kansas City metropolitan area by adding approximately 300,000 electric utility customers to the 500,000 customers Great Plains currently serves through KCPL. 249

149.    The newly merged company will serve a combined metropolitan customer base of over 625,000, an increase of almost 40% for KCPL today, and will add over 170,000 rural customers. 250

150.    Following the merger, Great Plains’ utility subsidiaries will have a generating capacity of approximately 5,800 megawatts.251

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245 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 1.  Since announcing the merger, Great Plains, Aquila, and KCPL have worked on the processes, procedures, and practical aspects of centralizing Aquila’s and KCPL’s operations.  The major objective has been to select the “best-in-class” operations of each utility for implementation across the board, in order to create synergy savings, and to maintain or improve customer service at both Aquila and KCPL.  Id. at 1-2.

246 Transcript pp. 1463-1465.

247 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 2.

248 GPE/KCPL Exh. 1, Bassham Direct, p. 9.

249 Id. at pp. 3-4.

250 GPE/KCPL Exh. 21, Marshall Supp. Direct, pp. 1-22.

251 GPE/KCPL Exh. 1, Bassham Direct, pp. 3-4.

151.    The KCPL and Aquila combined service territory will be comprised of 21,770 distribution primary circuit miles over approximately 18,000 square miles.252

152.    Aquila’s shareholders approved the three transactions on October 9, 2007.253

153.    The shareholders of Great Plains approved the three transactions on October 10, 2007.254

154.    The transactions did not require the approval of Black Hills’ shareholders.255

155.    The Federal Energy Regulatory Commission (“FERC”) approved the three transactions on October 19, 2007.256

156.    On August 27, 2007, the Federal Trade Commission announced that it granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.257

157.    The Iowa Utilities Board and the Nebraska Public Service Commission have approved the Black Hills Purchase.258

158.    After the Missouri hearings were adjourned in December, the transactions were also approved by both the Colorado Public Utilities Commission and the Kansas Corporation Commission.259

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252 GPE/KCPL Exh. 16, Herdegen Direct, p. 2-3.

253 See Finding of Fact Number 120; Transcript, p. 1394.

254 Transcript, p. 1383, 1394,1397-1398; A certified copy of the resolutions of the board of directors of Great Plains authorizing the merger and related transactions contemplated by the agreement and plan of mergers is marked as 7 and attached to the application. Id.

255 EFIS Docket Number 1, Application filed on April 4, 2007 – See all attached Exhibits; EFIS Docket Number 449, Post-Hearing Brief of Joint Applicants Great Plains Energy, Inc., Kansas City Power and Light Co. and Aquila, Inc., pp. 6-7, filed June 2, 2008.

256 Great Plains Energy Inc., et al., Order Authorizing Disposition and Acquisition of Jurisdictional Facilities and Granting Petition for Declaratory Order, 121 FERC ¶ 61,069 at P 50 (October 19, 2007).

257 Transcript, p. 1519;  EFIS Docket Number 449, Post-Hearing Brief of Joint Applicants Great Plains Energy, Inc., Kansas City Power and Light Co. and Aquila, Inc., pp. 6-7, filed June 2, 2008.

258 In re Aquila, Inc., Docket No. SPU-07-12 (Iowa Util. Bd., Aug. 31, 2007); In re Aquila, Inc., Application No. NG-0044 (Neb. P.S.C., Oct. 16, 2007).

259 See In re Application of Aquila, Inc., Docket No. 07A-108EG (Colo. P.U.C., Feb. 14, 2008); In re Joint Application of Great Plains Energy Inc., Kansas City Power & Light Co. and Aquila, Inc., Docket No. 07-KCPE-1064-ACQ (Kan. Corp. Comm’n, May 15, 2008).

159.    Only this Commission’s approval is needed for the merger to close.

160.    The Agreement and Plan of Merger contains certain termination rights for both Aquila and Great Plains, including the right to terminate the agreement if the merger has not closed within twelve months following the date of the agreement (subject to extension to up to 18 months for receipt of regulatory approvals required to consummate the merger and the Black Hills Purchase).260

161.    The final termination date for failure to close the merger is August 6, 2008.261

162.    Aquila and Great Plains also each have the right to terminate the Agreement and Plan of Merger in order to enter into a superior transaction after giving the other party six-business-day’s notice and an opportunity to revise the terms of the agreement.262

163.    If Aquila terminates the Agreement and Plan of Merger under specified circumstances, including a termination to enter into a superior transaction, then Aquila would pay to Great Plains a $45 million termination fee.  If Great Plains terminates the merger, then Great Plains would pay Aquila a $45 million termination fee and would pay Black Hills a termination fee equal to the lesser of $15 million or the actual transaction costs Black Hills had incurred at the time of termination.263

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260 GPE/KCPL Exh. 1, Bassham Direct, pp. 11-12.

261 See Exhibit 4 to the Application filed on April 4, 2007 (EFIS Docket Number 1), Agreement and Plan of Merger Among Aquila, Inc. Great Plains Energy Incorporated, Gregory Acquisition Corp. and Black Hills Corporation, dated February 6, 2007, Article IX Termination, pp. 67-71.

262 GPE/KCPL Exh. 1, Bassham Direct, pp. 11-12.

263 Id. at pp. 11-12.

E.	Findings of Fact Regarding Costs to Achieve and Merger Synergy Savings

1.	Costs to Achieve Synergies

164.    Synergy benefits will not be achieved without effort or cost.  The costs to achieve need to be considered in evaluating net transaction benefits.264

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264 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

William J. Kemp is  employed as a Managing Director in the Enterprise Management Solutions Division of Black & Veatch Corporation (B&V).  He leads B&V’s management consulting practice in Business Strategy and Planning including consulting services in the areas of strategic planning, business planning, M&A transaction support, financial due diligence, merger integration, financial analysis, financing strategies, load forecasting, demand-side management, resource planning, and litigation support.  Mr. Kemp earned a B.A. magna cum laude from Harvard University and a Master of Public Policy from the Goldman School of Public Policy at the University of California at Berkeley, with a focus on energy policy. Prior to joining Black & Veatch in 2003, he co-founded and served as a Managing Director of Economists.com, a management consultancy focusing on financial and technology issues in the power, gas, and water industries.  He was responsible for Economists.com’s strategic direction, sales and marketing leadership, alliance development, client relationship management, and direct services to clients.

His previous consulting experience was primarily with Deloitte Consulting.  From 1986 to 1999, he held positions of increasing responsibility in that firm’s management consulting practice in the energy industry, ultimately serving as one of three managing partners for the worldwide practice.  He was energy industry leader for the Asia-Pacific-Africa region, and before that the western U.S. region.  His experience includes advisory roles in the competitive restructuring of the power industry in a number of countries, including the United States, Australia, New Zealand, United Kingdom, Singapore, the Philippines, Turkey, and China.  He advised energy clients on numerous M&A transactions, served on Deloitte’s Global Steering Committee for its M&A practice across all industries, and led development of major portions of its M&A methodology.

Deloitte Consulting was involved in synergy estimation and transaction support for most of the utility mergers consummated in the U.S. in the 1990 to 2004 period.  His experience includes advice or analysis on the following publicly announced enterprise-level utility M&A transactions: PacifiCorp-Utah Power & Light, Puget Sound Power & Light-Washington Energy, Pacific Enterprises-Enova, Public Service Company of Colorado-Southwestern Public Service, Washington Water Power-Sierra Pacific Resources, AGL Resources-NUI, Exelon-PSEG Enterprises, PacifiCorp-Powercor, Texas Utilities-Eastern Energy, Australian Gas Light-Natural Gas Corp of New Zealand, Transalta New Zealand-Southpower, and Singapore Power-GPU PowerNet.

He has also reviewed synergy data on numerous other transactions, and has advised on many energy M&A transactions for specific assets, as well as many potential utility enterprise transactions that were not publicly announced.  He has also held positions as Wholesale Rate Engineer for Pacific Gas & Electric Company, Regulatory Cost Analyst for Southern California Edison Company, Research Specialist for Lawrence Berkeley Laboratory in the U.S. Department of Energy, and Regulatory Economist for the President’s Council on Environmental Quality, Office of the White House.

He has not testified previously before the Missouri Public Service Commission, but has testified as an expert witness or prepared expert witness testimony before federal and state regulatory agencies in the U.S., the U.S. International Trade Commission, and civil courts, and presented on energy policy issues to numerous governmental bodies outside the U.S.

Black & Veatch, an employee-owned company, is a leading global consulting, engineering, and construction company, focusing on the power and water industries. Founded in 1915 and headquartered in Overland Park, Kansas, Black & Veatch maintains more than 90 offices worldwide.  Black & Veatch was ranked in 2006 by the Engineering News Record as the number 1 company worldwide in generation engineering and Engineering/Procurement/Construction (“EPC”), and as the number 2 company in North America in engineering and EPC for electricity transmission and distribution.  Its consulting practice is very active in the areas of regulations and mergers/acquisitions.  Collectively, Black & Veatch’s team of industry experts has submitted testimony in well over 1,000 proceedings before the Federal Energy Regulatory Commission, state regulatory commissions and other regulatory bodies, licensing and sitting boards, U.S. state and local legislative bodies and investigative panels, and civil and bankruptcy courts.  Black & Veatch’s Business Strategy and Planning practice has advised on technical and economic issues at least 500 M&A transactions and greenfield projects in the electricity industry.

To assist with developing his testimony Mr. Kemp drew from his base of experience in performing synergy estimation and due diligence projects for other clients, and analyzed information from a number of sources that were relevant to the issues including:
• Selected Missouri and Kansas regulatory precedents on utility mergers;
• KCPL’s synergy estimates and supporting workpapers, both as originally filed and as updated;
• Data gathered through interviews with KCPL team leaders in the synergy estimation process;
• Base year (2006) costs for KCPL and Aquila;
• Announced and realized synergies in similar utility merger transactions since 1995; and
• Testimony on merger synergies in other approved utility mergers.

165.    “Costs to achieve” refers to those costs necessary to ensure the merger is completed, synergy savings are achieved and the merger process is effective.  Costs to achieve can be categorized into two types:  (i) costs to consummate the merger, also known as transaction costs, and (ii) transition-related costs attributable to integrating Aquila into Great Plains’ operations.265

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265 GPE/KCPL Exh. 29, Wright Direct, pp. 3-4; GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 2; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

Lori A. Wright earned a Bachelor of Business Administration degree in Accounting from the University of Iowa in 1985 and a Master of Business Administration degree from the University of Iowa in 1989.  She is a Certified Public Accountant and was originally employed at KCPL in 2001 as Assistant Controller and became Controller in 2002.  From 1990 to 2001 she held various accounting positions at Central and South West and American Electric Power (Central and South West was acquired by American Electric Power in 2000), and from 1986 to 1990, she held various accounting positions at Iowa Electric Light and Power Company. She has testified in prior proceedings at the Commission and the Kansas Corporation Commission.

Robert T. Zabors is a partner with Bridge Strategy Group LLC, a management consulting firm based in Chicago.  He leads the firm’s energy and utilities practice.  He graduated from Northwestern University in 1985, and received an MBA from the University of Chicago, with a concentration in Business Economics.  He has spent approximately 20 years in management consulting, primarily serving electric and gas utilities on a wide range of strategic and operational issues. Representative engagements include corporate and business unit strategy, acquisitions, process improvement, cost reduction, organizational redesign, regulatory strategy, alliances and joint ventures.  His specific experience with Great Plains includes supporting the development of the Great Plains strategic intent and the Comprehensive Energy Plan of KCPL.  While at Bridge Strategy Group, he has written articles for industry publications such as Public Utilities Fortnightly and Electric Perspectives.  Prior to Bridge Strategy Group, he had been a consultant with three consulting firms, Renaissance Worldwide, Booz Allen & Hamilton, and Planmetrics.

166.    The two components of the costs to achieve, transaction and transition costs, were originally estimated to be approximately $181 million.266   After the merger plan was revised, Transaction Costs to Achieve dropped to $64.9 million and Transition Costs to Achieve decreased to $58.9 million, the total now being $123.8 million.267

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266 GPE/KCPL Exh. 20, Marshall Direct, pp. 2-5; GPE/KCPL Exh. 30, Zabors Direct, pp. 13-19 and Schedule RTZ-2.

John R. Marshall is employed by Kansas City Power & Light Company (“KCPL”) as Senior Vice President, Delivery Division.  He oversees Customer Operations, Transmission Services, Information Technology and Energy Solutions.  He graduated from the University of Arkansas at Fayetteville in 1976 with a Bachelor of Science degree in Electrical Engineering.  Further education from 1990 through 1997 includes management development at Columbia University, The Aspen Institute, The Wharton School, and Harvard Business School Advanced Management Program.  He began employment at KCPL in May 2005. Prior to joining KCPL, he was a Senior Executive Resource for GFI Energy Ventures LLC; Chairman of InfraSource Services Inc.; Chairman of SPL World Group Inc.; and a Director of Power Measurement Holdings, Inc.  From 2001-2002,  He was Senior Vice President of Customer Service at the Tennessee Valley Authority, and from 1999-2001, he served as President of Duquesne Light Company, Pittsburgh, Pennsylvania.  Prior to joining Duquesne Light, he was Vice President of Entergy Corporation and served in various nuclear and fossil generation, transmission, distribution, customer service, information services, and retail operations positions from 1976 through 1999.  He has testified before the Missouri Public Service Commission, the Kansas Corporation Commission, and the Texas Public Utility Commission.

267 GPE/KCPL Exh. 37, Bassham Additional Supp. Direct, p. 5.  Transcript, pp. 1676-1677.  For changes in the merger plan see EFIS Docket Number 386, Identification of Evidence that is No Longer Relevant to the Joint Application, filed by Great Plains and KCPL on May 9, 2008, pursuant to the Commission’s order, EFIS Docket Number 313, Order Directing Identification of Irrelevant Evidence, effective April 18, 2008; EFIS Docket Number 234, Motion for Leave to File Additional Supplemental Direct Testimony and Notice of Withdrawal of Certain Regulatory Plan Requests, filed February 25, 2008 by Great Plains and KCPL.  Although the original cost estimates have changed with the new proposal, the original transaction and transition costs specifically consisted of: (1) Position costs/Severance; (2) Position costs/Share of executive change in control (“CIC”) and CIC tax gross-up **This item has changed in association with the revised merger plan; (3) Position costs/Rabbi Trust **This item has changed in association with the revised merger plan; (4) Position costs/Retention; (5) Position costs/Restricted stock and stock options; (6) Process integration costs and benchmarking; (7) Legal and Human Resources; (8) Costs to maintain support services for Black Hills; (9) Integration team; (10) Transaction costs; (11) Incremental debt tender costs – **This item has changed in association with the revised merger plan; (12) Other/Directors and Officers liability tail coverage; (13) Other/Regulatory process costs; (14) Other/Facilities integration; and, (15) Other/Internal and external communications.  GPE/KCPL Exh. 30, Zabors Direct, pp. 13-19, and Schedule RTZ-2; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 20, Marshall Direct, pp. 2-5.

See GPE/KCPL Exh. 30, Zabors Direct, pp. 13-19, and Schedule RTZ-2; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 20, Marshall Direct, pp. 2-5; GPE/KCPL Exh. 37, Bassham Additional Supplemental Direct, pp. 4-6; GPE/KCPL Exh. 39, Giles, Additional Supplemental Direct, pp. 1-6 and Schedule CBG-1.  The sharp reduction in transaction costs is related to the Applicants withdrawal their requests to recover; (1) $35 million in Debt Tender Costs associated with refinancing and retiring Aquila’s existing debt obligations; (2)  change-in-control costs associated with Aquila’s senior management, including change-in-control payments and the tax “gross up” thereof, and including the funding of the rabbi trust, representing Aquila’s supplemental executive retirement plan, i.e. $16.7 million with a Missouri jurisdictional amount of $12.2 million; and, (3) the re-categorization of certain severance payments from transaction costs to transition costs, i.e. $13.6 million with a Missouri jurisdictional amount of $9.9 million.  Id.  See also GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 8; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 14-15.  Transcript, p. 1223, 1422-1423.

167.    Examples of transaction costs include investment banker fees, consulting and legal fees associated with the evaluation, bid, negotiation and structure of the deal. 268

168.    Transition-related costs are comprised of the costs incurred to integrate Aquila into Great Plains.  They are those costs necessary to ensure that the synergy savings are achieved and that the merger process is effective.  These costs include severance and retention costs and costs associated with process integration.269

169.    In the original merger plan the Missouri Jurisdictional Transaction Costs were approximately $69.3 million and the Missouri Jurisdictional Transition Costs were approximately $33.0 million.270

170.    After the merger plan was revised, the Missouri Jurisdictional Transaction Costs dropped to $47.2 million, and the Missouri Jurisdictional Transition Costs increased to $42.8 million.271

171.    The changes in Missouri Jurisdictional costs occurred because (1) the change-in-control costs for Aquila’s senior management, including certain payments, taxes, and additional trust funding of the executive retirement plan were eliminated, reducing transaction costs by $16.7 million (Missouri jurisdictional amount by $12.2 million); and, (2) certain severance payments were moved from transaction to transition costs, thereby reducing transaction costs and increasing transition costs by $13.6 million (Missouri jurisdictional amount by $9.9 million).272

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268 GPE/KCPL Exh. 29, Wright Direct, p. 4; GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 2; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

269 GPE/KCPL Exh. 29, Wright Direct, p. 4; GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 3; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

270 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and Schedules RTZ-10-11; GPE/KCPL Exh. 37, Bassham Additional Supplemental Direct, pp. 4-6; GPE/KCPL Exh. 39, Giles, Additional Supplemental Direct, pp. 1-6 and Schedule CBG-1.  See also GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 8. Transcript, pp. 1223, 1303-1305, 1715-1716.

271 GPE/KCPL Exh. 37, Bassham Additional Supp. Direct, p. 5; Transcript, pp. 1303-1305, 1406,1715-1716.

272 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 15-15 and Schedules RTZ-10-11; GPE/KCPL Exh. 37, Bassham Additional Supplemental Direct, pp. 4-6; GPE/KCPL Exh. 39, Giles, Additional Supplemental Direct, pp. 1-6 and Schedule CBG-1.  See also GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 8.  Transcript, p. 1223, 1303-1305, 1422-1423.

172.    Great Plains anticipates that all costs to achieve the merger will be incurred by 2012, with over 95% of estimated costs incurred by 2009.273

173.    The Applicants request that the costs to achieve the merger be allocated to Great Plains’ various regulatory units (KCPL, Aquila and St. Joseph Industrial Steam), booked as a regulatory asset and amortized into cost of service over five years, beginning on January 1, 2008, or the month immediately following consummation of the merger, whichever occurs later.274

2.	Synergy Savings

174.    “Synergy savings” refers to reductions in costs from combining Great Plains and Aquila as compared to the combined costs of the entities standing alone.275

175.    Examples of synergy savings include benefits of scale, improved efficiency in support functions, economies of scale in purchasing, and savings from combining customer service and field operations in the same geographic area.276

176.    Utilities in the U.S. typically use a common typology to classify merger synergies.  The categories are created, enabled, and developed synergies.277

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273 GPE/KCPL Exh. 30, Zabors Direct, pp. 13-19 and Schedule RTZ-2.

274 GPE/KCPL Exh. 29, Wright Direct, p. 4.

275 Id.

276 Id. at pp. 4-5; GPE/KCPL Exh.20, Marshall Direct, pp. 2-5.

277 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

177.    Created synergies are those cost savings or revenue enhancements that are directly attributable to the transaction.  They would not occur but for the transaction.  The savings are driven by achievement of scale economies and consolidation of redundant functions. 278

178.    Examples of created synergies include consolidation of corporate back office functions (finance, human resources, information technology, etc.), call center consolidation, field support center consolidation, and integration of generation dispatch.279

179.    Enabled synergies are those cost savings or revenue enhancements that are facilitated or unlocked by merger.  The transaction makes them much more accessible and achievable, but the tie to the merger is not definitive.  This type of synergy often involves transferring skills between companies or applying one company’s superior practice across both companies.  It could also entail leveraging the combined companies’ larger scale into a level of benefit greater than the sum of what either company could achieve separately. 280

180.    Examples of enabled synergies include transfer of better operations or maintenance practices (generation, transmission, distribution), migration to the better information technology platforms, or achieving lower supply chain costs through increased leverage over vendors.281

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278 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

279 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

280 Id.; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

281 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

181.    Developed benefits are not synergies.  They are cost savings or revenue enhancements that occur during the merger time frame, but are not directly related to merger. 282

182.    Developed benefits can be achieved without a merger.  Because the merger environment does not confer any advantage; development benefits typically carry greater execution risk than created or enabled synergies. 283

183.    Examples of developed benefits would include financial restructuring, business process re-engineering, or organizational redesign.284

184.    Neither Aquila nor KCPL addressed developed benefits.285

185.   As incorporating developed benefits is not appropriate, the management of Aquila and KCPL properly excluded them from potential merger synergies.

a.	Methodology for Synergy Calculations

i.	Due Diligence

186.    For the due diligence phase of the synergy valuation, a team of 20 KCPL senior executives spent three months developing a top-down estimate of synergy potential and building integration plans for the key areas of the business.286

187.    The top-down analysis involved:  (1) Assessing the strategic implications of the merger; (2) Estimating potential ranges of values for the transaction using comparable metrics from numerous mergers and acquisitions in the electric utility sector; (3) Identifying potential areas of synergy and estimating potential value ranges through the application of benchmarks; (4) Establishing multiple teams focused on operations and corporate center that analyzed the available information to further refine the synergy analysis; and (5) Utilizing these teams to build preliminary integration plans that would provide the basis for future integration.287

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282 Id.; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

283 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

284 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

285 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

286 Id.

287 Id.

188.    Upon completion of the preliminary bid and prior to the public announcement of the merger, Aquila and KCPL worked together to review the analysis and jointly agreed on key principles such as synergy potential.288  This high level of analysis and collaboration ensures that the companies will meet their commitments to customers in terms of synergies and service quality.289

ii.	Integration Teams

(a)	Overview

189.    After the merger was publicly announced in February 2007, integration planning efforts expanded to include more than 20 integration teams and 150 employees of both KCPL and Aquila.290

190.    The integration team process is similar to the due diligence process to develop synergy savings estimates in that the underlying approach was to build the operating model and cost basis for the combined operations.  This process involves a bottom-up perspective by managers who would likely run the combined operation, balanced by frequent cross-functional and executive reviews.291

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288 Id.

289 Id.  Transcript, p. 1524, lines 7-12.

290 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.  See in particular Schedules JRM-5 and JRM-6.  There were 26 different sub-teams.  Transcript, pp. 1423-1424.

291 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12.

191.    In using employees from both companies to develop and validate the synergies, the synergy projection is more robust and accurate than typical valuations conducted during merger analyses.292

192.    The joint-company teams were also involved in a thorough, bottom-up analysis to identify material opportunities for creating operational and financial value.  A bottom-up analysis involves a detailed assessment whereby the projected headcount and costs for the companies were developed through detailed analyses.293

193.    Following the shareholder approvals received in October, integration planning teams moved to the next phase of planning efforts in anticipation of the transaction close.  In addition to increasing both the frequency and level of activity, the shareholder vote gave the teams from both companies greater access to each other’s information.294

194.    All synergy projects were tested and validated at multiple levels within both companies.295

195.    The Integration Planning Leadership Team (“IPLT”) assessed all potential synergies to ensure that they met the definition of a synergy.  Also, both companies filed two separate joint proxies in which both companies agreed to the identified synergies.296

196.    The joint teams used direct analysis of synergies rather than the estimates and comparison that are sometimes used in other transactions.297

_________________________

292 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

293 Id.  For example, teams built models of their go-forward organizations and used actual salary data to build labor cost projections.  And, the teams have focused on ensuring that successful operations are achieved at Day 1. Id.

294 Id.

295 Id.

296 Id.

297 Id.

197.    As the integration planning progressed, KCPL worked to address integrated combined operations in its 2008 business planning process.  As such, the goals, strategies, tactics, and metrics identified to achieve successful operations included both core KCPL operations and the incremental Aquila operations.298

198.    To ensure that an evaluated project qualified as a synergy, KCPL utilized a rigorous process.  First, all teams were offered definitions of what constitutes a synergy.  Second, KCPL employees from the regulatory and finance areas met with each team on a periodic basis to review synergy ideas for appropriateness and to ensure accurate valuation.  Third, all synergies were tested in IPLT peer review sessions.299

199.    KCPL was supported with outside experts versed in the areas of identifying potential synergies and opportunity valuation during the whole process.  These experts included Mr. Robert Zabors of Bridge Strategy Group for synergy identification and analysis; Wallace Buran for identification of supply chain opportunities; William Kemp for synergy and process validation and support; and Robert Steinke for plant operations/generation support and synergy identification.  These outside resources provided an additional level of support for the synergy projections and merger value.300

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298 Id.

299 Id. To demonstrate this review process, the IPLT evaluated a potential synergy project whereby value would be created by installing environmental controls at Aquila’s Sibley generating station and selling the incremental allowances.  In this case, the IPLT, with input from Aquila, determined that this was not a synergy because Aquila had the ability to do this modification in the course of its normal business.  As such, the IPLT modified its plans to recognize that Aquila had already accounted for capital needs for this project.  Id.

300 Id.; Transcript, p. 1521; See generally the prefiled and live testimony of Robert Zabors, GPE/KCPL Exhs. 30 and 31, Transcript, pp. 2888-2928; Wallace Buran, GPE/KCPL Exh. 6, Transcript, pp. 1532-1549; William Kemp, GPE/KCPL Exhs. 18-19, Transcript, pp. 1007-1076; Robert Steinke, GPE/KCPL Exh. 26, Transcript, pp. 1569-1570.

Wallace P. Buran is a consultant for Bridge Strategy Group LLC, who is under contract to KCPL to support the integration planning process.  His responsibilities encompass facilitating the discussion and analysis of the supply chain processes and activities, materials acquisition, materials recovery and salvage and fleet acquisition and maintenance areas of the two companies to support the integration planning teams.  He received both a Bachelors in Industrial and Systems Engineering and a Masters in Industrial Engineering from the Georgia Institute of Technology.  He has worked for General Motors as a Production Foreman, Avon Products as a Distribution Supervisor, Theodore Barry and Associates as a Partner in the Utility Practice, Advanced Management Concepts as President, Deloitte Consulting as a Partner and National Director, WorldCrest Group as Chief Executive Officer, IBM as the Global and Americas Leader of Operations Strategy Consulting, Monitor Group as a Practice Leader of the Activities, Processes and Systems Group, and Supply Chain Frontiers Institute as the Managing Director.   During his career, he has served over 20 Electric Utilities in the Generation, Customer Service, Distribution and Transmission, Fuels and Power Supply areas.  He has consulted with and/or served as a supplier to: Southern Company, Arkansas Power & Light, Jacksonville Electric, Florida Power and Light, Carolina Power and Light, Consolidated Edison, South Carolina Gas and Electric, Southern California Edison, Oklahoma Gas and Electric and Dayton Power and Light.

Robert F. Steinke is an independent consultant employed by Bridge Strategy Group L.L.C., a management consulting firm based in Chicago.  He graduated with a degree in Mechanical Engineering from Steven’s Institute of Technology in 1958 and attended the Program for Management Development at the Harvard Business School in 1980.  He is the President of Robert F. Steinke & Associates, a consulting firm specializing in power generation management and operation.  He has more than 48 years of consulting and industrial experience serving the power industry worldwide.  For the last 16 years he has specialized in analyzing and making recommendations in the area of power plant operation and management effectiveness, conducting in-depth power plant analysis evaluation programs for over 250 fossil and gas-turbine power plant units worldwide.  Prior to founding Robert F. Steinke & Associates, he was a Vice President at Public Service Electric and Gas Company (“PSE&G”).  He served as a Corporate Officer for five years, managing the Business and Technical Support department and the Fuel Supply department.  Prior to that, he served as General Manager Fossil Operations managing and directing the overall operation, maintenance, and control of seven major fossil power plants and 49 gas turbine units.  He also served in many managerial and supervisory capacities at PSE&G, for more than 27 years in the Electric Production department.

Mr. Steinke conducted in-depth onsite inspections and analysis of the following Aquila operations: Lake Road power plant, Sibley power plant, all gas turbine operations, facilities, engineering, support group, and various other management and executive personnel.  At KCPL, he conducted detailed analysis of: central maintenance facility, turbine overhaul support group, fuel supply organization, construction support group, and various other management and executive personnel.  He conducted a detailed on-site inspection, investigation, and analysis of Aquila’s entire generation fleet, and in this process conducted over 75 detailed interviews with management, staff, and employees.  He reviewed many documents and a considerable amount of historical data.  He conducted detailed three-hour plant inspection investigations of each facility, and participated in a number of plant Operations Integration Team meetings with both Aquila and KCPL staff

(b)	Specifics of the Integration Planning Process

200.    Many of the integration teams were led by individuals involved in the due diligence process.301

201.    The major differences between the team process and the due diligence process consisted in the number and level of involvement of people across the organizations and the ability to share and discuss information across the larger team and with members of Aquila.302

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301 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12.

302 Id.  Information was shared within guidelines established by the legal departments.  In several areas, such as Generation and Power Marketing, the teams did not have access to all data due to restrictions at this stage of the approval process, which would have helped refine the analysis. Id.

202.    There was extensive involvement from both Aquila and KCPL management and employees in integration planning.  At the leadership level, there were ten employees named as team leaders from KCPL, and fourteen employees from KCPL on subteams.  A similar number of employees from Aquila were named to the teams.303

203.    In order to accurately determine synergy savings from the integration of the companies, four goals were articulated by KCPL management for the integration planning process beginning on the morning of the merger announcement, February 7th, 2007:304

(1)	Capture the value of the deal;
(2)	Position for sustainable Tier 1 performance;
(3)	Prepare for Day 1 and transition to steady state; and
(4)	Continue to successfully manage operating businesses.

204.    These goals provided direction to those involved with integration planning, and reinforced the importance of maintaining operating performance through a long transition.305

205.    “Tier 1 performance,” as articulated in goal number 2, is a performance standard that KCPL uses to indicate operating performance in the top quartile of a relevant peer group.  The broader connotation is a process of understanding benchmarks and best practices and incorporating them as appropriate to continuously improve business performance.306

_________________________

303 Id.  The project structure is depicted in Schedule RTZ-5.  Bridge Strategy Group helped to structure the process, facilitate group discussions, coordinate project management activities, and, as needed, support analyses of the teams.  Bridge Strategy Group supported the development of synergy savings as they relate to the integration of operations and support services of the two companies, the transition with Black Hills Corporation, and activities for the merger approval process.  Id.  See also Transcript, pp. 1423-1425.

304 Id.

305 Id. Another goal embodied in this process, from KCPL’s perspective of building a successful culture for the combined operations, is KCPL’s desire to ensure that activities and decisions were consistent with KCPL’s cultural standards and aspirations.  For purposes of the merger integration teams, that implies attributes such as collaboration, engagement, respect, leadership and integrity.  Id.

306 Id.

206.    “Day 1,” as used in goal number 3, refers to the first day of operation of the combined entities.307

207.    There are six steps in the integration planning process, which covers the timeframe from merger announcement (February 7, 2007) until Day 1 operations.  The steps are:308
(1)	Launch Integrations Teams;
(2)	Develop Common Understanding;
(3)	Design the Path to Tier 1;
(4)	Launch Key “Enabler” Activities;
(5)	Develop Integration Plans and Materials; and
(6)	Prepare Day 1 Plans.

208.    Templates were developed to assist teams and project management with consistency and completeness.309

209.    The templates were customized for each step of the process and made available on a common site.  For example, financial templates were developed to aggregate budget information and evaluate synergy projects.  Operational templates were developed to structure discussions on organization, processes, and information technology (“IT”).310

210.    KCPL’s current Economic Value Added (“EVA”) project assessment model was used across teams to assess benefits of synergy projects.311

211.    KCPL management held weekly meetings with its team leaders to ensure appropriate progress and identification of relevant issues.312

_________________________

307 Id.

308 Id.

309 Id.

310 Id.

311 Id.

312 Id.  See specifically Schedule RTZ-5.

212.    A project steering team, which included Aquila leadership, met every other week.313

213.    Several forums were created to gather input from across the companies to help identify issues.  KCPL executives visited every Aquila and KCPL location to discuss the integration with employees.  The company intranet contained coverage and included the ability to post questions on the site.  A monthly Integration Insights newsletter was published to communicate to employees of both companies, and also shared with Black Hills Corporation.  Team leaders and other KCPL executives made frequent visits to Aquila to promote interaction and understanding.314

214.    The functional teams, comprised of Great Plains and Aquila employees, worked together to determine the incremental resources (expenses, capital, and positions) required in their functional area post-merger close.315

215.    The incremental resources were compared to the baseline Aquila resources to determine the estimated amount of synergies.316

216.    The baseline selected for calculating the savings was Aquila’s 2006 non-fuel operating and management expense (“non-fuel O&M”) and the capital plan issued in November 2006.317

_________________________

313 Id.

314 Id.

315 Id.

316 Id.

317 GPE/KCPL Exh. 30,  Zabors Direct, pp. 6-13 and Schedule RTZ-1; GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12; GPE/KCPL Exh. 20, Marshall Direct, pp. 2-5; GPE/KCPL Exh. 22, Marshall Surrebuttal, p. 9.

217.    The baseline of non-fuel O&M expense level, based on 2006 actual spending, was chosen by KCPL and Aquila to ensure the synergies proposed to be shared with customers were consistent with the costs currently included in Missouri rates.318

218.    The level of 2006 actual spending was determined in Aquila’s most recent rate order at $151 million (Missouri jurisdictional).319

219.    Detailed information regarding baseline non-fuel O&M expense level was provided to KCPL by Aquila and allocated to each of the integration planning teams.320

220.    When the 2006 actual budgets were received, early in the integration planning process, an initial allocation of the costs was made to each Integration Planning team based on their defined scope, as mapped to the current KCPL organization.  The initial allocation was then reviewed by each team to ensure that they were addressing the proper cost base and had properly defined their scope.321

221.    Each integration team project provided a net synergy calculation.  This calculation nets the synergy benefit against all costs including capital costs and costs to achieve.322

222.    The synergies from each team were then combined to determine the total estimated synergies resulting from the transaction.323

_________________________

318 Id.  Subsequent to the announcement of the merger, Aquila received final rate orders in both of its Missouri electric jurisdictions.  The Missouri costs that were the foundation for the Orders in those cases were compared to 2006 actual information that was allocated to the Missouri jurisdictional operations.  In collaborative reviews with Aquila, the two sets of data were seen as consistent. Id.

319 Id.

320 Id.

321 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12.

322 Id.  Details on specific projects are included in the testimony of several KCPL witnesses, including John Marshall, William Herdegen, Dana Crawford and Kevin Bryant. Id.

323 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12.

223.    The teams determined synergies over a five year period, with a pro forma start date of January 1, 2008, although the teams assumed the actual merger close date would be some time in the first quarter of 2008.324

224.    Because the majority of synergies continue over time, those synergies were escalated by 3.1%, which is the 3-year average of the consumer price index for utilities (CPI-U).  This is a conservative assumption relative to more recent CPI figures.325

b.	Calculated Synergy Savings – Summary

225.    Operational synergies identified in due diligence pointed to $264 million over a five-year period ending 2012.326

226.    Synergies increased with the functional team analysis when compared to the estimates developed in due diligence.327

227.    The functional team analysis of operational synergies determined there were $305 million in operational synergy savings, exceeding estimates from due diligence by $41 million.  A direct comparison between the two reveals that projects relating to non-fuel O&M or revenue/purchased power were not reported separately in due diligence.328

228.    Due to the nature of the bottom-up projections, anticipated cost increases were reflected in specific budget line items within business areas instead of applying a single escalation factor to all items.329

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324 Id.

325 Id.

326 Id.

327 Id.

328 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12. See Schedule RTZ-6 in particular.  Additionally, Schedule RTZ-8 enables a functional team analysis comparison to due diligence, which was categorized as operations (including customer service) and services.  See also GPE/KCPL Exh. 37, Bassham, Additional Supp. Direct, p. 3.  Transcript, pp. 275.

329 GPE/KCPL Exh. 30, Zabors Direct, pp. 6-13 and Schedule RTZ-1; GPE/KCPL Exh. 20, Marshall Direct, pp. 2-5.

229.    The expenses were projected on a quarterly basis for 2008 and an annual basis thereafter, so the bottom-up estimates would be far more reflective of actual conditions than applying a standard escalation.330

230.    Five- year synergy detail is depicted as follows:331

231.    The functional teams expect synergies to extend beyond the five-year period.  In addition, KCPL is investing in multiple areas in which the value of the synergy will provide increasing levels of value after the five-year period.332

232.    To quantify the value of synergies beyond the five-year period, if the synergies in year five are escalated at the inflation rate through year ten, the total synergies created would total $755 million.333

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330 Id.

331 GPE/KCPL Exh. 31, Zabors Supp. Direct, Schedule RTZ-8.

332 GPE/KCPL Exh. 30, Zabors Direct, pp. 6; GPE/KCPL Exh. 21, Marshall Supp. Direct, pp. 5-6.

333 GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 (See p. 8 in particular) and accompanying schedules excluding RTZ-12. Operating expenses related to the savings are included in these figures.  And the projects (non-fuel O&M and purchased power) included a fixed charge for capital.  Id. See also GPE/KCPL Exh. 37, Bassham, Additional Supp. Direct, p. 3.

233.    These amounts represent total savings.  On a Missouri jurisdictional basis, total synergies are equal to $549 and $222 million for ten and five years, respectively.334

234.    All amounts shown in Findings of Fact Numbers 227-233 above represent projected savings directly attributable to the merger.335

c.	Calculated Synergy Savings – Components

235.    With regard to the specific components comprising the general categories of synergies described generally in Findings of Fact Numbers 227-233, the Commission has received extensive, detailed pre-filed testimony from the following witnesses:  Buran, Cheatum, Crawford, Kemp, Herdegen, Marshall, Steinke, Tickles, Van Dyne, and Zabors.

236.    On May 9, 2008, pursuant to the Commission’s order, the Applicants identified specific portions of the prefiled testimony of witnesses Kemp, Marshall and Zabors in relation to synergy savings that were no longer relevant to the merger proposal because of the proposal’s revisions.336  Those irrelevant portions are as follows:337

William Kemp – Supplemental Direct Testimony (Hearing Exhibit No. 18)

a.	Page 4, line 22 – page 5, line 1 (“I will not address … to this transaction.”);

b.	Page 5, lines 9-10 (in entirety);

c.	Page 24, lines 1-18 (in entirety);

d.	Page 26, lines 6-10 (“from KCPL’s proposal … through to customers.”);

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334 GPE/KCPL Exh. 37, Bassham, Additional Supp. Direct, p. 3.

335 GPE/KCPL Exh. 30, Zabors Direct, pp. 6-13 and Schedule RTZ-1; GPE/KCPL Exh. 20, Marshall Direct, pp. 2-5.  In addition, both Aquila and KCPL had previously undergone significant cost reduction and efficiency efforts and had reflected resulting savings in their respective “stand-alone” company projections.  Id.

336 See Identification Of Evidence That Is No Longer Relevant To The Joint Application, filed on May 9, 2008. EFIS Docket Number 386.

337 Id.

e.	Page 26, line 10-11 (“after 2012”);

f.	Page 26, line 11 (“also”);

g.	Page 27, lines 1-2 (in entirety); and

h.	Page 27, line 18 – page 28, line 2 (in entirety).

William Kemp – Surrebuttal Testimony (Hearing Exhibit No. 19)

a.	Page 2, lines 14-22 (in entirety).

John Marshall – Direct Testimony (Hearing Exhibit No. 20)

a.	Page 3, line 20 – page 4, line 4 (in entirety).

John Marshall – Surrebuttal Testimony (Hearing Exhibit No. 22)

a.	Page 6, lines 16-22 (in entirety); and

b.
Schedule JRM-8, Title (“with customers capturing 80% of the value”). Also, because the Applicants have withdrawn their request for approval of a synergy sharing mechanism, the designation of benefits flowing to “KCPL” and “Customers” in the bar graph and accompanying table in Schedule JRM-8 is no longer relevant. The “Total” figures depicted in the bar graph and chart, on the other hand, continue to be relevant.

Robert Zabors – Direct Testimony (Hearing Exhibit No. 30)

a.	Page 12, lines 6-9 (in entirety);

b.	Page 14, lines 8-10 (in entirety); and

c.	Schedule RTZ-1, the row labeled “Interest.”

Robert Zabors – Supplemental Direct Testimony (Hearing Exhibit No. 31)

a.	Page 8, lines 16-18 (“Of that, net … $341 million.”); and

b.
Schedule RTZ-12: Because the Applicants have withdrawn their request for approval of a synergy sharing mechanism, the designation of benefits flowing to “GPE” and “Customers” in the table on Schedule RTZ-12 is no longer relevant. The “Total” figures, on the other hand, continue to be relevant.

237.    The Commission finds the sections of witnesses Buran, Cheatum, Crawford, Kemp, Herdegen, Marshall, Steinke, Tickles, Van Dyne, and Zabors prefiled testimony that provide the component analyses of the over-all synergy calculations (with the exclusion of the irrelevant materials identified in finding of Fact Number 236) to be accurate and supported by proper methodology.  Consequently, the Commission will adopt these portions of witnesses Buran’s, Cheatum’s, Crawford’s, Kemp’s, Herdegen’s, Marshall’s, Steinke’s, Tickles’, Van Dyne’s, and Zabors’ prefiled testimony as findings of fact in support of the overall synergy calculations.338

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338 In fact, as other Findings of Fact in this section will describe, this evidence is virtually unconverted.  The Commission will not repeat that testimony in its Findings of Fact section, but notes that it is sufficiently identified for the parties in Findings of Fact 235-238.

238.    The Commission adopts the following testimony as findings of fact:

a)    GPE/KCPL Exh. 6, Buran Supp. Direct, pp. 2-27, and the accompanying schedules;339

b)    GPE/KCPL Exh. 7, Cheatum Supp. Direct, pp. 2-3;340

c)    GPE/KCPL Exh. 11, Crawford Direct, pp. 2-6 and GPE/KCPL Exh. 12, Crawford, Supp. Direct, pp. 1-9 and the accompanying schedules;341

d)    GPE/KCPL Exh. 16; Herdegen Direct, pp. 3-8 and GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22;342

e)     GPE/KCPL Exh. 20, Marshall Direct, pp. 2-5, GPE/KCPL Exh. 21, Marshall Supp. Direct, pp. 1-22 and GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-11;343

f)     GPE/KCPL Exh. 26, Steinke Direct, pp. 2-8;344

g)    GPE/KCPL Exh. 27, Tickles Supp. Direct, pp. 1-6;345

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339 See also Transcript, pp. 1532-1548 (Synergy Savings).

340 See also Transcript, pp. 1501-1531 (Synergy Savings).

Lora Cheatum is employed by KCPL as Vice President of Administrative Services.  Her general responsibilities include Human Resources, Purchasing and Facilities for KCPL.  She holds an undergraduate degree from Washburn University in Topeka and an MBA from the University of Kansas.  She has held numerous Human Resources positions with both PepsiCo and Wal-Mart since 1986, and joined KCPL on September 11, 2001 as the Director of Human Resources for the Delivery Division and was promoted to Vice President of Administrative Services in March of 2005.  She has previously testified before the Commission.

341 See also Transcript, pp. 1549-1569 (Synergy Savings).

342 See also Transcript, pp. 2238-2316 (Service Quality, Synergy Savings)

343 See also Transcript, pp. 1076-1217 (Synergy Savings).

344 See also Transcript, pp. 1569-1571(Synergy Savings).

345 See also Transcript, pp. 1572-1579 (Synergy Savings).

Charles H. Tickles is employed by KCPL as the Senior Director of Information Technology.  His responsibilities include management and coordination of all corporate information technology business applications, corporate IT architecture and infrastructure including telecommunications.  He graduated from the University of Kansas in 1980 with a Bachelor of Science degree in Mechanical Engineering.  In 1993, he completed the Edison Electric Institute Senior Middle Management Program and in 2001 he graduated from the Rockhurst University Executive Fellows Program with a Master of Business Administration degree.  He began employment at KCPL in 1980 as a Grade I Engineer and was promoted to a Grade II Engineer in 1984.  Subsequently, he served as Superintendent of Computer Applications from 1984-1988, Manager of Computer Applications from 1988-1994, Manager of System Applications from 1994-1996 and Director of Information Systems from 1996-2000.  In 2000, he became Senior Director of Information Technology, the title he holds today.

h)    GPE/KCPL Exh. 28, Van Dyne Supp Direct, pp. 1-5;346

i)     GPE/KCPL Exh. 30, Zabors Direct, pp. 6-13 and accompanying schedules and GPE/KCPL Exh. 31, Zabors Supp. Direct, pp. 1-15 and accompanying schedules excluding RTZ-12.347

239.     The Commission further adopts Mr. Kemp’s prefiled testimony in its totality as findings of fact (with the exclusion of the irrelevant materials identified in Finding of Fact Numbers 236), but his testimony will also be considered in depth in another portion of this order and additional specific findings regarding his testimony will be made in relation to his testimony at that time.348

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346 See also Transcript, pp. 1611-1645 (Synergy Savings)

Paul Van Dyne is employed by KCPL as the Director of Compensation and Benefits. His responsibilities include supervision of the compensation, benefits and Human Resources Services groups of the company.  He has a BA from Penn State and a MA from the University of Kansas and is a Certified Compensation Professional and a Certified Employee Benefits Specialist.  He has 30 years experience in the human resources, compensation and benefits field.  He became an employee of KCPL on August 15, 2006.  Most immediately prior to this he was the Vice President of Compensation and Benefits for Mutual of Omaha (3 years).  Prior to that he was:  Director of Compensation for FBD Consulting, Inc. (6 years); Senior Vice President of Personnel for NationsBank/Bank of America (2 years); Director of Compensation and Benefits for American General Finance (14 year); and he held various human resources positions with Payless Cashways, Inc., Realex Corporation and St. Joseph Medical Center in Wichita, Kansas.

347 See also Transcript, pp. 1400-1430 (Synergy Savings).

348 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 3-28 and accompanying schedules; GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15.  See Findings of Fact Numbers 248-315.

d.	Synergy Sharing versus Synergy Retention

240.     As previously noted, synergies were estimated based on a detailed evaluation by the transaction integration teams, including members of Aquila and KCPL management and individuals responsible to achieve the synergies. 349

241.     The amount of synergies or benefits contained in the original request filed on August 8, 2007 has not changed.350

242.     In February 2008, the Applicants’ withdrew their original request concerning synergy sharing stating:

The Joint Applicants withdraw their request for a specific synergy savings adder and instead propose to utilize the natural regulatory lag that occurs between rate cases to retain any portion of synergy savings.  The Joint Applicants believe that this will result in benefits to customers in every year after the close of the transaction.  Both Aquila and KCPL will file rate cases in 2008 to include in rate base new environmental plant at Iatan 1 and, in the case of Aquila, to include new environmental plant at Sibley 3.  Both Aquila and KCPL will file rate cases in 2009 to include in rate base the newly constructed Iatan 2 generation unit.  Synergy savings will be included in the test year cost of service of those rate cases, allocated to all jurisdictions, and flowed through to customers in rates effective in 2009 and 2010.  Great Plains Energy proposes to retain only those synergies achieved between rate cases in excess of those synergies previously included in rates.351

243.     The Applicants revised merger plan proposes to rely on the natural regulatory lag that occurs between rate cases to retain any portion of synergy savings.  The traditional ratemaking process will be used so that any merger synergy savings in a test year will be passed through to Aquila and KCPL customers in future rate cases.352

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349 GPE/KCPL Exh. 37, Bassham, Additional Supp. Direct, pp. 3.  See Findings of Fact Numbers 186-224.

350 Id.

351 Id.  at  pp. 3-4. The Applicants originally proposed that KCPL and Aquila be permitted, collectively, to retain fifty percent (50%) of merger-related synergy savings for five years, beginning on January 1, 2008, or the month immediately following the consummation of the merger, whichever occurs last.  GPE/KCPL Exh. 29, Wright Direct, p. 5; GPE/KCPL Exh. 1, Bassham Direct, p. 10.  Total non-fuel operating synergies were $305 million.  After subtracting transition-related costs of $45 million and using the 50/50 synergy sharing ratio, synergy sharing would have been $130 million over five years.  GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 8.

352 Transcript, p. 1219-1220.

e.	Synergy Savings Tracking

244.     Tracking synergy savings with any degree of accuracy is problematic at best.  Business operations are not conducted in a static environment, but rather under constant change, including customer growth, technological improvements, etc.  Tracking will become more difficult each successive year after the merger.353

245.     If the Commission requires synergy tracking, the Applicants suggest a simple approach, noting that additional complexity does not improve accuracy.  The Applicants suggest establishing base period costs and then comparing each subsequent year’s actual costs to the base year costs, as adjusted for inflation.  The net decrease in expense would be considered synergy savings.354

246.    Consideration for known and measurable changes shall be reflected in the synergy savings computation, including cost escalations, such as wage increases and the effects of inflation among others.355

247.     Applicants recommend 2006 as the base year for synergy savings tracking because that year represents the last full year of operations unaffected by the merger.  It is also the test period for Aquila’s most recent rate case, Case No. ER-2007-0004, and the test period of KCPL’s most recent rate case, Case No. ER-2007-0291.  Consequently, the base year of 2006 provides a good test period for both Aquila and KCPL to evaluate synergy savings to be accomplished as a result of the merger.356

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353 GPE/KCPL Exh. 29, Wright Direct, p. 5; GPE/KCPL Exh. 1, Bassham Direct, p. 10;

354 Id.

355 GPE/KCPL Exh. 29, Wright Direct, p. 6.

356 Id.  at pp. 6-7.

3.	Reasonableness of the Projected Synergies

248.    An important measure of the public interest test is the long term effect on rates to customers.  Any type of attributable cost or benefit that would be included in the cost basis for regulated rates should be considered in synergy estimates.357

249.     In general, the operational model for a new entity after the closing of a merger can affect the range of synergies that can be accessed.  If the utilities’ service territories are geographically separated by a significant distance (e.g., AEP-C&SW or MidAmerican-PacifiCorp), many types of synergies in generation, transmission, and distribution operations may not be accessible.  Similarly, if the new entity plans to maintain substantial corporate separation between the predecessor companies (with their own management teams, headquarters facilities, etc.), some elements of back office synergies may not be accessible.358

250.     The post-transaction operational model planned by Great Plains will allow the full range of synergies to be accessed. One of the major drivers of synergy benefits for this transaction is the geographic proximity of the two companies’ utility operations.  Their service territories form a compact, contiguous area.  There is no geographic barrier to accessing the full range of synergies.359  This proximity enhances synergy potential as the overlap in operations results in similar operating models and fossil fuel generating fleets, the Corporate centers are within a few blocks of one another, the companies share common values, numerous employees have worked for both companies and employees of both companies have worked together on numerous industry and community ventures.360

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357 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

358 Id.

359 Id.; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

360 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19. This analysis revealed that Great Plains’ synergy estimates showed significantly higher savings in areas such as customer service, distribution, and A&G due to the fact that KCPL and Aquila have adjoining service territories, are similarly sized, and have complementary operating strengths.  GPE/KCPL Exh. 18, Kemp Supp. Direct, p. 21.  Transcript, p. 1065.  Kemp’s detailed comparisons appear in Exh. 18, pp. 19-21.

251.     KCPL and Aquila formed joint teams of internal experts around each of their major operational functions.  These teams followed the same general steps in developing their synergy estimates:361

a.     Define the scope of their functional area, resolve any boundary issues with other teams, and establish sub-teams to address sub-functions in more detail.

b.    Establish the base 2006 costs related to their area, and document the existing business processes.

c.    Review the combined level of expected business activity in their assigned functions, and the combined resource level (labor and non-labor).

d.    Define the operating model for the combined function, and estimate savings from its implementation. In most cases KCPL’s operating model was extended conceptually to cover the additional Aquila operations, but in some instances this was reversed.

e.    Screen all the other improvement opportunities suggested by the sub-teams, and decide what was large and tangible enough to include in the synergy estimates.

f.     Estimate the reductions to resource levels and associated costs over the 2008 to 2012 period.

g.    Estimate any costs to achieve the resource savings.

h.    Obtain sign-off from the Great Plains Energy/KCPL executive who will be responsible for meeting the synergies targets.

252.    For ratemaking purposes, separate rate bases will be maintained for KCPL, Aquila/MPS, Aquila/SJLP electric, and Aquila/SJLP steam.362

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361 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

362 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

253.    The integration team method of determining synergy savings is generally the same method used by other utilities. Knowledgeable functional teams drill down into their own areas of expertise, and come up with their best estimates of the savings that are reasonably achievable.363

254.    KCPL’s merger synergy estimation methodology was comprehensive.  All functions were assigned to one or more teams.  The teams addressed as a first order of business any boundaries issues between their areas, to ensure that all cost items belonged to one and only one team. 364

255.    KCPL also performed a top-down check to verify that the sum of the non-fuel O&M costs across their areas was equal to the companies’ total non-fuel O&M costs. 365

256.    KCPL’s teams appropriately identified and quantified costs to achieve the estimated gross synergies.366

257.    KCPL’s merger synergy estimates are reasonably current and have not changed.  The base cost data were from the most recent available year, i.e., 2006.  KCPL’s base data were its recorded actual costs.  Aquila’s base cost data were from a management report provided by Aquila in June 2007, which matched the aggregate approved revenue requirement for its Missouri jurisdiction. Its resource data (filled positions, customers, etc.) were from a management report prepared for KCPL in July 2007.  These were reliable and current sources for the data.367

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363 Id.

364 Id.

365 Id.

366 Id.

367 Id.; GPE/KCPL Exh. 37, Bassham, Additional Supp. Direct, filed February 25, 2008, pp. 3.  Hart-Scott-Rodino restrictions on sharing competitively sensitive information initially restricted KCPL’s access to detailed information in the generation area, but the available public data were adequate. Id.  These restrictions were later lifted allowing full access.  See Finding of Fact Number 156.

258.    KCPL’s merger synergy estimation methodology is unusually detailed.  The functional teams drilled down to a level of detail that is typically not achieved until the completion of detailed integration planning just prior to transaction close.  Estimated synergies in each area were built up from detailed analyses of their constituent sub-areas, i.e., bottom-up estimates were preferred.  Top-down estimates based on high-level assumptions or comparative data were used mainly as reality checks, to validate the bottom-up estimates.368

259.     KCPL’s merger synergy estimates are attributable.  Only created or enabled synergies were counted.  In several cases, significant benefits were identified but excluded from the synergies estimates, because they were benefits not directly related to the merger.  For example, KCPL witness Buran explains that the estimates of supply chain synergies did not include additional savings related to growth in system sales and spending, because this system growth is driven by the merger.369

260.    KCPL’s merger synergy estimates are quality assured.  Quality control procedures were implemented on several levels.  The functional teams checked their own work and reviewed the work of other teams.  Outside consultants facilitated the analytical process and also conducted quality assurance reviews.  The transaction team, which included KCPL and Aquila personnel, assessed the quality and reasonableness of the estimates as they rolled up to the enterprise level. Finally, KCPL senior executives reviewed and approved the estimates, and took responsibility for achieving the targeted benefits.370

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368 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

369 Id.

370 Id.

261.     KCPL’s merger synergy estimation methodology is conservative. The functional teams screened out hard-to-quantify benefits, even if potentially significant.  They deliberately chose estimates in the low to middle end of the potential savings ranges, when such ranges were available for consideration.  Overly aggressive benefit estimates were screened out.  As noted above, the involvement of sponsoring executives ensured that implementation plans were realistic.371

262.     The nominal value of KCPL’s estimates of the synergies that could be achieved through its merger with Aquila’s Missouri electric operations amounts to $305 million over the 2008 to 2012 period.372

263.     KCPL’s estimated synergy savings are comparable to other utility merger transactions.373

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371 Id.  Mr. Kemp also found that the synergy estimates were assured because KCPL senior executives had reviewed and approved the estimates and “took ownership” for achieving the targeted benefits.  Id. at 12.  Taking ownership of the implementation of synergies is a necessary step to achieve the estimated levels of savings.  Transcript, p. 1068.

372 Id.  See also GPE/KCPL Exh. 30, Zabors Direct, Schedule RTZ-7.

373 Id.   Mr. Kemp testified that in order to compare KCPL’s synergy estimates to the synergies in other utility mergers, he classified both the base 2006 costs and the estimated synergies into six major functional areas: Generation, Transmission, Distribution, Customer Service, Sales, and Administrative & General (A&G).  These groupings correspond to the functional groups of accounts in FERC’s Uniform System of Accounts.  Since KCPL’s synergy estimates are grouped in categories that are not explicitly aligned with FERC’s definition of functions, he assigned each line item in KCPL’s estimates to the appropriate FERC function, based on KCPL team leaders’ descriptions of the type of costs in the line item.  The synergy estimates in the supply chain process area were allocated by KCPL to the Supply (Generation), Corporate (A&G), and Delivery teams. The Delivery team includes the Transmission, Distribution, and Customer Service functions. For comparative purposes, Mr. Kemp allocated the supply chain synergies in Delivery to its constituent functions according to each function’s share of the base non-fuel O&M expense.  He also focused on the savings for the third calendar year of the synergies estimation period (i.e. 2010), again to make the data more comparable to his analyses of other transactions. The year 2010 is fairly representative of the average annual synergies for KCPL over the 2008-2012 period.  By that time all of the major synergy related initiatives should be gaining full traction.  The 2010 KCPL synergies were deflated to 2006 dollars using the same CPI assumptions as the other KCPL witnesses, to put the synergies on the same real basis as the base year costs.  Finally, Mr. Kemp  excluded fuel and purchased power costs from his comparisons of realized synergies, as the data from transaction to transaction for this type of cost are so heavily influenced by regional energy market factors and commodity price cycles that they are not meaningful to compare.  Since the absolute level of pre-transaction base costs varies widely, according to the size of the companies Mr. Kemp used in the comparison, it would not be meaningful to compare absolute synergies. Rather, quantified synergy levels across different transactions are typically compared on the basis of percentage of base costs. Id.

264.     The 2010 total non-fuel synergies of $55 million ($51 million in 2006 dollars) amount to 10 percent of the combined 2006 non-fuel O&M costs of KCPL and Aquila.374

265.     These estimated synergy levels are reasonable.  A total non-fuel savings level of 10 percent is above average for a utility-utility merger, but is expected for a transaction between neighboring firms that can access the full range of synergies.375

266.     The level of achievable synergies is affected by many factors.  Some of the more important factors are:376

a.    Relative size.  Similarly sized companies have greater synergy opportunities.  Acquisitions of smaller companies by much larger companies do not affect combined costs as much on a percentage basis.

b.    Relative operating performance. Greater synergies can be achieved if one company has significantly lower unit costs or superior service quality.  Its practices can be transferred to the other company.  This is also true on a functional level, e.g., leveraging one company’s better distribution O&M practices.

c.    Proximity. Neighboring or overlapping service territories make greater synergies possible in both field and corporate operations.

d.    Need for capacity. Reductions in capital expenditures for new generation or transmission capacity will be larger if one utility has a long position (i.e., more than adequate capacity) and the other has a more pressing capacity need.

e.     Corporate and management culture. Benefits can be larger if one of the companies (especially the dominant partner) has superior project execution capabilities or has demonstrated an ability to achieve superior operating results relative to its peers.

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374 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

375 Id.

376 Id.

267.    A review of the data on the proposed merger shows that all of these factors line up to increase the synergies that could be achieved through this transaction.377

268.    Essentially two types of synergy data are available from other utility transactions that can be compared to KCPL’s estimates:378

a.     Announced synergies data can be obtained from press releases and SEC filings at the time an intended transaction is publicly disclosed. Typically these data are aggregate and not escalated, e.g., “$1 billion in savings over the first 10 years.”  In describing the strategic rationale for the transaction, the major areas of expected benefit may be mentioned (e.g., back office consolidation, economies of scale in generation operations), but the total synergy number is almost never broken down into its component pieces.  Not infrequently, no specific synergy number is disclosed, and the benefits are described only qualitatively.

b.    Realized synergies are the actual reductions in real costs (or merger-related increases in revenue) that are achieved by the merged company. Data on realized synergies are most reliably and consistently obtained from utilities’ annual filings to FERC on their actual costs of utility operations (FERC Forms 1 and 2).  These data must be reviewed carefully, as organizational changes, changes in operating models, one-time events (large storms or extreme weather), changes in accounting methods, changes in industry structure, and subsequent M&A transactions can distort the filed costs.

269.     KCPL’s estimated synergies, as a percentage of either total O&M or non-fuel O&M, are above the average announced synergies for utility merger transactions in the U.S. in the past ten years.379

270.    Compared to 26 other utility merger transactions across all energy utility types, KCPL’s percentage savings are well into the upper half of the range.380

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377 Id.

378 Id.

379 Id.  Mr. Kemp testified that since the announced synergies from other transactions typically do not distinguish between fuel and non-fuel synergies, he used KCPL’s total estimated 2010 synergies - including fuel savings - of $62 million ($55 million in 2006 dollars) for this comparison.  Id.

380 Id.  Only 3 of 26 transactions have higher synergies as a percentage of total O&M, and only 7 of 26 have higher synergies as a percentage of non-fuel O&M.  See Schedule WJK-4.  The transactions with higher announced synergy percentages generally were expected to benefit from large fuel or purchased energy savings, as generation fleets or gas contract portfolios were integrated.  This area of costs is a future upside for KCPL Aquila, as the estimated synergies do not include any benefits from joint generation and transmission dispatch. Id.

271.    KCPL’s estimated synergies are higher than the median level of realized synergies in other comparable transactions.381

272.     KCPL’s estimated synergy savings are greater than the median for Transmission, Distribution, Customer Service, and A&G, less than the median for Generation Non-Fuel O&M and the Sales function (which is a very small part of utility costs), and overall significantly higher than the median for total non-fuel O&M.382

273.    The range of 7-10% is a reasonable general expectation for total non-fuel synergy savings.  This is based on synergies estimates and realized synergies across a large number of proposed combinations.  Expectations for KCPL and Aquila, at 10% synergy savings, are at the upper end of this typical range.383

274.     The KCPL-Aquila pairing has unusually broad opportunities for savings, as noted above in listing the factors that drive the level of achievable benefits.  They are similarly sized.  They have complementary operating strengths (e.g., KCPL in generation and transmission and distribution (“T&D”), Aquila in customer service operations) that enable transfer of better practices and creation of substantial savings.  They have adjoining service territories, which increases potential operating and corporate synergies.  They have differing and complementary capacity positions through the medium term.  KCPL and Aquila’s geographic fit gives the combined companies natural advantages for achieving synergies in T&D operations.384

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381 Id.  Mr. Kemp testified that he compared inflation-adjusted cost changes for the categories of Generation Non-Fuel O&M, Transmission O&M, Distribution O&M, Customer Service, Sales, and Administrative and General. Id.

382 Id.

383 Id.

384 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

275.    KCPL’s synergy estimates both on a stand-alone basis and in the context of industry experience are reasonable and conservative.  At least four separate lines of corroborating evidence support the conclusion that the estimates are reasonable and conservative.385

276.     KCPL’s estimates tend to exceed the industry averages because KCPL and Aquila are neighboring utilities who can access an unusually broad range of synergies.386

277.    Mergers are complex transactions that entail many risks.  There are strategic risks around the choice of business models and transaction partner.  There are transaction risks around quality of due diligence, pricing of the transaction, etc.  There are execution risks around the successful integration of the two organizations. 387

278.     If the merger does not produce the intended net benefits due to any of these risks, the shareholders will pay a price through lower rates of return or decreased equity value.  Shareholders shoulder much of this risk.  They bear the costs of the pre-transaction efforts, which could yield no benefits if the transaction does not go forward.  They also support up-front financing of transaction costs and costs to achieve.388

279.    The utility industry has a generally positive track record on mergers and significant cost savings are normally achieved.389

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385 Id.  at p. 22.  See also Footnote 407.

386 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

387 Id.

388 Id.

389 Id.

280.    The level of hard, attributable benefits actually realized through merger transactions is typically in the range of 125 to 175 percent of the announced synergies.390

281.    Customers of KCPL and Aquila will benefit, because to the extent that synergies are realized, they will flow through to customers.  This is true because KCPL plans to file base rate cases every one or two years for the foreseeable future, so any cost reductions that are achieved would be reflected in the actual costs that are used to establish base rates.391

4.	Controverting Evidence Regarding the Reasonableness of the Calculated Synergy Savings

282.    With regard to synergy savings, the Commission finds the testimony of GPE/KCPL’s witnesses, Buran, Cheatum, Crawford, Kemp, Herdegen, Marshall, Steinke, Tickles, Van Dyne, and Zabors to be significantly more credible and substantial than the testimony of Staff’s witness Schallenberg, Public Counsel’s Witness Dittmer, and the Industrial’s witness Brubaker.

a.	Staff’s Position

283.    Contrary to Staff’s position in pages 77-80 of its Report, adjusting actual costs by the CPI index, when comparing pre-transaction vs. post-transaction costs for merged utility companies is a basic logical requirement, when analyzing costs across a time series.  Otherwise, cost comparisons will be distorted by the effects of inflation.392

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390 Id.  Mr. Kemp testified that in his considered opinion that the level of synergy benefits that will ultimately be achieved through the merger will be substantially greater than KCPL’s current synergy estimates.  Joint dispatch of generation and transmission assets could add large benefits, once ISO issues are resolved. Also, due to the ability of competent utility management to find additional cost reductions or revenue enhancements as they dig deeper into the detail of integration planning, synergies tend to expand rather than contract.  Id.

391 Id.

392 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15.   Inflation represents increases in the prices of goods and services (and the inputs required to produce them), not increases in the volume of those goods and services.  Inflation, or the decrease in the value of the currency (the U.S. dollar in this case) was running in the range of 2 to 4 percent per year in the time period of this realized synergies analysis.

284.    Inclusion of inflation when valuing the synergies was conservative because cost projections were compared against actual 2006 Missouri electric expenses (the baseline).  An escalation factor was applied to the budgets and to the baseline to ensure that the effects of inflation were not ignored and that the 2006 baseline was suitable for analysis. The savings versus baseline represent synergies.393

285.     It is prudent to adjust for the effects of inflation on the operating costs (in nominal dollars) that were reported to FERC by the utilities covered in the synergies analysis.  Dollars adjusted for inflation are called “real dollars,” and comparisons using real dollars are not distorted by inflationary effects.394

286.     It is reasonable to use the CPI to adjust utility operating costs for the effects of inflation because the CPI is the most widely cited measure of inflation.  It is commonly used as a basis for restating nominal dollars into real dollars.  The CPI is broadly reflective of utility non-fuel operating and maintenance costs, enjoys wide acceptance, and is easily understood.395

287.    Use of the CPI is also reasonable because about one-half of the typical utility’s non-fuel O&M expenses are labor-related.  The price of that labor is closely related to changes in the CPI, as employees seek to keep themselves whole for the effects of inflation on their living expenses.  Their expenditures range across the cost categories included in the CPI.  In fact, many labor agreements reference the CPI as the basis for changes in labor rates.  So as the CPI changes, so do the labor-related costs of utilities.396

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393 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

394 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15.  The Commission adopted the use of inflation or escalation indices in prior proceedings.  For example, in KCPL’s most recent rate case, Case No. ER-2007-0291, Staff used the Handy Whitman Index in calculating the Company’s non-labor production and transmission and distribution adjustments. In its Cost-of-Service Report in that case, Staff stated that these adjustments were consistent with the methodology adopted by the Commission in Case No. ER-2006-0314.  Id.

395 Id.

396 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15.  The Commission’s general policy against adjusting historical costs for inflation, when determining historical test year costs, does make sense in the intended context, a rate-making case.  The reason that many commissions prefer a historical test year is that cost forecasts are considered too speculative.  Use of a historical test year avoids dispute about how to move from recorded actual (i.e., historical) costs to future costs during the effective rate period.  However, that situation is a far cry from the widely accepted practice of restating costs from nominal dollars to real dollars, when making comparisons (outside of a ratemaking context) of costs across time, i.e. such as in this merger case.  Staff apparently believes that the Commission should consider only “actual” (i.e., nominal) costs [Staff Report, page 77].  The basis for this position is stated on page 79.  Staff cites a number of Commission decisions in which it declined to allow historical test year costs to be adjusted for inflation through use of a CPI index.  Mr. Kemp’s analysis compared inflation-adjusted actual operating costs, as reported to the FERC.  He did not compare allowed revenue requirements.  A revenue requirements comparison would show how costs were treated for ratemaking purposes, but would be subject to serious shortcomings as a method for analyzing whether the merged companies reduced their costs and became more efficient.  Id.

288.     Use of the CPI to calculate real synergy savings is conservative for two reasons.  First, the CPI understates the level of inflation in the non-labor portion of utility non-fuel O&M expense.  If an index with a greater increase than the CPI had been used to deflate the post-transaction costs of the utilities in KCPL’s analysis, the decreases in real costs would have been larger.  Second, to the extent that unit sales (kwh) and numbers of customers increased in the four years between the pre-transaction cost data and the post-transaction cost data – as they did in all cases – adjusting the post-transaction costs by only the CPI would not capture the full gains in efficiency realized by the merging utilities.397

289.     It is also appropriate to exclude Uncollectible Accounts from the comparison of pre-transaction and post-transaction costs for the Customer Service function of the combined utility companies because:398

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397 Id.  A more comprehensive (but less conservative) measure of gains in input-output efficiency would involve increasing the pre-transaction costs of the separate companies by both inflation and an index of increased output levels, and comparing those adjusted costs to the post-transaction costs of the combined companies.  KCPL not including this output-related adjustment is more conservative.  Id.

398 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15.  Contrary to the Staff’s Report, Mr. Kemp’s workpapers allowed for a complete review of his analysis [Staff Report, pages 79-80]. The workpapers that Mr. Kemp relied upon directly for his exhibits were filed with his Supplemental Direct Testimony.  These workpapers are tables that show pre-transaction and post-transaction costs by functional area for the parent utility companies in the relevant transactions.  The charts in Mr. Kemp’s exhibits were derived from these tables.  In response to Staff’s request for further details, Mr. Kemp provided the underlying cost data for the individual utility operating companies that reported cost data to the FERC.  Mr. Kemp also explained how the data from the individual utility operating companies were aggregated by the parent utility, and listed the FERC accounts that were included in each functional area of non-fuel O&M expense.  Mr. Kemp’s data were obtained from the SNL data base service, which groups the accounts as they are grouped in the FERC Uniform System of Accounts.  Finally, Mr. Kemp provided three examples of how the reported FERC costs track through from the more detailed level to the aggregate level.

•	First, Uncollectible Accounts cost is more properly characterized as a contra-revenue item, not an expense item. The realized synergies analysis deals with non-fuel O&M expenses.

•
Second, the levels of Uncollectible Accounts cost are heavily influenced by the rules of the local regulatory jurisdiction, primarily those regarding disconnection procedures (multiple warning notices, time periods to disconnect).  These rules can expand or shrink a utility’s revenue exposure on overdue accounts, vs. other utilities in other states, for reasons not directly related to a company’s effectiveness in managing such accounts. Uncollectible Accounts costs are less controllable by utility management.

•
Third, Uncollectible Accounts costs are more closely related to the level of fuel and purchased power costs than the level of non-fuel O&M expenses.  When fuel and purchased power costs are high, and push up the total bill to customers, one would expect more customers to have difficulty paying their bill.

290.     Staff’s contention that the synergies will not be realized in the timelines offered is also in error.  In terms of the timing of synergy capture, the close working relationship between Aquila and KCPL resulted in the development of detailed plans to realize the synergies.  The teams are actively working to ensure that synergy capture is at full potential as close to the day the merger closes as possible.399

291.     With regard to Staff’s general credibility on its testimony concerning the synergies,  Staff did not proffer any other individual subject matter expert that contributed to Staff’s Report, attached to witness Schallenberg’s five pages of testimony.400

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399 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

400 See Findings of Fact Numbers 70-93 in the Witness Credibility Section.  Public Counsel cites to the Missouri Supreme Court Case of Love 1979 Partners v. Public Service Commission, 715 S.w.2d 482, for the proposition that the Commission must defer to its Staff and Staff’s expertise.  See EFIS Docket Number 440; Initial Brief of the Office of the Public Counsel, pp. 3-4.  Public Counsel misreads the Court’s opinion.  The Court opined that the court would defer to the Commission’s expertise, in part, because the Commission had a staff of experts to advise it.  This does not relieve the Commission of its mandate to support its conclusions of law with substantial and credible evidence on the record as a whole. Environmental Utilities, LLC v. Public Service Com'n, 219 S.W.3d 256, 263 (Mo. App. 2007); State ex rel. AG Processing, Inc. v. Public Service Com'n of State, 120 S.W.3d 732, 734 -735 (Mo. banc 2003); State ex rel. Rice v. Public Service Com'n, 359 Mo. 109, 114, 220 S.W.2d 61, 64 (Mo. banc 1949).  The Missouri Supreme Court does not require the Commission to defer to incompetent evidence adduced by any party merely because of that party’s position or title.  The Commission must evaluate the evidence presented in any case, objectively.

292.     Staff’s major objection to the Application’s merger structure is, in reality, a legal issue concerning the requirements of Section 393.190.1 that its testifying witness, Mr. Schallenberg, is not qualified to address, lacking a law degree or any legal education.401

293.    Staff’s final point regarding the Applicants’ synergy calculations that the merger is “uneconomical from a consumer perspective even when comparing the cost and benefits sponsored by the Joint Applicants” has little probative value, given Mr. Schallenberg’s concession that Staff did not conduct an audit of the asserted merger savings.402  Neither Mr. Schallenberg nor members of the Engineering and Management Services Department analyzed or developed an alternative calculation of merger synergies.403  Mr. Schallenberg admitted that in the Staff Report section dealing with merger synergy savings, there was no discussion or evaluation of the testimony offered by KCPL witnesses Lora Cheatum, Wallace Buran, William Herdegen, Dana Crawford, Robert Steinke, Richard Spring or John Marshall.404  Additionally Mr. Schallenberg admitted that neither his testimony nor the Staff Report has been updated since being filed in October 2007, or after the merger proposal was modified.405

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401 Transcript, pp. 1790-91.  Mr. Schallenberg conceded that portions of the Staff Report were written by lawyers in the Commission’s General Counsel Division, Transcript, pp. 1814-15.  That legal argument mirrors the one advocated by the Industrial Intervenors claiming that because the Joint Application does not request approval to merge KCPL and Aquila, Staff may simply ignore the many witnesses who offer detailed testimony on merger synergy savings and the benefits of the detailed plans to functionally integrate and coordinate KCPL and Aquila operations.

402 Staff Exh. 100, Schallenberg Rebuttal at 4; Transcript, pp. 1820-21.

403 Transcript, pp. 1825-26.

404 Transcript, pp. 1893-94.

405 Transcript, p.  1823.

b.	Public Counsel’s Position

294.    Contrary to Public Counsel’s witness Dittmer’s testimony,406 KCPL’s estimates of synergy savings from the proposed merger are not “overstated”.407

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406 OPC Exh. 200, Dittmer Rebuttal, pp. 36-39.

James R. Dittmer is a Senior Regulatory Consultant with the firm of Utilitech, Inc., a consulting firm engaged primarily in utility rate work.  The firm's engagements include review of utility rate applications on behalf of various federal, state and municipal governmental agencies as well as industrial groups.  In addition to utility intervention work, the firm has been engaged to perform special studies for use in utility contract negotiations.  He graduated from the University of Missouri - Columbia, with a Bachelor of Science Degree in Business Administration, with an Accounting Major, in 1975.  He holds a Certified Public Accountant Certificate in the State of Missouri.  He is a member of the American Institute of Certified Public Accountants.  Following his graduation from the University of Missouri, he was employed as an auditor for the Missouri Public Service Commission. In 1978, he was promoted to Accounting Manager of the Kansas City Office of the Commission Staff. In that position, he was responsible for all utility audits performed in the western third of Missouri.  During his service with the Commission, he was involved in the audits of numerous electric, gas, water and sewer utility companies.  Additionally, he was involved in numerous fuel adjustment clause audits, and played an active part in the formulation and implementation of accounting staff policies with regard to rate case audits and accounting issue presentations in Missouri.  From 1979 through 1985 he practiced as an independent regulatory utility consultant. In 1985, Dittmer, Brosch and Associates was organized, which changed its name to Utilitech, Inc., in 1992.  For the past twenty-eight years, he has appeared on behalf of clients in utility rate proceedings before various federal and state regulatory agencies where he performed revenue requirement studies for electric, gas, water and sewer utilities and testified as an expert witness on a variety of rate matters.  As a consultant, he has filed testimony on behalf of industrial consumers, consumer groups, the Missouri Office of the Public Counsel, the Missouri Public Service Commission Staff, the Indiana Utility Consumer Counselor, the Mississippi Public Service Commission Staff, the Arizona Corporation Commission Staff, the Arizona Residential Utility Consumer Office, the Nevada Office of the Consumer Advocate, the Washington Attorney General's Office, the Hawaii Consumer Advocate's Staff, the Oklahoma Attorney General's Office, the Oregon Citizens Utilities Board, the West Virginia Public Service Commission Consumer Advocate's Staff, municipalities and the Federal government before regulatory agencies in the states of Alaska, Arizona, Colorado, Florida, Hawaii, Indiana Kansas, Maine, Michigan, Mississippi, Missouri, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Texas, Washington and West Virginia, as well as FERC.

407 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.  As stated in pages 22-23 of Mr. Kemp’s Supplemental Direct Testimony:

1. Its synergy estimation methodology is sound.  The synergy teams have drilled down to an unusually deep level of detail, and have identified and vetted reasonable levels of synergies. The sources of savings that they cited are credible.

2. KCPL’s estimated total synergies (including fuel) are modestly higher than the median announced synergies for 26 other energy utility transactions (5% vs. 3% of total O&M, 11% vs. 9% of non-fuel O&M). [This is reasonable because the KCPL-Aquila pairing has unusually broad opportunities for savings -- See findings of Fact 248-281.]

3. KCPL’s estimated synergies for non-fuel O&M expense are significantly higher than the median realized synergies for other electric utility transactions (10% vs. 2%). [However, this is reasonable because the KCPL-Aquila pairing has unusually broad opportunities for savings -- See findings of Fact 248-281.]

4. KCPL’s estimated synergies are at the upper end of the range that we have advised utility clients, based on our experience, is reasonable to expect in merger transactions 10% v. 7-10%. [Again, this is reasonable because the KCPL-Aquila pairing has unusually broad opportunities for savings – See findings of Fact 248-281.]

As stated in pages 7-9 of Mr. Marshall’s Surrebuttal Testimony:

Aquila is not already enjoying economies of scale and shared corporate overhead related synergies based on its current organization as claimed by Public Counsel.  Capturing the identified savings will only be achieved by leveraging the integrated infrastructure and capabilities of KCPL and Aquila.  This integration will allow both companies to realize greater economies of scale and shared services.  The savings potential for these costs is projected to be $302 million.  Costs have only been considered that are included in the Missouri rate case.  Any current economies of scale and overhead-related synergies that Aquila enjoys are lessened by a business model with higher costs and non-investment grade debt.  Rather than enjoying current savings, Aquila is burdened by an inefficient capital structure and expensive cost base.  Savings derived from the merger will offer significant benefits to Aquila and are not achievable without the benefits and improved operations of the merger.

** The commission notes that the $302 million referenced by witness Marshall represents Aquila’s corporate overhead costs that were not allocated to Missouri, but are additional costs that will be reduced subsequent to the closure of the merger.  This savings is in addition to the projected $305 million in synergy savings.  See GPE/KCPL Exh. 31, Zabors Supp. Direct, Schedule RTZ-6 and Transcript pp. 2923-2926.  The $302 million was determined using 2006 for the baseline, and as reflected by the testimony, Aquila’s corporate costs have already been reduced and the $302 million would be reduced to $221 million if the year 2007 was used as the baseline.

295.    Mr. Dittmer’s testimony makes virtually no attempt to rebut the analysis contained in Mr. Kemp’s Supplemental Direct Testimony, regarding the reasonableness of Great Plains’ and KCPL’s methods for estimating synergies and the reasonableness of its estimates of total achievable synergies. 408

296.     Synergy estimates were reviewed by Mr. Kemp both on a stand-alone basis and in the context of industry experience.  At least four separate lines of corroborating evidence support the conclusion that the estimates are reasonable and conservative:409

(1)	The soundness of the estimating methodology.

(2)	The reasonableness of the synergy estimates vs. announced synergies for comparable transactions.

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408 Id.

409 Id.

(3)	The reasonableness of the synergy estimates vs. realized synergies from comparable transactions.

(4)	The reasonableness of the synergy estimates in the context of Black & Veatch’s substantial experience in advising utility management on expectations for merger synergies.

297.     The total estimated level of synergy savings are modestly above the industry average.  This is expected given the fact that KCPL and Aquila have adjoining territories and can access higher levels of proximity-related synergies (mainly in the generation and T&D areas) than many of the transactions included in the industry data.410

298.     Another reason that the synergy estimates are conservative, and not “overstated” or “quite aggressive,” is the realized synergies are likely to be greater than Great Plains’ and KCPL’s estimates.  Competent utility managers almost always find more synergies as they dig deeper after the transaction, and several significant sources of synergy savings were not included in KCPL’s estimates.  These observations were not rebutted by any opposing witness.411

299.    Mr. Dittmer argues that the Commission should consider only those merger-related benefits that go beyond a hypothetical level of stand-alone savings, but he does not explain how those stand-alone savings can be achieved as effectively without a merger.  His suggested method of counting benefits is logically equivalent to setting rates for KCPL and Aquila based on an unproven assumption that their costs are equal to those achieved by best-in-class utilities, without allowing KCPL or Aquila to recover any costs that might be incurred in order to achieve such performance.412

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410 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15.  Mr. Dittmer is also inconsistent in his logic about economies of scale.  He admits [page 36] that Aquila’s electric operations enjoy reduced costs due to economies of scale from being part of a larger organization, yet he discounts the possibility that the KCPL/Aquila combination could also produce scale synergies.  There is no magic size at which scale economies cease, especially in the corporate overhead areas that he mentions. Id. See also GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

411 Id.

412 Id.

300.    Under questioning from Commissioner Murray, Mr. Dittmer admitted that a utility under financial stress may not have the capital available to fund construction projects and would have to defer them.413

301.    Mr. Dittmer also admitted during questioning from Commissioner Clayton that he did not know if Aquila had the resources to undertake on its own the $59 million of “enabled” projects that he identified.414

302.    Both created and enabled synergy savings are unlocked by the merger, and both require management initiative and action before they can be realized.415

303.    It is also not realistic to expect that KCPL and Aquila could separately achieve all the enabled synergies that Mr. Dittmer argues are not merger-related.  The merger process is a change enabler.416

304.    The management and employees of both companies become more open to considering and implementing changes, which they otherwise might not have pursued.417

305.    The benefits associated with enabled synergies are larger and faster in the merger context than they would be on a stand-alone basis.418

_________________________

413 Transcript, p. 1686.

414 Transcript, p. 1719.

415 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.  Schedule JRM-7 provides a direct response to OPC Schedule JRD-1 to show how these synergies are created by the merger.  Id.

416 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15.

417 Id.

418 Id.

306.    Contrary to Mr. Dittmer’s contention that $59 million in “enabled” synergies should not be allowed,419 enabled synergies should be included in the total pool of synergy savings, because, in this instance, they are unlocked by the merger.420

307.    Weighing the expert testimony, the Commission finds that Mr. Dittmer misunderstands the nature of “enabled” synergies as applied to this particular set of facts and circumstances.421

308.    Similarly, there is no merit to Mr. Dittmer’s assertion that synergy savings attributable to the closure of the 20 West Ninth Street headquarters are overstated as a result of the sale of the properties at an amount below net book value because the net book value of the properties is anticipated to be written down to fair value in the application of purchase accounting for the acquisition, which is expected to result in an increase to goodwill.422

309.    Great Plains has not requested recovery of goodwill associated with this acquisition.423

310.     There is also no merit to Public Counsel’s claim that Great Plains or KCPL will pay officers more for running a larger company resulting in reduced synergies.  Great Plains does not plan to change its peer group for executive compensation; Great Plains still benchmarks executive compensation by comparison to other companies; the utility executive surveys used to market price utility executive positions classify Great Plains as a medium revenue company, and this classification is not expected to change; current executives are appropriately positioned in market based and company performance data; and Great Plains applies the pay for performance methodology.424

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419 OPC Exh. 200, Dittmer Rebuttal, pp. 12-16.

420 Transcript, pp. 1409 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 1-15; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.  Schedule JRM-7 provides a direct response to OPC Schedule JRD-1 to show how these synergies are created by the merger.  Id.  See also Finding of Fact Number 302.

421 See Findings of Fact Numbers 174-185, 299-306. Transcript, pp. 1408-1416.

422 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19. The Company intends to sell the 20 West Ninth Street building and adjacent properties at the close of the transaction with a target date for sale by the end of 2008.  As referenced in the Rebuttal Testimony of Mr. Dittmer in this case, the company has supplied a Broker Opinion of Value for the properties as prepared by Grubb & Ellis, which indicates a projected market value below the expected net book value of the assets at the time of close.  Based on these factors, and the application of purchase accounting under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, Business Combinations, the Company anticipates writing down the value of the 20 West Ninth Street building and adjacent properties to fair value at the time of close.  The reduction to the net book value of these properties in the application of purchase accounting is expected to increase the excess of cost over the fair value of acquired net assets in the acquisition (i.e., goodwill).  Id.

423 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

424 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19, see in particular pp. 9-10.

311.    Finally, the Commission notes that witness Dittmer also presented testimony to the Commission where he stated that “Public Counsel would welcome a scenario under which Missouri ratepayers would no longer be exposed to subsidizing Aquila’s failed unregulated business operations.”425  He acknowledged during the hearing that the Applicants’ withdrawal of their request to recover Aquila’s actual cost of debt changed his analysis of the potential benefits to consumers from a negative to a positive number.426   He further agreed that with the reduction in Transaction Costs from $95 million to $65 million (Missouri jurisdictional $47.2 million) “the math would work” to increase the positive number.427  Mr. Dittmer admitted that he did not have the resources to do a “complete bottom-up analysis of the expected synergies,” and that as of April 23 when he testified he had not looked at “the underlying work papers for seven months.”428  He conceded that a utility like Aquila that is not able to recover all of its costs has “a bigger hole to crawl out of” and could “go into bankruptcy,” with debt holders taking “a bigger pounding than they have already.”429  He additionally noted that the purchase price for Aquila that Great Plains agreed to pay “looks very reasonable,” and that adjoining companies like KCPL and Aquila “should achieve more synergies than disjoined utilities.”430  He also admitted that his initial analysis failed to evaluate the merit of either the estimated Transaction or Transition Costs “because we didn’t need to,”431  In response to Commissioner Clayton’s questions, Mr. Dittmer acknowledged that, despite his misgivings, “I expect there are some fairly significant synergy savings.”432

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425 GPE/KCPL Exh. 200, Dittmer Rebuttal at 47.

426 Transcript, p. 1667.

427 Transcript, p. 1668.

428 Transcript, pp. 1666, 1720, and 1686.

429 Transcript, pp. 1682-83.

430 Transcript, pp. 1694, and 1752.

431 Transcript, pp. 1724-27.  During Mr. Dittmer’s testimony on this subject, Public Counsel interjected that because of its “limited budget, we have not had Mr. Dittmer do a whole lot of work since that time,” having only paid him to do the “analysis on the original case” and not on the numbers now before the Commission.  Transcript, pp. 1724-1725.  Public Counsel complains that the Commission should not require a complete analysis of the synergies from the opposition parties because of the limitations in their budget and resources.  See EFIS Docket Number 440; Initial Brief of the Office of the Public Counsel, pp. 43.  Public Counsel’s argument seems to be one of asking to be excused from presenting competent and substantial evidence.  In essence, Public Counsel requests that the Commission bias itself based upon the relative economics of the parties choosing to participate in this matter.  The Commission is unsure how, nor is it appropriate, to apply a sliding scale to evidence adduced in a contested case.  The quality of experts produced by the parties may, and usually does, vary, as does the quantum of evidence produced by each party.  The Commission cannot shirk its responsibility to render a decision based upon competent and substantial evidence on the record as a whole at the request of a party to a contested case.  The Commission must objectively evaluate and weigh all of the evidence presented.

432 Transcript, p. 1723.

c.	The Industrials’ Position

312.     Similar to Mr. Dittmer’s conclusions, the Industrials’ witness Mr. Brubaker’s label of the synergy savings estimates as being “quite aggressive”433 is unfounded for the same reasons articulated in Findings of Fact Nos. 294-311, supra.

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433 Industrial Intervenors Exh. 300, Brubaker Rebuttal, p. 10.

Maurice Brubaker is a consultant in the field of public utility regulation and President of the firm of Brubaker & Associates, Inc. (BAI), energy, economic and regulatory consultants.  He graduated from the University of Missouri in 1965 with a Bachelor's Degree in Electrical Engineering.  Following graduation, he was employed by the Utilities Section of the Engineering and Technology Division of Esso Research and Engineering Corporation of Morristown, New Jersey, a subsidiary of Standard Oil of New Jersey.  In the Fall of 1965, he enrolled in the Graduate School of Business at Washington University in St. Louis, Missouri, where he earned a Master of Business Administration in June of 1967.  His major field was finance.  From March of 1966 until March of 1970, he was employed by Emerson Electric Company in St. Louis, during which time he earned a Master of Science Degree in Engineering at Washington University.  In March of 1970, he joined Drazen Associates, Inc., of St. Louis.  Since that time he has prepared numerous studies relating to electric, gas, and water utilities, including cost analysis, rate design, cost forecasts, cogeneration rates and determinations of rate base and operating income.  He has also addressed utility resource planning principles and plans, reviewed capacity additions to determine whether they were used and useful, addressed demand-side management issues independently and as part of least cost planning, and reviewed utility determinations of the need for capacity additions and/or purchased power to determine the consistency of such plans with least cost planning principles. He has provided testimony  about the prudency of the actions undertaken by utilities to meet the needs of their customers in the wholesale power markets, and has testified before FERC, various courts and legislatures, and the state regulatory commissions of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Guam, Hawaii, Illinois, Indiana, Iowa, Kentucky, Louisiana, Michigan, Missouri, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Virginia, West Virginia, Wisconsin and Wyoming.

During the past ten years, BAI and its predecessor firm, has participated in over 700 major utility rate and other cases and statewide generic investigations before utility regulatory commissions in 40 states, involving electric, gas, water, and steam rates and other issues.  Cases in which the firm has been involved have included more than 80 of the 100 largest electric utilities and over 30 gas distribution companies and pipelines.  An increasing portion of the firm’s activities is concentrated in the areas of competitive procurement.  The firm assists clients in identifying and evaluating purchased power options, conducts request for proposals (RFPs) and negotiates with suppliers for the acquisition and delivery of supplies.  The firm has prepared option studies and/or conducted RFPs for competitive acquisition of power supply for industrial and other end-use customers throughout the Unites States and in Canada, involving total needs in excess of 3,000 megawatts.  The firm is also an associate member of the Electric Reliability Council of Texas and a licensed electricity aggregator in the State of Texas.

313.     Mr. Brubaker admitted that his “testimony does not address the specifics of the synergies that the Applicants contend will be achieved.”434

314.    Witness Brubaker argued that the synergy estimates should be discarded merely because they are above the median of industry experience.  As Mr. Kemp explained in his testimony, the synergies should be expected to be above the industry average since KCPL and Aquila are in close proximity and the potential for synergies is substantially greater than in other transactions.435

315.     Given that all parties waived cross-examination of Mr. Brubaker, and the testimony given by Great Plains’ Mr. Kemp that exposed the weaknesses of the Brubaker analysis,436 the Commission finds that little weight will be given to his opinions.

_________________________

434 Industrial Intervenors Exh. 300, Brubaker Rebuttal, p. 4.

435 Id.

436 GPE/KCPL Exh. 19, Kemp Surrebuttal, pp. 10-12 (above-industry synergies should be expected since KCPL and Aquila have adjoining service territories).

316.    KCPL and Aquila spent significant time and resources since June 2006 analyzing and developing plans for the merger.  Contrary to the assertions of Staff, Public Counsel or the Industrials, the merger process and synergy valuation has been adequate.437

317.    The forecasted Best Practices Spend Management synergy savings are conservative relative to past experience in both the utility industry and with companies outside the utility industry.  They are also in-line with the documented realized savings from contiguous mergers within the utilities industries.438

318.    The actions required to achieve the synergies align well with the collective expertise of the combined companies and can be implemented with a high degree of confidence.439

319.    The forecasted savings are both realistic and achievable.440

320.    KCPL has adequately supported its contention that the synergies it has identified are a direct result of the merger.441

321.    Since the Applicants have agreed to recover any merger savings through “regulatory lag” as part of the traditional ratemaking process,442 there is no net detriment to customers.  Under this proposal, if the Applicants are not able to demonstrate the realization of synergies, then none could be used to recover Transaction or Transition costs.443

_________________________

437 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

438 GPE/KCPL Exh. 6, Buran Supp. Direct, pp. 2-27, and accompanying schedules.

439 Id.

440 Id.

441 Id.;  GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.  Schedule JRM-7 provides a direct response to OPC Schedule JRD-1 to show how these synergies are created by the merger.  Id.  An example of the supported synergies is KCPL’s ability to successfully implement automatic meter reading (“AMR”) across the Aquila customer base that will only be achieved with the skills, knowledge, financial, and employee resources that KCPL possesses.  Specifically, KCPL has detailed systems and information technology (“IT”) knowledge that has resulted in the development of code, capabilities, and enhanced processes for KCPL’s CIS Plus system that will be used to expedite the implementation of AMR and accelerate the realization of value from it.  Id.

442 Transcript, pp. 1301, 1309-11.

443 Transcript, p. 1311.

322.     The Commission finds that the synergies and savings that will result from the merger are real and substantial, and will produce benefits that support the approval of the Applicants’ requests.

F.	Findings of Fact Regarding Transaction and Transition Cost Recovery

323.     Great Plains will use the purchase accounting method to record the merger, if approved by the Commission.  Under the purchase method, Great Plains will record the net assets acquired at fair market value.  In the case of regulated assets and liabilities, fair value is generally considered to be book value.444

324.    The excess of the purchase price, including transaction costs, over the fair market value of the net identifiable assets is recorded as goodwill.445

325.    The Applicants do not request authorization to recover the acquisition premium component of goodwill associated with the merger.446  The Applicants request recovery of the transaction cost component of goodwill over a five-year period.447

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444 GPE/KCPL Exh. 29, Wright Direct, pp. 2-3.  Under Generally Accepted Accounting Principles (“GAAP”), the accounting rules for a business combination are prescribed in Financial Accounting Standards Board (“FASB”) Statement No. 141, Business Combinations. FASB Statement No. 142, Goodwill and Other Intangible Assets, is also relevant to the merger, among others.  Id. at p. 2.  See also Transcript, pp. 1990-1995.

445 Id.  at p. 3.  “Goodwill” is defined as the excess of the purchase price over the net book value.  Transcript, p. 2013.  An “acquisition adjustment” is the summation of the transaction costs and the acquisition premium and is consistent or synonymous with the term “goodwill.” Transcript, pp. 2013-2014.  The term ”merger premium” is consistent with “acquisition premium.”  Transcript, p. 2014.

446 Id.  Financial Accounting Standards Board (“FASB”) Statement No. 142 does not allow amortization of goodwill.  Rather, the statement requires annual impairment testing to determine whether the value of the underlying asset has been impaired.  If an impairment is indicated, a write-down would be required.  Impairment testing, between annual testing, is required if events or circumstances indicate an impairment is more likely than not. Id.

447 GPE/KCPL Exh. 29, Wright Direct, p. 3.

326.    After revising their merger application, the Applicants continued to request that they be permitted to recover, in general rate cases, the majority of the transaction costs. 448

327.    Applicants request that the Commission allow the surviving entities to defer both transaction and transition costs and to amortize them over a five-year period beginning with the first rate cases post-transaction for Aquila and KCPL subject to “true up” of actual transition and transaction costs in those future cases.449

328.     Recovery of transaction and transition costs would not be sought if insufficient synergy savings were realized to cover those costs.450

329.    There is no credible evidence in the record that transaction and transition costs, as calculated by Great Plains and KCPL, are inaccurate or unreasonable.451

1.	The Applicants’ Proposal for Transaction and Transition Cost Recovery

330.    The Applicants believe the concept of assigning costs in proportion to savings is appropriate and have identified synergy savings and developed an allocation for those savings based on specific cost drivers.452

331.    A cost driver is an activity that causes a cost to be incurred.  For example, meter reading costs are driven by the number of meters in the field.  Billing costs are driven by the number of bills processed.453

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448 GPE/KCPL Exh. 37, Bassham Additional Supp. Direct, p. 4.

449 Id.  GPE/KCPL is requesting authority from the Commission to establish a regulatory asset account on the books of KCPL and Aquila for both the transition-related and transaction costs and to allow those costs to be amortized over a five-year period beginning at the time of the completion of the merger. GPE/KCPL Exh. 23, Rush Supp. Direct, pp. 2-14.

450 Transcript, p. 1310-1311, 1707-1708, 1773.

451 Transcript, pp. 1405-1406, 1723-1726, 1996, line 11 through p. 1999, line 4, p. 2007, 2929-2934.  See GPE/KCPL Exhibits 1, 2, 3, 6, 23, 30, 31, and 37.

452 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 4-6.

453 GPE/KCPL Exh. 23, Rush Supp. Direct, pp. 2-14.

Tim M. Rush is employed by KCPL as Director of Regulatory Affairs, a position he has held since 2001.  His general responsibilities include overseeing the preparation of KCPL’s rate cases, class cost of service and rate design.  He is also responsible for overseeing the regulatory reporting and general activities specific to the state of Missouri and the Missouri Public Service Commission.  He received a Master's Degree in Business Administration from Northwest Missouri State University in Maryville, Missouri and completed his undergraduate study at both the University of Kansas in Lawrence and the University of Missouri in Columbia.  He received a Bachelor of Science Degree in Business Administration with a concentration in Accounting from the University of Missouri in Columbia.  Prior to his employment with KCPL, he was employed by St. Joseph Light & Power Company (“Light & Power”) for over 24 years.  At Light & Power, he was Manager of Customer Operations from 1996 to 2001, where he had responsibility for the regulatory area, as well as customer services, which included the call center, collections and marketing areas.  Prior to that, he held various positions in the Rates and Market Research Department from 1977 until 1996.  He was the manager of that department for fifteen years.  He has testified in numerous proceedings before the Commission.

332.    Other cost drivers may result in the costs being directly assigned to a specific jurisdiction or combination of jurisdictions. 454

333.    The terms “cost driver” and “allocation factor” can be used interchangeably.455

334.    In order to develop an appropriate method to allocate the synergies, transition-related, and transaction costs to the various KCPL and Aquila regulatory jurisdictions and to Aquila’s non-regulated operations (referred to as “Merchant”), an allocation team with representatives from Great Plains, KCPL, and Aquila determined an allocation factor for each synergy savings based on the most representative cost driver.  The allocation team’s approach was to keep the allocation factors relatively simple and easily auditable.456

335.     The KCPL regulatory jurisdictions include KCPL-Missouri, KCPL-Kansas and KCPL-wholesale. 457

336.     The Aquila regulatory jurisdictions include Aquila MPS-retail, Aquila MPS-wholesale, Aquila L&P-electric, and Aquila L&P-industrial steam.458

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454 GPE/KCPL Exh. 23, Rush Supp. Direct, pp. 2-14.

455 Id.

456 Id.  See Schedule TMR-2 for a depiction of the cost drivers utilized by GPE/KCPL.

457 Id.

458 Id.

337.     A “general allocator” was selected for Shared Services non-fuel O&M expense synergies.  This was because Shared Services activities encompass general corporate overhead, including Accounting, Legal, Executive, etc., and because no single cost driver is appropriate for these activities, a multi-part “general” allocation factor was used.  Great Plains and Aquila use a similar general allocator for their overhead allocations, as documented in their respective Cost Allocation Manuals.  The allocation team decided on a three-part general allocation factor including: net plant; retail revenue; and payroll costs.459

338.    A general allocator was not used for any of the other synergy categories, except for the synergy attributable to the sale of Aquila’s current corporate headquarters at 20 West 9th Street, because the other categories have identifiable cost drivers.460

339.    Once the appropriate cost drivers/allocation factors were identified, a two-step approach was used to allocate the synergies among the various regulatory jurisdictions and the Merchant operation: 461

(1)  Each synergy item was allocated among KCPL, Aquila-MPS, Aquila-L&P and Aquila-Merchant, based on the applicable allocation factor and the associated statistical data.  In many cases, only certain of these entities were affected, as shown on Schedule TMR-2 (the “Allocated to” column).

(2)  Further allocation of the synergies identified in step one to KCPL’s three regulatory jurisdictions, Aquila-MPS’s two regulatory jurisdictions, and Aquila-L&P’s two regulatory jurisdictions, as applicable.462

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459 Id.

460 Id.  For example, delivery and customer service costs are directly influenced by the number of customers or meters. Supply costs, on the other hand, are directly influenced by output levels, such as megawatt hours generated and/or purchased.  Id.

461 Id.  See Schedule TMR-1, as modified by the change in merger proposal – EFIS Docket Number 385, Identification of Evidence That Is No Longer Relevant to the Joint Application, filed May 9, 2008.

462 Id.  The result of this two-step allocation process is presented on Great Plains and KCPL’s witness Tim Rush’s Schedule TMR-1 below, which depicts the proposed overall allocation of synergies to each jurisdiction, including Aquila Merchant and both KCPL and Aquila MPS wholesale.  The allocation, as proposed and described by the Applicants, demonstrates that each jurisdiction will receive a benefit from the merged organization because the synergy benefits filter to those jurisdictions as a result of the allocation process.  Id.

340.    The KCPL synergies identified in step one were allocated to its jurisdictions based on allocation percentages established in KCPL’s recent rate case, for cost drivers that were the same as or similar to the cost drivers used in step one.463

341.    Because of the changes in the level of sales between jurisdictions, Applicants propose to allocate the cost of electric operations based on the change in sales between jurisdictions in comparison to the base period sales.464

342.    Applicants propose to allocate the merger integration costs (transition and transaction costs) over a period of five years (beginning with the effective date of rates ordered by the Commission in the first rate case after the close of the merger) to each of the retail, wholesale and merchant operations of KCPL and Aquila based on the contribution of synergy savings estimated from the base period.465

343.    The percentage allocation for electric operations, under the Applicants’ proposal, would be adjusted in each rate case to reflect the change in sales in each jurisdiction between the base period and the rate case.466

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463 Id.  For example, KCPL’s Shared Services synergies were allocated to KCPL’s three regulatory jurisdictions based on a general allocator identical to the three factors utilized to allocate total Shared Services synergies in step one.

464 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 4-6.

465 Id.;  GPE/KCPL Exh. 23, Rush Supp. Direct, p.6 and Sch. TMR-1.

466 Id.; See also Schedule CBG-1.  The Industrial Steam, Merchant and FERC operations allocation percentage will remain unchanged from the base period.   If the electric sales mix does not change between the base period and the next rate case, then the allocation percentages in the following table would be the allocation of costs to each jurisdiction.  For the Missouri operations, this represents a 72.75% allocation of Merger Integration Costs.  Likewise, Missouri operations will receive 72.75% of the synergy savings.  Id.

344.    With regard to how Aquila-MPS’s synergies were allocated between its retail and wholesale jurisdictions, the Aquila-MPS synergies identified in step one were allocated based on a 99.46% retail to 0.54% wholesale allocation, consistent with Aquila’s recent rate case.467

345.     With regard to how Aquila-L&P’s synergies were allocated between its electric and industrial steam regulatory jurisdictions, Aquila-L&P’s synergy savings identified in step one were allocated based on various allocators established in the 2007 Aquila rate case, including the Administrative & General allocator, the O&M allocator, and the coal burn allocator.468

346.     Under the allocation proposal, both transition and transaction-related costs to achieve were allocated in direct proportion to the synergies allocation discussed in Findings of Fact Nos. 330-345, supra.469

347.     Great Plains and KCPL maintain that each jurisdiction of KCPL and Aquila will enjoy a reduced cost from the merger as a result of the overall allocations of synergies, transition-related costs, and transaction costs. 470

348.    Assuming the merger is consummated in 2008, it is expected that the first change in rates that include merger synergy savings will occur in mid-2009.471

349.    The Applicants plan to file an additional rate case implemented to correspond with the completion of Iatan 2, sometime in mid-2010.472

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467 GPE/KCPL Exh. 23, Rush Supp. Direct, pp. 2-14.

468 Id.

469 Id.

470 Id.; GPE/KCPL Exh. 39, Giles Additional Supp. Direct, Schedule CBG–1, p. 4-6.

471 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, filed February 25, 2008, p. 4-6.

472 Id.

350.     Based on the assumptions in findings of Fact Numbers 348 and 349, it is expected that Missouri customers will receive net benefits between now and 2013 of over $100 million.473

2.	The Reasonableness of Allowing Recovery of Transaction and Transition Costs

351.     Transaction costs are generally not recovered through rates but rather charged to shareholders because transaction costs consist of costs incurred by both the acquiring company as well as the acquired company to complete the transaction, and not to facilitate the provision of utility service – such costs are properly considered to be a part of the purchase price of the acquisition.474

352.     Absent the specific rate and accounting treatment being requested by the Applicants, pursuant to Generally Accepted Accounting Principles, transaction costs would be added to the value of the consideration being given by Great Plains for the Aquila stock being acquired to arrive at the total purchase price of the transaction.475

353.    Transaction costs do not meet the normal criteria for traditional expenses used to establish rates. These costs are not used or useful nor necessary for the provision of safe and adequate service. These costs are investor costs incurred in the buying and selling of their stock. These are the costs of a non-regulated holding company. Great Plains and its Board decided to incur these costs. Recovery of these transaction costs would result in regulated utilities subsidizing their non-regulated parent companies.476

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473 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, filed February 25, 2008, p. 4-6.  Transcript, pp. 1424-1425.

474 OPC Exh. 200, Dittmer Rebuttal, p.42-45.  The Commission finds Mr. Dittmer’s testimony with regard to the general nature of transaction costs to be credible.

475 Id.

476 Transcript, pp. 1484-1491, and 1726; Staff Exh. 100, Report p. 51; Transcript, p. 2050.

354.    Great Plains and KCPL maintain that while denial of their request for recovery of transaction costs may not prevent the merger from being consummated, it would deprive the Applicants of financial flexibility as they manage a variety of post-merger issues.477

355.    The denial of the recovery of transaction costs would not affect the companies’ credit ratings.478

356.    The transition costs quantified by the Applicants will be incurred to integrate Aquila and KCPL operations.  Without incurring these costs, the companies could not achieve the estimated synergies, while maintaining or improving system reliability for Aquila’s and KCPL’s customers.479

357.    It is Staff’s view that transition costs can be booked on the utility’s books when incurred and then brought up in rate cases for their reasonableness and prudence to determine if they should be recoverable.480

358.    There is no credible or substantial evidence in the record that weighs against allowing the Applicants to recover transition costs if the Commission approves the Applicant’s merger proposal.481

G.	Findings of Fact Regarding Credit Quality Following the Merger

1.	Credit-Worthiness

359.     An investment-grade credit rating is important to utility customers because many times a company is required to go to the capital markets in support of a capital spending program.  In doing so, credit quality plays an important role in both the cost and availability of that capital.482

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477 Transcript, pp. 1384-85, 1982-83, and 2319-2320.

478 Transcript, pp. 1322-1323.

479 GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 3.  Transcript, p. 1381

480 Transcript, p. 2040.

481 It is Staff view that it is appropriate for transition costs to be booked on the utility’s books when incurred and brought up in subsequent rate cases for a review of reasonableness and prudence.  Transcript, p. 2040.

482 GPE/KCPL Exh. 2, Bassham Supp. Direct, p. 4, 6-7.

360.     Although a company’s credit rating applies most directly to its access and cost of debt, companies with a lower credit quality also find fewer equity investors willing to risk their investment dollars on their stock.  In both instances, debt and equity investors demand a higher cost or return on their investment dollars to compensate them for the higher credit risk.  This increased cost of capital can translate directly into higher costs for customers.483

361.    Great Plains has a Standard and Poor’s (“S&P”) credit rating of BBB- and KCPL has an S&P credit rating of BBB, both of which are investment grade.484

362.    Great Plains extensively discussed the credit rating effects of the proposed merger with the credit rating agencies prior to announcing the merger.485

363.     In October 2006, Great Plains engaged S&P to conduct an analysis of the merger through S&P’s Ratings Evaluation Service, based on transaction assumptions as they stood at that time.486

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483 Id. at p. 4.

484 GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.

485 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10.

Michael W. Cline is employed by Great Plains, the parent company of KCPL, as Treasurer and Chief Risk Officer.  His responsibilities include financing and investing activities, cash management, bank relations, rating agency relations, enterprise risk management, and insurance.  He graduated from Bradley University in 1983 with a B.S. in Finance, summa cum laude.  He earned an MBA from Illinois State University in 1988.  From 1984-1991, he was employed by Caterpillar Inc. in Peoria, Illinois and held a number of finance and treasury positions.  From 1992-1993, he was Manager, International Treasury at Sara Lee Corporation in Chicago, Illinois. From 1994-2000, he was employed by Sprint Corporation in Overland Park, Kansas, initially as Manager, Financial Risk Management and then as Director, Capital Markets. During most of 2001, he was Assistant Treasurer, Corporate Finance, at Corning Incorporated in Corning, New York.  He joined Great Plains in October 2001 as Director of Corporate Finance.  He was promoted to Assistant Treasurer in November 2002.  During 2004, he was assigned to lead the company’s Sarbanes-Oxley Act compliance effort on a full-time basis, though he retained the Assistant Treasurer title during that time.  He was promoted to Treasurer in April 2005 and added the title of Chief Risk Officer in July 2005.  He has previously testified before the Commission and the Kansas Corporation Commission.

486 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10.  A copy of S&P’s October 2006 analysis is included with Exh. 8 as Exhibit MWC-3(HC).

364.     In January 2007, Great Plains engaged S&P to perform another assessment based on the then-current transaction assumptions, and also engaged Moody’s Investor’s Service (“Moody’s”) to conduct a similar analysis through its Ratings Assessment Service.487

365.     S&P indicated that, upon announcement of the merger, the long-term ratings of Great Plains and KCPL would not change but that the ratings would be placed on “Credit Watch – Negative.”  This action would communicate S&P’s intent to formally review Great Plains’ and KCPL’s credit ratings during the period between the announcement of the merger and the closing and, in particular, to evaluate whether a number of important “regulatory considerations” surrounding the merger were addressed in a manner consistent with initial assumptions.  Satisfactory resolution of these matters would lead to S&P’s action to, as outlined in their January 9, 2007 analysis, “remove GXP and KCPL’s ratings from CreditWatch, reaffirm all ratings . . . .”.488

366.     S&P also indicated that KCPL’s short-term rating would be lowered from A-2 to A-3 upon the transaction announcement.  This is S&P’s standard methodology in instances where the ratings for companies with BBB senior unsecured ratings are placed on Credit Watch – Negative during the pendency of a merger.489

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487 Id.  Copies of S&P’s and Moody’s January 2007 analyses are attached to Exh. 8 as Exhibits MWC-4(HC) and MWC-5(HC), respectively.

488 GPE/KCPL Exh. 8, Cline Direct, p. 6 (emphasis added); GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.  See also Staff Exhs. 124 and 125; and Letter dated January 12, 2007 from Moody’s Investor Service to Michael Cline (Highly Confidential) that’s included in Schedule MWC-5 of Exh. 8, Cline Direct.

489 Transcript, pp. 2322, 2364, 2370 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10; GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.

367.     Given the assumptions provided to Moody’s and S&P by Great Plains and KCPL, both agencies indicated that Great Plains’ and KCPL’s credit positions should be maintained following the merger.490

368.    KCPL benefits from its strong credit quality in a number of ways that generally reduce its cost of capital.491

369.    At the time the merger was announced, Aquila had an S&P credit rating of B, which is below investment grade.492

370.    Consistent with S&P’s methodology with respect to KCPL, Aquila’s ratings will be based on those of Great Plains.493

371.    Since Aquila will be a wholly-owned subsidiary of Great Plains, debt at the Aquila level will be structurally senior to debt at the parent company.494

372.    S&P typically assigns a rating for the subsidiary that is one notch higher than the parent rating.  As a result, if Great Plains’ ratings were maintained at the current senior unsecured rating of BBB-, KCPL would expect Aquila’s senior unsecured rating to be BBB.  If Great Plains were downgraded, Aquila’s rating would likely be established one notch above the lower parent rating.495

373.    Upon the public announcement of the companies’ intent to merge, S&P placed Aquila on positive watch.496

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490 GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.  See also Staff Exhs. 124 and 125;

491 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10.

492 GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.

493 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10.

494 Id.

495 Id.

496 GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.

374.     Moody’s indicated that, upon announcement of the merger, the long-term ratings of Great Plains and KCPL, as well as the Stable Outlook assigned to each, would not change.497

375.     Unlike S&P, Moody’s did not place the ratings under formal review, but states the following in its January 12, 2007 analysis:498

Please note that the ratings determined herein are point in time assessments and based upon a set of assumptions presented by the company with regard to the structure of the proposed transaction.  Additional facts and industry-specific circumstances including potentially different regulatory outcomes could change the overall assessment of the ratings.499

376.    Moody’s indicated that Aquila’s debt assumed or guaranteed by Great Plains would be rated equivalent to Great Plains’ ratings, i.e., currently Baa2 senior unsecured.500

377.     The actions taken by S&P and Moody’s upon announcement of the merger were fully consistent with what they had conveyed in their respective assessments.501

378.     Aquila has approximately $1 billion of net operating losses on its balance sheet.502

379.     For a regulated utility such as Aquila, net operating losses are generated in large part through unregulated activities and regulated activities that are not allowed to be recovered in rates.  Great Plains expects to utilize these losses in the transaction to offset future earnings.  The benefit of that utilization is part of Great Plains’ valuation and pricing of Aquila.  Without retaining those benefits generated outside the regulatory environment, the price offered to Aquila shareholders would have been reduced.503

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497 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10. When the status of Aquila becoming a subsidiary of Great Plains, as opposed to being merged with KCPL was confirmed with Moody’s, Moody’s verbally clarified that KCPL’s ratings would remain unchanged.  See in particular Schedule MWC-5(HC).

498 Id.

499 Id.  Moody’s Investment Service Letter to Michael Cline, dated January 12, 2007, 5. See also MCW-5 (HC).  Point in time assessment based upon certain set of assumptions.

500 Id.  The discussion in the January 12, 2007 analysis was framed around KCPL as guarantor; however, Moody’s subsequently confirmed the same methodology would apply with Great Plains as guarantor.

501 Id.

502 GPE/KCPL Exh. 2, Bassham Supp. Direct,  p. 6. GPE/KCPL Exh. 9, Cline Supp. Direct, pp. 1-15. See also Schedule MWC-6 (HC) listing the debt.

503 GPE/KCPL Exh. 2, Bassham Supp. Direct, pp. 6-7.  As an example, as Aquila’s actual debt cost increased over the past several years, but its ability to recover those costs did not, the additional costs were borne by shareholders and, therefore, created an under-earning situation.  In Aquila’s case, that under-earning grew to a point that when combined with its unregulated losses, the company generated actual operating and capital losses.  Id.

380.     As of year-end 2006, the potential tax benefit associated with those net operating losses is $426 million, net of proposed IRS adjustments and tax reserves.504

381.    The nature of the transaction, specifically the sale of significant utility assets to Black Hills, uniquely enables the use of much of Aquila’s net operating losses.  It would take several years for Aquila as a stand-alone company to utilize these tax attributes, and to the extent not fully utilized, they would have been lost. 505

382.    Great Plains’ ability to pay the price necessary to purchase Aquila and deliver synergies is significantly supported by its ability to fully utilize the tax losses of Aquila.506

383.     Maintaining high credit quality is vital to debt and equity investors, banks, and rating agencies for three primary reasons: 507

(1)   Investors need to have confidence in a company’s credit strength and financial strength to feel comfortable making capital available on attractive terms, particularly given the number of investment alternatives otherwise available to them.

(2)   Achieving an investment-grade credit rating will significantly lower Aquila’s cost of debt.

(3)   Equity investor views of Aquila’s financial strength and credit quality will be a major influence on Great Plains’ stock price. A number of other factors will also impact the performance of Great Plains’ stock.  However, because Aquila’s earnings will represent a significant portion of Great Plains’ core earnings and assets, assurance of Aquila’s continued strength is, and will remain, extremely important to Great Plains investors.

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504 Id. at p. 6.

505 Id. at pp. 6-7.

506 Id.

507 GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.

384.    Aquila would benefit from the achievement of an investment-grade rating primarily through significant savings on new debt issued to fund future capital expenditures.508

385.     In addition to significantly reduced interest costs, the strong financial profile that goes hand-in-hand with an investment-grade rating will provide similar benefits to Aquila in terms of Aquila’s ability to do the following: (1) readily attract the capital needed to make infrastructure investments; (2) meet its obligations in a timely fashion; (3) attract and retain a high-quality workforce; and (4) invest in the communities it serves.509

386.     In June 2007, Aquila utilized cash on hand and a portion of the proceeds from the sale of its Kansas Electric properties to retire a number of their debt issues.  In all, Aquila called four issues totaling $344.0 million, with a weighted average coupon rate of 7.90%, and planned to call approximately $2 million additional in August of 2007.  The two largest issues retired as part of this activity, $287.5 million of 7.875% Retail Quarterly Interest Bonds due in March 2032 and $51.5 million of 8.00% Senior Notes due in March 2023, had been assumed to still be outstanding at closing when interest synergies were originally calculated.510

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508 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10; GPE/KCPL Exh. 1, Bassham Direct, pp. 12-13.

509 GPE/KCPL Exh. 8, Cline Direct, pp. 1-10.

510 GPE/KCPL Exh. 9, Cline Supp. Direct, pp. 1-15. The four issues retired are the last four listed in the table entitled “Bonds Previously Tendered, Matured, or Converting” in Schedule MWC-6 (HC).  The approach a firm takes in managing a portfolio of liabilities depends on its objectives.  A firm may decide to retire different debt issues if its goal is to reduce interest expense on the income statement going forward than it might if the focus were on minimizing the near-term volatility in reported results.  A firm could also choose to make maximum dollar reduction of debt the top priority for credit reasons, or focus only on those issues that could be refinanced at lower rates based on current borrowing cost or the opportunity cost of available cash. Aquila’s liability management objectives in 2007 were originally projected to focus more upon retiring their higher-cost debt issues in order to reduce interest expense going forward.  However, Aquila adopted an approach that used its available cash to target issues that were callable either at par (face value) or at a small premium.  This enabled Aquila to maximize the amount of debt reduction on their balance sheet, achieve some degree of interest expense savings going forward, minimize the income statement hit that would result from retiring higher-premium issues, and obtain positive refinancing economics since the all-in cost, including call premiums, of the retired debt was higher than the rate Aquila could earn by investing the cash at money market rates.  Id.

387.    The rating agencies have reinforced Aquila’s approach to retiring debt through their rating changes on Aquila since the company’s announcement of this strategy.511  S&P upgraded Aquila’s senior unsecured rating one notch, from B to B+, on May 15, 2007, while Moody’s upgraded the senior unsecured rating two notches from B2 to Ba3 on June 22, 2007.  Despite these upgrades, Aquila’s senior unsecured rating remains four notches below the lowest investment-grade level of BBB- at S&P and three notches below the Baa3 investment-grade threshold at Moody’s.512

388.    Aquila plans to retire some of its debt prior to the closing deadline for the merger; however, the exact amount is classified as being highly confidential and is listed on Schedule MWC-6(HC).513

389.    Portions of Aquila’s debt will mature or covert prior to the closing deadline of the merger.514

390.     The debt issues anticipated to remain on Aquila’s balance sheet at the time of the deadline for closing the merger will still be retireable and Aquila has a number of issues representing over 90% of its outstanding debt that could be fully retired at a “make-whole” price.515

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511 GPE/KCPL Exh. 9, Cline Supp. Direct, pp. 1-15.

512 Id.

513 Id.

514 Id.  See the table entitled “Bonds Previously Tendered, Matured, or Converting” in Schedule MWC-6 (HC). For example, the remaining $2.6 million of Aquila’s Premium Income Equity Security (PIES) will convert to common stock in September 2007.  Id.

515 Id.  The method for determining the make whole price, when applicable, is outlined in the prospectus for each security.  Id.

391.    The balance of Aquila’s debt without a “make-whole” provision can be repurchased in the market through a tender offer.516

392.    Great Plains expects that Moody’s and S&P’s would upgrade Aquila’s credit rating to Baa2 and BBB, respectively, within a relatively short period following closing of the merger.517  If realized, this upgrade would result in an immediate coupon rate reduction in two of Aquila’s senior note issues.518 Two of Aquila’s high coupon debt issues have step-down provisions that lower the coupon on the debt upon achievement of an investment-grade credit rating (i.e., Aquila has a coupon debt issuance currently at 14.875% that will step down to 11.875% and another coupon debt issuance currently at 9.95% that will step down to 7.95% upon its achievement of an investment-grade credit rating).519

393.     Ratepayers would benefit from an upgrade in Aquila’s investment-grade credit metrics because the expected credit ratings for Aquila post-merger (senior unsecured ratings of BBB at S&P and Baa2 at Moody’s) are one notch better than the lowest investment grade ratings used to establish the actual interest cost allowed in current rates.520

394.    Great Plains has not yet prepared financial models that, in detail, determine the borrowing needs of the Missouri assets to be acquired by Great Plains for 2008 and beyond.  However, Great Plains’ financial advisor on the transaction has prepared an indicative model that reflects cash requirements for 2008 and 2009.521

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516 Id.  While there is no certainty as to the amount of any particular issue that existing holders would make available in response to a tender offer, it should be possible to structure the terms of the offer in a manner that would be sufficiently attractive to ensure a significant degree of investor participation.  Id.

517 Id.

518 Id.  The prospectus supplements for these securities, which include a description of the coupon reductions, are attached as Schedule MWC-7 and MWC-8.  Some of this information is classified as being highly confidential and will not be reprinted in this Order.

519 GPE/KCPL Exh. 8, Cline Supp. Direct, pp. 1-15.

520 GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

521 GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.  See Schedule MWC-15.  Again, some of this information is classified as being highly confidential and will not be reprinted in this Order.

395.    Great Plains has also not yet made any definitive determinations as to how the funding needs of the Aquila properties will be met; however, it is reasonable to assume that Aquila being able to borrow at a senior unsecured debt rating of BBB/Baa2 would result in interest savings compared to equivalent borrowings at BBB-/Baa3, whether the borrowings were short or long-term in nature.522

396.     Also, short-term borrowing facilities are frequently structured such that, within the investment grade spectrum, an upgrade of one notch reduces the borrowing cost.  Great Plains’ revolving credit facility, as an example, contains a “pricing grid” that reflects a difference between a senior unsecured credit rating of BBB/Baa2 and BBB-/Baa3 of 10 basis points.  This reflects a difference in the interest cost only and does not take into account any other fee reductions, e.g., commitment or facility fees that would result from the upgrade.523

397.    Of Aquila’s total portfolio, nine issues totaling about $53 million were fully allocated to Aquila’s Missouri operations at their actual coupon rates in Aquila’s most recent rate case.524

398.    Of the remaining Aquila debt, a total of about 60% was allocated to Aquila’s Missouri operations in varying proportions for each of the six individual issues.525

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522 Id.  As an example, Schedule MWC-16 reflects the historical borrowing spreads, assuming issuance of 10-year debt, for utilities with a rating of “BBB” compared to those rated “BBB-“ over the past nine years.  As the Schedule indicates, the average benefit to the higher rating over the period has been 25 basis points.

523 GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

524 GPE/KCPL Exh. 38, Cline Additional Supp. Direct, pp. 1-5.

525 GPE/KCPL Exh. 38, Cline Additional Supp. Direct, pp. 1-5. Approximately $600 million of this debt was allocated at a blended interest rate of 6.78% (compared to an actual weighted average interest rate of 12.69%).  The blended allocated rate reflected either (a) the actual all-in cost if the debt was issued when Aquila was still investment grade; or (b) the investment grade equivalent rate at the time of apportionment if the debt was issued when Aquila was not investment grade.  The two issues that received the treatment in (b) included Aquila’s $500 million, 14.875% Senior Notes and Aquila’s $137.3 million, 9.95% Senior Notes. Id.

399.    The Applicants propose to use the established process for apportionments of the remaining debt in future rate cases as Aquila’s Missouri rate base increases.526

400.    Once those issues mature and are refinanced by Aquila, which the Applicants expect to be an investment-grade company following the merger, Aquila will file for recovery of actual interest costs of the replacement debt, and other debt it issues, in rates going forward.527

401.    Aquila will be able to finance its operations at a lower cost going forward as a result of Great Plains’ acquisition, and it is a reasonable assumption that Missouri ratepayers will benefit in the long run from reduced interest costs.528

402.     There are also qualitative benefits beyond lower interest costs that ratepayers will derive from Aquila achieving investment grade status as a result of Great Plains’ acquisition.  Those benefits are:

(1) The strength to access, on reasonable terms, the long-term capital it needs under all market conditions; and

(2) Attractive costs on future short-term borrowing facilities on an unsecured basis, i.e., without the need to pledge Missouri assets as collateral to creditors to support the transaction as is the case today.529

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526 Id.  The $1.037 billion is $50 million higher than indicated in witness Cline’s earlier testimony (see Cline Supplemental Direct, page 2, line 22), because Aquila reallocated funds to support necessary capital expenditures. Id.

527 Id.

528 GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

529 Id.

2.	Controverting Evidence About Post-Merger Credit Worthiness

403.     Public Counsel’s witness Mr. Dittmer’s530 testimony regarding the company’s credit-worthiness following the merger can be summarized in the following excerpt from his Rebuttal testimony:

In summary, as much as I, Public Counsel, or this Commission might desire GPE/KCPL to maintain their investment grade rating and Aquila to return to an investment grade rating, it is difficult to envision any set of conditions that would facilitate such result given 1) the price being paid for Aquila’s Missouri electric properties, 2) the significant level of transaction and transition costs estimated to be incurred, 3) the high cost of Aquila’s debt – even after expected debt retirements – versus the amount of regulatory interest expense that should be allowed in retail rates, all relative to 4) estimated “true” or “created” merger savings.  Because of these hurdles, the Public Counsel cannot envision enough conditions or safeguards being implemented as to adequately protect ratepayers from likely detriments stemming from the transaction. Accordingly, Public Counsel’s position is to simply reject the entire merger and attendant regulatory plan.531

404.     Even though Mr. Dittmer offered those criticisms, he also testified that: (1) the purchase price for Aquila “looks very reasonable”;532 (2) the reduction in Transaction Costs from $95 million to $65 million (Missouri jurisdictional $47.2 million) worked to increase the numbers positively;533 (3) the Applicants’ withdrawal of their request to recover Aquila’s actual cost of debt changed his analysis of the potential benefits to consumers from a negative to a positive number (and his testimony does not even take into account the tax benefits Applicants will realize by assuming Aquila’s debt);534 and (4) because they are adjoining companies, Aquila and KCPL “should achieve more synergies than disjoined utilities,”535 and, in fact, he “expect[s] there are some fairly significant synergy savings.”536

 ________________________

530 OPC Exh. 200, Dittmer Rebuttal, pp. 15-16.

531 Id. at p. 15, line 20 to page 16, line 9.

532 Transcript, p. 1694.

533 Transcript, p. 1668.

534 Transcript, p. 1667.

535 Transcript, p. 1752.

536 Transcript, p. 1723.

405.    Although Mr. Dittmer was critical of the merger because of interest expense and the effect of the transaction on the credit ratings of Great Plains, KCPL, and Aquila, Mr. Dittmer does not discuss, qualitatively or quantitatively, any potential interest cost, market access, or collateralization benefits from the merger on Aquila’s future financing requirements, either in the first five years following the proposed merger or beyond. Mr. Dittmer limited his assessment to the effect of actual interest cost on Aquila’s current debt portfolio in the first five years following the merger.537

406.     Mr. Dittmer cites two individual items that, in his opinion, could result in a downgrade of Great Plains’ and KCPL’s credit ratings and, by extension, this would preclude Aquila from attaining investment-grade status as well. The items are (1) a write-off of merger “transaction costs;”538 and (2) an inability to collect actual interest costs from ratepayers.539  Moreover, as noted in Finding of Fact Number 404, Mr. Dittmer has changed his position with regard to many of the factors underlying his analysis.540

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537 GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

538 OPC Exh. 200, Dittmer Rebuttal, pp. 15, 48.

539  Id. at pp. 15, 48, and 49.

540 Mr. Dittmer also admitted that his initial analysis failed to evaluate the merit of either the estimated Transaction or Transition Costs “because we didn’t need to,” having arrived at his preliminary negative conclusion. Transcript, pp. 1724-1727.  Mr. Mills then interjected that because of Public Counsel’s “limited budget, we have not had Mr. Dittmer do a whole lot of work since that time,” having only paid him to do the “analysis on the original case” and not on the numbers now before the Commission.  Transcript, pp. 1724-1725.

407.    Mr. Dittmer’s conclusions are purely speculative because it is impossible to predict the reaction of credit rating agencies to a single component of a transaction.541  S&P and Moody’s will assess the credit ratings of Great Plains, KCPL, and Aquila based on the affect of the merger in totality, not on any individual element.  In doing so, they will be assessing the reduction in Great Plains’ business risk that results from the transaction, the projected quantitative effects (i.e., the financial results and credit metrics, of the transaction over the next three to five years), and the qualitative attributes of the deal, particularly their views of regulatory support for post-transaction Aquila.542

408.    Mr. Dittmer also testified to there being a possibility of what he termed a “death spiral”:

Commissioner Murray: Now, considering the detriments that you see from the revised plan and, as I interpret what you've said, all centering around a potential downgrade of KCP&L if the synergies aren't realized, can you envision conditions which would protect from those potential detriments?

Mr. Dittmer: I guess the short answer is no.  Where I get caught or hung up is, if the synergies aren't real, let's say the Commission issues an Order and says we will initially allow you to defer transaction and transition costs and we accept that you're never going to ask for high cost in interest cost, but we expect you to prove it up in the next rate case.  Next rate case comes along and ultimately parties disagree that the synergies have been realized and, therefore, you determine that synergy savings won't cover all the costs they're trying to recover in this proceeding, and now there will be -- now there will be a hit to those financial matrix which drive the credit rating, credit rating agencies' opinion.  And at that point if there's a downgrade, there's high cost interest that comes through the pipeline for the next rate case.  At that point, it would seem you would say, okay, we never saw this one coming up.  This is really a cost of them not being able to prove up, not realizing their synergy savings.  Now we've not only got high cost debt on the Aquila side that we're going to pass on to ratepayers, we now have high cost -- a little higher cost debt on the KCPL/Great Plains side, and we're not going to allow recovery of that, and then you start moving into the so-called death spiral.  That's the problem.543

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541 GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21; OPC Exh. 200, Dittmer Rebuttal, pp. 15-49.

542 Id.

543 Transcript, pp. 1687-1689.

409.     Mr. Dittmer’s “death spiral” testimony is found not to be credible and will be given no weight, because it was based upon the hypothetical that no synergies would be realized and he has already testified in this matter that the merger would result in significant synergy savings.544

410.    The Industrials’ witness Mr. Brubaker’s overall conclusion is outlined in his Rebuttal Testimony.  He states that “the merger proposal and regulatory plan would be a detriment to customers and create unacceptable risks,” therefore, “the proposed merger and regulatory plan should be rejected.”545

411.     There is no longer a regulatory plan to consider, and Mr. Brubaker did not update or supplement his testimony.546  And like Mr. Dittmer, Mr. Brubaker does not discuss, qualitatively or quantitatively, any potential interest cost, market access, or collateralization benefits from the merger on Aquila’s future financing requirements, either in the first five years following the proposed merger or beyond.  He limited his assessment to the effect of actual interest cost on Aquila’s current debt portfolio in the first five years following the merger.547

412.    Like Mr. Dittmer and Mr. Brubaker, the Commission’s Staff concludes, as outlined in the opening sentence of their report, that:

The proposed transaction . . . will cause a net detriment to the public interest because the cost of service to establish rates for Missouri ratepayers of Aquila and KCPL, as a direct result, will be higher than the rates would be absent the proposed transaction.548

_________________________

544 Transcript, p. 1724-1727.

545 Industrials Exh. 300, Brubaker Rebuttal, p. 3.

546 Mr. Brubaker did not provide live testimony for the Commission, nor did the Industrials file any supplemental testimony.

547 Industrials Exh. 300, Brubaker Rebuttal, pp. 1-14 and accompanying appendices; GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

548 Staff Exh. 100, Schallenberg Rebuttal, Attached Report, p. 1.

413.     With respect to interest, and credit ratings, the Staff’s Report does not discuss, qualitatively or quantitatively, any potential interest cost, market access, or collateralization benefits from the merger on Aquila’s future financing requirements, either in the first five years following the proposed merger or beyond.  Staff limited their assessment to the effect of actual interest cost on Aquila’s current debt portfolio in the first five years following the merger.549

414.     In the Executive Summary section of Staff’s Report, Staff asserts that “GPE does not have the financial strength to acquire Aquila and absorb Aquila’s financial difficulties without seriously weakening GPE’s financial condition.”550 In support of this position, the Staff Report includes an excerpt from the S&P Ratings Evaluation Service assessment done prior to Great Plains’ announcement of the merger which lists several regulatory support considerations deemed important by S&P in achieving the indicated rating outcome.551  Staff’s implication, expressed in the Report is that only strong regulatory support of the merger would provide the appropriate safeguards to prevent a downgrade in Great Plains’ and KCPL’s credit rating.552

415.     Staff’s assertion, in Finding of Fact 414, is based upon a selective quote from the S&P report.  The S&P report cited does not reference regulatory safeguards exclusively but also references “compensating modifications.”553  When questioned about other compensating mechanisms to help prevent a down grade, witnesses Bassham and Cline observed that there were always a number of alternatives available to the company for purposes of maintaining their credit rating, including, but not limited to: (1) different types of financing; (2) changing corporate structure such as selling a subsidiary (like Strategic Energy which Great Plains recently sold); and (3) evaluating and changing spending both from a capital and an O&M perspective.554

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549 Staff Exh. 100, Schallenberg Rebuttal and Attached Report; GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

550 Staff Exh. 100, Schallenberg Rebuttal, Attached Report, p. 1.

551 GPE/KCPL Exh. 9, Cline’s Supplemental Direct Testimony, Schedule MWC-4.

552 Staff Exh. 100, Schallenberg Rebuttal, Attached Report, p. 1-2; GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

553 Id.

554 Transcript, pp. 2376-2377 and 2582.

416.    Staff’s second assertion in its Staff Report is that “GPE’s acquisition of Aquila will weaken KCPL’s financial condition at a time when KCPL is committed to significant capital expenditures.”555 Notwithstanding Great Plains’ placement on CreditWatch – Negative by S&P, the customary action with respect to an acquiring company when a merger is announced, KCPL readily accessed the long-term debt markets for $250 million in June 2007 and the tax exempt debt markets for nearly $150 million in September 2007 on attractive terms in both cases.556

417.     KCPL’s experience under CreditWatch since the announcement of the merger is not consistent with a “weakened” financial condition as posited by Staff.557

418.     KCPL’s credit ratings at Moody’s have been entirely unaffected by the merger announcement.558

419.    Staff’s third assertion is that “[t]he GPE acquisition of Aquila will expose Aquila to GPE’s current non-utility risk caused by GPE’s affiliation with an unregulated competitive supplier of electricity, Strategic Energy, L.L.C.,”559 Staff is referring to a potential risk to Aquila’s credit rating that might arise from S&P’s “consolidated rating methodology” whereby subsidiary credit ratings can be influenced by changes in the credit rating of the parent company.560  There is nothing in the S&P assessments that supports Staff’s assertion of an increase in Aquila’s risk related to Strategic Energy.  S&P indicated that Aquila’s Business Risk Profile, currently “6”, would remain “6” post-merger.561 In addition, Strategic Energy was sold on June 2, 2008, for $305 million providing Great Plains a working capital adjustment.562

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555 Staff Exh. 100, Schallenberg Rebuttal, Attached Report, p. 1-2.

556 GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

557 Id.  See also Staff Exhs. 124 (HC), 125 (HC).

558 Id.

559 Staff Exh. 100, Schallenberg Rebuttal, Attached Report, p. 2.

560 Staff Exh. 100, Schallenberg Rebuttal, Attached Report, p. 1; GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 1-21.

561  GPE/KCPL Exh. 10, Cline Surrebuttal, pp. 17-18. See in particular Schedules MWC-4 and MWC-5 of Cline’s Supplemental Direct Testimony.  Staff Exhs. 124(HC), 125(HC). Strategic Energy was sold on June 2, 2008, for $305 million providing Great Plains a working capital adjustment.  Transcript, p. 3163.  See also Staff Exhs. 136 and 137.

562 Transcript, p. 3163.  See also Staff Exhs. 136 and 137.

a.	Changes in Key Assumptions Utilized by the Credit Rating Agencies

420.    Several of the assumptions, taken under consideration by S&P’s and Moody’s, as provided by Great Plains and KCPL in January 2008 when the agencies made their projected ratings outcome predictions and set out in S&P’s and Moody’s letters to Great Plains and KCPL, have changed.563

421.     The Applicants filed additional testimony on February 25, 2008 outlining their revised merger proposal: (1) withdrawing their request for approval of recovery of interest costs associated with non-investment grade Aquila debt and instead proposing to follow the debt interest cost recovery procedure utilized in the most recent Aquila rate case, (i.e., any non-investment grade debt of Aquila will be assigned for purposes of setting retail rates and investment-grade interest rates for comparable debt); (2) withdrawing their request for approval of a specific synergy savings plan, i.e., retention of 50% of purported operational synergies, and replacing it with a proposal to utilize the natural regulatory lag between rate cases to retain any portion of synergy savings; (3) withdrawing their request for approval of an additional amortization for Aquila similar to the KCPL Regulatory Plan additional amortization; and (4) withdrawing their request for recovery of certain transaction costs - change in control costs and rabbi trust, representing Aquila’s supplemental executive compensation plan, thus decreasing transaction and transition costs.564

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563 Transcript Vol. 18(HC), Bassham, pp. 2335-38, 2357-2361; Ex. 38(HC), Schedule MWC-18(HC), p. 9; and Schedule MWC-19(HC), p. 9.  See also Staff Exhs. 124(HC), and 125(HC).

564 Id. GPE/KCPL Exh. 37, Bassham Additional Supp. Direct, pp. 1-6. The Industrials cite to several other changes in key assumptions provided to the credit rating agencies, but the Industrials appear to be referring to assumptions for the 2007 credit rating projections.  One of those changes involved the sale of Strategic Energy, L.L.C., i.e. because of its recent sale it will no longer provide annual revenues.  Other changes in key assumptions from the 2007 projections include: (1) no issuance of $250 million of hybrid securities in 2007, however, this is still being considered this for the future (Transcript, p. 2377); and (2) Aquila did not receive a 2007 rate increase of 14.1% but rather received one of 11.9%.  It appears these changes were all taken into consideration by the agencies in the January 2008 projections.  See Exhs. 124 and 125(HC).  One other assumption has obviously changed --  the merger did not close in the first quarter of 2008 because this Commission was still evaluating the Applicant’s request to approve the merger.

422.    The rating agencies’ projections did not include an evaluation of the changes in the merger proposal described in items 3 or 4 in Finding of Fact 421.565

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565 See Staff Exhs. 124, 125, Schedules MWC-5, 18, and 19.  See also Findings of Fact Number 460.  For changes in the merger plan see EFIS Docket Number 386, Identification of Evidence that is No Longer Relevant to the Joint Application, filed by Great Plains and KCPL on May 9, 2008, pursuant to the Commission’s order, EFIS Docket Number 313, Order Directing Identification of Irrelevant Evidence, effective April 18, 2008; EFIS Docket Number 234, Motion for Leave to File Additional Supplemental Direct Testimony and Notice of Withdrawal of Certain Regulatory Plan Requests, filed February 25, 2008 by Great Plains and KCPL.  The Commission notes that Public Counsel, in its brief, takes exception with the Commission relying, in any way, upon Schedules MWC-18(HC) and MWC-19(HC) because witness Cline was unable to answer certain questions with regard to specific items on those schedules.  See Transcript, pp. 2543-2622.  However, the two exhibits in question, involving the January 2008 presentations to S&P’s and Moody’s, mirror the same information contained in Staff’s Exhs. 124 and 125 and contain the “Key Assumptions” utilized by the credit rating agencies when offering their projections in January 2008.  Mr. Cline’s inability to answer specific questions regarding individual line items in the Schedules, which as a standard company practice were prepared by other company experts, does not diminish the evidentiary value of the Schedules themselves, especially in light of Staff’s collaborating evidence in Exhs. 124 and 125.  Moreover, Public Counsel has relied on these exhibits to support its arguments that certain Key Assumptions were not evaluated by the credit rating agencies, and cannot now be heard to complain to the use of the same documents to confirm what Key Assumptions actually were evaluated by the agencies.

423.     The rating agencies projections did include assumptions for future additions to rate base,566 and did include an assumption that Strategic Energy would be sold, although the assumptions were that it would sell for a lesser amount than the sale netted.  Pressure on cash flow was offset by the sale of Strategic Energy for $305 million.567

424.     On March 20, 2008, S&P upgraded Aquila’s credit rating to a double B minus, and Aquila remained on “credit-watch positive” status.568

425.    This upgrade was not hindered by Aquila not having a regulatory plan in place involving accelerated amortization because other options are available to Aquila to relieve pressure on cash flow.569

b.	Cost and Schedule of the Iatan Construction Projects

426.     Another issue interrelated to the credit-worthiness of the Applicants relates to whether management of the infrastructure projects of the CEP (the Iatan Unit 1 and Unit 2 projects) in conjunction with the merger created a risk of a downgrade of the Applicants’ credit ratings.570

427.     Prior to the release of the reforecast of the costs and schedule of the Iatan projects, Mr. Bassham testified that the cost and schedule estimates for Iatan 1 and 2 compiled at the end of April did not present undue risk to Great Plains Energy and KCPL, and that the companies possessed sufficient financial flexibility to consummate the merger and carry out the projects.571

_________________________

566 Mr. Bassham testified that those assumptions involved the addition of the environmental add to Iatan 1, the environmental add for Aquila at Sibley, and the 09 for the addition of Iatan 2.  Transcript 2339 Volume 18(HC) – this portion declassified on June 24, 2008.  Additionally there was an assumption that the Crossroads facility would be placed in rate base, but currently there is no availability to get transmission from this generating facility into Aquila’s Missouri service area.  Transcripts pp. 2857-2859. See also Volume 20(HC)  pp. 2554-2555.

567 Transcript, p. 3163; Staff Exhs. 124 and 125, See also Schedules MWC-18(HC) and MWC-19(HC).

568 Staff Exhibit 137.

569 Transcript, pp. 2597-2600.

570 See Transcript Volumes 19, 20, 21, and 22.

571 Transcript, pp. 2380-2384.

428.     As KCPL President William H. Downey testified, these increases in costs and minor delays in schedule are the product of an “extraordinary period” of labor and construction industry issues.  The electric utility industry, not just in the United States, but worldwide, is in a building mode, which has increased demand not only for the sophisticated equipment needed to build power plants, but also for labor.572  Inflation is on the rise, and the value of the U.S. Dollar has fallen.573

429.     Chairman of the Board Michael Chesser advised the Commission that even in light of these economic trends, he believed that Great Plains and KCPL would remain financially strong post-merger and that, based on discussions with rating agencies, a credit downgrade was “very unlikely.”574

430.    Mr. Chesser noted that with Aquila’s debt being reduced, additional assets being placed in rate base, “significant growth” in Aquila’s service area, and the sale of Strategic Energy, the rating agencies are viewing Great Plains “as a pretty positive story.”575

431.    Mr. Michael Cline, KCPL’s treasurer, echoed these sentiments, stating that the results of the reforecast were not likely to have a negative effect, and there is no evidence of such a decline to-date.576

_________________________

572 Transcript, pp. 2479-2481, 2484; Industrials Exh. 305, Securities and Exchange Commission Form 8-K, p. 2.

573 Id.

574 Transcript, p. 2528, 2539-40.

575 Transcript, p. 2539-40.

576 Transcript, p. 2585.

432.     KCPL witnesses involved in the Iatan construction projects emphasized the utility’s efforts to keep a strict account of cost issues through an evaluation of risks and opportunities through what are known as Risk and Opportunity Tables, as well as a comprehensive reforecast process.577

433.     KCPL has recruited highly qualified individuals to manage the Iatan construction projects and retained competent outside experts to review the decisions being made.578

434.     Terry Foster, Director of Project Controls at Iatan, has spent over 40 years in the electric utility industry.579

435.     Brent Davis, now Iatan 1 Project Director, has worked on Iatan 1 and 2 projects since June 2006.580

436.     Both Mr. Foster and Mr. Davis testified that their full attention is devoted to the Iatan projects, that they are not involved with the acquisition of Aquila or related creditworthiness issues, and that they do not serve as members of any merger integration team.581

437.     A new vice president of construction has been hired to replace the manager, who had started the reforecast process in 2007 but resigned in February to re-join the non-regulated utility sector.582

_________________________

577 Transcript, pp. 2467-2484 (Downey); 2715-28 (Davis); 2756-62 (Foster).

578 Id.

579 Transcript, p. 2755.  In the last ten years Mr. Foster worked for Fluor Daniel as the project director for a standalone project with Carolina Power & Light, was director of project controls for all capital projects at American Electric Power Co., and was the regional quality control manager for projects overseen by Black & Veatch.  Transcript, p. 2755.

580 Transcript, pp. 2713-2714.  Mr. Davis has worked for KCPL since 1980 at all four of its coal-fired power plants, and most recently served as plant manager at Hawthorn 5.  Transcript, pp. 2713-2714.

581 Transcript, pp. 2746-2747, 2752 (Davis); 2754, 2799-2800 (Foster).

582 Transcript, pp. 2487-2489, 2708.

438.     Witnesses James Rose, Aquila’s Senior Manager in the Risk Assessment Audit Service Department and Max Sherman, Aquila’s Vice President of Strategic Initiatives  provided testimony regarding statements made at the February 14, 2008 joint owners’583 meeting discussing the Iatan 1 construction project.  These witnesses attested to statements made at this meeting that the upcoming budget reforecast numbers for the Iatan project were not based in “reality.”584   However, these witnesses did not provide any testimony based upon their individual expertise that objectively quantified any budgetary implications for the construction project or any specific time constraints that could affect the Applicants’ credit ratings.585

439.    The public statements issued by Great Plains and KCPL on May 7, 2008, disclosed that while overall projected costs rose by 19%, Iatan 1 will experience a delay of 47 days to February 1, 2009, and Iatan 2 remains on schedule to be completed in the summer of 2010.586

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583 The Joint Owners of Iatan 1 include Aquila, KCPL, and the Empire District Electric Company.

584 Transcript, Volume 21, pp. 2805-2834.  See in particular pp. 2822 and 2826.  See also Staff Exh. 146.

James Rose has worked for Aquila for eight years.  Prior to working for Aquila, he worked for ten to eleven years with United Cities Gas Company in various positions.  He worked in the regulatory group, in internal auditing, and in operations.  He spent two years in Applebee's internal audit group, and then came to Aquila.  He started out as a senior auditor and progressed up to his current position.  He has earned a Bachelor of Science Degree in Accounting and is a Certified Public Accountant.  He has performed construction audits, but not at the magnitude of Iatan.  He has also been to a number of training seminars through the Institute of Internal Auditors and other organizations.

Transcript, Volume 21, pp. 2835-2884.  See in particular p. 2849.

Max Sherman, in his role as Aquila’s Vice President of Strategic Initiatives, is the co-owner representative for the company on Aquila's minority-owned interests in a couple of coal projects: the Iatan station of which KCPL is the primary owner, and the Jeffrey Energy Center in Saint Maries, Kansas, in which Aquila has a small ownership share.  He was responsible for filing special use permit applications for South Harper and also led the development effort for the potential expansion site in Sedalia, Missouri.  He has been employed by Aquila for a total of approximately ten years.  Former positions include being an owners’ representative on a dormitory construction job in grad school; four years with Commonwealth Edison on the Clinch River Breeder Reactor as cognizant engineer;  senior staff for the owner of the Grand Gulf Nuclear Station in Port Gibson, Mississippi; power marketer for Entergy; asset manager for 809 megawatts of utility generation;  developer of the Aries Power Plant and of Crossroads Energy Center in Clarksdale, Mississippi, a 308-megawatt peaking station in Clarksdale; and was a consultant through Tyr Energy out of Overland Park, Kansas, assisting Aquila's Merchant business.  Currently he is responsible for oversight or monitoring of Iatan on behalf of the minority owner.

585 Id.

586 Industrials Exh. 305, Securities and Exchange Commission Form 8-K, pp. 2-3; Transcript, pp. 2380-2381.

440.    KCPL’s share of the cost of the Iatan 1 environmental retrofits increased from the previous estimated range of $255-264 million to $330-350 million, a 33% rise from the top end of the prior estimate.587  The mid-point estimate is a 28% increase.588

441.     The cost estimate for Iatan 2 experienced a mid-point increase of 10%, from the control budget estimate of $1.685 billion to $1.861 billion.589

442.     KCPL’s approximately 55% share of Iatan 2 has increased from the previous 2006 range of $837-914 million to a range of $994 million to $1.050 billion, with the top end of the range representing a 15% increase.590

c.	Company Testimony

443.    Both Great Plains Chairman Chesser and KCPL Treasurer Cline believed that a downgrade in the credit ratings would not occur even given the changes in the original assumptions.591

444.    During the hearings, Mr. Bassham testified that he was “very confident” that the credit ratings of KCPL and Great Plains “would remain consistent with the information we discussed with Moody’s and Standard & Poor’s” earlier in 2008.592  He also testified that he did not believe that a down grade is “likely” by Moody’s, particularly since its credit rating of Baa2 “is one notch above Standard & Poor’s.”593

_________________________

587 Industrials Exh. 305, Securities and Exchange Commission Form 8-K, p. 2-3.

588 Transcript, p. 2381.

589 Transcript, pp. 2380-2381.

590 Industrials Exh. 305, Securities and Exchange Commission Form 8-K, p. 2-3.

591 Transcript, pp. 2539-2540 (Chesser); and p. 2585 (Cline).

592 Transcript, p. 2139.

593 Transcript, pp. 2322-2323.

445.     Although Moody’s had recently placed the companies on a negative outlook, Mr. Bassham explained that this was not a down grade, but rather an indication of concern as a “result of the [Applicants’] revised [merger] request” and “the fact that [the companies] had agreed to absorb [Aquila’s] interest costs [which] would cause there to be less flexibility….”594

446.    Given that credit ratings are not normally changed because of a single event and that multiple factors are included in a rating agency’s review, Mr. Bassham concluded that under the Applicants’ revised regulatory requests, “with all the work we’ve done, we don’t see the merger in and of itself causing a downgrade.”595

447.    On April 29, 2008, when asked if he had an opinion as to how likely he thought that a downgrade may result from approval of this transaction, the following exchange occurred:

Mr. Mills: Okay. Do you have an opinion today as to how likely you think it is that a downgrade may result as -- from approval of this transaction in Missouri?

Mr. Chesser: I think it's very unlikely that a downgrade would result. And it's based on, as I said before, not only the letters and advice that we've gotten from the Commission, but also my -- from the rating agencies -- but my experience in working with them through the years.  You know, I think they look at the longer view, not just the short term, and I think they see in our long-term picture the Aquila debt working off, Strategic Energy being sold, additional assets being put in the rate base, significant growth from the Aquila service area.  So I think that all adds up.  I believe that all adds up into their eyes as a pretty positive story.

_________________________

594 Transcript, pp. 2321-2322.

595 Transcript, p. 2324.

Mr. Mills: So in other words, you think it's a very minimal risk that a -- that a downgrade will result from this merger?

Mr. Chesser: I do.596

448.     Although Great Plains and KCPL senior management express confidence that Great Plains and KCPL will not experience a downgrading from the credit rating agencies as a consequence of the acquisition of Aquila, they stated that there was some risk that a downgrade would result by the rating agencies from approval of the transaction as presently proposed by the Applicants.597

449.      Great Plains and KCPL senior management also indicated that they did not think it was appropriate to have the shareholders fund the costs of any credit rating downgrading.598

d.	Crane Accident

450.    On May 23, 2008, a Manitowoc 18000 crane (the “Crane”) being used to install environmental upgrades on the Iatan construction projects collapsed.599

451.    At the time of its collapse, the Crane had just been wind tested, it was not bearing any load and it was being lowered, having determined that it was too windy to lift the ductwork that had been planned.600

452.    When the Crane collapsed, four people were injured, one fatally.  The injured individuals were employees of Aerotech and Alstom Power Incorporated.  They were not Aquila or KCPL employees.601

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596 Transcript, pp. 2539-2540.

597 Transcript, pp. 2539-2541 (Chesser); pp. 2497-2504 (Downey); and pp. 2320-2325 (Bassham).

598 Transcript, pp. 2539-2541 (Chesser); pp. 2496, 2598, 2599 (Downey); and pp. 2319-20, 2321, 2323-25 (Bassham).

599 Transcript, pp. 3152-3153.

600 Transcript, pp. 3149-3155.

601 Transcript, p. 3156.

453.     Construction was halted, appropriate emergency personnel were dispatched and the Occupational Safety and Health Administration (“OSHA”) restricted access to the damaged Crane to perform an investigation.  OSHA released the site surrounding the Crane on June 10, 2008.602

454.    Construction personnel returned to the worksite on May 27, 2008, and continued with other duties, the day after the Memorial Day holiday.603

455.    Demolition of the damaged Crane will take approximately 10 to 12 days and alternatives are being considered to continue with the installation of the environmental upgrade.604

456.    The evidence in the record indicates that the accident, while creating a challenge for the construction projects, should not have an effect on either the projected completion dates or exceed the allocated contingency funds.605

457.    There is no competent, credible evidence in the record that the crane accident will affect the schedule for completion of the construction projects or increase costs beyond contingency planning.606

458.    There is no competent, credible evidence in the record that the Crane accident will affect the credit ratings of Great Plains, KCPL or Aquila.

3.	“Additional Amortizations”

459.     The Applicants withdrew their request that the Commission approve a regulatory or “additional” amortization provision for Aquila and instead intend to initiate discussions, post-close of the transaction, with interested parties to develop a regulatory plan for Aquila that might include an amortization provision as part of that regulatory plan.607

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602 Transcript, pp. 3158-3159.

603 Transcript, p. 3185.

604 Transcript, pp. 3187-3191.

605 Transcript, pp. 3191-3195.

606 Transcript, Volumes 25-26.

607 GPE/KCPL Exh. 37, Bassham Additional Supp. Direct, p. 4.  Mr. Bassham explained to Commissioner Clayton that while the Applicants are not asking for a specific regulatory amortization treatment in this case, “we would like ... to work with the parties to develop a plan similar to what we did with KCPL.  Assuming we’re not able to achieve that, we might propose our own plan in the first rate case.”  Transcript, pp. 1312-1313.

Because the request was withdrawn, Public Counsel's witness Russell Trippensee’s testimony (Public Counsel Exh. 201) is predominantly irrelevant, except to the extent that it could demonstrate that Great Plains’ and KCPL’s credit-worthiness would decline as a result of not having an additional amortization regulatory plan approved, and the Commission finds that his testimony fails to establish such a scenario.  Mr. Trippensee also testified that “[t]here’s no tracing of debt to specific investments at all.”  Transcript, pp. 2967-2968.  He stated that when the ratios and formula are in place and after the Commission sets rates on a traditional basis in a future rate case, only then would the Additional Amortization process be used “to reflect the additional cash flow necessary to meet ... that ratio target that was set out in the plan ....”  Transcript, p. 2978.

Russell W. Trippensee is the Chief Utility Accountant for the Missouri Office of the Public Counsel. He is a Certified Public Accountant, Missouri certificate/license number 2004012797.  He attended the University of Missouri at Columbia, from which he received a BSBA degree, major in Accounting, in December 1977.  He also completed the requisite hours for a major in finance.  He attended the 1981 NARUC Annual Regulatory Studies Program at Michigan State University and has attended numerous seminars and conferences related to public utility regulation.  From May through August, 1977, he was employed as an Accounting Intern by the Missouri Public Service Commission. In January 1978 he was employed by the Commission as a Public Utility Accountant I.  He left the MPSC staff in June 1984 as a Public Utility Accountant III and assumed his present position.  He has served as the chairman of the Accounting and Tax Committee for the National Association of State Utility Consumer Advocates from 1990-1992 and is currently a member of the committee.  He is also a member of the Missouri Society of Certified Public Accountants.  While employed with the Commission, he supervised and assisted with audits and examinations of Missouri public utility companies with regard to proposed rate increases.  In the Public Counsel’s Office, he is responsible for the Accounting section and performs audits and examinations of public utilities.  He previously testified before the Commission.

460.    There is no current, applicable or relevant additional amortization provision or plan in the evidentiary record for the Commission to evaluate when considering the merger application.608

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608 Testimony from both Michael Cline (GPE/KCPL) and Robert Schallenberg (Staff) confirmed that any cash flow from Additional Amortizations was “fungible,” and not specifically separated out or directed to specific capital investments or other utility projects.  Transcript, pp. 2956, 2958 (Cline); Transcript, pp. 2994-96 (Schallenberg).  Mr. Schallenberg agreed with Commissioner Clayton that the “focus” of Additional Amortizations “is less on the actual dollar amount that’s going into construction but more on the credit metrics” of the utility’s regulatory plan.  Transcript, p. 2995.  Mr. Schallenberg noted that in KCPL’s case the cash flow from Additional Amortizations “doesn’t identify Iatan 2” or any other construction project and “isn’t designed to specify ... different power plants.”  Transcript, p. 2994.  He observed that arriving at amounts for Construction Work in Progress, if it were permitted in Missouri, would involve “calculations [that] are completely different.”  Transcript, p. 2997.  “In fact, if you were really trying to isolate part of an entity’s construction activities, you probably wouldn’t want to use the [Additional Amortization’s] formula approach.”  Transcript, p. 2996.

4.	Actual Debt Cost Recovery

461.    There is no current, applicable or relevant proposal for recovery of Aquila’s actual debt interest in the evidentiary record for the Commission to evaluate when considering the merger application, because the Applicants have withdrawn their request with respect to recovery of Aquila’s actual debt interest based on past commitments made by Aquila with respect to certain specific debt issues. 609

462.    Great Plains has quantified the effect of not recovering actual debt interest on the Aquila debt portfolio under the “no refinancing” assumption.  The difference between actual and regulatory debt interest costs, under the “no refinancing” assumption, as well as other assumptions regarding projected rate base growth at Aquila and debt apportionment methodology, is approximately $120 million over the 2008–2012 period.610

463.    As previously found, the Applicants propose to use the established process for apportionments of the remaining debt in future rate cases as Aquila’s Missouri rate base increases.611

464.    Applicants’ withdrawal of their request to recover all of Aquila’s actual debt costs will not have an adverse effect upon KCPL’s credit-worthiness.612

_________________________

609 GPE/KCPL Exh. 38, Cline Additional Supp. Direct, pp. 1-5.  With regard to recovery of debt repurchase costs, the initial merger plan was to use a combination of cash remaining from the Black Hills sale and new hybrid debt issued by Great Plains Energy to retire all but one of Aquila’s currently outstanding long-term debt issues, i.e., the $500 million Senior Notes that mature in July 2012.  The Applicants’ initial request included this cost in the total actual interest cost they sought to recover in rates; however, a re-evaluation of the Applicants’ position with respect to actual interest, as well as the collapse of the hybrid debt market in the last few months of 2007, led Great Plains to reconsider the refinancing strategy previously articulated.  Great Plains does not plan to move forward with refinancing any of Aquila’s existing debt post-closing that would give rise to debt repurchase costs for which it would seek recovery from Missouri customers. GPE/KCPL Exh. 38, Cline Additional Supp. Direct, pp. 1-5.

610 Id.  See in particular Schedule MWC-17(HC). Cline Additional Supp. Direct, p. 4.  With the recovery of actual interest and the net debt reduction that would have resulted from the refinancing strategy no longer part of the proposal, Great Plains and KCPL would retain their current credit rating and Aquila would achieve an investment grade credit rating upon the closing of the merger. GPE/KCPL Exh. 38, Cline Additional Supp. Direct, pp. 1-5. Copies of Great Plains’ presentations to S&P and Moody’s are attached as Schedules MWC-18(HC) and MWC-19(HC), respectively.

611 GPE/KCPL Exh. 38, Cline Additional Supp. Direct, pp. 1-5.

612 GPE/KCPL Exh. 38, Cline Additional Supp. Direct, pp. 1-5.

H.	Findings of Fact Regarding Service Quality

465.    Both Aquila and KCPL have received multiple awards for service quality.613

466.     KCPL was recently awarded the National Reliability Excellence Award by PA Consulting (October 2007); the EEI Edison Award; the EEI Outstanding Customer Service Award for Mid-Sized Utilities (May 2007); and is ranked Number Three in the Midwest by JD Power for Customer Service Satisfaction for Business Customers (March 2007).614

467.    Aquila was also recently awarded the JD Power award for Outstanding Customer Service Experience (September 2007).615

468.    To ensure quality service, KCPL and Aquila are expending significant resources during the nearly one year prior to actual integration to plan the merger.616

469.    This significant investment in planning and employee time will help ensure that the proper plans are put in place and proper risks mitigated.617

470.    This significant lead time on quality service planning will ensure that merger integration is conducted at a measured pace rather than an overly aggressively one. 618

471.     KCPL employees have engaged in integration planning activities since the due diligence phase of the process in July, 2006.  This timing means that KCPL employees will have spent over 18-24 months planning for the merger and considering service quality issues by the time the merger closes.619

 ________________________

613 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.  See generally Transcript, pp. 2200-2237.

614 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.  See in particular Schedules JRM 9-12.

615 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

616 Id.

617 Id.

618 Id.

619 Id.

472.     Specific measures being taken within Customer Service include:620

(1)   KCPL has reached agreement with Jim Alberts to lead Customer Service operations for both companies.  Mr. Alberts is a key reason for Aquila’s successful, and award winning, customer service operations.

(2)   KCPL will provide incremental Customer Service Representatives at the time the merger closes to ensure a smooth transition.  This action will help avoid any service quality degradations that stem from underestimating the demands of the newly integrated companies and the uncertainties that customers face in the post-merger environment.

(3)   The merger will leverage the best practices of KCPL and Aquila to ensure the best possible service.621

(4)   Operations will be integrated in Raytown for a single location from which to conduct Customer Service operations.  To further mitigate potential risks, the decision has been made to use separate customer information systems from Day 1.  This will enable Customer Service Representatives to use a familiar interface and it will ensure that there are no data conversion issues.  Over time, the customer information systems will be migrated to a common interface.  Prior to that point, employees will have ample time to train on the new system to facilitate a smooth transition.622

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620 Id.

621 Id.  As an example, on the Sibley Unit 1 and Unit 2 opportunity, KCPL will use its significant combustion engineering and outage planning experience.  This knowledge has been demonstrated at KCPL plants and will be essential if Sibley is to realize higher output.  A similar combustion improvement project on LaCygne Unit 1 resulted in increased operating capacity.  KCPL will apply tested and proven technical resources together with in-house-developed methodologies.  Additionally, the optimization for Sibley Unit 1 and Unit 2 will eliminate or reduce the need for fall cleaning outages.  None of the Aquila units have intelligent sootblowing, so all can benefit.  Id.

622 Transcript, p. 2220.  Additionally, Great Plains and KCPL have taken the proper steps to ensure that the integration of the companies’ IT systems will be transparent to the external customer and will have minimal impact on the internal users of IT services.  GPE/KCPL Ex. 27, Tickles Supp. Direct, p. 3.

473.     Service quality will be measured by service quality metrics following the merger.  Key metrics such as customer satisfaction and reliability (e.g., System Average Interruption Duration Index (“SAIDI”)) will be measured to gauge progress.623

1.	Management Structure

474.    With regard to service quality issues and the management structure following the merger, very little change will occur within Great Plains Energy or KCPL executive management.  Personnel placements that are planned include: (1) Michael Chesser will remain Chairman of the Board of Great Plains Energy and KCPL, as well as Chief Executive Officer of Great Plains; (2) William H. Downey will remain President of Great Plains Energy and KCPL, as well as Chief Operating Officer of Great Plains Energy and Chief Executive Officer of KCPL; (3) William H. Downey will become President and Chief Executive Officer of Aquila; (4) the membership of the Boards of Directors of Great Plains and KCPL will be unaltered; (5) Great Plains Energy’s corporate headquarters will remain at 1201 Walnut; (6) Aquila corporate employees will relocate to Great Plains Energy’s existing office space and other facilities; (7) there will be little to no change in the senior management team of Great Plains and KCPL; and (8) while there will be no immediate reduction in current union employees, the companies anticipate eliminating approximately 250-350 overlapping administrative, management and support positions over a five (5) year period.624

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623 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

624 GPE/KCPL Exh. 13, Downey Direct, pp. 1-9.

William H. Downey is President, Chief Operating Officer, and a member of the Board of Directors of Great Plains, the holding company of KCPL.  He is also the President and Chief Executive Officer of KCPL.  His responsibilities include overall management of all aspects of Great Plains and KCPL.   He holds a Bachelor of Science degree from Boston University, a Master of Science degree from Columbia University and a Master of Business Administration degree from the University of Chicago.  He began working for KCPL in 2000 after 28 years of electric utility experience. He was named to his current position in October of 2003. Prior to joining KCPL, He served as vice president of Commonwealth Edison and president of Unicom Energy Services Company, Inc., an unregulated energy marketing and services company operating throughout the Midwest.  He has testified before the Commission in KCPL’s 2006 Missouri rate case.

475.    The acquisition of Aquila complements Great Plains’ current operations because:  (1) Aquila’s Missouri electric utilities are not only adjacent to KCPL’s service territory, but also would fill in the gap that currently exists between KCPL’s East District and the rest of its service territory, thereby creating significant savings opportunities; (2) KCPL and Aquila have had a working relationship for many years, being joint owners of the coal-fired Iatan 1 generating plant and of the coal-fired Iatan 2 generating plant, which is now under construction; (3) Aquila’s financial condition after the merger is anticipated to satisfy the financial metrics necessary to support an investment-grade credit rating, lowering debt costs to Aquila and supporting greater access to capital markets on more reasonable terms for Aquila; and (4) the merger is anticipated to improve the overall business risk profile of Great Plains because Great Plains will own a higher percentage of regulated business than it does currently and will also spread the business risk of its nuclear assets over a broader asset and revenue base.625

476.     With regard to the effect the merger will have on customers and communities served by KCPL and Aquila in Missouri: (1) KCPL ranks in the top tier of performance in nearly every category typically benchmarked by utilities, including production cost, reliability, distribution cost to serve per customer, and is nearing top-tier in customer satisfaction; and, (2) it is Great Plains’ and KCPL’s objective to combine management practices and resources to achieve significant reduction in costs and further enhance reliability and customer satisfaction, with rates lower than they would have been had the merger not occurred.626

________________________

625 Id.

626 Id.

2.	Field Operations

477.    The combined companies will have a customer base of approximately 805,000 customers. 627

478.    KCPL will pool the combined operational work force to more efficiently address customer needs. 628

479.    KCPL’s focus on the construction, maintenance, operation, and restoration of the electric system will be balanced across all communities whether metropolitan or rural. 629

480.    Union employees in field forces will not be reduced with this combination, but will be reassigned in a more balanced approach to the new, combined customer base.630

481.    While Great Plains and KCPL do expect to reduce employee levels as a result of the transaction, all of the distribution and customer service collective bargaining unit employees will be employed by KCPL from the outset.  The majority of the reductions in the distribution and customer service areas are from reductions in redundant administrative/clerical positions or middle and senior management.631

482.    The combined service territory will be divided into geographic areas known as districts.  Within each district, employees will operate from multiple service centers.632

483.     The greater Kansas City metropolitan area will be managed as a single district.  The district will include customers from just north of the Kansas City International Airport to points south including Johnson County, Kansas and Peculiar, Missouri.  It will also cover from the eastern edge of Blue Springs, Missouri to points west including Olathe, Kansas.  This area will comprise approximately 627,000 customers.633

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627 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22.  See generally Transcript, pp. 2238-2316.

628 Id.

629 Id.

630 Id.

631 Transcript, p. 2297.

632 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22.  See Schedule WPH-1 for a combined map of the districts.

633 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22.

484.     Currently, both companies serve the Kansas City District from eleven service centers.  The combined operation will serve this district from six service centers. 634

485.     Although the number of customer service centers will be reduced from eleven to six, each district will have satellite offices so that service representatives will be employed throughout the rural areas of the utilities’ respective service territories.635

486.     None of the nine service centers in more rural areas (St. Joseph, Maryville, Trenton, Henrietta, Marshall, Sedalia, Warrensburg, Clinton and Nevada) will be closed.636

487.     Given the extensive interstate highway system in the area, and the KCPL approach of 24/7 shift coverage for emergency response, KCPL expects its customers will encounter improvements in service delivery.637

488.     The sharing of resources and shifting of work project assignment can be accomplished more efficiently with larger work groups in fewer locations.638

489.    In storm situations, the combined resources of both companies can be redirected in a balanced approach to all customer outages, and stronger focus can be placed on the most severely damaged areas.639

490.    In the further reaches of the Kansas City District, Aquila currently has first responder employees who take their trucks home to speed response.  These areas (Buckner, Drexel, Adrian) will continue to see this dedicated service in the combined companies. This service will be extended to the areas of Platte City and Weston. 640

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634 Id.

635 Transcript, p. 2219; GPE/KCPL Ex. 17, Herdegen Supp. Direct, p. 11.

636 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22, see in particular p. 12.

637 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22.

638 Id.

639 Id.

640 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22; Transcript, p. 2270.

491.    Beyond the Kansas City metropolitan area, the new company will operate in four additional districts, East, Southeast, South, and North.641

492.     The South District will be operated as it is today in KCPL serving approximately 30,100 customers.  This area is mainly known as the Paola – Ottawa, Kansas area of the company.642

493.     The North District will be operated as it is today in Aquila serving approximately 68,500 customers.  This area is mainly known as the St. Joseph – Maryville/Mound City – Trenton, Missouri area of the company. 643

494.    The East District of the company will combine areas of both Aquila and KCPL.  This continuous geographic area will include approximately 39,300 customers from Henrietta and points east to Carrolton and Glasgow, Missouri and points south including Sedalia, Missouri and Benton County.  The current service centers of both companies will continue to operate in this area.  They are located in Henrietta, Marshall, and Sedalia, Missouri.644

495.     The Southeast District of the company will include areas currently served by Aquila.  This area will include approximately 40,200 customers from Lone Jack and Warrensburg to points south including Clinton and Nevada, Missouri.  The current service centers in this area, located in Warrensburg, Clinton, and Nevada, will continue to operate and serve the customers effectively. 645

 ________________________

641 Id.

642 Id.

643 Id.

644 Id.

645 Id.

496.    These five operating areas, although different in customer size and area, will be operated as an integrated organization.646

497.    The critical support functions such as system engineering, materials supply, and dispatch operations will be centralized to provide stronger, more focused execution of the work.   The employees in these groups will be able to share practices, priority issues, and real-time problems on a daily basis.  Situations that arise in one area will be understood by the group and can be addressed across the entire 17,900 square miles of territory.647

3.	KCPL Reliability Measures

498.     The Standard Institute of Electrical and Electronics Engineers (“IEEE”) benchmarks of System Average Interruption Duration Index (“SAIDI”), Customer Average Interruption Duration Index (“CAIDI”), and System Average Interruption Frequency Index (“SAIFI”) will be used to monitor performance of the system.  KCPL will increase the number of existing IEEE benchmarks as technology develops, allowing it to enhance its ability to monitor performance.648

499.     KCPL will continue using IEEE Standard 1366, Guide for Electric Power Distribution Reliability Indices, at KCPL and start using the same standard in the new Aquila territory to ensure a consistent approach has been taken toward future reporting.649

________________________

646 Id.

647 Id.

648 Id.

649 Id.

500.    KCPL and Aquila have reviewed the past three years of existing normalized data to determine their independent averages and the new average for the combined territories as noted below.650

	KCPL	Aquila	Combined
SAIDI	60.6	143.8	90.5
CAIDI	89.1	91.6	90.5
SAIFI	0.68	1.57	1.0

501.    Post-merger KCPL will use one system to track both service territories and will focus on improving reliability performance for the customers who have experienced the most outages. 651

502.    KCPL and Aquila have reviewed the practices for tracking their worst performing circuits.  The circuits have been identified based on data from outages and detailed patrols and improvements are in progress.652

4.        System Reliability Post-Merger

503.     KCPL’s approach to managing system reliability incorporates both tactical day-to-day operational processes, as well as a comprehensive portfolio of proactive Asset Management Programs.653

504.     KCPL has reviewed its and Aquila’s management structures, work practices, technology use and most importantly the use of the field workforce to ensure it can reach and maintain its Tier I system performance objectives.654

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650 Id.

651 Id.

652 Id.  KCPL has applied the same criteria in Missouri and Kansas.  Id.

653 Id.

654 Id.

505.     KCPL captures and tracks outage information at a more detailed customer and circuit level and will migrate Aquila facilities into KCPL’s Outage Management System (“OMS”).  This expanded OMS will provide the capabilities for system monitoring, event management and capture at circuit component and customer levels so that targeted reliability improvements can be determined and addressed as needed.655

506.    The system performance data KCPL can obtain through the OMS application is also used to continually measure the effectiveness of long-term asset management programs.656

507.     In addition to the expanded OMS application, KCPL will expand its Outage Reporting System (“ORS”) so that its management team can monitor outage performance of both territories from open web based applications.657

508.    The OMS and ORS applications and work practices will be expanded to cover the entire customer base.658

509.     The Aquila territory has operated with extended workday hours but will benefit from KCPL’s model for 24/7 shift work in field operations in the Kansas City metropolitan area.  Both companies have reviewed the historical outage levels and locations in order to place the expanded 24/7 shift workers in strategic response locations in the combined territory and at the appropriate levels.  KCPL will also expand its automated crew callout system in the Aquila territory.659

_________________________

655 Id.

656 Id.

657 Id.  The ORS system has been in place at KCPL since 2004 and is considered an extremely useful management tool to make early tactical decisions supporting recovery from major events or storms.  Id.

658 Id.

659 Id.

510.    Regarding KCPL’s Asset Management Programs, KCPL is currently performing a Distribution System Inventory and Condition Assessment (“DSICA”) that will be used to assess asset health.  Applications, processes, and tools that have been developed for the DSICA will be adapted for assessing the health of Aquila’s distribution system.  Data analysis, trending, optimization studies, specific equipment history, and health assessment tools developed at KCPL can be used across both systems rather than being developed separately.660

511.    After completion of the DSICA, programs can be refined across both companies for better investment optimization.  The combined companies portfolio will include: High Outage Count Customers; Circuit Inspection and Repair; URD Cable Replacement; URD Cable Injection; Worst Performing Circuits; Infrared Patrols; and various Distribution Automation initiatives.661

512.     Expansion of Distribution Automation at Aquila will instantaneously provide critical information to system operators during outages or other events.  KCPL’s extended use of distribution automation on the Aquila network will enable real time, condition-based monitoring and maintenance of certain assets, rather than mere cyclic patrols.  This information can then be shared with customer service personnel and customers.662

513.    Overall, the expertise from both companies will be consolidated, enabling sharing of knowledge and experience and providing additional resource depth.  The knowledge and experience base of the combined companies will be greater than that of either stand-alone.663

_________________________

660 Id.

661 Id.

662 Id.  Many of the noted KCPL Asset Management and Distribution Automation Programs are identified in KCPL’s Comprehensive Energy Plan as part of the company’s stated commitments to continually improve transmission and distribution infrastructure.  Id.

663 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22.

5.	Strategy and Approach for Combining the Customer Service Functions

514.    KCPL’s organization design will be adopted for both companies to minimize change as much as possible.  Using a known design, and mapping Aquila’s customer service activities to it, reduces the number of variables requiring change.  This approach will provide a smoother transition, and position the implementation of improvement projects once the sale is complete.664

515.    The organization structure is designed around core service processes, which will allow KCPL to effectively monitor performance and compare to historical achievement levels.  Careful review of each detailed customer service process is also underway, including the identification of best practices at each company so that areas of strong performance are maintained.665

516.     To begin the mapping process between organizations, teams were formed using subject matter experts from each company based on the current KCPL functional areas of customer service as the baseline.  The focus of the assessment was to ensure that all work was accounted for at Aquila, and properly mapped into the KCPL organization even if there are some alignment differences organizationally.666

517.    In total, 124 incremental positions will be added to KCPL’s Customer Service team at the successful completion of the merger.  This number is the sum of the allocation from Aquila’s Central Service team to its Missouri electric properties plus the direct cost areas of meter reading, customer service personnel, and the customer relations team.667

_________________________

664 Id.

665 Id.

666 Id.  An example would be the meter reading function, which is part of the customer service team at KCPL, but not at Aquila. In this case, the monitoring of meter reading completion and accuracy rates will still be tracked, but it will be part of a different department.  Id.

667 Id.

518.     There are differences in how functions are aligned between the two companies, but the balanced approach of comparing the staffing in the Aquila allocated model to the integration planning teams’ bottom up staffing requirements shows that adequate staffing will be in place to sustain current service levels to customers.668

519.     Because KCPL expects additional customer questions for the first year following the transition date, an additional forty-two employees will be retained in the Customer Service area to work through the temporary influx of requests and ensure that customer service stays at its current levels.  KCPL will use the normal attrition process to achieve expected staffing levels, but will let service levels guide that decision.669

520.    Customer service operations will be consolidated into the Raytown location with the exception of the consolidated Field Services group, which will remain at the 1331 facility. 670

521.    Each integration planning team initiated a full review of system, process, business rule, and regulatory differences between the two companies in preparation for the actual integration.  Once the reviews are complete, KCPL will be able to finalize the actual implementation approach to achieve the best possible outcome during the transition.671

_________________________

668 Id.

669 Id.; Transcript, p. 2295;

670 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22.

671 Id.

6.	Maintenance of Recent Improvements in Aquila’s Customer Service

522.     KCPL has established teams represented by both companies to review all customer service work processes and document the customer requirements and strategies used to achieve targeted performance.  Using this approach, KCPL will understand what improvements have been made in Aquila’s customer service enabling it to ensure those activities will be continued, and well aligned with customer expectations.672

523.    Part of the organizational design will include the adoption of a formalized Quality Assurance and Training team.  This best practice will allow KCPL to continuously measure and improve the performance of its customer service teams in the Care Center.  This information will be combined with “Voice of the Customer” (feedback surveys) data to make sure KCPL is focused on those things that make it easier for customers to do business with KCPL, as well as fully leveraging technology such as Interactive Voice Response and Virtual Hold providing convenience to customers.673

524.     Customer satisfaction is measured by the J.D. Power survey, and going forward, the combined companies will use the J.D. Power customer survey process.674

525.     KCPL utilizes the performance trends for supporting metrics that have a large effect on customers.  Its goal for Tier 1 performance, i.e., top quartile, in its key metrics is supplemented and validated by improvements in performance measured through these supporting metrics.  The metrics identified for Customer Services are the Care Center service levels, billing accuracy, meter reading accuracy, and Commission complaints.675

_________________________

672 Id.

673 Id.

674 Id.

675 Id.  Specifically, customer service metrics, including the history of both KCPL and Aquila, for 2004 through June 2007, are depicted in the chart at page 21.

526.     KCPL was recently ranked in the top quartile according to the residential electric survey results as reported by J.D. Power in the Midwest category.

527.    KCPL recommends reviews of Customer Service performance at regular intervals with the Commission’s Staff as the mechanism for Commission assurance that service will continue at current levels.676

7.	Customer Service Operations

528.    KCPL’s current customer service operations consist of the following departments:  (1) the Call Center;677 (2) Billing Services; (3) Credit and Collection; (4) Customer Relations (5) Meter Reading/Field Service; and (6) Revenue Protection.678

529.    KCPL has a single call center and Aquila currently utilizes two call centers to address the electric and gas systems.  A single call center for the new Great Plains customer base will be created.  The call center, referred to as the Customer Care Center, will handle all residential and business customer contacts for time-saving, self-service options for any service or account need including service requests, new construction or service upgrades, billing and account information, payment options, and special programs and services.  In addition, KCPL will evaluate the call center approaches it currently has in place and determine any changes that are necessary following the merger.679

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676 GPE/KCPL Exh. 17, Herdegen Supp. Direct, pp. 2-22.

677 During the hearing, Mr. Marshall explained the difference between a “call center” and a “service center” during the hearing: “A call center is primarily where we have our customer service representatives that answer phones, handle a broad range of needs from our customers, so they talk with customers directly.  Or we have technology that the customer can call in and get information through our voice response systems or other online technologies that give them whatever information or whatever transactions they would like to do with us.  A service center is primarily oriented around craft, primarily linemen and metermen and people that are necessary to keep the distribution transmission infrastructure service, so they're more focused on the wires and the outside aspect of the plant.  Transcript, p. 2219.

678 GPE/KCPL Exh. 16, Herdegen Direct, pp. 8-12.

679 Id.

530.     Billing Services ensures the accurate and timely billing of retail customers – major functions include account adjustments, entering rate changes, set-up of area light billings, processing customer refunds, adding and removing customers on Easy Pay program and resolution of various issues within our computer systems.  KCPL will evaluate the approaches each company is taking to payment options, to the delivery and printing of bills, and to the information flow from its meter systems with the intent of creating one approach to the bill process that customers will understand, regardless of geographic location.680

531.     Credit and Collection handles the collection of past due receivables.  KCPL will review the current work force approach taken at both companies, and evaluate the outbound telephone calling technology currently utilized.  KCPL will also review third party approaches taken in the industry to establish a single approach to this business area.681

532.     The Customer Relations Department is responsible for the investigation and response to informal commission complaints and inquires, it builds profiles on community action and social service agencies to strengthen relationships, it identifies low-income, elderly and disabled customers for purposes of outreach and customer service that is targeted to their needs, and it takes a forward-looking approach with medical and hospice customers, as well as nursing homes, by staying in touch with them during extended heat periods and extended outages.  The department will be reviewed in consideration of the added customer base and service territory.682

533.    The Meter Reading/Field Service Department ensures the accurate and timely reads of electric meters for billing. The initial review of integration for these areas will include meter reading integration, mobile implementation and labor issues.  KCPL currently utilizes an Automated Meter Reading (“AMR”) system and Great Plains will review expansion of metering technology to the acquired geographic areas, including the investigation of Advanced Metering Infrastructure solutions for the integrated company, reviewing interface capabilities with the current meter reading and the customer information systems.683

_________________________

680 Id.

681 Id.

682 Id.

683 GPE/KCPL Exh. 16, Herdegen Direct, pp. 8-12.

534.    If the Commission approves the merger, KCPL plans to expand its AMR into Aquila’s urban areas.684  There is a significant amount of capital involved in the AMR project;685 however, expected synergy savings for the project in terms of labor and other savings are approximately $4.7 million.686  The AMR project will also bring about improvements in service quality since AMR will allow enhanced meter reading capabilities and increase the level of program offerings to customers.687

535.    AMR allows quicker response times for the customer, reduced fuel/energy costs, and increased productivity due to reduced drive times.  Using AMR will allow Aquila to employ Advanced Metering Infrastructure which enables the utility to obtain connect/disconnect reads without a field visit; detect tampering, theft and diversion of service; obtain real-time leads to resolve billing complaints over the phone; provide outage management; and verify when power has been restored.  These improvements in service quality to Aquila customers will take place as a result of KCPL’s expertise in implementing AMR systems and its ability to invest in AMR technology.688

_________________________

684 Transcript, p. 2281.

685 Transcript, p. 2282.

686 Transcript, p. 2289.

687 GPE/KCPL Exh. 16, Herdegen Direct, p. 11; GPE/KCPL Exh. 17, Herdegen Supp. Direct, p 6.

688 GPE/KCPL Exh. 17, Herdegen Supp. Direct, p 6.

536.    Another area involving the field service department is vegetation management.  The companies plan to reduce the amount of spending on tree trimming by Aquila; however, adopting KCPL’s vegetation management practices improves the reliability of the circuit, instead of encouraging contractors to trim trees, whether or not it is needed.689

537.    Revenue Protection minimizes the companies’ loss of revenue due to fraud, theft of service, or other metering irregularities by identifying and investigating abnormal account activity.  Great Plains and KCPL will continue to focus on meter data management solutions to provide early warning of abnormal conditions that enable transition to a proactive revenue assurance approach within the companies.690

538.    Overall, customer service operations at both KCPL and Aquila are expected to reach Tier 1 following the merger.691

539.    Immediately following the merger, Great Plains and Black Hills will operate as stand-alone companies; however, in order to provide a seamless integration of customer service functions to customers, there may be a short transition period where Great Plains Energy provides assistance to Black Hills Corporation.692

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689 Transcript, p. 2287-2288.  Witness Herdegen testified that by using KCPL’s experience and best work practices, Aquila’s incremental spending on tree trimming can be reduced by about 30 percent or approximately $2 million per year.  Id.

690 GPE/KCPL Exh. 16, Herdegen Direct, pp. 8-12.

691 Id.

692 Id.

8.	Current Services Provided and Post-Merger Integration

540.    KCPL offers a variety of products and services for commercial, industrial, and residential customers.693

541.     KCPL intends to evaluate the totality of services provided by it and Aquila and develop a combined portfolio of products and services for the combined customer, including developing a plan to ensure the seamless integration of the products and services addressing any requirements in all areas including marketing, product development, planning, and information systems.694

_________________________

693 GPE/KCPL Exh. 4, Bryant Direct, pp. 3-12.  These products and services include: (1) For Commercial & Industrial customers KCPL offers: E-Services and Payment Options: AccountLink, ApartmentLink, Check By Phone, Easy Pay, Web Pay, Paperless, Real-Time Pricing, Dusk to Dawn Security Lighting; (2) For Residential Consumers, KCPL offers: E-Services and Payment Options AccountLink, Easy Pay, Web Pay, Check By Phone, Paperless, Pay Stations, Delayed Due Date; and, (3) Other Programs & Services: Dollar-Aide, Dusk to Dawn Security Lighting, and Medical Customer.  Id.

Kevin E. Bryant is employed by KCPL as Vice President of Energy Solutions.  His responsibilities include providing leadership and direction to the Energy Solutions team, including the development, coordination and execution of promotional strategies and programs designed to efficiently and effectively promote and implement KCPL’s products and services. He is also responsible for all residential and commercial sales efforts and for maintaining relationships with KCPL’s largest customers and trade allies.  His duties include initiating and bringing to market new products and services, as well as improvements and innovations to existing products and services.  His duties also include the development, implementation and evaluation of customer programs, which include demand side affordability, energy efficiency, and demand response programs.  His role also includes the recent assignment as leader of the Energy Solutions Integration team, which is responsible for the integration of Aquila with KCPL’s Energy Solutions team.  He pursued an undergraduate education from the University of Missouri – Columbia where he graduated Cum Laude with dual degrees in both finance and real estate in May 1997.  He continued his education at the Stanford University Graduate School of Business where he graduated with a Masters in Business Administration degree, with an emphasis in finance and marketing, in June 2002.  He joined Great Plains in 2003 as a Senior Financial Analyst and was promoted to Manager - Corporate Finance, in 2005 where he was responsible for contributing to the development and maintenance of the sound financial health of both Great Plains and KCPL through the management of company financing activities. He has experience in strategic planning and financial areas including analysis, cash management, financial modeling and mergers and acquisitions.  While at THQ Inc. from 2002 to 2003, a worldwide developer and publisher of interactive entertainment software based in Calabasas, California, he served as Manager - Strategic Planning where he was, amongst other things, responsible for establishing corporate goals and developing and assisting with the execution of the Company’s strategic plan. As a Corporate Finance Analyst from 1998 to 2000 for what is now UBS Paine Webber, he worked on mergers and acquisitions for medium and large sized companies.  He also worked at Hallmark Cards as a Financial Analyst from 1997 to 1998.

694 GPE/KCPL Exh. 4, Bryant Direct pp. 3-12.

542.    KCPL is in the process of evaluating or implementing two Affordability programs, ten Energy Efficiency programs, two Demand Response programs, and two additional funding areas to be extended to Aquila’s customers.695

543.    KCPL has evaluated the customer programs it offers and the programs that Aquila either offers or has proposed to offer as part of its Integrated Resource Plan that was submitted to the Commission in February 2007.  Although Aquila currently offers a limited portfolio of affordability, energy efficiency, and demand response programs, Aquila has proposed to offer its customers a more robust portfolio of affordability, energy efficiency, and demand response programs.  KCPL began its assessment of these programs by mapping each company’s respective product and service offerings in one of the following program category types:  (1) Affordability; (2) Energy Efficiency; (3) Demand Response & Pricing Options; (4) E-Services & Payment Options; and (5) Other.696

544.     The purpose of this mapping, outlined in the preceding Finding of Fact, was to identify areas where:  (1) both companies provide a product offering or has proposed to provide a product offering; (2) either KCPL or Aquila provides a product offering or has proposed to provide a product offering; or (3) a gap exists where neither company currently provides or has proposed to provide a needed product offering.  Post acquisition, KCPL anticipates offering a total of 37 programs.697

 ________________________

695 GPE/KCPL Exh. 4, Bryant Direct pp. 3-12.  Those programs include: Affordable New Homes (New Construction), Low Income Weatherization Program, Home Energy Analyzer, The Home Energy Analyzer, Home Performance With Energy Star® (Training), Change a Light, Change the World, Cool Homes Program, Energy Star® Homes (New Construction), PAYS-type program, Business Energy Analyzer, C&I Audit Rebate, C&I Custom Rebates-Retrofit, and C&I Custom Rebates-New Construction, Building Operator Certification (Training), Energy Optimizer (Air Conditioning Cycling), and MPower. Id.

696 Id.; GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules.

697 GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules. A summary of KCPL’s assessment is provided in Schedule KEB-1.  Brief program descriptions for each of these customer programs are provided in Schedule KEB-2.  Currently, KCPL offers or plans to offer 28 programs.  Aquila offers or plans to offer 26 programs.

545.    Of the 28 current KCPL programs, KCPL expects to offer 21 of those programs to Aquila’s customers.  Many of these programs require a filed tariff before they could be offered to Aquila’s customers.  These programs are:  (1) Affordable New Homes; (2) Low Income Weatherization; (3) Home Energy Analyzer; (4) Home Performance with Energy Star®; (5) Change A Light/Change The World; (6) Cool Homes; (7) Energy Star Homes; (8) Business Energy Analyzer; (9) C&I Rebates; (10) Building Operator Certification; (11) Energy Optimizer; (12) MPower; (13) AccountLink; (14) AccountLink Advantage; (15) ApartmentLink; (16) Web Pay; (17) Check By Phone; (18) Web Approve; (19) Paperless Bill; (20) Dollar Aide; and (21) Dusk To Dawn Security Lighting.698

546.     KCPL continues to evaluate the remaining seven currently-offered KCPL programs.  These programs represent offerings where both KCPL and Aquila have a program offering (or propose to have a program offering) and it is anticipated that a single offering will be provided.  The evaluation on the combination of these programs has not been completed.  These programs are:  (1) Real-Time Pricing; (2) Two-Part Time of Use; (3) BuilderLink/Builder Web Site; (4) Easy Pay/CheckLine; (5) Budget Billing/StreamLINE; (6) Green Tariff; and (7) Net Metering.699

547.     Of the 27 customer programs offered or proposed to be offered by Aquila, KCPL continues to evaluate eight of them.  These eight current or proposed programs are:  (1) Low Income Energy Education; (2) Residential New Construction; (3) Thermal Envelope Improvements; (4) Residential Audit; (5) School Based Energy Education; (6) Demand Buyback; (7) Fixed Bill; and (8) PowerTech Heat Pump Financing.700

_________________________

698 GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules. See summary in Schedule KEB-1,

699 Id.

700 Id.

548.     Based upon KCPL’s assessment to date, the eight programs outlined in the preceding Finding of Fact remain candidates for inclusion in the combined program portfolio.  KCPL plans to move forward with offering Aquila’s Agency Portal program to KCPL customers.  This program is currently available and offers Aquila customers a web portal for social service agencies.701

549.    KCPL plans to offer all of its Affordability, Energy Efficiency and Demand Response programs to Aquila customers.  To support this effort, KCPL proposes to invest $5.0 million, $12.5 million, $12.5 million, $15.0 million, and $15.0 million in the years 2008-2012, respectively, for a total five-year investment of $60 million for Aquila customers.702

550.     KCPL has committed to maximizing cost-effective demand-side solutions as part of future generation capacity planning.  Since 2005, KCPL has been aggressively developing and promoting the Affordability, Energy Efficiency, and Demand Response programs that are part of its CEP.  These activities have increased KCPL’s understanding of customers’ needs and preferences while refining KCPL’s program development process along the way.  By leveraging these growing capabilities and knowledge within Aquila's service territory, KCPL can create additional opportunities for energy efficiency and demand-side resources.703

551.    KCPL has proposed an investment of $60 million over the 2008-2012 timeframe for sizing an Affordability, Energy Efficiency, and Demand Response portfolio because KCPL’s CEP contemplated nearly $53 million of investments in such programs over the first five years of program existence and KCPL, given its recent experience with its CEP programs, this base level of investment is required to facilitate the launch of a successful and robust portfolio of programs for Aquila’s customers.704

_________________________

701 Id.

702 GPE/KCPL Exh. 4, Bryant Direct pp. 3-12; GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules.

703 GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules.

704 GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules.

552.    Significant and cost-effective energy efficiency opportunities exist in the areas of both commercial and residential lighting and both commercial and residential heating, ventilation, and air conditioning.  Consequently, KCPL has increased the level of proposed investment to $60 million to allow for resources to more heavily target these energy efficiency opportunities.705

553.    KCPL has also proposed this increased level of investment to allow for a set of energy efficiency and demand response programs that would be structured to leverage its proposed Advanced Meter Infrastructure investments.  These programs would take advantage of the two-way communication ability afforded by its investment in Advanced Meter Infrastructure and would lead to incremental energy efficiency and demand response resources within Aquila’s service territory.706

554.    KCPL continues to develop a customer marketing segmentation approach to facilitate adoption of its programs and will use this same marketing approach for Aquila’s customers.707

555.    The benefits of energy efficiency, as articulated in the National Action Plan for Energy Efficiency, and as promoted by KCPL, are significant.  These benefits include:  (1) Lower energy bills, greater customer control and greater customer satisfaction; (2) lower cost than supplying new generation only from new power plants; (3) modular and quick to deploy; (4) significant energy savings; (5) environmental benefits; (6) economic development; and (7) energy security.708

_________________________

705 Id.

706 Id.

707 Id.

708 GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules.

556.    KCPL recommends that its Customer Program Advisory Group (“CPAG”) expand its oversight to include offerings to Aquila’s customers.  CPAG was established specifically as a result of the Stipulation and Agreement in Case No. EO-2005-0329.709

557.    KCPL will perform a benefit-cost analysis on all proposed Aquila programs.  Aquila’s rates for service are different than KCPL and will need to be analyzed separately.710

558.    At this time, KCPL does not have a specific estimate of the expected costs of expanding KCPL’s and Aquila’s customer programs into each other’s service territory; however, it has demonstrated its commitment through its proposed investment expansion of $60 million for affordability, energy efficiency, and demand response programs to Aquila’s customers.711

9.	Other Post Merger Considerations

a.	Energy Efficiency and Conservation Issues

559.     Great Plains plans to evaluate Aquila’s energy efficiency, conservation, and other related programs.  KCPL will continue its current programs, and Great Plains will evaluate extending those programs to Aquila’s customers.  Great Plains Energy will also explore expanding any successful Aquila programs to KCPL’s customers. 712

_________________________

709 Id.

710 GPE/KCPL Exh. 4, Bryant Direct pp. 3-12; GPE/KCPL Exh. 5, Bryant Supp. Direct, pp. 1-9 and accompanying schedules.

711 Id.

712 GPE/KCPL Exh.20, Marshall Direct pp. 8-10.

b.	Transition Services

560.     Following the merger and Black Hills’ acquisition of Aquila’s non-Missouri assets, Great Plains, or one if its subsidiaries, might need to provide services to Black Hills, or vice versa, on a temporary basis.  Such services might include, among other things, customer support, information technology, and accounting services. 713

561.    In recognition of the potential need to provide temporary services, the parties entered into a Transition Service Agreement (“TSA”).714   Under the TSA, the parties have composed a transition service committee to examine these transition service issues, and the parties agreed to finalize a transition service plan setting forth the steps to be taken by each party in order to resolve the transition service issues by July 30, 2007. 715

562.    On August 2, 2007, the Applicants filed a TSA and Amendment 1 to the TSA, including a Schedule of Services to be provided between the Applicants and Black Hills.  The TSA was executed on February 6, 2007, and Amendment 1 was executed on July 30, 2007.716

c.	Communities

563.    Currently Great Plains and KCPL support initiatives targeted toward:  (1) improving the lives of vulnerable youth; (2) environmental programs that build on current business practices, including energy efficiency/weatherization, tree care, and plantings and conservation; and (3) agencies and initiatives focused on retaining and stimulating economic and community development, as well as utility-related workforce development. 717

_________________________

713 GPE/KCPL Exh.20, Marshall Direct pp. 8-10.

714 Id.

715 Id.

716 GPE/KCPL Exh.20, Marshall Direct pp. 8-10; GPE/KCPL Exh. 33, Transition Services Agreement.

717 GPE/KCPL Exh.20, Marshall Direct pp. 8-10.

564.    This community strategy is supported by financial contributions, as well as a volunteerism program allowing employees to participate with partner agencies through a combination of personal and company time.718

565.     Great Plains Energy and KCPL plan to review Aquila’s current community support activities and will assess the effectiveness of those activities.  Great Plains and KCPL will continue those programs that align with its focus areas and philosophy of community improvement and offer the best value and effectiveness for the communities served.719

10.	Controverting Evidence

566.    In the Staff Report, adopted and proffered by Mr. Schallenberg, Mr. Schallenberg expresses some generalized concerns regarding service quality; however, Staff provides no evidence that service quality would in any way be compromised if the merger is approved by the Commission.720  Moreover, as Mr. Schallenberg testified, he is not an expert in service quality.721  The parties waived cross-examination of Mr. Schallenberg on the issue of service quality.722

567.     No other party adduced any credible evidence that if the Commission approves the merger, Aquila’s and KCPL’s service quality would be adversely affected.

_________________________

718 Id.

719 GPE/KCPL Exh.20, Marshall Direct pp. 8-10.

720 Staff Exh. 100, Attached Report, pp. 68-77.

721 See Witness Credibility Findings, specifically Findings of Fact Numbers 70-93 and 99-100.

722 Transcript, pp. 2314-2315.

I.	Findings of Fact Regarding the Requested Waiver of the Commission’s Affiliate Transactions Rule, 4 CSR 240-20.015

1.	Post-Merger Accounting

a.	Post-Merger Affiliate Transactions

568.    If the Commission approves the proposed merger, KCPL and Aquila will each be separate affiliates of Great Plains.  Although Aquila and KCPL will remain separate legal entities, many of the companies’ operational functions will be integrated after the merger closes.723

569.    If the Commission approves the merger, the Applicants intend to account for Aquila’s operations in Great Plains’ accounting and reporting systems with a separate general ledger similar to Aquila’s general ledger today, with reporting entities within its accounting and reporting systems for Aquila’s regulatory business units (currently named Aquila Networks-MPS, Aquila Networks-L&P, and St. Joseph Industrial Steam) and for those business units’ parent company (currently named Aquila, Inc.).724

570.     The current allocation methodology used by Great Plains Energy Services, Inc. (“GPES”) to allocate shared costs to KCPL and other Great Plains business units, as documented in the Great Plains Cost Accounting Manual filed annually with the Commission, will be utilized to charge Aquila’s business units for costs incurred by KCPL, GPES or Great Plains that benefit multiple subsidiaries, commonly referred to as shared or common costs. 725

 ________________________

723  GPE/KCPL Exh.  39, Giles Supp. Direct, p. 1.

724 GPE/KCPL Exh. 29, Wright Direct, pp. 6-8.

725 Id. at pp. 7-8.

571.    Aquila’s employees will become KCPL employees and services will be provided to Aquila from KCPL, GPES and Great Plains.726

572.    Shared costs, or common costs incurred by KCPL, GPES or Great Plains that benefit multiple subsidiaries will be incurred by KCPL, such as accounting, payroll, regulatory, and accounts payable, whereas other shared costs will be incurred by GPES, such as human resources. 727

573.    GPES’s allocation of its shared costs will be expanded to include Aquila in the allocation, and similar KCPL allocations will be established for KCPL’s allocation of its shared costs.728

574.     If it is determined that a particular KCPL shared cost should be allocated based on each business unit’s utility plant, then Aquila will receive a portion of that cost based on its utility plant.729

575.    Aquila’s existing allocation methodologies to allocate costs among the various Aquila business units will be used to allocate individual Aquila business units that are shared costs allocated to Aquila.730

576.    The allocation methods outlined in the previous Findings of Fact involve the billing of costs to an affiliate company.  Consequently, if the Commission decides to approve the merger, the Applicants request that the Commission waive its affiliate transaction rule, Commission Rule 4 CSR 240-20.015, as it pertains to transactions between Aquila and KCPL to the extent the Commission deems necessary.731

_________________________

726 GPE/KCPL Exh. 29, Wright Direct, p. 7.

727 Id. at pp. 7-8.

728 Id.

729 Id.

730 Id.

731 GPE/KCPL Exh. 29, Wright Direct, pp. 7-8.   See also Joint Application of Great Plains Energy Incorporated, Kansas City Power and Light Company and Aquila, Inc., filed April 4, 2007.

b.	Tax Consequences

577.    The income tax consequences to Aquila’s customers are minimal.  The merger will be treated for federal income tax purposes as a taxable stock purchase.732

578.    The shareholders of Aquila will recognize a gain or a loss on their shares of stock; however, Aquila will not recognize any gain or loss on the sale of its stock and therefore Aquila’s tax basis in Aquila’s remaining assets after the merger will be the same as Aquila’s tax basis prior to the merger.733

579.    Aquila’s existing unamortized investment tax credits and deferred income tax reserves will carry over to Aquila post-merger.734  There will be no changes to these components because the merger is a stock transaction and not a sale of assets.735

580.    The merger will not affect the property taxes of Great Plains.  Utility property taxes are based upon the fair market value of the utility.  The fair market value of Aquila and Great Plains combined should not be significantly different than the combined values of the companies standing alone, and therefore the assessed valuation should not change appreciably.736

_________________________

732 GPE/KCPL Exh. 29, Wright Direct, p. 8.

733 Id.

734 Id.

735 Id. at p. 9.

736 Id. at p. 9.

2.	Purpose of the Affiliate Transactions Rule

581.    The stated “purpose” of the Affiliate Transactions Rule (4 CSR 240-20.015) is “to prevent regulated utilities from subsidizing their non-regulated operations.” 737

582.    The affiliate transaction rule is premised on asymmetric pricing to prevent a public utility from subsidizing its affiliates. 738

583.    Pursuant to the affiliate transaction rules, goods and services provided by a public utility to any affiliate are to be priced at the higher of market value or the cost to the public utility in providing the goods and services.739

584.    Conversely, goods and services provided by any affiliate to a public utility are to be priced at the lower of market value or the cost to the public utility in providing the goods and services to itself.740

585.     The pricing mechanism in the affiliate transaction rule is designed to make the public utility indifferent as to whether it sells or receives goods and services from an affiliate or a third party.741

586.     This concept is appropriate where the transactions involve a public utility and an unregulated affiliate.742

587.     If both parties are public utilities subject to the affiliate transaction rule, the rationale underlying the rules does not apply because the utilities already are subject to Commission regulation.  In such a utility-to-utility situation, the asymmetric pricing mechanism is also unworkable.  If a public utility is to provide a service to an affiliated public utility, the public utilities are on the opposite sides of the asymmetric pricing requirements.743

________________________

737 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 3-4.

738 GPE/KCPL Exh. 15, Giles Surrebuttal, pp. 7-8.

739 Id.

740 Id.

741 Id.

742 Id.

743 GPE/KCPL Exh. 15, Giles Surrebuttal, pp. 7-8; Transcript, pp. 2064-2066.

588.    The affiliate transaction rule does not contemplate two regulated utilities owned by the same parent and operated in the manner contemplated by the merger.744

589.    Rather than the asymmetrical pricing prescribed in the rule, the Applicants request that the Commission grant a waiver from the rules to the extent necessary to allow KCPL and Aquila to provide services at fully distributed costs, except for wholesale power transactions, which would be based on rates approved by FERC.745

3.	Effect of Application of the Rule to Synergies Generated by the Merger

590.    The synergies contemplated by Great Plains Energy in this transaction are premised on the ability of KCPL and Aquila to exchange goods and services at cost.  To the extent the asymmetric pricing dictated by the affiliate transaction rules prevents KCPL and Aquila from doing so, the synergies will be reduced to the detriment of the utilities’ Missouri customers.746

591.    Applicants’ request for a waiver from the affiliate transactions rule as it might pertain to KCPL and Aquila, if granted, will help the companies achieve synergy savings.747

592.     Because KCPL and Aquila will each be “regulated electrical corporations” and “public utilities” under Chapter 386, and thus subject to the Commission’s jurisdiction, both companies will continue to be subject to the various reporting requirements they operate under today and the Commission will continue to have access to the books and records of both companies.748

_________________________

744 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 3-4.

745 Id.

746 GPE/KCPL Exh. 15, Giles Surrebuttal, pp. 7-8.

747 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 3-4.

748 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 2.

4.	Staff’s Position – Controverting Evidence to the Requested Waiver

593.    Staff argues that the waiver of the rule should not be granted because the merger or consolidation of KCPL and Aquila is outside the scope of the proposed transaction in this case, and because Staff believes that they do not have sufficient information to evaluate the requested waiver.749

594.    Under cross-examination, Staff witness Schallenberg agreed that the purpose of the affiliate transactions rule is to prevent regulated utilities from subsidizing their non-regulated operations and that after the close of the merger, if approved, the Commission will have full access to the books and records of both Aquila and KCPL.750  Mr. Schallenberg also indicated that Staff was not generally opposed to transactions between Aquila and KCPL on a cost basis.751

595.     There is no competent or credible evidence in the record that, if the proposed merger is approved, a limited waiver or grant of a variance in the Commission’s affiliate transactions rule allowing KCPL and Aquila to provide services at fully distributed costs, except for wholesale power transactions, would in any way cause a detriment to the public interest.

_________________________

749 Staff Exh. 100, Schallenberg Direct, attached Report, pp. 64-68.

750 Transcript, pp. 2070-2071.

751 Transcript, p. 2071.

J.	Findings of Fact Regarding Transmission and RTO/ISO Criteria

1.	Regional Transmission Organization Participation, Pre- and Post-Merger Considerations

596.    Regional Transmission Organizations (“RTOs”) were promoted and established, among other reasons, in order to provide benefits and improvements in electric transmission services and in the operation of the bulk power system.  These benefits include open and non-discriminatory electric transmission access and pricing, regional Open Access Transmission Tariff (“OATT”) administration, regional transmission planning and coordinated regional reliability operations.752

597.    If the Commission approves the merger, KCPL employees will operate the transmission systems of KCPL and Aquila following the merger.753

598.     Regarding the effect of the merger on the transmission operations of KCPL and Aquila and their RTO participation, KCPL proposes to take the following actions: (1) consolidate transmission control center operations; (2) integrate Aquila’s planning functions with KCPL’s planning functions; (3) incorporate Aquila’s transmission and substation field operations into KCPL’s operations; (4) combine the transmission and substation engineering processes; and (5) include the Aquila facilities in the KCPL comprehensive transmission asset management plan in order to achieve Tier I reliability levels for all customers.754

_________________________

752 GPE/KCPL Exh. 20, Marshall Direct, p. 7.

753 Id. at pp. 6-7.

754 Id.

599.    Aquila is currently a conditional member of the Midwest Independent Transmission System Operator (“MISO”) RTO, whereby MISO provides specific transmission security and reliability coordination functions for Aquila.755

600.    The Southwest Power Pool (“SPP”) provides Aquila regional transmission tariff administration, available transmission capacity (“ATC”), total transmission capacity, and other regional planning functions.756

601.    Aquila has an application pending before the Commission in Case No. EO-2008-0046, requesting authority to transfer functional control of its transmission facilities to MISO (“Aquila MISO Proceeding”).757

602.    The overview of the Aquila transmission system serving Missouri load is as follows: 758

Aquila owns and operates transmission facilities in the northwestern, north central and western areas of Missouri serving approximately 300,000 electric customers in Missouri.  Within its transmission system, Aquila has direct interconnections with AmerenUE, Associated Electric Power Cooperative (“AEC”), the City of Independence (“IND”), Mid-American Energy Company (“MEC”), KCPL and Westar Energy Inc. (“WR”).  Aquila operates two non-synchronous, normally open interconnections with Empire District Electric Company (“EDE”) and KAMO Electric Cooperative (“KAMO”).  Aquila has joint transmission ownership and interconnection agreements for the following facilities:

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755 GPE/KCPL Exh.20, Marshall Direct, pp. 8-10; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

Richard A. Spring is employed by KCPL as Vice President of Transmission Services.  His responsibilities include overseeing KCPL’s transmission planning, transmission system operations, transmission energy accounting, Energy Management System, distribution OMS, substation and transmission engineering, transmission construction and maintenance, substation construction and maintenance, and system protection.  He holds a Master of Business Administration from Rockhurst College, a Bachelor of Science in Mechanical Engineering from Wichita State University and an Associates of Arts degree from Butler County Community College.  He began his career at KCPL in 1978 as a Staff Maintenance Engineer, promoted to Operations Supervisor in 1979 and Maintenance Superintendent 1982, all at the La Cygne Generating Station.  He then moved to the Iatan Generating Station as Maintenance Superintendent where he was promoted to Plant Manager in 1984.  He returned to the La Cygne Generating Station in 1991 as Plant Manager.  In 1993, he joined Northern Indiana Public Service Company as Director of Electric Production.  He returned to KCPL in 1994 as Vice President of Production.  He shifted responsibilities and was named Vice President of Transmission and Environmental Services in 1999.  In 2003, he was named to his current position of Vice President of Transmission Services.   He is currently the Chair of the SPP Strategic Planning Committee, a member of the SPP Members Committee, and a member of the SPP Human Resources Committee.  Previously, he served as a Director on the SPP Board of Directors prior to the evolution to the current independent Board of Directors.  He has previously testified before both this Commission and the Kansas Corporation Commission.

756 GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

757 Id.  See In the Matter of the Application of Aquila, Inc., d/b/a Aquila Networks-MPS and Aquila Networks-L&P for Authority to Transfer Operational Control of Certain Transmission Assets to the Midwest Independent Transmission System Operator, Inc., Case No. EO-2008-0046, Application filed August 20, 2007.

758 GPE/KCPL Exh. 24, Spring Direct, pp. 3-11.

a)    St. Joseph to Fairport, Missouri to Cooper Station at Brownville, Nebraska 345kV transmission line; known as the Cooper-Fairport-St. Joseph 345kV Interconnection (“CFSI”); and administered with a joint agreement between AEC, KCPL, Lincoln Electric System (“LES”), MEC, Nebraska Public Power District (“NPPD”), and Omaha Public Power District (“OPPD”).  Aquila and OPPD jointly own the Cooper to St. Joseph 345kV transmission line with ownership changing at the point where the line crosses the Missouri river.

b)   Aquila owns an 8 percent share of the Jeffrey Energy Center located in the WR territory.  Transmission service is reserved, using a Jeffrey Transmission Agreement with WR, to deliver Aquila this capacity and energy via the Jeffrey (WR) to Stranger Creek line; and known as the Aquila-WR Interconnection.

c)    Swissvale to Stilwell to Peculiar to Pleasant Hill to Sibley 345kV transmission line; known as the “MOKAN Interconnection”; and joint owners are KCPL, Aquila and WR.

d)   Hawthorn to Sibley to Overton 345kV transmission line; known as the “Missouri Interconnection”; and joint owners are KCPL, Aquila and AmerenUE.

e)    Aquila owns an 18 percent share of the Iatan Generating Station located near Weston, MO and has a 345kV transmission line directly connected at the station facilities for transfer of this capacity and energy. Aquila currently operates its transmission system from its Operations Center in Lee’s Summit, Missouri using an [Energy Management System] with Supervisory Control and Data Acquisition (“SCADA”).  The Operations Center is manned 24 hours per day providing both normal and emergency operations for transmission and substation facilities.759

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759 Id. See also Schedule RAS-1 illustrating the Aquila 69kV transmission system; Schedule RAS-2 illustrating the Aquila 345kV and 161kV transmission system; Schedule RAS-3 illustrating the Aquila (St. Joseph area) transmission system; and, Schedule RAS-4 illustrating the entire Aquila transmission configuration with land-based geography.

603.     KCPL is a full member of the SPP RTO.760

604.     KCPL will evaluate the strategy of RTO membership when the acquisition is completed, taking into consideration multiple factors including the advantages of operating both transmission systems within a single RTO structure and the results of the pending cost-benefit study evaluating the relative benefits of Aquila’s RTO options.761

605.    The overview of the KCPL transmission system serving Missouri load is as follows:762

KCPL owns and operates transmission facilities in the west central and central areas of Missouri and east central areas of Kansas serving approximately 500,000 electric customers in Missouri and Kansas.  Within its transmission system, KCPL has direct interconnections with AmerenUE, Aquila, AEC, Board of Public Utilities of Kansas City, Kansas (“BPU”), IND, and WR.  KCPL has joint ownership in the following transmission facilities:

a)    The CFSI line, which is administered with a joint agreement with AEC, KCPL, LES, MEC, NPPD, and OPPD.

b)    The MOKAN Interconnection line, which is jointly owned by KCPL, Aquila and WR.

c)    The Missouri Interconnection line, which is jointly owned by KCPL, Aquila and AmerenUE.  KCPL operates its transmission system from its Transmission Control Center in Kansas City, Missouri using an [Energy Management System] with SCADA. The Transmission Control Center is manned 24 hours per day providing both normal and emergency operations for transmission and substation facilities.  Schedule RAS-5 illustrates the entire KCPL transmission system with land-based geography.  Schedule RAS-6 illustrates the KCPL Kansas City metropolitan area transmission system with land-based geography.

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760 GPE/KCPL Exh.20, Marshall Direct, pp. 8-10; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.  KCPL’s participation in the SPP has been approved by the Commission, the Kansas Corporation Commission, and FERC.  GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

761 GPE/KCPL Exh.20, Marshall Direct, pp. 8-10.

762 GPE/KCPL Exh. 24, Spring Direct, pp. 3-11.

606.    The proposed plan for integrating Aquila’s transmission operations after the merger is completed is as follows:763

a.   Integrate Aquila’s Operations Center into KCPL’s Transmission Control Center.

b.  Incorporate Aquila’s transmission planning functions into KCPL’s transmission planning functions.

c.   Incorporate Aquila’s transmission and substation field functions into KCPL’s transmission and substation field functions.

d.  Integrate Aquila’s transmission and substation engineering functions into KCPL’s transmission and substation engineering functions.

e.   KCPL will incorporate all Aquila transmission assets into its comprehensive transmission asset management plan.

607.     Combining the transmission operation should provide a more cost effective, integrated real-time and planned transmission operation of the combined transmission system.  By operating from a single point of transmission system authority, KCPL can maintain consistent communication, coordinated field operations, and integrated training and manpower schedules.764

608.     Merging planning functions should provide coordinated transmission planning over the combined service territories for improved synergies in system modeling capabilities, reductions in transmission facility additions, improved tie-line coordination with the region, and a larger, more regional system planning scope.765

609.     Incorporating transmission and substation field functions should provide synergies in field operating practices where specific operation and maintenance practices can be engaged.  KCPL is a recognized leader in these practices and is in a position to apply specific industry best practices that will provide improvements in these critical operating areas.766

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763 GPE/KCPL Exh. 24, Spring Direct, pp. 3-11.

764 Id.

765 Id.

766 Id.

610.    Combining transmission and substation engineering functions will utilize the collaborative engineering talent and provide standardized design and construction methods, which should result in increased savings in transmission and substation asset investments.767

611.    The asset management plan sets forth strategic investments in new transmission and substation facilities while also providing crucial maintenance, inspection, testing, and replacement plans for aging infrastructure.  KCPL provides Tier 1 service reliability levels to its customers and plans to maintain the same level of service for the Aquila customers.768

612.    KCPL, as a member of SPP RTO, has turned over functional control of its transmission facilities to SPP as an RTO. 769

613.    KCPL currently serves its native load under the SPP OATT. 770

614.     Most service provided on KCPL’s transmission system to parties other than KCPL is administered through the SPP OATT.  The SPP OATT provides several benefits including one-stop pricing and reservations for transmission customers across the entire SPP region, nondiscriminatory transmission service, consistent terms and conditions of service, and equitable revenue recovery. 771

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767 Id.

768 Id.

769 Id.

770 GPE/KCPL Exh. 24, Spring Direct, p. 8.

771 Id.

615.    KCPL continues to maintain a small number of grandfathered point-to-point transmission reservations under the KCPL OATT but the KCPL OATT is closed except for network service and rollover extensions of existing reservations.772

616.    SPP acts as a regional Planning Coordinator and creates plans for future transmission grid additions through its annual SPP Transmission Expansion Plan and four-month Aggregate Study process (together referred to as the “Plan”).773

617.     This Plan incorporates OATT transmission service requests, generation interconnection requests, transmission owner additions, and proposed economic projects.774

618.     As a result of the Plan, SPP directs member transmission owners to build all necessary transmission expansions, additions, and upgrades in order to provide sufficient and reliable transmission service within the region.775

619.    SPP also implements certain cost allocation methods for transmission expansion plans that allocate a portion of the investment costs to all members for those transmission additions that provide regional benefits.776

620.    SPP serves as KCPL’s Reliability Coordinator in order to meet specific reliability requirements set forth in North American Electric Reliability Corporation (“NERC”) reliability standards.777

621.    KCPL submits real-time and planned transmission operations information to the SPP for review and approval on a coordinated regional basis. 778

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772 GPE/KCPL Exh. 24, Spring Direct, p. 8.

773 Id.

774 Id.

775 GPE/KCPL Exh. 24, Spring Direct pp. 3-11.

776 Id.

777 Id. at p. 9.

778 Id. at p. 9.

622.    SPP also provides critical emergency operations and black-start coordination for the region. 779

623.    As the Reliability Coordinator, SPP has the authority to give reliability directives to member owners in order to ensure stable and reliable bulk power grid operations.780

624.    Aquila is a conditional member of the MISO RTO.  Certain regulatory approvals are still pending for continued participation.781

625.     Due to the potential of KCPL and Aquila having membership in separate RTOs, KCPL will evaluate the strategy of RTO membership when the merger is completed. It is anticipated that certain specific conditions Aquila currently has in process for approvals, including interconnection agreements and the release of functional control to an RTO, will be considered within a plan for RTO participation.   Also, consideration will be given to the results of a pending consulting study evaluating the benefits of Aquila’s full participation in various RTO options including SPP and MISO.782

626.    There are significant benefits for operating the combined companies within a single RTO structure.  The following are benefits that are expected to be derived from a single RTO membership:783

1.   Membership in a single RTO will avoid transmission seam issues between KCPL and Aquila.  Establishing the SPP-MISO seam outside the companies’ areas may reduce the number of flowgates on the companies’ transmission facilities that will have transmission capacity allocated between the two RTOs.  In general, keeping the RTO seam outside KCPL’s and Aquila’s area will simplify the management of transmission capacity and increase the flexibility of power transactions.

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779 Id. at p. 9.

780 Id. at p. 9.

781 Id.

782 Id.

783 GPE/KCPL Exh. 24, Spring Direct, pp. 9-11.

2.   Maintaining a single RTO structure will reduce costs related to support and participation in stakeholder activities such as governance, market development, transmission planning and expansion, reliability standards development and tariff administration.  Furthermore, participating in one RTO will achieve additional savings by allowing one regional transmission tariff, which simplifies administration and minimizes revenue recovery applications and tariff filings to the Federal Energy Regulatory Commission.

3.   Cost allocation methods with a single RTO structure for future transmission upgrades will maintain consistency across both companies, thereby ensuring coordinated transmission cost sharing, lower administrative costs, and more congruent investment structures.  It also will facilitate consistent retail rate structures for that portion of retail rates associated with transmission expenditures and investments.

4.   Transmission planning and expansion will be more effective from one RTO due to inclusion of both companies’ facilities in one planning process that develops regional solutions.  KCPL and Aquila being in separate RTO transmission expansion plans could result in solutions that are not only inefficient or redundant for the companies, but also possibly conflicting.

5.   Finally, a single structure for reliability coordination ensures the consistent development and adherence to bulk power reliability standards and criteria.  While all owners, operators and users of transmission facilities must meet grid-wide NERC reliability criteria, specific reliability criteria also exist for each region.  Attempting to meet two separate sets of regional reliability criteria adds unnecessary additional burdens and can have the potential for conflicting criteria. Therefore, effectively managing operations, planning and other critical functions related to the reliability of the transmission grid will be best facilitated with one set of regional criteria, which will be provided if both companies operate entirely within the control of only one regional reliability entity.

2.	Conditioning Approval of the Merger

627.     Dogwood witness Robert Janssen, Independence witnesses Paul Mahlberg and Mark Volpe, and MJMEUC witness John E. Grotzinger all suggest that the Commission should condition its approval of the merger on several conditions: (1) requiring Aquila join the SPP; (2) requiring the quantification of joint dispatch; and (3) requiring KCPL and Aquila to consolidate their balancing authority.784

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784 Dogwood Energy Exh. 700, Janssen Rebuttal, pp. 1-14; Independence Exh. 1300, Mahlberg Rebuttal, pp. 1-8; Independence Exh. 1305, Volpe Rebuttal, pp. 1-41; MJMEUC Exh. 800, Grotzinger Cross-Surrebuttal, pp. 1-11; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

Robert Janssen has held the position of Vice President for Kelson Energy Inc. ("Kelson") since February 2007.  From October 2005 to February 2007, he was a Director with Kelson.  He also holds the position of President of Redbud Energy, L.P., which is a 1,200 MW generating facility wholly owned by Kelson and located in Oklahoma.  Kelson is a power generation holding company that wholly owns Dogwood Energy, LLC, and the Dogwood 600 MW combined cycle generating facility located in Aquila’s MPS service territory.  He holds a B.S. in Mechanical Engineering with a Minor in Economics from the University of Pennsylvania and has completed Finance and Accounting Graduate Level Classes at Johns Hopkins University.  He has held past positions as a Commercial Engineer with UGI Utilities, Inc., as Project Director for Boston Pacific Company, Inc.  His experience includes: (a) development and management of generating facilities; (b) analysis of electricity markets and transmission systems; (c) analysis of, and development of testimony regarding, utility rates and other filings before federal and state regulatory commissions; (d) due diligence analysis of power purchase agreements and fuel contracts; (e) financial analysis of utility and independent power producer assets such as power plants and water supply systems; and (f) monitoring and reviewing the results of power supply RFPs.  He is responsible for the operations of the Redbud Energy generating facility, representing Kelson and its subsidiaries at the SPP RTO, state and federal regulatory affairs, power market development, and NERC compliance for approximately 4,000 MW of Kelson's generating capacity within the United States, including Dogwood’s Missouri facility.  This includes coordinating Dogwood's potential future participation in electricity markets in SPP.  He has submitted written testimony in eight prior proceedings before FERC, the Louisiana Public Service Commission, the Oklahoma Corporation Commission, the Public Service Commission of Wisconsin, the City Council of New Orleans, and the Public Utility Commission of Texas.

a.	RTO Membership

628.    Independence witnesses Paul Mahlberg and Mark Volpe suggest that the Commission must consider, in this case, costs that are passed on to retail customers, including what they describe as the significant cost differences of participation in SPP or MISO.785

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785 Independence Exh. 1300, Mahlberg Rebuttal, pp. 1-8; Independence Exh. 1305, Volpe Rebuttal, pp. 1-41; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

Paul N. Mahlberg is employed by the City of Independence, Missouri, as Planning and Rates Supervisor for the Power & Light Department.  His responsibilities include power supply resource planning, power contract administration, fuel planning and procurement, fuel contract administration, cost-of-service, retail rate development, transmission service procurement, and strategic planning.  He serves as Independence’s representative on the Markets and Operations Policy Committee for the SPP.  He graduated from Iowa State University in 1988 with a Bachelor of Science degree in Electrical Engineering.  He began his career with Independence in January 1996 as a Senior Planning Engineer working on resource planning, wholesale and retail rate activities, and contract administration and was promoted to his current position of Planning & Rates Supervisor in October 2001.  Prior to working for Independence, from 1988 to 1996, he held several positions at R.W. Beck, an engineering consulting firm.  He has not previously testified before the Commission or any other utility regulatory agency.

Mark J. Volpe is employed by the law firm of Jennings, Strouss & Salmon, PLC as a non-lawyer consultant.  His firm has been retained by the City of Independence, Missouri to assist them in evaluating the effects of the proposed merger between KCPL and Aquila.  He holds a Bachelor of Science degree in Business Administration, majoring in accounting and legal studies, from Ohio Northern University (1981) and a Masters in Business Administration from Ashland University (1988).  From March 2000 through April 2007, he worked for MISO serving in the capacity as the company’s Director of Regulatory Affairs.  Prior to working for the MISO, he worked for Cinergy Corporation from 1997 to 2000 as a Senior Contract Analyst in the Energy Delivery Business Unit.  Prior to that, he worked for FirstEnergy Corporation from 1987 to 1997.  As a non-lawyer consultant, he works with clients in the areas of retail and wholesale electric cost of service development, support and analysis.  This consulting work also includes tariff matters on issues including, but not limited to revenue sufficiency guarantee charges, grandfathered agreements, and RTO membership evaluation criteria and analysis.  He also provides: energy market and transmission service related overviews for state regulatory commissions and consumer advocate groups; transmission expansion system planning, cost recovery mechanisms, transmission pricing proposal consulting; and interconnection agreement negotiations.  He has previously sponsored testimony before FERC.

629.    Witness Volpe describes and contrasts the energy market between SPP and MISO as follows:786

The SPP energy market consists primarily of a market for Imbalance Energy. Imbalance energy is the difference between the amount of energy that actually flows from each generator and to each load, and the amount that was prearranged through schedules.  Under the SPP market, the Energy Imbalance Service (“EIS”) is the dollar amount associated with imbalance energy.  The calculation is based on the amount of imbalance energy (in megawatts) multiplied by a price at a specific point on the energy grid.  SPP conducts a regional dispatch calculated using a security constrained, offer-based economic dispatch (“SCED”) every 5 minutes.  More simply put, in many ways the SPP is a spot balancing market; there is no day-ahead market and SPP does not utilize the LMP concept, as is the case in the Midwest ISO.  In its place, SPP relies upon Locational Imbalance Pricing at a nodal level.  Generation resources make voluntary offers of their resources for the EIS or may self-commit their resources. This is in contrast to the Midwest ISO market where Network Resources are required to submit offers to supply their generation in the Day-Ahead.  The EIS is settled on an hourly basis.  The major difference between the SPP model and the Midwest ISO’s market is that there is no financially binding Day-Ahead energy market within SPP’s market design and the majority of the transactions occur on a bilateral basis.  Furthermore, in SPP there are no FTRs to provide customers with the opportunity to hedge against the costs of congestion as is the case in an LMP based market. SPP’s market is rooted in a defined set of physical transmission rights.

While there are some similarities, there are major differences between the two markets. SPP is a voluntary market rooted in a bilateral transaction where market participants can obtain balancing energy from a spot energy market, using Locational Imbalance Pricing and a set of physical rights.  Participation in the Midwest ISO’s market is mandatory for generators that are network resources, and the Midwest ISO uses a two-settlement system based on LMP where congestion costs are hedged using an allocation of FTRs. The Midwest ISO’s market design is more complex.

_________________________

786 Independence Exh. 1305, Volpe Rebuttal, pp. 9-11.

630.    Witness Volpe provided the Commission with an in-depth description of the cost differences associated with membership in either SPP or MISO and explained how the “City of Independence cannot even begin the process of attempting to analyze the effect of the RTO membership decision on its customers until KCPL and Aquila make a commitment as to their RTO plans.”787

631.     MJMEUC witness John E. Grotzinger: (1) supported the testimony by Independence and Dogwood requesting a Commission decision to condition approval of the merger upon RTO selection;788 (2) concurred with the results of Aquila’s RTO study that indicates that SPP offers greater benefits in RTO operation than does MISO;789 (3) raised concerns with the treatment of the Applicants’ other transmission facilities because of joint use lines;790 and (4) raised concerns with respect to generation issues arising out of MJMEUC’s participation in KCPL’s Iatan Unit 2.791

 ________________________

787 Independence Exh. 1305, Volpe Rebuttal, p. 13.  Mr. Volpe’s explains, compares and contrasts the key differences between the two RTOs related to: 1) the basic functions of their energy markets; 2) the mechanisms used to recover their respective RTO’s administrative costs; 3) the potential exposure to energy market charges that are uplifted to load such as Revenue Neutrality Uplift “(RNU”); the procurement of ancillary services; 5) rate pancaking for transactions between the various RTOs; 6) the RTO’s plans for additional regional transmission infrastructure expansion and the associated cost allocation implications; and 7) the economic and reliability benefits which can be obtained as a result of a single dispatch.  See Exh. 1305 generally.

788 MJMEUC Exh. 800, Grotzinger Cross-Surrebuttal, pp. 5-8.

John E. Grotzinger is employed by the MJMEUC as Executive Director for Engineering Operations.  He is responsible for engineering and system planning for MJMEUC and operations of MoPEP.  His responsibilities include planning for power supply and transmission needs of MoPEP and securing power supplies and associated transmissions arrangements.  He received his Bachelor of Science degree in Electrical Engineering from the University of Missouri-Columbia in 1979, and began his career at KCPL as an Engineer in the System Planning Department, doing both transmission and generation planning.  In 1980, he began work for City Utilities of Springfield, Missouri as an Engineer in the System Planning Department, and for the next fourteen years he performed electric transmission, electric generation, electric distribution, gas distribution, and water distribution planning studies.  In 1994, he began working for MJMEUC and in 1999 he became Executive Director for Engineering & Operations.  He is a Registered Professional Engineer in the State of Missouri.  He has testified previously before this Commission in Case No. EA-2005-0180, and he has participated in several Commission roundtables and workshops including the roundtable on electric deregulation in the late 1990’s and the subsequent RTO and transmission discussions over the last five years.

789 MJMEUC Exh. 800, Grotzinger Cross-Surrebuttal, pp. 5-8.

790 Specifically, the Missouri-Iowa-Nebraska Transmission (“MINT”) facilities. MJMEUC believes the ownership in MINT by KCPL is covered in the SPP tariff and that the Aquila MINT facilities likewise should be covered by the SPP tariff.  MJMEUC Exh. 800, Grotzinger Cross-Surrebuttal, pp. 8-10.

791 Splitting Iatan 2 across two RTOs causes some concern because KCPL is the majority owner and operator of Iatan 2.  Thus, adding control of Aquila’s share in Iatan 2 gives KCPL a super majority for decision making.  Use of Iatan 2 by the balancing authority of KCPL is implied for Iatan, but expanding it even further through a merger with Aquila without some sort of continuing regulatory oversight or safeguards could impact operations for MJMEUC and Missouri’s municipal customers throughout the state. MJMEUC Exh. 800, Grotzinger Cross-Surrebuttal, pp. 10-11.

632.     A full and thorough record is being developed in EO-2008-0046 concerning the benefits and costs associated with Aquila’s RTO status.  In particular, there has been extensive evidence concerning the relative cost-benefit analyses of Aquila joining MISO, SPP, or reverting back to a stand-alone transmission provider.  Such evidence is critical for the Commission’s evaluation of which RTO, if any, would best serve Aquila and its customers.792

633.     Evidentiary hearings in EO-2008-0046 were held on April 14-16, 2008, and post-hearing briefs were due in that matter on May 29, 2008.793

634.     Independence and Dogwood are participating in the Aquila MISO Proceeding (EO-2008-0046) and are representing identical positions in that matter.794

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792 See In the Matter of the Application of Aquila, Inc., d/b/a Aquila Networks-MPS and Aquila Networks-L&P for Authority to Transfer Operational Control of Certain Transmission Assets to the Midwest Independent Transmission System Operator, Inc., Case No. EO-2008-0046, Application filed August 20, 2007; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

793 See Order Modifying Procedural Schedule, effective January 23, 2008, In the Matter of the Application of Aquila, Inc., d/b/a Aquila Networks-MPS and Aquila Networks-L&P for Authority to Transfer Operational Control of Certain Transmission Assets to the Midwest Independent Transmission System Operator, Inc., Case No. EO-2008-0046.

794 GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.  See Docket entires for EO-2008-0046.  See in particular: Order Granting Intervention and Scheduling Prehearing Conference, issued September 28, 2007; and Order Granting Late-filed Application to Intervene, issued November 13, 2007.

635.    Independence and Dogwood intervened in the application for FERC approval of the merger, Docket Nos. EC07-99-000 and EL07-75-000 (“FERC Merger Proceeding”).  Both parties raised the same potential RTO-related cost effect arguments before FERC. 795

636.     Independence requested that FERC condition its approval of the merger on KCPL and Aquila being in a single RTO.  Dogwood requested that FERC condition its approval of the merger on Aquila joining the SPP.796

637.     In its October 19, 2007 order, FERC stated as follows:

We will decline the protestors’ request to condition our section 203 authorization on the Applicants joining a particular RTO.  When necessary, the Commission [FERC] conditions merger authorization in order to address specific, merger-related harm; but no such harm has been identified in this proceeding.  Moreover, the Applicants’ future RTO status is unclear at this time and therefore, there is no baseline against which to assess merger-related changes to rates.797

638.     FERC expressly considered Independence’s assertions concerning the different cost structures of SPP and MISO, the same issues as those raised in the Rebuttal Testimony of Mark Volpe, Paul Mahlberg, and Robert Janssen in this case.  FERC declined to condition the merger on a particular RTO status for KCPL or Aquila.798

b.	Quantification of Joint Dispatch

639.     Assuming the merger is approved, KCPL plans to operate post-merger with two control areas – one for KCPL and one for Aquila. 799

_________________________

795 GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

796 Dogwood Energy Exh. 700, Janssen Rebuttal, pp. 1-14; Independence Exh. 1300, Mahlberg Rebuttal, pp. 1-8; Independence Exh. 1305, Volpe Rebuttal, pp. 1-41; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

797 Great Plains Energy Inc., et al., Order Authorizing Disposition and Acquisition of Jurisdictional Facilities and Granting Petition for Declaratory Order, 121 FERC ¶ 61,069 at P 50 (October 19, 2007); GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

798 GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

799 Id.; GPE/KCPL Exh. 11, Crawford Direct, p. 5.

F. Dana Crawford is employed by KCPL as Vice President of Plant Operations.  His responsibilities include the direction of the operation and maintenance of KCPL’s fossil-fuel generating stations, including their support and construction services.  He graduated from the University of Missouri-Columbia with a degree in Civil Engineering, and also has a Master of Business Administration degree from DePaul University.  He joined KCPL in 1977 as a Construction Engineer on the Wolf Creek Nuclear Plant project.  In 1980, he was promoted to Manager, Nuclear and promoted to Director, Nuclear Power in 1983.  Following completion of Wolf Creek, he became Manager, Distribution Construction & Maintenance, in 1988 and Manager, Customer Services, in 1989. In 1994, he became Plant Manager of the La Cygne Generating Station.  He was promoted to his current position in March of 2005.  He has testified before this Commission and the Kansas Corporation Commission.

640.    Great Plains and KCPL plan to evaluate whether to combine the two control areas into one in order to provide joint dispatch capabilities after the merger transaction is consummated and that decision will be subject to regulatory review.800

641.     During the FERC Merger Proceeding, Independence argued that KCPL and Aquila must quantify the effects of joint dispatch before being permitted to merge.801  In response, FERC found as follows:

Independence’s argument that the [Federal Energy Regulatory] Commission cannot reasonably conclude that proposed transaction presents neither horizontal nor vertical market power issues without analyzing the possibility of joint dispatch of KCP&L’s and Aquila’s generation is misplaced.  First, our analysis focuses on merger-related effects on competition, and there is no evidence in the record that KCP&L and Aquila plan to engage in joint economic dispatch following the merger.  Second, even if KCP&L and Aquila do pursue a joint economic dispatch agreement, Applicants have shown that the merger will not adversely affect competition.  Regarding horizontal market power, Applicants’ analysis shows that the combination of KCP&L’s and Aquila’s generation will not materially increase market concentration using the AEC measure, indicating that the merger will not harm competition in the relevant market; thus, even if Applicants do engage in joint dispatch, the merger will not create or enhance the ability to exercise market power.  Further, if KCP&L and Aquila do pursue a joint dispatch agreement, they will need to file an operating agreement with the [Federal Energy Regulatory] Commission, at which time Independence will have the opportunity to participate in the proceeding and protect its interests.  Therefore, we will not require a further analysis of the effect of joint dispatch or condition section 203 approval on Applicants not engaging in joint dispatch, as proposed by Independence.802

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800 GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9; GPE/KCPL Exh. 11, Crawford Direct, p. 5.

801 Independence Exh. 1300, Mahlberg Rebuttal, pp. 1-8; Independence Exh. 1305, Volpe Rebuttal, pp. 1-41; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

802 Great Plains Energy Inc., et al., 121 FERC ¶ 61,069 at P 36 (2007); GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

642.    FERC expressly considered the same arguments Independence raises here and denied it the relief it sought.803

c.	Consolidation of Balancing Authority Operations

643.    Dogwood witness Robert Janssen recommends that the Commission condition its approval of the merger on KCPL and Aquila being required to consolidate their Balancing Authority operations.804

644.    Currently, SPP is developing additional market services beyond the current Energy Imbalance Service.  SPP’s efforts include consolidating Balancing Authority operations, as well as providing ancillary services and other future market services.  With a potential for consolidated Balancing Authority service across the SPP footprint, participating members would achieve a number of benefits including, among other things, additional generation efficiencies due to joint economic generator dispatching and shared spinning reserves.805

645.    KCPL anticipates participating in a fully operational, consolidated Balancing Authority market function given the determination of an appropriate level of operational efficiencies and benefits to its customers if such region-wide consolidated Balancing Authority services are developed by SPP. 806

646.    Until SPP completes developing additional market services, it would be premature and potentially redundant for KCPL and Aquila to pursue consolidation of their Balancing Authority operations.807

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803 GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

804 Dogwood Energy Exh. 700, Janssen Rebuttal, pp. 1-14; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

805 GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

806 Id.

807 Id.

647.    Independence witness Paul Mahlberg raises a concern about the merger’s effect on transmission availability; however, the combined companies will continue to provide transmission service through a single RTO and an associated OATT.808

648.     Independence also raised concerns about the merger’s effect on transmission availability in greater detail in the FERC Merger Proceeding.  In that proceeding, Independence argued that KCPL and Aquila had not adequately evaluated the effect of the merger on transmission availability as part of their market power analysis in support of their application.809

649.     FERC addressed Independence’s concerns about transmission availability, finding:

We find that the Applicants have shown that the proposed transaction will not adversely affect competition.  Regarding the horizontal combination of generation capacity, Applicants’ analysis shows that for all relevant geographic markets, there are no screen failures for AEC, the relevant measure in this case, indicating that it is unlikely that the transmission will harm competition.  In addition, the Black Hills Acquisition will not result in the consolidation of generating assets in any relevant market.  Given that the proposed transaction does not materially increase the merged firm’s market share or market concentration, we conclude that it is not likely to create or enhance Applicants’ ability to exercise market power in any wholesale electricity markets.  Regarding the vertical combination of upstream transmission and natural gas assets with downstream generating capacity, Applicants have shown that the proposed transaction will not create or enhance the ability or incentive to use control of upstream assets to harm competition in downstream wholesale electricity markets.  We reach this conclusion because:  (1) Applicants’ transmission facilities will be operated pursuant to an OATT, thus ensuring that they cannot be used to frustrate competition in wholesale electricity markets; and (2) there is no overlap between Applicants’ natural gas transportation assets and downstream electric generation capacity in any relevant wholesale market.  We discuss the specific issues raised by protestors below.  Independence argues that Applicants fail to show that Independence will not be affected by decreased transmission availability.  However, it does not offer any evidence that less transmission will be available to it.  Applicants’ transmission system is subject to a Commission-approved OATT, which ensures open access to the transmission system.  Regarding merger-related increases in vertical market power, we are not persuaded by Independence’s argument.  Applicants’ transmission facilities are currently and will continue to be operated pursuant to an OATT, thus ensuring that they cannot be used to frustrate competition in wholesale electricity markets.810
_________________________

808 Independence Exh. 1300, Mahlberg Rebuttal, pp. 1-8; GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

809 Id.; Independence Exh. 1305, Volpe Rebuttal, pp. 1-41.

810 Great Plains Energy Inc., et al., 121 FERC ¶ 61,069 at P 34, 35 and 37 (2007) (footnotes omitted);GPE/KCPL Exh. 25, Spring Surrebuttal, pp. 1-9.

650.    FERC expressly considered the same arguments Independence raises in this proceeding and denied Independence the relief it sought.811

651.     FERC concluded that the merger does not create any transmission availability concerns.812

K.	Findings of Fact Regarding Municipal Franchise Agreement with KCMO

652.    In 1881, Kansas City and KCPL’s predecessor-in-interest entered into a Franchise Agreement that sets forth the respective parties’ rights and obligations.813

653.    Kansas City also has a franchise agreement with Aquila that currently remains in effect, but that will be subject to renegotiation when it expires in December of 2008.814

654.     KCPL is experienced in operating under multiple franchises, with approximately 70 different franchises across its territory.815

655.     Based upon the testimony of the witnesses, the Kansas City Franchise Agreement does not contain a limitation on its duration.816

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811 Id.

812 Id.

813 Transcript, pp. 2153 and 2210.  See also KCMO Exh. 402.

814 Transcript, pp. 2153-2154, 2157-2158, and 2202.

815 Transcript, p. 2233.

816 See testimony of KCMO witnesses, Cauthen and Hix; KCMO Exhs. 400 and 401; GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19; Transcript, pp. 2132-2237. See in particular Transcript, p. 2153, lines 7-12.

Wayne A. Cauthen is the City Manager for Kansas City.  He was appointed by Kansas City in this capacity in April of 2003.  He is Kansas City’s chief administrator and his overall responsibility is to ensure that the city government runs efficiently and economically.  He advises the Mayor and the City Council and he appoints all department directors except for the Director of Parks and Recreation.  He prepares a proposed annual budget for the Council's consideration, and his work also includes enforcing municipal laws and ordinances and coordinating city operations and programs.  His office provides staff support services to the City Council and its committee meetings, and coordinates the development and analyses of policy recommendations presented to the Mayor and the City Council.  He has over 25 years of professional experience in the public and private sectors.  He graduated from Central State University in Wilberforce, Ohio, with a degree in political science and also completed graduate studies in political science at the University of Colorado.  Prior to his employment with Kansas City, he worked as Chief of Staff for Denver Mayor Wellington Webb from 2000 to 2003.   He served as Webb's deputy Chief of Staff from 1997 to 2000 and as the director of the Mayor's Office of Contract Compliance from 1993 to 1997.  During his tenure in Denver, he managed nine cabinet-level departments and eleven agencies and he served on several boards including the Denver Housing Authority Board of Directors, the Stapleton Redevelopment Board, and the Denver International Airport Business Partnership Board.  He also worked for the State of Colorado Capital Complex Divisions and the Colorado Minority Business Development Agency. Prior to his work for the City and County of Denver, he was an administrator for the Space Launch Systems at Martin Marietta, which is now Lockheed Martin located in Littleton, Colorado.  He has not previously testified before the Commission or any other utility regulatory agency.

Robert J. Hix is an independent consultant in utility regulation, policy and operations.  He has been retained by the law firm of Kamlet Shepherd & Reichert, LLP on behalf of Kansas City.  His role began as an advisor to Kamlet Shepherd in reviewing the case filed by the Applicants.  He has spent most of his working life in utility regulation as a regulator, advocate, and consultant.  His employment in utility operations began in September 1971 and continued in some fashion for the last thirty-six years.  He worked in various capacities for a large combined electric and natural gas company in Colorado from September 1971 through November 1983.  In December 1984, he became the senior technical expert witness for the newly formed Colorado Office of Consumer Counsel.  In May 1994, he was confirmed as the Chairman of the Colorado Public Utilities Commission.  Upon completion of his two terms on that Commission, he left state service in May of 2001.  He joined a Boston-based energy consulting firm in August 2001 and opened a western office near Denver, Colorado.  He left the consulting firm in March 2004 when he accepted a position as with Xcel Energy as Director, Regulatory & Strategic Analysis.  In June 2006, he retired from Xcel Energy.  In January 2007, he began accepting invitations for occasional consulting projects in the arena of regulatory policy and operations.  While employed by the Colorado Office of Consumer Counsel, Xcel Energy and consulting, he testified numerous times before the Colorado PUC and Wyoming PSC in the areas of electric, natural gas and telecommunications engineering, pricing and rate design matters. Additionally, he has appeared before FERC.

656.     Great Plains’ and KCPL’s witness John Marshall has testified that the Franchise Agreement between KCPL and Kansas City is a valid and binding contract that sets forth the rights and obligations of each signatory.817

657.    Kansas City has not provided any testimony controverting witness Marshall’s testimony that the Franchise Agreement between KCPL and Kansas City is valid and enforceable.818

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817 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19; Transcript, p. 2202. See also KCMO Exh. 402.

818 See testimony of KCMO witnesses, Cauthen and Hix; KCMO Exhs. 400 and 401; Transcript, pp. 2132-2195.

658.     Kansas City has not provided any testimony controverting the validity and enforceability of the Franchise Agreement between Aquila and Kansas City.819

659.     Kansas City has requested that the Commission condition the approval of the current merger request on having KCPL abrogate the Franchise Agreement with the city and renegotiate a new franchise agreement with Kansas City.820

660.     Over the years Kansas City has expressed interest in renegotiating certain aspects of the Franchise Agreement and KCPL has entertained some of Kansas City’s proposals, KCPL has elected to maintain the rights contained in the Franchise Agreement because they provide significant benefits to KCPL’s customers.821

661.    Kansas City’s request that the Commission condition approval of the merger upon the renegotiation of the Franchise Agreement is premised on its claims that it lacks adequate guidance in determining who pays the costs associated with relocations, line extensions, and undergroundings.822

662.    Disputes over requests for relocations and line extensions are limited, in general, to the issue of who is responsible for these costs.823

663.    KCPL’s Commission-approved tariffs provide guidance on the question of who pays for relocation costs, line extensions, and undergroundings and ensure that KCPL’s customers do not subsidize the development costs of private entities. 824

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819 See testimony of KCMO witnesses, Cauthen and Hix; KCMO Exhs. 400 and 401; Transcript, pp. 2132-2195.

820 KCMO Exh. 400 Cauthen Rebuttal, pp. 3-4 and 10-11.

821 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

822 KCMO Exh. 400 Cauthen Rebuttal, pp. 3-4 and 10-11. See also Transcript, pp. 2132-2159.

823 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

824 Id.  See also Section 15.08, Changes and Removal, Municipal Lighting Service, KCPL General Rules and Regulations, P.S.C. Mo. No. 2 (Tariff Sheets 1.51-52) (1989).  Id., Section 10.03(e)(v), Underground Distribution System in Residential Subdivisions.  The Commission takes official notice of KCPL’s tariffs that are on file with the Commission.

664.     Missouri common law also provides guidance on the issue of relocation and line extension costs.825

665.     Missouri law states that utilities must relocate their facilities located in public right-of-ways at their own expense if the change or improvement necessitating the relocation is for a government purpose.  If, however, the relocation is for a private or proprietary purpose, utilities are entitled to be reimbursed for the costs associated with a relocation or line extension.826

666.     Issues of relocation and subordination that concern Kansas City are dealt with through KCPL’s line extension policy.827

667.    Consistent with its tariffs, KCPL seeks reimbursement for relocation or line extension costs that can be traced backed to the development of private property by developers.  The fact that these developers are working closely with Kansas City does not permit these developers to shift their costs to KCPL’s customers.828

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825 See City of Bridgeton v. Missouri-American Water Co., 219 S.W.3d 226, 232 (Mo. banc 2007), quoting Union Electric Co. v. Land Clearance for Redevelopment Authority of St. Louis, 555 S.W.2d 29, 32 (Mo. banc 1977) -- “The fundamental common-law right applicable to franchises in streets is that the utility company must relocate its facilities in public streets when changes are required by public necessity, or public convenience and security require it, at its own expense.”  See also Riverside-Quindaro Bend Levee Dist., Platte County, Missouri v. Missouri American Water Co., 117 S.W.3d 140 (Mo. App. 2003).

826 Id.  See also Home Builders Ass'n of Greater St. Louis v. St. Louis County Water Co., 784 S.W.2d 287 (Mo. App. 1989); GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19; Transcript, pp. 2212, 2233.

827 Transcript, p. 2233.  The current Franchise Agreement between Kansas City and KCPL does not address subordination issues.  Transcript, p. 2212.  See also Section 15.08, Changes and Removal, Municipal Lighting Service, KCPL General Rules and Regulations, P.S.C. Mo. No. 2 (Tariff Sheets 1.51-52) (1989).  See also id., Section 10.03(e)(v), Underground Distribution System in Residential Subdivisions.

828 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

668.    To protect its customers from overreaching, KCPL makes case-by-case determinations to ensure development costs are not shifted from developers to KCPL’s customers.829

669.    Over the past several years KCPL has received thousands of requests for relocations and line extensions.  KCPL’s records indicate that only two formal complaints have been filed against KCPL.830

670.     KCPL uses a sophisticated software program that estimates the costs of relocation or line extension projects (“STORMS”).  The first step in the process requires KCPL’s engineers to determine what facilities will be necessary to complete the project.  The engineers enter this information into the STORMS program.  Then STORMS generates a detailed estimate of the cost of the project (“STORMS Report”). 831

671.    It is KCPL’s practice to share the information contained in the STORMS Report with the entity requesting the relocation or line extension.  If a customer needs the information contained in the STORMS Report explained to them or makes reasonable requests for additional information, it is KCPL’s policy to honor the request.832

672.     KCPL, as a general rule, does not disclose the locations of its facilities to third parties.  Because of heightened security concerns KCPL does not disclose information regarding its infrastructure unless the entity requesting the information has a specific need for the information.833

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829 Id.

830 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

831 Id.

832 Id.

833 Id.  After the 9/11 terrorism attacks, KCPL took steps to secure its facilities from an attack.  Id.

673.    To the extent Kansas City has a specific need for information regarding KCPL’s infrastructure, KCPL provides that information.834

674.    KCPL provides adequate information regarding relocation and line extension costs.835

675.    Consummation of the proposed merger will not extinguish Aquila’s corporate existence.836

676.     In addition to maintaining separate corporate entities, KCPL and Aquila will maintain separate control areas for the foreseeable future. 837

677.    In its testimony, Kansas City’s witness Mr. Cauthen alleged that it has experienced operational problems with Aquila;838 however, Mr. Cauthen also described its working relationship with KCPL as, on the whole, “good.”839

678.    There is no evidence in the record that establishes that approval of the merger will result in additional burdens for Kansas City.

679.     There is no evidence in the record that establishes that the terms of corporate structure of the merger will result in any changes that will have an adverse effect on Kansas City.

680.     The current Franchise Agreements, company tariffs, and Missouri case law provide sufficient guidance and regulation concerning the issues Kansas City raises with regard to its relationship with KCPL and any post-merger relationship Kansas City will have with KCPL and Aquila.

_________________________

834 Id.  Although he stated that his public works director had indicated there was a problem receiving maps or drawings from KCPL, Kansas City’s witness Cauthen could not provide a single example of KCPL failing to provide a map or drawing of its facilities at Kansas City’s request.  Transcript, p. 2151.

835 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

836 Id.  As noted in various sections of this order, under the terms of the merger agreement, Gregory Acquisition Corp., a direct, wholly-owned subsidiary of Great Plains Energy, will be merged into Aquila, with Aquila as the surviving entity (although Great Plains Energy anticipates that it will rename Aquila).  After the merger closes, Aquila, as well as KCPL, will continue to exist as separate corporate entities.

837 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

838 KCMO Exh. 400, Cauthen Rebuttal, p. 4.

839 Id. at p. 7.

L.	Findings of Fact Regarding Municipal Franchise Agreement with St. Joseph

681.     St. Joseph has also asked the Commission to condition the approval of the proposed merger upon Aquila negotiating a new municipal franchise with St. Joseph and further requests that a condition be placed upon the newly merged entity to obtain a franchise agreement from each municipality in which it provides service.840

682.     St. Joseph did not produce a witness to testify before the Commission.

683.    St. Joseph offered no prefiled or live testimony on the issue it raises with regard to its current franchise agreement with Aquila.

684.    Instead, St. Joseph offered Exhibit 1200 into evidence, which includes an affidavit from the St. Joseph’s attorney, Ms. Lisa Robertson, and a letter dated September 24, 2007, from Daniel Vogel to Ms. Renee Parsons.841

685.    No witness was present at the hearing to authenticate St. Joseph Ex. 1200 and, consequently, St. Joseph Exhibit 1200 lacks a proper foundation and is hearsay.842

686.     No party was given an opportunity to cross-examine any St. Joseph witness concerning its contention that Aquila’s franchise with St. Joseph had expired.843

687.     The Applicants objected to the admission of Exhibit 1200 on the basis of hearsay, and because the documents were unauthenticated by any witness subject to cross-examination.844

________________________

840 See Post-Hearing Brief of City of St. Joseph, filed June 2, 2008, EFIS Docket Number 446, pp. 1-2.

841 SJMO Exh. 1200; Transcript, pp. 2224-2231.

842 Counsel for St. Joseph, Mr. Steinmeier, explained that budgetary constraints of his client precluded the production of a witness in this matter.  Transcript, p. 2226.

843 Transcript, pp. 2224-2231.

844 Id.

688.    St. Joseph Exhibit 1200 was received subject to the parties’ objections and the presiding Regulatory Law Judge made clear that the Commission would rule on its ultimate admissibility in its final Report and Order.845

689.    St. Joseph also offered for admission Exhibit 1201, a copy of a portion of the St. Joseph Code, Article XIII on Franchises.  The Commission received this exhibit into evidence over objection.846

690.     St. Joseph, during cross-examination of Witness Marshall, established that “when the time comes,” “franchise negotiations . . . between [the] city of St. Joseph and Aquila would actually take place between the city of St. Joseph and Kansas City Power and Light employees acting on behalf of Aquila d/b/a KCPL Great[er] Missouri Operations.”847

M.	Findings of Fact Regarding Proposal to Have KCPL Submit a Separate Quality of Service Plan

691.    Kansas City requested that the Commission condition the approval of the Joint Application upon requiring KCPL and Aquila to file an application for a Quality of Service Plan within 90 days of the Commission’s final decision in this proceeding.848

692.    Mr. Hix, when asked if he was familiar with the quality of service standards employed by the Commission also stated:

I don't have direct knowledge.  I have reviewed some of the material related to the rulemaking that the Missouri Commission had engaged in and read some of that material.  Some of that I merely scanned, just for background and understanding the perspective that was brought to that proceeding.  I didn’t get into the details.  I didn’t care about the thresholds under SAIFI or SAIDI or CAIFI. That was not my purpose of the testimony in this instance.849

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845 Transcript, p. 2231.

846 Transcript, pp. 2224-2231.

847 Transcript, p. 2224.

848 KCMO Exh. 401, Hix Rebuttal, pp. 5-10.

849 Transcript, p. 2168

693.    Kansas City’s witness Mr. Hix was unfamiliar with this Commission’s vegetation management standards and reliability metrics.850

694.     Upon questioning by Commissioner Murray, Mr. Hix stated that when he looked at the service quality and earnings sharing issue:

I didn’t give it much emphasis because it's intuitively obvious that one need be careful when an entity has -- has an incentive to cut costs to improve its earnings picture, and that occurs quite frequently under merger situations or acquisition situations.  And so that's why I would say that there is a link between service quality, having metrics that work, and have them be specific to the utility, and put some teeth to those and allow for reparations to be returned to customers when the company fails to perform up to those standards. That's the service quality.851

695.     Mr. Hix further indicated that if the Commission had rules using basic measures of performance, such as the type outlined in his prefiled testimony, this would satisfy his concerns, but added that there should also be provisions for reparations to customers when a company underperforms.852

696.    Kansas City has not suggested any specific service quality standards when making this recommendation, but its witness, Mr. Hix, confirmed that System Average Interruption Frequency Index (“SAIFI”), System Average Interruption Duration Index (“SAIDI”) and Customer Average Interruption Duration Index (“CAIDI”) were all “good measures”.853

_________________________

850 Transcript, p. 2168-2169.

851 Transcript, pp. 2171-2172.

852 Transcript, pp. 2173.

853 KCMO Exh. 401, Hix Rebuttal, pp. 1-10; Transcript, pp. 2168 and 2178.

697.    The Commission’s Staff already reviews the performance measures mentioned by Mr. Hix as part of its Cost of Service report when a utility files a rate case.854

698.     In KCPL's last rate case (ER-2007-0291), the Staff reviewed five years of data for SAIFI, SAIDI, CAIDI,855 and the Momentary Average Interruption Frequency Index (“MAIFI”) and found no evidence of long term trends that should be cause for concern by the Commission.856

699.     Kansas City’s witness Mr. Hix could not list any of the synergies that KCPL is proposing in the area of customer service or how these synergies would affect customer service.857

700.     Great Plains’ and KCPL’s witness Mr. Herdegen testified to numerous steps being initiated by KCPL to ensure that service quality does not decline, including adding 42 employees in the customer service area on Day One post-merger.858  (See Findings of Fact Section for Service Quality for a more specific and detailed analysis of the Service Quality issues.)

701.    Although there may be an increased risk of service quality degradation when utility operations and functions are integrated, Mr. Hix presented no credible evidence that customer service would be affected by the transaction.859

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854 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19.

855 CAIDI equals SAIDI divided by SAIFI.

856 GPE/KCPL Exh. 22, Marshall Surrebuttal, pp. 1-19, see in particular p. 19.

857 Transcript, pp. 2192 and 2193.

858 Transcript, p. 2295.

859 KCMO Exh. 401, Hix Rebuttal, pp. 1-10; Transcript, pp. 1877-1878.  The Commission notes that in its credibility findings it was determined that Witness Schallenberg was not an expert on Service Quality; however, this particular statement with regard to general risk did not require subject matter expertise. Transcript, pp. 2160-2200.

N.	Findings of Fact Regarding Proposal to Have KCPL Establish an Earnings Sharing Mechanism

702.    Kansas City requested that the approval of the merger be conditioned upon the establishment of an Earnings Sharing Mechanism that returns to customers excess earnings of KCPL and Aquila above an authorized rate of return to customers.860

703.    Kansas City’s witness Mr. Hix testified that this mechanism should involve annual evaluations of the earnings picture of the company and his preferred method of returning excess earnings to the customers utilizes a “reverse taper” whereby after greater excess earnings are achieved, more is retained by the utility.861

704.    Mr. Hix testified that he agreed that the electric utility industry is in a rising cost environment and in a construction phase.862

705.     Mr. Hix did not review any earnings sharing mechanisms or grids approved by this Commission.863

706.     Mr. Hix also testified that he had not reviewed other Commission approvals of electric company mergers.864

707.     Mr. Hix does not know the specifics of KCPL’s infrastructure investments contained in its Regulatory Plan.865

708.     Mr. Hix did not review KCPL’s two rate cases filed since the approval of the Regulatory Plan and did not calculate KCPL’s actual rate of return.866

_________________________

860 KCMO Exh. 401, Hix Rebuttal pp. 6-8. KCMO Exh. 401; Transcript, pp. 2160-2200.

861 KCMO Exh. 401, Hix Rebuttal, pp. 6-8.

862 Transcript, p. 2163.

863 Transcript, p. 2169.

864 Id.

865 Transcript, pp. 2163-2164.

866 Transcript, p. 2165.

709.    The last earnings sharing mechanism that Mr. Hix designed and was familiar with was in effect from 1997 to 2001.867

710.     KCPL and Aquila are currently engaged in major generation construction programs, and both companies will need to raise additional capital beyond their current construction programs to meet environmental regulations.868

711.     KCPL and Aquila intend to file rate cases with the Commission in the year after the proposed transaction closes (assuming Commission approval).  Approved rate increases resulting from these cases will be necessary to recover the costs of the infrastructure as it is placed into service, and those costs will exceed the total estimated synergies of the acquisition during the next several years.869

712.     The realized synergies from the merger will result in requiring smaller rate increases than would have been required absent the transaction, but initially there will be no excess earnings to share.870

713.     Earnings sharing mechanisms are used when the cost of service is expected to be flat or declining over the time the synergies are expected to occur.871  Absent increases in cost of service, the synergies would result in excess earnings above an authorized rate of return.

714.     Any savings derived from synergies as a result of the merger, as the merger proposal is structured, will be shared through the mechanism of regulatory lag.872

________________________

867 Transcript, p. 2167.

868 GPE/KCPL  Exh. 15, Giles Surrebuttal, p. 13.

869 Id. at p. 14.

870 Id. at p. 13-15.

871 Id. p. 13-15.

872 GPE/KCPL Exh. 37, Bassham, Additional Supp. Direct, pp. 3-4.

715.    Kansas City presented no credible evidence that any detriment would result if the merger was not conditioned upon establishing an earnings sharing mechanism, other than the method of regulatory lag.873

O.	Findings of Fact Regarding a Future Rate Case

716.    Kansas City has also requested that the Commission condition the approval of the merger upon requiring KCPL and Aquila to file a comprehensive rate case with respect to the “merged” operations within three years of the Commission’s approval of the merger.874

717.    As part of this proposed condition, Kansas City requests the Commission to order the company to file a proposal to integrate financial operations and electric system operations into a cost structure that can be comprehensively evaluated for efficiencies and improved operations.875

718.    The Applicants, however, are not proposing to merge KCPL with Aquila,876 and the timing of KCPL’s rate cases are already influenced by its commitments and activities under the Regulatory Plan Stipulation, Case No. EO-2005-0329.877

719.     Kansas City’s witness testifying on this issue, Mr. Hix, did not review the Regulatory Plan regarding KCPL’s future rate cases.878

_________________________

873 KCMO Exh. 401, Hix Rebuttal, pp. 1-10; Transcript, pp. 2160-2200.

874 KCMO Exh. 401, Hix Rebuttal, p. 4.

875 Id.

876 GPE/KCPL Exh. 22, Marshall Surrebuttal, p. 16; Transcript, pp. 305-07.

877 See Case No. EO-2007-0329, In the Matter of a Proposed Experimental Regulatory Plan of Kansas City Power & Light Company, Report and Order, effective August 7, 2005 and Order Approving amendments to Experimental Regulatory Plan, effective August 23, 2005.

878 Transcript, p. 2164.

720.    Kansas City presented no credible evidence that any detriment would result if the merger was not conditioned upon requiring a future comprehensive rate case with respect to what Kansas City is referring to as KCPL’s and Aquila’s “merged operations.”879

III.  Conclusions of Law

The Missouri Public Service Commission has arrived at the following conclusions of law.

A.	Conclusions of Law Regarding Jurisdiction, Applicable Statutes, Burden of Proof, and Applicable Standards for Evaluating the Merger Application880

1.	Commission Jurisdiction and Authority

Section 386.020(15), RSMo, defines "electrical corporation" as including:

every corporation, company, association, joint stock company or association, partnership and person, their lessees, trustees or receivers appointed by any court whatsoever, other than a railroad, light rail or street railroad corporation generating electricity solely for railroad, light rail or street railroad purposes or for the use of its tenants and not for sale to others, owning, operating, controlling or managing any electric plant except where electricity is generated or distributed by the producer solely on or through private property for railroad, light rail or street railroad purposes or for its own use or the use of its tenants and not for sale to others.

Section 386.020(42) defines "public utility" as including “every . . . electrical corporation . . . as [this term is] defined in this section, and each thereof is hereby declared to be a public utility and to be subject to the jurisdiction, control and regulation of the commission and to the provisions of this chapter.”

KCPL is an “electrical corporation” and a “public utility,” as defined in Sections 386.020(15) and (42), and is subject to the jurisdiction, supervision, and control of the Commission under Chapters 386 and 393 of the Missouri Revised Statutes.  Aquila is an “electrical corporation” and a “public utility,” as defined in Sections 386.020(15) and (42), and is subject to the jurisdiction, supervision and control of the Commission under Chapters 386 and 393.  Great Plains is not an electrical corporation or public utility as defined in Sections 386.020(15) and (42), and is not subject to the jurisdiction, supervision and control of the Commission.

_________________________

879 KCMO Exh. 401, Hix Rebuttal, pp. 1-10; Transcript, pp. 2160-2200.

880 See Findings of Fact 1-163 as they relate to this section.

2.	Application of Section 393.190.1

a.	The Statute

Section 393.190.1 provides in pertinent part:

No gas corporation, electrical corporation, water corporation or sewer corporation shall hereafter sell, assign, lease, transfer, mortgage or otherwise dispose of or encumber the whole or any part of its franchise, works or system, necessary or useful in the performance of its duties to the public, nor by any means, direct or indirect, merge or consolidate such works or system, or franchises, or any part thereof, with any other corporation, person or public utility, without having first secured from the commission an order authorizing it so to do. . . .881

The Applicants extensively outlined the transactions associated with their merger proposal in their application and by means of the prefiled testimony that was incorporated by reference and filed with the application.882  The Applicants’ wherefore clause in their Application reads as follows:

WHEREFORE, pursuant to Sections 393.180, 393.190, 393.200, 393.210 and 393.220, as well as 4 CSR 240-2.060, 240-3.020, 240-3.110, 240-3.115, 240-3.120, 240-3.125, and 240- 20.015, Applicants request the Commission to issue an order:

(a)       Authorizing Great Plains Energy and Aquila to perform in accordance with the terms and conditions of the Agreement and Plan of Merger, APA, PIPA, and all  other transaction-related instruments, and to take any and all other actions that may be reasonably necessary and incidental to the performance of the Merger;

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881 Emphasis added.

882 Joint Application of Great Plains Energy Incorporated, Kansas City Power & Light Company and Aquila, Inc., pp. 20-21, paragraph 50, filed April 4, 2007; Transcript, pp. 3119-3121; Finding of Fact Numbers 121-163.

(b)       Authorizing Great Plains Energy, via the Merger, to acquire and assume the stocks, bonds, and other indebtedness and obligations of Aquila, all as more particularly described in the Agreement and Plan of Merger;

(c)       Authorizing Aquila to merge with Merger Sub, a wholly-owned subsidiary of Great Plains Energy, with Aquila being the surviving corporation, all as more particularly described in the Agreement and Plan of Merger;

(d)       Finding that the Merger and other relief sought in this Joint Application are not detrimental to the public interest;

(e)       Approving the Regulatory Plan, including Aquila’s use of the Additional Amortizations mechanism in its next general rate case after achieving the financial metrics necessary to support an investment-grade credit rating;

(f)       Authorizing KCPL and Aquila to establish a regulatory asset and amortize into cost of service costs associated with the Merger, including both transaction and transition-related costs, as properly allocated to KCPL’s and Aquila’s Missouri regulated operations and excluding the non-incremental labor costs of the integration team, over a five (5) year period beginning on January 1, 2008, or the month immediately following consummation of the Merger, whichever occurs later;

(g)       Authorizing KCPL and Aquila, collectively, to retain for a five (5) year period fifty percent (50%) of the synergy savings that result from the Merger, as properly allocated to their Missouri-regulated operations;

(h)       Authorizing Aquila to distribute approximately $677 million of the proceeds from the sale of Aquila’s non-Missouri properties in a direct or indirect cash distribution to Aquila’s shareholders, pursuant to Sections 393.210 and 393.220, as a result of the sale of such properties to Black Hills;

(i)        Authorizing Aquila to change its name;

(j)        Granting KCPL and Aquila a waiver from the affiliate transaction rule to the extent deemed necessary; and

(k)       Granting such other relief as may be necessary and appropriate to accomplish the purposes of the Merger and this Joint Application, and to consummate the Merger and related transactions in accordance with the Agreement and Plan of Merger and this Joint Application.

The Commission has already noted the requests that have been eliminated by the Applicants when they revised their merger proposal, i.e., including subparts (e) and (g).883

The transactions proposed ultimately involve a merger of Aquila with Gregory Acquisition Corp., a direct, wholly-owned subsidiary of Great Plains, with Aquila being the surviving entity.  As a result of the merger, Aquila will become a direct, wholly-owned subsidiary of Great Plains, just as KCPL.  KCPL and Aquila will be affiliated entities by virtue of Great Plains’ common ownership of both.  Although Aquila and KCPL will remain separate legal entities, many of the companies’ operational functions will be integrated and centralized after the merger closes.

The merger involves Aquila’s selling, transferring, or otherwise disposing or encumbering the whole or any part of its franchise, works or system, necessary or useful in the performance of its duties to the public, by any means, direct or indirect, merge or consolidate such works or system, or franchises, or any part thereof, with any other corporation, person or public utility, and as such, the transfer, sale, merger or consolidation of Aquila’s assets requires that the companies involved secure Commission authorization.884  No party contests the fact that the transactions proposed require Commission approval pursuant to Section 393.190.

b.	Properly Pled Request for Relief

The Industrial Intervenors, Staff, and Public Counsel (“opposition parties”) have argued that because the Applicants are not seeking a merger, combination, integration, either direct or indirect, between KCPL and Aquila, two companies subject to the jurisdiction of the Commission, that the Commission is barred from considering the benefits of the proposed transaction pursuant to the very standard, the “not detrimental to the public interest” standard, they all agree applies to this transaction.885  The opposition parties frame their argument as being a pleading defect on the part of the Applicants, and state that the scope of the proceeding is, necessarily, limited by the Application filed and the relief requested therein, which they allege does not encompass any of the benefits of the transaction as proposed.886  However, as time has progressed in this matter, the ever-shifting sands surrounding the opposition parties’ argument have revealed that it has not one, but three heads.887

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883 See GPE/KCPL Exh. 37-39.

884 Section 393.190.1 (emphasis added).

885 See EFIS Docket Number 440, Initial Brief of the Office of the Public Counsel; EFIS Docket Numbers 447 and 448, Post-Hearing Brief of Industrial Intervenors; EFIS Docket Number 461, Staff’s Post-Hearing Brief.

886  The Industrials in particular assert that they are not consenting to any argument, or evidence, that the Applicants have properly requested authority for the integration of KCPL and Aquila so that synergy savings flowing from that integration can be evaluated in this matter.  Transcript, pp. 1264-1265, 1305-1309, 1426-1428, and 3107-3111.  See also Section 536.063(3).

887 See Transcript, pp. 1426-1427.  The Commission notes that, prior to the resumption of the evidentiary hearing on April 21, 2008, the Commission specifically denied two motions in limine filed by the Industrial Intervenors raising these same arguments.  See also Transcript, pp 99-102 (the Commission denied the Industrials’ first motion from the bench); EFIS Docket Number 120, Opposition of Great Plains Energy, Inc. and Kansas City Power and Light Co. to Motion in Limine of Indicated Industrials, filed December 2, 2007; and EFIS Docket Number 286, Order Denying Second Motion in Limine of Industrial Intervenors, issued April 8, 2008.

The first variation of the opposition parties’ argument is that the Applicants, by failing to specifically request approval or authority to integrate (or merge) KCPL and Aquila have forfeited consideration of the benefits of the proposed merger, because the benefits flow from the integration of KCPL and Aquila and not the merger of Aquila and Gregory Acquisition.  Staff witness Schallenberg summarized this theory when he testified that Staff did not review the specifics of the expected synergies because Staff believes that synergies can only occur if a formal merger or consolidation of KCPL and Aquila occurs, which is something that the Applicants have not asked to do under Section 393.190.888  Staff also argues that because it views the Joint Application as effectively seeking the merger or consolidation of Aquila and KCPL without requesting approval under the statute, any claimed synergies may be disregarded by the Commission without further analysis.889

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888 See Transcript, pp. 1820-23 and 1844-49.

889 See Staff Exh. 100, Schallenberg Rebuttal and Staff Report, pp. 11-12 and 43-44.

The second variation of the argument is simply that it would be unlawful for the Commission to grant the Applicants’ proposed merger because they have failed to request Commission approval of the integration of KCPL and Aquila.890

And finally, the third variation is that because the Applicants failed to request Commission authority to integrate KCPL and Aquila in their Application, the other parties lacked sufficient notice to prepare their opposition cases.  Thus, this final variation generates the conclusion that consideration of synergies associated with the merger would be irrelevant and would be a violation of due process to the prejudice of the opposition parties for the Commission to consider the calculated synergies flowing from the merger.891

Despite the opposition parties’ arguments, it is well established law that the technical rules of pleading are not applicable to applications or pleadings filed with the Commission.892  “They are to be liberally construed.”893  Indeed, many Commission rules even allow for late-filing of required application materials, and the Commission frequently conditions its authorizations on the submission of additional documentation or on procedural or substantive requirements being fulfilled at a time following evidentiary hearings and final determinations.894

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890 Transcript, pp. 3111-3112.

891 Transcript, pp. 3107-3112.    See also Transcript, pp. 1264-1265, 1305-1309, 1426-1428, 1820-23 and 1844-49.  See Post-Hearing Briefs of Staff, Public Counsel, and Industrial Intervenors.  See EFIS Docket Number 112, Motion in Limine of Indicated Industrials, pp. 2-4, filed November 28, 2007; EFIS Docket Number 254, Second Motion in Limine of Indicated Industrials, pp. 2-5, filed March 13, 2008; EFIS Docket Numbers 447 and 448, Post-Hearing Brief of Industrial Intervenors, pp. 20-26, filed June 2, 2008.   Staff did not join in the notice argument.  Transcript, p. 3122.

892 State ex rel. Crown Coach Co. v. Public Service Com'n, 179 S.W.2d 123, 126 (Mo. App. 1944).  See also State ex rel. M., K. & T. R. Co. v. Public Service Com'n, 210 S.W. 386 (Mo. 1919); State ex rel. Kansas City Terminal R. Co. v. Public Service Com'n, 272 S.W. 957 (Mo. 1925).

893 Id.  See also Section 386.610.

894 See Commission Rules 4 CSR 240-3.110 and 3.115 as examples.

With regard to the first head of the opposition parties’ argument, Section 393.190 does not require that the approval authority sought for a merger or transfer of assets be somehow restricted to any particular entities.  The statute clearly states, “with any other corporation.”895  Section 393.120 states: “The provisions of section 386.020, RSMo, defining words, phrases and terms, shall apply to and determine the meaning of all such words, phrases or terms as used in sections 393.110 to 393.290,” and Section 386.020(11) defines "corporation" simply as including “a corporation, company, association and joint stock association or company.”

“Merge” and “consolidate” are not defined in Chapter 393, so the Commission must look to other sources for guidance.  Under Missouri law any two “domestic corporations may merge into one of the corporations . . . .”896  Similarly, any two “domestic corporations may consolidate in a new domestic corporation . . . .”897  In order for a merger or consolidation to occur under Missouri corporate law, two entities must combine to form one entity.

No party to this matter disputes the facts that Aquila, Gregory, and Great Plains are all corporations and none are disputing the fact that the Applicants have sought approval of a merger.  The merger is between a special purpose subsidiary of Great Plains Energy with Aquila, with Aquila being the surviving corporation.  KCPL and Aquila are not merging or consolidating corporations.  Both will remain separate entities with separate tariffs, separate rates, and separate generation and distribution assets.

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895 Section 393.190.1 (Emphasis added).

896 See Section 351.410.

897 See Section 351.415.

Regardless of how the opposition parties characterize the transaction, Section 393.190 applies, Commission approval is required for the transaction to proceed, and the appropriate standard for evaluating the transaction is the “not detrimental to the public interest” standard.  The statute places no restrictions on the application of the “not detrimental to the public interest standard.”  The statute does not prohibit the Commission from evaluating the benefits of the transaction based upon the structure of the transaction.  It is irrelevant as to what part of the transaction that the benefits flow; any benefits of the transaction must be evaluated by the Commission.

Paragraph 34 of Joint Applicants’ Application states that total pretax synergies for KCPL and Aquila are estimated to reach approximately $500 million over five years.  This statement identifies the Applicants’ intent to derive the synergies from the integration of KCPL and Aquila.  Additionally, the “Wherefore” clause to the application cites all relevant statutes and Commission rules governing the proposed merger and subpart (K) of the clause requests that the Commission grant “such other relief as may be necessary and appropriate to accomplish the purposes of the Merger and this Joint Application, and to consummate the Merger and related transactions in accordance with the Agreement and Plan of Merger and this Joint Application.”

The Application incorporates by reference the prefiled testimony from Great Plains and KCPL’s witnesses that fully outline the specifics of the transaction, including the integration of KCPL and Aquila’s operations.  The Application clearly identifies the transactions proposed, places all potential intervenors on notice as to what transactions are being contemplated and seeks the appropriate Commission authorizations for those proposed transactions.898

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898 Staff admits they were preparing to litigate this case based upon a full understanding of the full relief requested by the Applicants and the associated attendant benefits, but became aware of this legal argument early in the proceedings and elected to pursue that as a matter of trial strategy.  Transcript, Volume 23, pp. 3106-3125, see in particular pp. 3115 and 3126-3128.  Public Counsel admitted the application was not deficient, in that the Commission can grant authorization for the merger requested, but maintains that the Commission cannot grant approval of the integration of KCPL and Aquila as part of that merger and maintains that the Commission cannot examine the benefits of the transaction.  Transcript, pp. 3126-3127.  The Industrials agreed with Public Counsel’s assessment that the Application was not deficient, but that it failed to request the proper relief in order for the Commission to examine the synergy savings or benefits flowing from the merger.  Transcript, p. 3126. EFIS Docket Numbers 447 and 448, Post-Hearing Brief of Industrial Intervenors, pp. 19-25, filed June 2, 2008.898

The opposition parties all argue that Section 393.190 governs this transaction, and they all argue that the appropriate standard to apply when evaluating the transaction is the “not detrimental to the public interest” standard, but they then inexplicably assert that the Commission must limit its evaluation of the transaction and the application of the standard.899  The Applicants have properly pled and sought the appropriate authorizations pursuant to Section 393.190 to consummate the proposed merger.  Thus, the Commission shall apply the appropriate standard to evaluate the transaction, which necessarily includes weighing all of the attendant benefits of the transaction.

 Even assuming, arguendo, that the opposition parties are correct, which they are not, the Commission directs them to the conclusions of law section where the Commission performs its balancing test to determine if the Applicants met their burden of establishing that the proposed merger is “not detrimental to the public interest.”  Synergy savings are but one factor to be weighed, and even if the Commission was barred from evaluating the synergies (an evaluation that the Commission believes is appropriate and required under the law) the Commission could still find the proposed transactions satisfy the standard for approval.

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899 The opposition parties’ recitations of Section 393.190 imply that only a merger between Aquila and KCPL would allow the Commission to examine any benefits flowing from the merger.  These parties chose this as one of their legal strategies in this matter and to the extent they chose not to address the alleged benefits of the transaction, that was their choice.  The Commission did not in any way prejudice them or impinge upon their due process rights by allowing relevant evidence to be admitted in order to properly apply the “not detrimental to the public interest” standard. See EFIS Docket Number 112, Motion in Limine of Indicated Industrials, pp. 2-4, filed November 28, 2007; EFIS Docket Number 254, Second Motion in Limine of Indicated Industrials, pp. 2-5, filed March 13, 2008; EFIS Docket Numbers 447 and 448, Post-Hearing Brief of Industrial Intervenors, pp. 20-26, filed June 2, 2008; Transcript, pp. 1426-1428, 3107-3109, and 3112-3122.

3.	Merger Approval Standard – “Not Detrimental to the Public Interest” – and Burden of Proof

No party contests that the appropriate standard the Commission must apply to evaluate the proposed transaction, pursuant to the application of Section 393.190, is the “not detrimental to the public interest” standard.  The parties have each laid out descriptions of what they assert the application of this standard entails in their post-hearing briefs.  The Commission looks to the relevant case law and prior Commission orders for guidance and concludes that the Missouri Supreme Court delineated this standard and prescribed its application for cases filed pursuant to Section 393.190 in City of St. Louis v. Public Service Com'n of Missouri, when it stated:

The state of Maryland has an identical statute with ours, and the Supreme Court of that state in the case of Electric Public Utilities Co. v. Public Service Commission, 154 Md. 445, 140 A. 840, loc. cit. 844, said: “To prevent injury to the public, in the clashing of private interest with the public good in the operation of public utilities, is one of the most important functions of Public Service Commissions. It is not their province to insist that the public shall be benefited, as a condition to change of ownership, but their duty is to see that no such change shall be made as would work to the public detriment. 'In the public interest,' in such cases, can reasonably mean no more than 'not detrimental to the public.'”900

The Missouri Supreme Court based its determination on a review of Section 393.190's predecessor, Section 5195, RSMo 1929.901  No Missouri court has deviated from that ruling in terms of it being the proper standard to apply for applications filed pursuant to Section 393.190.

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900State ex rel. City of St. Louis v. Public Service Com'n of Missouri, 73 S.W.2d 393, 400 (Mo banc 1934).

901Id.

Since 1934, other Missouri court decisions have touched upon this standard,902 and the Commission summed up, most cogently and completely, the standard when it issued its Report and Order in the AmerenCIPS case.903  The Commission summarized the standard and the burden of proof for such cases as follows:

The Governing Standard under Section 393.190.1:

Section 393.190.1 does not contain a standard to guide the Commission in the exercise of its discretion; that standard is provided by the Commission's own rules.  An applicant for such authority must state in its application “[t]he reason the proposed sale of the assets is not detrimental to the public interest.”  (Commission Rule 4 CSR 240-2.060(7)(D)).  A court has said of Section 393.190.1, that “[t]he obvious purpose of this provision is to ensure the continuation of adequate service to the public served by the utility.”  (State ex rel. Fee Fee Trunk Sewer, Inc. v. Litz, 596 S.W.2d 466, 468 (Mo. App., 1980)).  To that end, the Commission has previously considered such factors as the applicant's experience in the utility industry; the applicant's history of service difficulties; the applicant's general financial health and ability to absorb the proposed transaction; and the applicant's ability to operate the assets safely and efficiently.  (See In the Matter of the Joint Application of Missouri Gas Energy, et al., Case No. GM-94-252 (Report and Order, issued October 12, 1994), 3 Mo. P.S.C.3rd 216, 220).  None of these factors are at issue in the present case; neither is UE's ability to continue to provide adequate service to its customers.

The parties do not agree on the interpretation or application of the “not detrimental to the public” standard.  UE asserts that the Commission must grant approval unless it finds the transfer would be detrimental to the public interest.  (St. ex rel. City of St. Louis v. Public Service Commission, 73 S.W.2d 393, 400 (Mo. banc 1934)).  UE emphasizes the opinion of one court, quoted above, that the purpose of the statute is to ensure the continuation of adequate service to the public.  (Fee Fee Trunk Sewer, supra).  UE quotes prior decisions of this Commission to the effect that denial requires compelling evidence on the record that a public detriment is likely to occur.  (In the Matter of KCP&L, Case No. EM-2001-464 (Order Approving Stipulation & Agreement and Closing Case, issued Aug. 2, 2001)).  According to UE, while the Applicant has the burden of proof, those asserting a specific detriment have the burden of proof as to that allegation.  (Anchor Centre Partners, Ltd. v. Mercantile Bank, NA, 803 S.W.2d 23, 30 (Mo. banc 1991); In the Matter of Gateway Pipeline Co., Inc., Case No. GM-2001-585 (Report & Order, issued Oct. 9, 2001)).  Finally, UE notes that the Applicant is not required to show that the transfer is beneficial to the public.  (In the Matter of Sho-Me Power Corp., Case No. EO-93-259 (Report & Order, issued Sep. 17, 1993)).

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902 As the Missouri Court of Appeals noted: “We have reviewed Chapter 386 RSMo. which delineates the general powers of the Commission and Chapter 393 RSMo. which deals specifically with the Commission's powers over public utilities including those furnishing sewage services.  We have found no provision and Relator directs us to no provision that grants to the Commission the power to determine the interests of persons making claim to the proceeds of the sale of the assets of a utility. Before a utility can sell assets that are necessary or useful in the performance of its duties to the public it must obtain approval of the Commission. § 393.190 RSMo. (1969).  The obvious purpose of this provision is to ensure the continuation of adequate service to the public served by the utility.  The Commission may not withhold its approval of the disposition of assets unless it can be shown that such disposition is detrimental to the public interest.  State ex rel. City of St. Louis v. Public Service Commission of Missouri, 73 S.W.2d 393, 400 (Mo. banc 1934).”  State ex rel. Fee Fee Trunk Sewer, Inc. v. Litz , 596 S.W.2d 466, 468 (Mo. App. 1980).

903 In the Matter of the Application of Union Electric Company, d/b/a AmerenUE, for an Order Authorizing the Sale, Transfer and Assignment of Certain Assets, Real Estate, Leased Property, Easements and Contractual Agreements to Central Illinois Public Service Company, d/b/a AmerenCIPS, and, in Connection Therewith, Certain Other Related Transactions, Case No. EO-2004-0108

Staff points out that this is the Commission's first contested case under Section 393.190.1 since AG Processing, a decision in which the Missouri Supreme Court reversed a Commission decision under that section.  (AG Processing, Inc. v. Public Service Commission, 120 S.W.3d 732 (Mo. banc 2003)). That case held, Staff asserts, that the Commission must evaluate both the present and future impacts of a transfer at the time it makes its decision.  Staff further contends that, while the 'not detrimental' standard applies to the transfer itself, UE seeks some additional relief that is governed by other, higher standards.  For example, Staff argues that UE seeks several ratemaking determinations that are subject to the 'just and reasonable' standard and that UE seeks a waiver from the Commission's affiliate transaction rules governed by the 'best interests of the regulated customers' standard.

Public Counsel, in turn, agrees that Section 393.190.1 requires prior Commission authority for a utility to transfer any part of its system or assets; such authority is to be granted only where the proposed transfer is “not detrimental to the public interest.”  (City of St. Louis, supra).  The applicant utility bears the burden of proof and, contrary to UE's notion, this burden does not shift. Public Counsel urges the Commission to ignore UE's quotations of erroneous language from past Commission orders that approval must be granted unless “compelling” evidence shows that a “direct and present” detriment is 'likely' to occur.  Instead, as recently articulated by the Missouri Supreme Court in AG Processing, and restated by the Commission itself, (In the Matter of Aquila, Inc., Case No. EF-2003-0465 (Report & Order, issued Feb. 24, 2004, pp. 6-7)) “a detriment to the public interest includes a risk of harm to ratepayers.”  Thus, Public Counsel takes the position that the mere risk itself of higher rates in the future is a detriment to the public.  Public Counsel insists that the law requires that the Commission deny the proposed transaction even if the detriments found are the result of events that would simply be set into motion or which involve the probability of significant harm which could likely occur, but is not certain to occur.

In the AG Processing case, the Commission approved an acquisition and merger by Aquila, Inc. -- then called UtiliCorp -- that involved an acquisition premium of $92,000,000.  (An acquisition premium is the amount by which the purchase price exceeds the book value of the assets purchased).  Although the Commission rejected Aquila's proposed regulatory plan, under which a portion of the acquisition premium would be recovered in rates, the Commission refused to consider the recoupment of the acquisition premium on the grounds that it was a rate case issue.  The Missouri Supreme Court reversed, saying:

The fact that the acquisition premium recoupment issue could be addressed in a subsequent ratemaking case did not relieve the PSC of the duty of deciding it as a relevant and critical issue when ruling on the proposed merger.  While PSC may be unable to speculate about future merger-related rate increases, it can determine whether the acquisition premium was reasonable, and it should have considered it as part of the cost analysis when evaluating whether the proposed merger would be detrimental to the public.  The PSC's refusal to consider this issue in conjunction with the other issues raised by the PSC staff may have substantially impacted the weight of the evidence evaluated to approve the merger.  The PSC erred when determining whether to approve the merger because it failed to consider and decide all the necessary and essential issues, primarily the issue of UtiliCorp's being allowed to recoup the acquisition premium. (AG Processing, supra, 120 S.W.3d at 736 (internal footnotes omitted)).

The Missouri Supreme Court did not announce a new standard for asset transfers in AG Processing, but rather restated the existing “not detrimental to the public” standard.  In particular, the Court clarified the analytical use of the standard.  What is required is a cost-benefit analysis in which all of the benefits and detriments in evidence are considered.  The AG Processing decision does not, as Public Counsel asserts, require the Commission to deny approval where a risk of future rate increases exists.  Rather, it requires the Commission to consider this risk together with the other possible benefits and detriments and determine whether the proposed transaction is likely to be a net benefit or a net detriment to the public.  Approval should be based upon a finding of no net detriment. Likewise, contrary to UE's position, the AG Processing decision does not allow the Commission to defer issues with ratemaking impact to the next rate case.  Such issues are not irrelevant or moot because UE is under a temporary rate freeze; the effects of the transfer will still exist when the rate freeze ends.

In considering whether or not the proposed transaction is likely to be detrimental to the public interest, the Commission notes that its duty is to ensure that UE provides safe and adequate service to its customers at just and reasonable rates.  A detriment, then, is any direct or indirect effect of the transaction that tends to make the power supply less safe or less adequate, or which tends to make rates less just or less reasonable.  The presence of detriments, thus defined, is not conclusive to the Commission's ultimate decision because detriments can be offset by attendant benefits.  The mere fact that a proposed transaction is not the least cost alternative or will cause rates to increase is not detrimental to the public interest where the transaction will confer a benefit of equal or greater value or remedy a deficiency that threatens the safety or adequacy of the service.904

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904 Emphasis added.

In cases brought under Section 393.190.1 and the Commission's implementing regulations, the applicant bears the burden of proof. That burden does not shift. Thus, a failure of proof requires a finding against the applicant.905

Consequently, the Commission may not withhold its approval of the proposed transaction unless the Applicants fail in their burden to demonstrate that the transaction is not detrimental to the public interest, and detriment is determined by performing a balancing test where attendant benefits are weighed against direct or indirect effects of the transaction that would diminish the provision of safe or adequate of service or that would tend to make rates less just or less reasonable.906

4.	Public Interest Defined

While the standard for evaluating transactions proposed pursuant to Section 393.190 is clear, the term “public interest” must also be examined.  “The public interest is found in the positive, well-defined expression of the settled will of the people of the state or nation, as an organized body politic, which expression must be looked for and found in the Constitution, statutes, or judicial decisions of the state or nation, and not in the varying personal opinions and whims of judges or courts, charged with the interpretation and declaration of the established law, as to what they themselves believe to be the demands or interests of the public.”907  “[I]f there is legislation on the subject, the public policy of the state must be derived from such legislation.”908  The General Assembly of the State of Missouri many years ago, by enactment of the Public Service Commission Law (now Chapter 386), wisely concluded that the public interest would best be served by regulating public utilities.909  The legislature delegated the task of determining the public interest in relation to the regulation of public utilities to the Commission when it enacted Chapter 386, and all other chapters and sections related to the exercise of the Commission’s authority.

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905 Report and Order, In the Matter of the Application of Union Electric Company, d/b/a AmerenUE, for an Order Authorizing the Sale, Transfer and Assignment of Certain Assets, Real Estate, Leased Property, Easements and Contractual Agreements to Central Illinois Public Service Company, d/b/a AmerenCIPS, and, in Connection Therewith, Certain Other Related Transactions, Case No. EO-2004-0108, issued October 6, 2004, effective October 16, 2004.  See also Report and Order on Rehearing, issued February 10, 2005, effective February 20, 2005, reiterating the standard, 2005 WL 433375 (Mo.P.S.C.) Re Union Electric Company, d/b/a AmerenUE.  It should be noted that the Commission footnoted the relevant legal citations in its Report and Order and for purposes of completely referencing this excerpt of the Report and Order in this case those footnote citations were placed back in the text at the appropriate cite notations.

906 State ex rel. City of St. Louis v. Public Service Commission of Missouri, 73 S.W.2d 393, 400 (Mo. banc 1934);  State ex rel. Fee Fee Trunk Sewer, Inc. v. Litz , 596 S.W.2d 466, 468 (Mo. App. 1980).

907 In re Rahn’s Estate, 316 Mo. 492, 501, 291 S.W. 120, 123 (Mo. 1926).

908 Morrshead v. Railways Co., Mo. 121 165, 96 S.W. 261, 271 (Mo. banc 1907).

909 Missouri Public Service Co. v. City of Trenton, 509 S.W.2d 770, 775 (Mo. App. 1974).

The public interest is a matter of policy to be determined by the Commission.910  It is within the discretion of the Public Service Commission to determine when the evidence indicates the public interest would be served.911  Determining what is in the interest of the public is a balancing process.912  In making such a determination, the total interests of the public served must be assessed.913  This means that some of the public may suffer adverse consequences for the total public interest.914  Individual rights are subservient to the rights of the public.915  The “public interest” necessarily must include the interests of both the ratepaying public and the investing public; however, as noted, the rights of individual groups are subservient to the rights of the public in general.

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910 State ex rel. Public Water Supply District v. Public Service Commission, 600 S.W.2d 147, 154 (Mo. App. 1980). The dominant purpose in creation of the Commission is public welfare. State ex rel. Mo. Pac. Freight Transport Co. v. Public Service Commission, 288 S.W.2d 679, 682 (Mo. App. 1956).

911 State ex rel. Intercon Gas, Inc. v. Public Service Com'n of Missouri, 848 S.W.2d 593, 597 -598 (Mo. App. 1993).  That discretion and the exercise, however, are not absolute and are subject to a review by the courts for determining whether orders of the P.S.C. are lawful and reasonable.  State ex rel. Public Water Supply Dist. No. 8 of Jefferson County v. Public Service Commission, 600 S.W.2d 147, 154 (Mo. App. 1980).

912 In the Matter of Sho-Me Power Electric Cooperative’s Conversion from a Chapter 351 Corporation to a Chapter 394 Rural Electric Cooperative, Case No. EO-93-0259, Report  and Order issued September 17, 1993 , 1993 WL 719871 (Mo. P.S.C.).

913 Id.

914 Id.

915 State ex rel. Mo. Pac. Freight Transport Co. v. Public Service Commission, 288 S.W.2d 679, 682 (Mo. App. 1956).

5.	Final Conclusions Regarding Jurisdiction, Applicable Statutes, Burden of Proof, and Applicable Standards for Evaluating the Merger Application

Substantial and competent evidence in the record as a whole supports the conclusions that: (1) KCPL and Aquila are subject to the jurisdiction, control, and regulation of the Commission; (2) the Applicants have properly pled and requested all appropriate relief from the Commission with regard to their merger application pursuant to Section 393.190 and the Commission’s Rules; (3) the standard to apply to evaluate the merger proposal is the “not detrimental to the public interest standard,” and application of this standard is a balancing test as described in detail, supra; (4) determination of what constitutes the “public interest” is a matter of policy to be determined by the Commission; and (5) the Applicants bear the burden of proof of satisfying the standard in order to gain approval of their proposed merger.

B.	Conclusions of Law Regarding Projected Synergy Savings916

1.	Total Synergies

Based upon the Commission’s findings of fact, the total operational synergies projected to result from the proposed transaction are $305 million over the first 5-year period.  The total synergies created through the first ten years are $755 million.  On a Missouri jurisdictional basis, the total synergies are equal to $549 million for 10 years, with $222 million expected during the first 5 years.  The individual breakdown for each category of synergy savings is extensively outlined in the Commission’s Findings of Fact.

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916 Refer to Findings of Facts Numbers 164-322 for this section.

These synergy savings, if fully realized, will substantially exceed $90 million; the sum of the $47.2 million in Missouri Transaction Costs and $42.8 million in Missouri Transition Costs.917  As testified to by Great Plains and KCPL witness Zabors, two areas of synergies alone nearly equal the expected Transaction and Transition Costs; those being $50 million of synergies related to employee reductions and an additional $30 million related to the sale and closing of the Aquila headquarters building.918  Witness Zabors further testified that there is nothing speculative about these synergies, and they are in fact, “certain” and can be calculated “to the penny.”919  Moreover, as is further delineated below, the Commission determines that substantial evidence supports the conclusion that the majority, if not all of the projected synergy savings will be attained.

The Applicants have withdrawn their request for a “sharing proposal” through which synergy savings would be allocated on a 50%/50% basis between customers and shareholders.  Instead, they propose to rely upon the natural regulatory lag that occurs between rate cases to retain any portion of synergy savings.920  Because the Applicants do not seek recovery of Transaction or Transition Costs in rates unless the synergies achieved equal or exceed the level of such amortized costs, ratepayers are not subject to any risk regarding the recovery of these costs in rates.921  The Commission notes that, while it will address the issue of recovering these costs in another section of this order, Public Counsel witness Dittmer admitted while being questioned by Commissioner Clayton that the Applicants’ proposal regarding recovery of these costs is reasonable.922

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917  Merger integration costs will be allocated as described by Mr. Giles in his Additional Supplemental Direct Testimony, Ex. 39 at 4-5, and by Mr. Tim Rush in his Supplemental Direct Testimony, Ex. 23 at 3-8.

918 Transcript, p. 1417.

919 Transcript, pp. 1410-1411.

920 See GPE/KCPL Exh. 37, Bassham Add’l Supp. Direct Testimony, pp. 3-4.

921 Transcript, pp. 1310-1311.

922 Transcript, p. 1730.

2.	Methods for Calculating Synergies

The methods the Applicants employed for developing the synergy estimates, and the support for ensuring their reliability, are extensively outlined in the Commission’s Findings of Facts.  The competent and substantial evidence indicates that the Applicants have taken care to separate synergies that may be achievable in their stand-alone capacities from the synergy savings that are unlocked by the merger.

There may be variations between projected and realized synergy savings post-merger, but this does not discredit the accuracy and reliability of the estimated calculations.  Moreover, multiple witnesses testified as to the strong potential for recovery of even more synergies than were projected.  In fact, some potential synergies were excluded from the projections in order to keep the estimates conservative.  Witness Kemp, the most qualified expert reviewing the methods used to calculate synergies, testified that the level of hard, attributable benefits actually realized through merger transactions is typically in the range of 125 to 175 percent of the announced synergies.923 Mr. Kemp further testified that in his considered opinion the level of synergy benefits that will ultimately be achieved through the merger will be substantially greater than KCPL’s current synergy estimates.  In addition, Joint dispatch of generation and transmission assets could add large benefits, once ISO issues are resolved.  Also, due to the ability of competent utility management to find additional cost reductions or revenue enhancements as they dig deeper into the detail of integration planning, synergies tend to expand rather than contract.924

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923 GPE/KCPL Exh. 18, Kemp Supp. Direct, pp. 1-28.

924 Id.

3.	The Criticisms of the Applicants’ Estimates of Synergies

As explained above, the Applicants have presented extensive, detailed testimony regarding the synergies and cost savings that are expected to result from the integration of the Aquila and KCPL operations.  While Staff, Public Counsel and the Industrial Intervenors witnesses partially addressed the synergy savings issue in their testimony, as demonstrated in the Commission’s Findings of Facts, the Commission concludes that none of these limited criticisms are valid or supported when evaluated in the light of the factual record and accepted regulatory policy principles.  Even opposition witness Mr. Dittmer admitted that the transaction would result in substantial synergy savings.

The Commission further notes that even if the overall synergy savings were reduced by the amount of “enabled” synergies identified by Mr. Dittmer, the remaining synergy savings would nevertheless exceed the transaction and transition costs needed to complete the proposed transaction.  However, the Commission concludes that Mr. Dittmer’s attempt to distinguish these types of synergies, in the context of this case, was erroneous.  Both the created and enabled synergies, as supported by the competent and substantial evidence in this case, are unlocked by the merger.925

4.	Final Conclusions Regarding Projected Synergy Savings

Substantial and competent evidence in the record as a whole supports the conclusions that: (1) the Applicants’ methodology for calculating and evaluating estimated synergies is consistent with industry practice and is more detailed and better supported than most transactions; (2) the Applicants’ methodology for calculating and evaluating estimated synergies is comprehensive, current, detailed, attributable, quality assured, and conservative; (3) the estimated synergies are modestly above the industry average, but the facts of this case support the higher estimates; and (4) the Applicants’ estimates of synergies are reasonable on a stand-alone basis and are in the range that would be expected on the basis of comparable transactions in the utility industry, and specifically with regard to the circumstances of integrating KCPL’s and Aquila’s operations.

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925 As correctly noted by witness Zabors, it also makes no difference to the ratepayer how a realized synergy is labeled when that savings is passed through to the ratepayer.  Transcript, pp. 1415-1416.

The Commission further determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) the projected synergies are accurate, realistic and achievable at a very high level of confidence and probability; (2) the synergies actually realized from the merger have a very high probability of exceeding the Applicants’ estimates; (3) the synergies exceed transaction and transition costs and the method proposed for recovery of transaction and transition costs does not place the ratepayers at risk (the Commission will address transaction and transition cost recovery in a separate section of this order); (4) because the Applicants have agreed to recover any merger savings through “regulatory lag” as part of the traditional ratemaking process there is no net detriment to customers; and (5) the resulting synergies from the operational integration of KCPL and Aquila will afford substantial benefits to the companies’ customers.

These conclusions weigh in favor of approving the transaction, and the Commission concludes that the achievable synergies projected weigh as a benefit of the proposed merger and will be balanced against any factor tending to pose a detriment of any kind to the public interest.

C.	Conclusions of Law Regarding Transaction and Transition Cost Recovery926

The Applicants have requested that the Commission authorize the recovery of the transaction and transition costs associated with the merger by amortizing them over a five-year period.  This period would begin with the first rate cases post-transaction for Aquila and KCPL subject to “true up” of actual transition and transaction costs in future cases.  These costs, after the merger proposal was revised, total: $64.9 million in transaction costs, of which $47.2 million is Missouri jurisdictional; and $58.9 million in transition costs, of which $42.8 million is Missouri jurisdictional.  There is no credible evidence in the record that the calculation of these amounts is inaccurate or unreasonable.

1.	Transaction Costs

Staff, Public Counsel, and the Industrials have opposed recovery of the transaction costs, arguing that such costs should be borne by the shareholders.  No party has opposed the recovery of transition costs.

Public Counsel’s witness, Mr. Dittmer, testified that the intent of protecting ratepayers from providing unreasonable returns to utilities would be circumvented if rates were developed by considering a return on investments above net depreciated original costs.927  This concept has been described as being the net original cost rule and the Commission has more fully articulated this rule as follows:

As a general rule, only the original cost of utility plant to the first owner devoting the property to public service, adjusted for depreciation, should be included in the utility’s rate base.  That principle is known as the net original cost rule.  The net original cost rule was developed in order to protect ratepayers from having to pay higher rates simply because ownership of utility plant has changed, without any actual change in the usefulness of the plant.  If a utility were allowed to revalue its assets each time they changed hands, it could artificially inflate its rate base by selling and repurchasing assets at a higher cost, while recovering those costs from its ratepayers.  Thus, ratepayers would be required to pay for the same utility plant over and over again.  The sale of assets to artificially inflate rate base was an abuse that was prevalent in the 1920s and 1930s and such abuses could still occur.928

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926 Refer to Findings of Facts Numbers 323-359 for this section.

927 OPC Exh. 200, Dittmer Rebuttal, pp. 42-45.

928 Case Number EM-2000-292, Second Report and Order, In the Matter of the Joint Application of UtiliCorp United Inc. and St. Joseph Light & Power Company for Authority to Merge St. Joseph Light & Power Company with and into UtiliCorp United Inc., and, in Connection Therewith, Certain Other Related Transactions, 12 Mo.P.S.C.3d 388, 389-90 (2004), effective March 7, 2004.

Great Plains is either paying outright or reimbursing KCPL for any transaction costs associated with the merger.  Consequently, the Commission concludes that, in this instance, establishing a mechanism to allow recovery of the transaction costs of the merger would have the same effect of artificially inflating rate base in the same way as allowing recovery of an acquisition premium.  This would result in an increase in rates to ratepayers that would exceed what would otherwise be the case.

2.	Transition Cost Recovery

The transition costs quantified by the Applicants will be incurred to integrate Aquila and KCPL operations.  Without incurring these costs, the companies could not achieve the estimated synergies, while maintaining or improving system reliability for Aquila’s and KCPL’s customers.  These costs include third-party expenses to support the integration from legal, human resources, information technology, and other process perspectives.  No party has opposed the deferral and amortization of transition costs in this proceeding, and as noted earlier, there is no credible evidence in the record to establish that the transition costs as calculated are in any way inaccurate or unreasonable.  Moreover, the Applicants will not seek recovery of transition costs if insufficient synergy savings are realized to cover those costs.929  Consequently, the Commission will allow recovery of transition costs.

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929 Transcript, pp. 1310-1311.

3.	Final Conclusions Regarding Transaction and Transition Cost Recovery

Substantial and competent evidence in the record as a whole supports the conclusions that: (1) the Applicants’ calculation of transaction and transition costs are accurate and reasonable; (2) in this instance, establishing a mechanism to allow recovery of the transaction costs of the merger would have the same effect of artificially inflating rate base in the same way as allowing recovery of an acquisition premium; and (3) the uncontested recovery of transition costs is appropriate and justified.  The Commission further concludes that it is not a detriment to the public interest to deny recovery of the transaction costs associated with the merger and not a detriment to the public interest to allow recovery of transition costs of the merger.

If the Commission determines that it will approve the merger when it performs its balancing test (in a later section in this Report and Order), the Commission will authorize KCPL and Aquila to defer transition costs to be amortized over five years.930

D.	Conclusions of Law Regarding Post-Merger Credit-Worthiness931

As an initial matter, the Commission takes note of the Missouri Supreme Court’s decision in State ex rel. AG Processing, Inc. v. Public Service Com'n,932 where the Court held that post-merger credit ratings are not a determinate factor when the Commission evaluates a merger proposal.933  The Court held that even if a company’s cost of debt increased post-merger, and even if a company’s credit rating would be lowered as a result, that this “is just one factor for the Commission to weigh when deciding whether or not to approve the merger.”934  In noting this fact, the Commission does not diminish the importance of this factor, but merely makes this observation to emphasize that this is but one factor to be weighed in the application of the “not detrimental to the public interest” standard that the Commission is obligated to apply.

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930 The Commission will give consideration to their recovery in future rate cases making an evaluation as to their reasonableness and prudence.  At that time, the Commission will expect that KCPL and Aquila demonstrate that the synergy savings exceed the level of the amortized transition costs included in the test year cost of service expenses in future rate cases.

931 Refer to Findings of Facts Numbers 359-464 for this section.

932 120 S.W.3d 732 (Mo. banc 2003).

933 State ex rel. AG Processing, Inc. v. Public Service Com'n, 120 S.W.3d 732, 736-737 (Mo. banc 2003).

934 Id.

1.	Credit Rating Agencies

As demonstrated by the Commission’s Findings of Facts on this issue, the Applicants adduced a significant amount of evidence regarding their current and projected post-merger credit ratings.  S&P’s and Moody’s projected ratings were based upon assumptions related to the merger proposal, some of which changed during the course of this proceeding.  The most recent projections from the rating agencies were issued in January 2008, and the agencies did not have a full picture of the revised merger proposal.  However, the changes in the key assumptions cannot be regarded as tipping the scales toward a downgrade.  For example, Great Plains sold its unregulated subsidiary Strategic Energy for $305 million in cash.  Given that the credit rating agencies had assumed a lower sales price of $250 million in their January evaluation of the Applicants’ revised regulatory requests, the sale of Strategic Energy provides more financial flexibility.  The assumed lower sales price also confirms the conservative nature of the advisory opinions of the credit rating agencies that Great Plains’ acquisition of Aquila will not adversely affect the credit ratings of Great Plains or KCPL.

During the hearings, Mr. Bassham testified that he was “very confident” that the credit ratings of KCPL and Great Plains “would remain consistent with the information we discussed with Moody’s and Standard & Poor’s” earlier in 2008.935  Both Great Plains Chairman Michael Chesser and KCPL Treasurer Cline believed that a change in the credit ratings would not occur.936  Although Moody’s had recently placed the companies on a negative outlook, Mr. Bassham explained that this was not a downgrade, but rather an indication of concern as a “result of the [Applicants’] revised [merger] request” and “the fact that we had agreed to absorb [Aquila’s] interest costs [which] would cause there to be less flexibility ….”937  Mr. Bassham stated: “I wouldn’t say [a downgrade is] likely” by Moody’s, particularly since its credit rating of Baa2 “is one notch above Standard & Poor’s.”938

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935 Transcript, p. 2139.

936 Transcript, pp. 2539-40 (Chesser); Transcript, p. 2585 (Cline).

937 Transcript, pp. 2321-22.

938 Transcript, pp. 2322-23.

Given that credit ratings aren’t normally changed because of a single event and that multiple factors are included in a rating agency’s review, Mr. Bassham concluded that under the Applicants’ revised regulatory requests, “with all the work we’ve done, we don’t see the merger in and of itself causing a downgrade.”939

Staff, Public Counsel, and the Industrials all challenged the Applicants’ assertions that they can maintain their credit-worthiness.  These parties primarily base their arguments on the fact that certain key assumptions the rating agencies used (as fully delineated the Findings of Fact) have changed and an assertion of cost and schedule delays with current construction projects will negatively affect credit-worthiness.  The problem with these opposition arguments is that they are totally speculative in nature and lack any credible factual support.

________________________

939 Transcript, p. 2324.

2.	Cost and Schedule of the Iatan Construction Projects

Mr. Bassham testified that the cost and schedule estimates for Iatan 1 and 2 compiled at the end of April did not present undue risk to Great Plains and KCPL, and that the companies possessed sufficient financial flexibility to consummate the merger and carry out the projects.940  The public statements issued by Great Plains and KCPL on May 7, 2008, disclosed that while overall projected costs rose by 19%, Iatan 1 will experience a delay of only 47 days to February 1, 2009, and Iatan 2 remains on schedule to be completed in the summer of 2010.941  KCPL’s share of the cost of the Iatan 1 environmental retrofits increased from the previous range estimate of $255-264 million to $330-350 million, a 33% rise from the top end of the prior estimate.942  The mid-point estimate is a 28% increase.943  The cost estimate for Iatan 2 experienced a mid-point increase of 10%, from the control budget estimate of $1.685 billion to $1.861 billion.944  KCPL’s approximately 55% share of Iatan 2 has increased from the previous 2006 range of $837-914 million to a range of $994 million to $1.050 billion, with the top end of the range representing a 15% increase.945

As KCPL President William H. Downey testified, these increases in costs and minor delays in schedule are the product of an “extraordinary period” of labor and construction industry issues.  The electric utility industry, not just in the United States, but worldwide, is in a building mode, which has increased demand not only for the sophisticated equipment needed to build power plants, but also labor.946  Inflation is on the rise, and the value of the U.S. Dollar has fallen.947  Chairman of the Board Michael Chesser advised the Commission that even in light of these economic trends, he believed that Great Plains and KCPL would remain financially strong post-merger and that, based on discussions with rating agencies, a credit downgrade was “very unlikely.”948  Mr. Chesser noted that with Aquila’s debt being reduced, additional assets being placed in rate base, “significant growth” in Aquila’s service area, and the sale of Strategic Energy, the rating agencies are viewing Great Plains “as a pretty positive story.”949  Mr. Michael Cline, KCPL’s treasurer, echoed these sentiments, stating that the results of the reforecast were not likely to have a negative effect, which they have not had to date.950

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940 Transcript, pp. 2380-84.

941 GPE/KCPL Exh. 305 at pp. 2-3 (Form 8-K); Transcript, pp. 2380-81.

942 See GPE/KCPL Exh. 305 at p. 3.

943 Transcript, p. 2381.

944 Transcript, pp. 2380-81.

945 GPE/KCPL Exh. 305 at p. 2 (Form 8-K)

946 Transcript, pp. 2479-2481 and 2484; Ex. 305 at 2.

947 Id.

948 Transcript, pp. 2528 and 2539-2540.

949 Transcript, pp. 2539-2540.

950 Transcript, p. 2585.

KCPL witnesses involved in the Iatan construction projects emphasized the utility’s efforts to keep a strict account of cost issues through an evaluation of risks and opportunities through what are known as “R&O Tables,” as well as a comprehensive reforecast process.951  KCPL has recruited highly qualified individuals to manage those projects and retained competent outside experts to review the decisions being made.952  KCPL witnesses Foster and Davis testified that their full attention is devoted to the Iatan projects, that they are not involved with the acquisition of Aquila or related credit-worthiness issues, and that they do not serve as members of any merger integration team.953  Finally, a new vice president of construction has been hired to manage the construction projects evidencing Great Plains and KCPL continued managerial oversight of the projects.954

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951 See generally, Transcript, pp. 2467-84; Transcript, pp. 2715-28; Transcript, pp. 2756-62.

952 Id. Terry Foster, Director of Project Controls at Iatan, has spent over 40 years in the electric utility industry.  Transcript, p.  2755.  In the last ten years he worked for Fluor Daniel as the project director for a standalone project with Carolina Power & Light, was director of project controls for all capital projects at American Electric Power Co., and was the regional quality control manager for projects overseen by Black & Veatch.  See Transcript, p.  2755.  Brent Davis, now Iatan 1 Project Director, has worked on Iatan 1 and 2 projects since June 2006.  Transcript, pp. 2713-14.  He has worked for KCPL since 1980 at all four of its coal-fired power plants, and most recently served as plant manager at Hawthorn 5.  Transcript, pp. 2713-14.

953 Transcript, pp. 2746-47 and 2752; Transcript, pp. 2754 and 2799-2800.

954 Transcript, pp. 2487-89 and 2708.

No qualified expert was offered by any other party to contradict any of these witnesses.  In fact, not one witness testified that the proposed acquisition of Aquila endangered the CEP construction projects or the financial well-being of KCPL, or that the CEP could not be carried out as the acquisition of Aquila proceeds.  Staff, Public Counsel, and the Industrials adduced no credible evidence that the changes in cost and completion schedule of the Iatan infrastructure projects: (1) were out of line with current industry standards and current economic trends; (2) were being mismanaged or that imprudent expenditures had been incurred; or (3) that the companies’ contingency plans were in any way inadequate.  Nor did the opposition parties provide any credible evidence to establish that the infrastructure projects of the CEP posed an unreasonable risk to the merger or, conversely, that the merger posed an unreasonable risk to the CEP projects, such that the merger would detrimental to the public interest.  The unequivocal evidence presented at the hearing was that the CEP projects neither threaten the merger, nor are threatened by the merger such that the proposed transaction should be disapproved.

3.	Conclusions Concerning the “Crane Incident”

As demonstrated by the record in this matter, there is no credible evidence that the crane accident that occurred at the Iatan construction site on May 23, 2008, will have any significant effect on the cost and schedule for the completion of the Iatan construction projects.  There is no credible evidence that Applicants’ recovery and contingency planning will be in any way inadequate to address this incident.  There is no credible evidence that the crane incident will have any effect on KCPL’s or Aquila’s credit ratings.

4.	Conclusions of Law Regarding Additional Amortization955

The Applicants have no request pending before the Commission with regard to a future Aquila regulatory plan.  As Mr. Bassham explained to Commissioner Clayton, while the Applicants are not asking for a specific regulatory amortization treatment in this case, “we would like . . . to work with the parties to develop a plan similar to what we did with KCPL.  Assuming we’re not able to achieve that, we might propose our own plan in the first rate case.”956  As described in the procedural history section of this Report and Order, because the Applicants’ withdrew their original request for a regulatory plan involving Additional Amortizations the Regulatory Law Judge properly ruled that any evidence relating to the Additional Amortizations was irrelevant to this proceeding.

An offer of proof was accepted on this issue from the Industrial Intervenors at the end of the case, and testimony was received from witnesses Cline, Schallenberg and Trippensee on the issue of Additional Amortizations.  Testimony from both Michael Cline, the treasurer of Great Plains and KCPL, and Staff’s Robert Schallenberg confirmed that any cash flow from Additional Amortizations was “fungible,” and not specifically separated out or directed to specific capital investments or other utility projects.957  Public Counsel’s witness Russell Trippensee also testified that “[t]here’s no tracing of debt to specific investments at all.”958  He stated that when the ratios and formula are in place and after the Commission sets rates on a traditional basis in a future rate case, only then would the Additional Amortization process be used “to reflect the additional cash flow necessary to meet . . . that ratio target that was set out in the plan . . . .”959

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955 Refer to Findings of Facts Numbers 359-464, in particular Numbers 459-460 for this section.  See also procedural history section concerning the evidentiary ruling on April 24, 2008.

956 GPE/KCPL Exh. 37, Bassham Add’l Supp. Direct, p. 4; Transcript, pp. 1312-1313.

957 Transcript, pp. 2956 and 2958 (Cline); and pp. 2994-2997 (Schallenberg).

958 Transcript, pp. 2967-68.  See also Findings of Fact Numbers 31 and 44-49 regarding the credibility of witness Trippensee and the limits of the relevance of his pre-filed testimony.

959 Transcript, p. 2978.

The Industrials never moved the Commission to reconsider its evidentiary ruling following the offer of proof.  The Commission concludes that the offer of proof made clear that in the absence of a specific proposal containing a variety of financial metrics and other considerations, there was no way to predict what effect a future regulatory plan containing Additional Amortizations would have on either Aquila, Great Plains, or KCPL.

For purposes of its Conclusions of Law section on this issue, the Commission makes clear that in addition to the reasons articulated in this section it is adopting the reasoning delineated in detail in the Procedural History section of this Order regarding the relevancy of this issue.  The Commission made the determination that this issue was not relevant in its April 24, 2008 evidentiary ruling.960  The Commission concludes that any issues relating to the Additional Amortization proposal originally made by the Applicants for use by Aquila are not relevant to whether the merger should now be approved by the Commission and no Commission decision is required on Additional Amortizations in this proceeding.

5.	Conclusions of Law Regarding Actual Debt Cost Recovery961

The Applicants have withdrawn their request that the Commission permit recovery of Aquila’s actual debt interest costs in a future rate case.  Instead, they propose to follow the debt cost recovery procedure that the Commission used in Aquila’s recent Missouri rate cases.962  Because the Applicants have withdrawn their request for recovery of the actual interest costs of Aquila, the Commission will not address this issue in this proceeding.  The Commission will review the proper ratemaking treatment of Aquila interest costs in future Aquila rate cases.  With regard to this proceeding, there is no credible evidence in the record that this alternative proposal would negatively affect the credit-worthiness of KCPL or Aquila and no evidence that approval of the merger utilizing this alternative proposal would be detrimental to the public interest.

_________________________

960 See the Procedural History Section.  See also Transcript, pp. 2073-2120 - see p. 2096, in particular.

961 Refer to Findings of Facts Numbers 359-464, in particular Number 460-464 for this section.

962 GPE/KCPL Exh. 37, Bassham Add’l Supp. Direct, p. 2; GPE/KCPL Exh. 38, Cline Add’l Supp. Direct, pp. 1-4.

6.	Final Conclusions Regarding Post-Merger Credit-Worthiness

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) there is no conclusive, competent evidence that there would be either an upgrade or downgrade in the current credit ratings of Great Plains, KCPL, or Aquila in relation to approval of the proposed merger; (2) KCPL’s Comprehensive Energy Plan does not affect Great Plains’ financial ability to acquire Aquila in a manner that is detrimental to the public interest; (3) the current cost estimates and schedule of the Iatan construction projects are not related to the merger, do not affect the credit-worthiness of Great Plains, KCPL, or Aquila and do not cause the merger to be detrimental to the public interest; (4) the crane incident occurring on May 23, 2008, did not significantly affect the current cost estimates and schedule of the Iatan construction projects and no evidence supports a conclusion that the accident would have a negative effect on the credit-worthiness of the Applicants post-merger; (5) there is no regulatory plan involving Additional Amortizations and no proposal for actual debt cost recovery before the Commission to consider in this matter, and consequently, these non-existent plans have no bearing on the credit-worthiness of Great Plains, KCPL, or Aquila pre- or post-merger (assuming the merger is approved); and, (6) there is no credible evidence in the record that approval of a merger with the Applicants alternative proposal for debt cost recovery would negatively affect the credit-worthiness of Great Plains, KCPL, or Aquila.

These conclusions, however, do not fully alleviate the Commission’s concerns with regard to the companies’ post-merger credit-worthiness because of the speculative nature of predicting the Applicants’ post-merger credit ratings.  Some key assumptions utilized by the credit-rating agencies when evaluating the effect of the merger changed when the merger proposal were revised.  Consequently, if the Commission determines that it will approve the merger after performing its balancing test, it will condition the merger on a requirement that the shareholders of Great Plains and KCPL bear the burden of any downgrading in their credit ratings post-merger.

E.	Conclusions of Law Regarding Service Quality and Customer Service963

In order to ensure that service quality and customer service will not be adversely affected by the integration of customer service functions of Aquila and KCPL, KCPL undertook an extensive analysis of both companies’ management structure, work practices, technology use, and field workforce.964  KCPL Vice President of Customer Operations William Herdegen explained KCPL’s process and future steps to ensure that customer service and reliability will not deteriorate after the close of the transaction.  The strategy is to adopt the KCPL organization design to minimize change as much as possible for combining the two companies’ customer service functions.  Teams were formed with experts from each utility, using KCPL’s customer service organization as the baseline.965  All work was accounted for at Aquila and properly mapped into the KCPL organization.

_________________________

963 Refer to Findings of Facts Numbers 465-567 for this entire section.

964 GPE Exh. 17, Herdegen Supp. Direct, p. 15.

965 Id. at p. 17.

1.	Customer Service

As a result of integration team analysis, 124 incremental positions will be added to KCPL’s customer service team after the transaction is completed.966  This number represents the sum of the allocation from Aquila’s Central Service team assigned to its Missouri electrical properties, plus the direct cost areas of meter reading, customer service personnel, and the customer relations team.967  Given the potential for additional customer questions during the year following the merger, an additional 42 employees will be made available by KCPL on Day One in the Customer Service area to respond to these expected inquires and ensure that service levels stay at their current levels.968

KCPL’s Vice President of Information Technology, Charles Tickles, testified that Great Plains and KCPL have taken the proper steps to ensure that the integration of the companies’ IT systems will be transparent to the external customer and will have minimal effect on the internal users of IT services.969  The integration will provide a seamless customer experience for KCPL and Aquila customers, and will allow for separate tracking and reporting of customer financial and operational support data for both companies.  In order to minimize disruptions, both the Aquila and KCPL customer information systems will remain in place on Day One post-closing until they can be integrated into one system.970

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966 Id. at p. 18.

967 Id. at p. 17.

968 Transcript, p. 2295.

969 See Finding of Fact Number 237; GPE/KCPL Exh. 27, Tickles Supp. Direct, p. 3.

970 Transcript, p. 2220.

While Great Plains and KCPL expect to reduce employee levels as a result of the transaction, it is important to note that all of the distribution and customer service collective bargaining unit employees will be employed by KCPL on Day One.  The majority of the reductions in the distribution and customer service areas are from reductions in redundant administrative/clerical positions or middle and senior management.971

Although the number of customer service centers will be reduced from eleven to six, each district will have satellite offices so that service representatives will be employed throughout the rural areas of the utilities’ respective service territories.972  None of the nine service centers in the more rural areas (St. Joseph, Maryville, Trenton, Henrietta, Marshall, Sedalia, Warrensburg, Clinton and Nevada) will be closed.973  Rural areas will continue to be served by local utility workers who will take their trucks home to respond to problems where they live.974  Service levels will operate at the same or higher levels due to a greater depth of resources at the larger service centers.975

2.	Service Quality

Two factors influencing service quality are tree trimming and meter reading.  Witness Herdegen testified that by using KCPL’s experience and best work practices, Aquila’s incremental spending on tree trimming can be reduced by about 30 percent or approximately $2 million per year.976  Even though the amount of spending will be reduced, the amount of tree trimming performed at Aquila will be maintained due to the adoption of KCPL’s vegetation management practices that improve the reliability of the circuit, instead of encouraging contractors to trim trees, whether or not it is needed.977

_________________________

971 Transcript, p. 2297.

972 Transcript, p. 2219; GPE/KCPL Exh. 17, Herdegen Supp. Direct, p. 11.

973 GPE/KCPL Exh. 17, Herdegen Supp. Direct, p. 12.

974 Transcript, p. 2270.

975 Transcript, p. 2217.

976 Transcript, p. 2287.

977 Transcript, p. 2288.

If the Commission approves the merger, KCPL plans to expand its AMR into Aquila’s urban areas.978  There is a significant amount of capital involved in the AMR project;979 however, expected synergy savings for the project in terms of labor and other savings are approximately $4.7 million.980  The AMR project will also bring about improvements in service quality since AMR will allow enhanced meter reading capabilities and increase the level of program offerings to customers.981

Aquila facilities will be managed through the KCPL OMS, which tracks outage information at a more detailed customer and circuit level than Aquila currently does.982  Using the OMS on Aquila’s system provides for better system monitoring and event management at the circuit and customer levels, so that targeted reliability improvements can be made and long-term asset management programs can be identified.983  KCPL will also expand its Outage Reporting System (“ORS”) so that Aquila’s outage performance can be monitored.  The ORS system permits early tactical decisions that will allow quicker recovery from major storms.984

KCPL has also agreed with Staff’s recommendation concerning the frequency of customer service performance reviews by Staff to ensure that service will continue at current levels.985  KCPL will maintain reliability benchmarking data based on rate jurisdiction so that Staff can monitor both Aquila and KCPL reliability benchmarks.986

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978 Transcript, p. 2281.

979 Transcript, p. 2282.

980 Transcript, p. 2289.

981 GPE/KCPL Exh. 16, Herdegen Direct, p. 11. GPE/KCPL Exh. 17, Herdegen Supp. Direct, p 6.

982 GPE/KCPL Exh. 17, Herdegen Supp. Direct, p. 15.

983 Id.

984 Id.

985 Transcript, p. 2311.

986 Transcript, p. 2303.

3.	Controverting Evidence

There is virtually no competent evidence to controvert the Applicants’ extensive approach to ensure the service quality of its operations post-merger.  Staff, in its Report,987 references customer service issues following the acquisition of a Missouri natural gas local distribution company by a Texas utility almost 15 years ago and presents no analysis of how problems in that transaction are likely to be encountered by KCPL and Aquila, other than to note that workforce reductions and high turnover were factors encountered by the gas utility.988  The evidence in this case, however, demonstrates that Great Plains and KCPL will add permanent and temporary employees to the customer service team and have prepared for integration of Aquila and KCPL operations through the adoption of the best practices of both utilities.

4.	Final Conclusions Regarding Service Quality and Customer Service

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) Great Plains has taken adequate measures to ensure that the service quality of KCPL and Aquila post-merger will be maintained and even enhanced; (2) if the merger is approved, as the integration of systems progresses, services to both Aquila and KCPL customers should improve with new expanded services and options that include the best both companies have to offer; (3) KCPL’s distribution program is based on a set of clearly defined strategies, specifications, and guidelines using a systematic preventive maintenance approach focused on maintaining high reliability while controlling costs; and (4) KCPL has an asset management portfolio of distribution maintenance and reliability programs that have produced reliable electric service.  The Commission further determines that substantial and competent evidence in the record as a whole supports the conclusions that the integration of KCPL and Aquila operations will result in synergy savings that will maintain or improve service levels.

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987 See Findings of Fact Numbers 70-93 regarding the credibility of Staff’s Report.

988 Staff Exh. 100, Schallenberg Direct, attached Report, p. 72.

The Commission is confident that KCPL’s identified day-to-day operational processes combined with the expanded use of technologies and asset management programs will drive the company toward improved electric service reliability as well as lower per-unit costs to install, operate, and maintain distribution assets.  The Commission is also confident that the proper performance monitoring will ensure customer service levels will be maintained and eventually improved, and if the Commission ultimately determines that it will approve the merger it will impose the condition that KCPL comply with a service monitoring program, providing quarterly reports of monthly service quality data.

These conclusions weigh in favor of approving the transaction, and the Commission concludes that Great Plains and KCPL’s approach to maintaining and improving service quality weighs as a benefit of the proposed merger and will be balanced against any factor tending to pose a detriment of any kind to the public interest.

F.	Conclusions of Law Regarding the Application of the “Not Detrimental to the Public Interest” Standard – Application of the Balancing Test989

The substantial and competent evidence on the record as a whole demonstrates that Applicants’ revised merger proposal offers greater protection and more benefits to ratepayers than their original proposal.  There is long-term advantage in Aquila becoming an operating subsidiary of Great Plains in coordination with KCPL.   Operational efficiencies and significant realized synergies will result in rates over time rising less than they would have otherwise.  This will occur because the geographical service territories of the utilities are adjacent, therefore increasing the potential for economies of scale and improved reliability.

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989 See Findings of Fact 1-567 for this section.

1.	Operational Benefits

From a Transmission & Distribution perspective, consolidating adjacent operations will enable the two companies to more efficiently cover the same area.  The newly combined companies will: (1) serve a combined metropolitan customer base of over 625,000 – an increase of almost 40% for KCPL today - and over 170,000 rural customers; (2) will have a generating capacity of approximately 5,800 megawatts; and (3) will be comprised of 21,770 distribution primary circuit miles over approximately 18,000 square miles.  Applying KCPL’s expertise in managing urban areas and Aquila’s experience in managing rural areas will contribute to improved long-term performance.  Transmission assets are also adjacent, with some substation assets jointly owned.  An integrated customer service function will build upon the performance improvements that have been demonstrated by both companies.

From an energy supply perspective, the merger will provide greater scale and enable both companies to benefit from the processes and skills of each other.  Increasing efficiency and availability of generation assets delivers significant financial and environmental benefits and reduces customers’ exposure to the volatility of the regional power market.  The companies are currently joint owners of Iatan 1 and 2, so the combination will simplify this structure.990  Scale advantages and process improvements will also apply to support functions, where the combination will enable reduction of many overlapping positions.

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990 GPE/KCPL Exh. 21, Marshall Supp. Direct, pp. 1-22.

Facility consolidation and rationalization across the service area reduces costs for customers and supports integrated response.  The reduction of duplicate facilities – including headquarters and data center operations that neither party could do alone –reduces operating expenses and rate base.  Facility consolidation is also a component of supply chain management synergies, which are significant.  These include sourcing, materials management, fleet, and contract management.991

Many of the benefits that will flow to KCPL and Aquila customers come from integrating various KCPL and Aquila functions and activities.  Realizing synergy savings is clearly a purpose of the merger, and integrated operations are clearly necessary and appropriate to accomplish that purpose.  Because of the way the merger proposal is structured, the Applicants do not believe that a joint operating agreement is required because they believe the Cost Accounting Manual system of accounting adequately addresses the Commission’s regulatory requirements.992  During the hearing, Mr. Giles explained:

Mr. Riggins: Mr. Giles, in response to a question from Mr. Dottheim, I think you agreed with him or you made the statement that -- pardon me.  You didn't agree with him, but you made the statement that we don't need an operating agreement.  Could you explain why in your view we don't need an operating agreement?

Mr. Giles: Yes. Both Aquila and KCPL will, in whatever ultimately Aquila's name is changed to, will be owned 100 by GPE, Great Plains Energy, and Aquila will no longer exist as Aquila.  The key to integrating the operations of these two companies is to make sure we track the costs, make sure we allocate the costs properly on the accounting and for regulatory purposes because we will continue to maintain separate rate schedules, separate assets, separate books.  So the key is the cost allocation system, and we will have a cost allocation manual that will set all of that detail out as to how we operate the two companies and maintain this separate distinction for both accounting and financial reporting and for regulatory purposes.  You don't need an operating agreement to do that because Bill Downey, as I said, will be president and CEO of both of these companies, and I find it hard to picture Bill Downy signing an operating agreement with Bill Downey.

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991 Id.

992 Transcript, pp. 1497-1498.

Mr. Riggins: Does KCPL currently have a cost allocation manual that it utilizes to allocate costs to different entities?

Mr. Giles: Yes, we do.

Despite the Applicants’ belief that a joint operators agreement is not required, Great Plains and KCPL have offered to execute and file a joint operators agreement if the Commission decides that one is required.993

The Commission believes that the operational integration of KCPL and Aquila will produce substantial benefits for their respective customers, and to ensure a seamless operation and the flow of those benefits the Commission determines that a condition of the merger, if it is approved, should be a requirement that the KCPL and Aquila execute file a joint operators agreement with the Commission.994

2.	Synergy Savings and Transaction and Transition Costs

The total operational synergies that will result from the proposed transaction are $305 million over the first 5-year period.  However, the merger is expected to produce substantially more savings to customers.  The total synergies created would total $755 million through year 10.  On a Missouri jurisdictional basis, the total synergies are equal to $549 million for 10 years, with $222 million expected during the first 5 years.  These will substantially exceed $90 million, the sum of the $47.2 million in Missouri Transaction Costs and $42.8 million in Missouri Transition Costs.  In fact, two areas of synergies alone nearly equal the expected Transaction and Transition Costs.  Great Plains and KCPL witness Zabors testified that there was approximately $50 million of synergies related to employee reductions and an additional $30 million related to the sale and closing of the Aquila headquarters building – savings that were certain.  The Applicants will not seek recovery of Transaction or Transition Costs in rates unless the synergies achieved equal or exceed the level of such amortized costs.  Consequently, ratepayers are not subject to any risk regarding the recovery of these costs in rates.  Moreover, as the Commission has already determined, if it approves the merger it will disallow the recovery of Transaction Costs creating additional savings for the ratepayers.

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993 GPE/KCPL Exh. 39, Giles Additional Supp. Direct, p. 3; Transcript, pp. 1893.

994 Indeed, Staff’s witness Schallenberg indicated that a requirement of filing an operators and ownership agreement would eliminate its, Public Counsel’s and the Industrial Intervenors’ argument that the Applicants had not properly pled their application for the proposed merger.  Transcript, pp. 3062-3064.

3.	Credit-Worthiness

There is no credible evidence in the record that the Applicants’ credit rating will be upgraded or downgraded as a result of approving the merger proposal.  Moreover, the Commission has decided that if it approves the merger it will condition approval with a requirement that any financial effects caused by a downgrade in the Applicants’ credit rating shall be borne by the shareholders and not the ratepayers.

4.	Customer Service and Service Quality

Company witness William Herdegen, Vice President Customer Operations, testified that integration efforts in the customer service area will focus on the best practices of KCPL and Aquila, with the expectation that customer satisfaction levels at both companies will reach Tier 1 as the complementary strengths of both companies are combined.  Several of the Aquila employees who were instrumental in achieving Aquila’s high level of customer service have agreed to stay on following the merger.  Great Plains intends to create a single call center for customers of both KCPL and Aquila, which will leverage the two companies’ strengths.  Great Plains is also reviewing the Customer Relations area in consideration of the expanded customer base and service territory, including expansion of its metering technology to the Aquila service territory.  It is also reviewing billing services at both Aquila and KCPL to ensure easy and efficient payment options for customers throughout the service areas.

Additional customer service employees will be available at the time of the transition to help ensure service quality.  Additionally, Great Plains intends to make all KCPL Affordability, Energy Efficiency, and Demand Response programs available to Aquila customers following the merger.  There is overwhelming evidence in the record that the Applicants have planned sufficiently to ensure that customer service will not suffer as a result of the merger and in fact that customer service would improve to Aquila’s customer base.

5.	Tangential Benefits

There are benefits to the proposed merger that are difficult to precisely quantify but testimony was provided by a number of witnesses with regard to extensions of community programs, environmental programs, and workforce development.995  There are also additional potential benefits that can be developed in terms of future quantifying of the effect of joint dispatch.

Performing its required balancing test, the Commission determines that the substantial and competent evidence on the record as a whole supports the conclusions that: (1) operational benefits, synergy savings, and expanded and improved customer service all weigh in favor of approving the merger; (2) because the Applicants will not be allowed to recover Transition Costs unless synergies achieved equal or exceed the level of such amortized costs, ratepayers are not subject to any risk regarding the recovery of these costs in rates; (3) because the Commission will condition approval on disallowance of Transaction Costs, the ratepayers will receive the benefits of the shareholders bearing these costs; (4) with no credible evidence of a potential downgrade in credit rating, and with the addition of a condition to ensure that should a downgrade materialize that it is not borne by the ratepayers, the post-merger credit-worthiness of the Applicants is not a detriment to approving the proposed merger; and (5) the likelihood of additional tangential and currently unquantifiable benefits that will result from the merger weigh in favor of approving the merger.

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995 GPE/KCPL Exh. 3, Bassham Surrebuttal, pp. 1-8; GPE/KCPL Exh. 21, Marshall Supp. Direct, pp. 1-22.

6.	Final Conclusions Regarding the Application of the “Not Detrimental to the Public Interest” Standard

The Commission finds that approving the proposed merger, with the conditions that it plans to impose, is not detrimental to the public interest.  The Commission concludes the Applicants met their burden of establishing that there is no detriment to the public interest if the Commission authorizes the proposed merger.  The Commission shall authorize the proposed merger subject to the conditions already contemplated and will consider other conditions requested by various parties to this action in other sections of this Report and Order.

Additionally, the Commission observes that synergy savings compose only one factor in the multi-factor “not detrimental to the public interest” balancing test.  Given the number of positive benefits associated with the transaction, and the fact that no credible evidence establishes any negative effects from the merger (especially in light of the conditions imposed by the Commission as being necessary for approval), the Commission further concludes that even if it had not weighed the projected synergy savings when performing its balancing test, the Applicants still met their burden of proof that the proposed merger is not detrimental to the public interest.

G.	Conclusions of Law Regarding the Commission’s Affiliate Transactions Rule996

1.	The Purpose of the Rule

The purpose of Commission Rule 4 CSR 240-20.015, as explicitly stated in the Rule is as follows:

This rule is intended to prevent regulated utilities from subsidizing their nonregulated operations.  In order to accomplish this objective, the rule sets forth financial standards, evidentiary standards and recordkeeping requirements applicable to any Missouri Public Service Commission (commission) regulated electrical corporation whenever such corporation participates in transactions with any affiliated entity (except with regard to HVAC services as defined in section 386.754, RSMo Supp. 1998, by the General Assembly of Missouri).  The rule and its effective enforcement will provide the public the assurance that their rates are not adversely impacted by the utilities’ nonregulated activities.997

2.	Waiver Request

As noted previously in this Order, the Commission is granting conditional approval of the proposed transaction, and KCPL and Aquila will ultimately be separate affiliates of Great Plains if they chose to accept the Commission’s conditions and finally consummate the transaction.  Assuming the Applicants do consummate the transaction, Aquila and KCPL will remain separate legal entities, but many of the companies’ operation functions will be integrated after the merger closes.998   Necessarily the two affiliates will engage in transactions with each other, and the asymmetrical pricing requirements of the Rule, which were designed to prevent cross subsidization of a regulated utility’s non regulated operations, would prevent the two regulated affiliates from exchanging goods and services at cost.

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996 Refer to Findings of Facts Numbers 568-595 for this section.

997 Commission Rule 4 CSR 240.20-015. See also In re Union Elec. Co., Case No. EO-2004-0108, 2005 Mo. PSC LEXIS 190 at 17, Report and Order on Rehearing at 38 (2005) (“… purpose of the affiliate transaction rule is to prevent cross-subsidization, in which a conglomerate including a regulated entity seeks to shift costs of its unregulated activities to its regulated customers”).  Prior to the Union Electric case, the Commission defended the Rule at the Missouri Supreme Court in State ex rel. Atmos Energy Corp. v. PSC, 103 S.W.3d 753, 763-64 (Mo. 2003).  The Court noted:

In its brief, the PSC explained that the rules are a reaction to the emergence of a profit-producing scheme among public utilities termed “cross-subsidization,” in which utilities abandon their traditional monopoly structure and expand into non-regulated areas.  This expansion gives utilities the opportunity and incentive to shift their non-regulated costs to their regulated operations with the effect of unnecessarily increasing the rates charged to the utilities’ customers. Id.

998 KCPL’s and Aquila’s cost allocation manual will set forth how costs are to be allocated among KCPL, Aquila, Great Plains, and any other subsidiary of Great Plains.

Because both Aquila and KCPL will continue to be regulated electrical corporations after approval of the transaction and both meet the Rule’s definition of “affiliates,” and because many of the synergies to be realized by the Applicants post-merger are premised on the ability of KCPL and Aquila to exchange goods and services at cost, the Rule would actually prevent benefits from accruing to Missouri ratepayers.  Consequently, the Applicants have argued that the Affiliate Transaction Rule does not apply to transactions between KCPL and Aquila, or in the alternative that they should be granted a waiver from the rule to the extent it would inhibit transactions at cost between KCPL and Aquila after the close of the merger.

Staff has suggested that the Affiliate Transactions Rule should apply, and that no waiver should be granted because it is unnecessary and beyond the scope of the proceeding since the Applicants have not requested authority to consolidate KCPL and Aquila.  The Commission has already determined that Staff’s position regarding the scope of this proceeding is incorrect, and under cross-examination, Staff witness Schallenberg agreed that the purpose of the Rule is to prevent regulated utilities from subsidizing their non-regulated operations and that after the close of the merger, the Commission will have full access to the books and records of both Aquila and KCPL.999  Mr. Schallenberg also indicated that Staff was not generally opposed to transactions between Aquila and KCPL on a cost basis.1000  Thus, there is no reason to apply the Rule in order to maintain access to the books and records of Aquila or KCPL, or to prevent cost-based transactions between Aquila and KCPL.

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999 Transcript, pp. 2070-2071.

1000 Transcript, p. 2071.

Because both Aquila and KCPL will be regulated electrical corporations, transactions between KCPL and Aquila do not involve cross-subsidization and these transactions were not intended to be covered by the Rule.  However, because the Commission is imposing a condition on the merger of having KCPL and Aquila execute a joint operators agreement, the issue of cross-subsidization becomes blurred and the Commission concludes that a variance is required.

3.	Final Conclusions Regarding the Affiliate Transactions Rule

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) the Commission’s Affiliate Transactions Rule, 4 CSR 240.015, applies to KCPL and Aquila because these entities meet the Rule’s definition of “affiliates”; (2) the purpose of the Commission’s Affiliate Transactions Rule is to prevent cross-subsidization of regulated utility’s non-regulated operations, not to prevent transactions at cost between two regulated affiliates; (3) to the extent that the Affiliate Transactions Rule is applicable to transactions between KCPL and Aquila, a variance shall be granted; and (4) more specifically, the variance shall be granted for all transactions except for wholesale power transactions, which would be based on rates approved by FERC.

The Commission finds as good cause for the variance to be the need to allow the applicants the ability to attain their projected synergy savings post-merger.  The Commission further concludes there is no detriment, or any direct or indirect effect of the transaction, that tends to make the power supply less safe or less adequate, or which tends to make rates less just or less reasonable, that is related to the granting of this variance in 4 CSR 240.015.

The Commission finally notes that although both KCPL and Aquila will continue to be subject to the Commission’s recordkeeping requirements for regulated electrical corporations, the sections of 4 CSR 240.015 which relate to recordkeeping will not be waived.  Because KCPL and Aquila will be maintaining their records pursuant to the Commission’s regulations, one set of records should satisfy all regulatory requirements without being duplicative.

H.	Conclusions of Law Regarding Other Potential Conditions to Place on the Approval of the Merger1001

1.	Transmission and RTO/ISO Criteria, Quantification of Joint Dispatch, and Consolidation of Balancing Authority1002

In this proceeding, Independence has argued that it is necessary for the Commission to address the rate effects of the Applicants’ intent to have Aquila participate in the Midwest ISO rather than the SPP.  In particular, Independence has asserted that the Commission should require the Applicants to provide analysis of the rate effects of the merger, effects of joint generation dispatch, and the effects of Aquila’s participation in the Midwest ISO as compared to SPP.  Independence has also argued that the Commission should evaluate the rate and other effects of potential joint dispatch of the combined companies’ generation resources in this proceeding.

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1001 Refer to Findings of Facts Numbers 596-720 for this entire section.

1002 Refer to Findings of Facts Numbers 596-651 for this sub-section.

Additionally, Dogwood and MJMEUC have argued that the Commission should condition the approval of the proposed transaction upon Aquila being required to join and operate its generation and transmission facilities under the auspices of the SPP RTO with KCPL.  Similarly, Dogwood has argued that the Commission should condition the approval of the proposed transaction upon Aquila and KCPL being required to consolidate their balancing authority areas.

a.	RTO/ISO Criteria

As a factual and legal matter, Aquila’s RTO status is independent of the merger.  The merger will have no direct effect on either KCPL’s or Aquila’s RTO status.  Aquila has an application pending before the Commission in Case No. EO-2008-0046, regarding the transfer of functional control of its transmission facilities to Midwest ISO or another RTO.  The evidentiary hearing in that case concluded April 15, 2008, and post-hearing briefs were submitted on May 29, 2008.  The Commission has before it in that case a full evidentiary record concerning the benefits and costs associated with Aquila’s RTO status.  Such evidence is critical for the Commission’s evaluation of which RTO, if any, would best serve Aquila and its customers.  Moreover, although SPP and Midwest ISO were both active participants in that case, neither party is represented here.

It is noteworthy that FERC refused to condition its approval of the merger on Aquila being required to join SPP.  FERC found as follows:

We will decline the protestors’ request to condition our section 203 authorization on the Applicants joining a particular RTO.  When necessary, the Commission conditions merger authorization in order to address specific, merger-related harm; but no such harm has been identified in this proceeding.  Moreover, the Applicants’ future RTO status is unclear at this time and therefore, there is no baseline against which to assess merger-related changes to rates.1003

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1003 Great Plains Energy Inc., 121 FERC  ¶ 61,069 at P 50 (2007).

FERC considered Independence’s assertions concerning the different cost structures of SPP and Midwest ISO, which are the same issues raised here by Independence and Dogwood Energy.

b.	Quantification of Joint Dispatch

Great Plains does not propose to dispatch jointly the Aquila and KCPL generation fleets, and will retain the utilities’ respective control areas.1004  Any future decision to dispatch jointly will be subject to regulatory approval, at which time a record would be fully developed concerning the effects of such action.  In the FERC Merger Proceeding, Docket Nos. EC07-99-000 and EL07-75-000, Independence asked FERC to require KCPL and Aquila to quantify the effects of joint dispatch before being permitted to merge.  In its order approving the merger, FERC denied that request.1005

KCPL and Aquila fulfill specific obligations set by FERC Orders 888 and 890 regarding open-access, non-discriminatory transmission service to customers.  Following the merger, KCPL and Aquila will continue to provide transmission service through a federally-approved Open Access Transmission Tariff.  Independence also raised this issue before FERC, arguing that KCPL and Aquila had not adequately evaluated the effect of the merger on transmission availability as part of their market power analysis in support of their application.  FERC considered these same arguments that Independence now raises again in this proceeding and concluded that the merger did not create any transmission availability concerns.1006

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1004 GPE/KCPL Exh. 11, Crawford Direct, p. 5.

1005 Great Plains Energy Inc., 121 FERC  ¶ 61,069 at Para. 36 (2007).

1006 Great Plains Energy Inc., 121 FERC  ¶ 61,069 at Para. 34, 35 and 37 (2007).

c.	Consolidation of Balancing Authority

Again, the Commission is presently evaluating Aquila’s RTO status in a separate proceeding.  Moreover, SPP is presently evaluating consolidating Balancing Authority operations within its footprint.  Until these matters are resolved, it is premature and potentially redundant for KCPL and Aquila to pursue consolidation of their Balancing Authority operations.

d.	Final Conclusions Regarding Transmission and RTO/ISO Criteria, Quantification of Joint Dispatch, and Consolidation of Balancing Authority

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that:  (1) it is unnecessary and premature to require the Applicants to evaluate the potential effects of Aquila’s RTO status; (2) it is unnecessary and premature to require the Applicants to quantify the effects of joint dispatch of the generation fleets; and (3) it is unnecessary and premature to require the Applicants to consolidate their balancing authority.

The Commission further concludes there is no detriment to the public interest created by not conditioning the merger with regard to the above issues.  There is no competent or credible evidence in the record to support a conclusion that anything would directly or indirectly make the power supply less safe or less adequate, or would tend to make rates less just or less reasonable by not imposing said conditions in this proceeding.

2.	The Kansas City and KCPL Municipal Franchise Agreement1007

a.	Authority of the Commission

The Commission first notes that it is an administrative body of limited jurisdiction, created by statute and has only such powers as are expressly conferred upon it by the statutes and reasonably incidental thereto.1008  Those powers are purely regulatory.1009  The dominating purpose in the creation of the Commission was to promote the public welfare, and to that end the statutes provided regulation which seeks to correct the abuse of any property right of a public utility, not to direct its use, because exercise of the latter function would involve a property right in the utility.1010  “The utility's ownership of its business and property includes the right of control and management, subject, necessarily, to state regulation through the Public Service Commission.”1011

“The powers of regulation delegated to the Commission are comprehensive and extend to every conceivable source of corporate malfeasance.  Those powers do not, however, clothe the Commission with the general power of management incident to ownership.  The utility retains the lawful right to manage its own affairs and conduct its business as it may choose, as long as it performs its legal duty, complies with lawful regulation and does no harm to public welfare.”1012

The Commission further notes that the Missouri Constitution commands that “[t]he exercise of the police power of the state shall never be abridged, or so construed as to permit corporations to conduct their business in such a manner as to infringe the equal rights of individual or the general well-being of the state.”1013  This prohibition is not limited to private corporations.  The Missouri Supreme Court also has concluded that the legislature cannot “authorize a municipal corporation to make a contract abridging or limiting . . . the police power.”1014

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1007 Refer to Findings of Facts Numbers 652-680 for this section.

1008 State ex rel. Harline v. Public Service Commission of Mo., 343 S.W.2d 177, 181-182 (Mo. App. 1960).

1009 Id.

1010 Id.

1011 Id.

1012 Id.

1013 See Missouri Const., § 5, art. 12; State ex rel. City of Sedalia v. PSC, 204 S.W. 497, 498-99 (Mo. 1918).

1014 See State ex rel. Kansas City v. PSC, 524 S.W.2d 855, 859 (Mo. 1975)(police power cannot be hindered or frustrated by contracts between individuals, companies or governmental subdivisions); State ex rel. Kansas City Pub. Serv. Co. v. Latshaw, 30 S.W.2d 105, 108 (Mo. 1930)(Legislature cannot authorize municipal corporations to make contracts with utilities regarding rates that prevent the state from establishing reasonable rates); Sedalia,  204 S.W. at 497.

Kansas City has requested that the Commission condition approval of the proposed merger upon a requirement that KCPL negotiate a new Franchise Agreement with Kansas City that would uniformly apply to both KCPL and KCPL’s newly created sister subsidiary, Aquila.   Kansas City argues that the Commission has broad authority to override franchises and contracts in order to maintain and preserve the public welfare.1015  Kansas City further argues that a franchise agreement is not truly a contract, but merely a license for a term of years.  Consequently, Kansas City claims that Great Plains and KCPL’s impairment of contract defense is not a cognizable legal defense and states that it would serve the public interest for there to be one franchise for a single operational company.  Conversely, Kansas City argues it would constitute a detriment if the Commission did not require a new franchise agreement with the unified companies and lacking such an agreement creates the risk that Kansas City will be exposed to disruption in its ability to effectively manage its right-of-way, which in turn would adversely affect the public welfare.

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1015 EFIS Docket Number 302, City of Kansas City’s Updated Prehearing Brief, p. 4, filed April 15, 2008, citing to May Dep’t Stores Co. v. Union Elec. Light & Power Co., 107 S.W.2d 41, 48 (Mo. 1937).  In May the Commission did exercise its authority to override a contract regarding the provision of electric service between a utility and a large user because that contract limited the regulatory authority of the Commission.  However, the franchise agreement between Kansas City and KCPL does not interfere with the Commission’s regulatory authority.

The Kansas City Franchise Agreement does not contain a limitation on its duration.  Under Missouri law, a franchise agreement that does not specify a period of duration is a grant in perpetuity.1016  Perpetual franchise agreements are grants of property rights protected from impairment by the Contract Clauses of the United States and Missouri Constitutions.1017  In the absence of a finding by the Commission that the Franchise Agreement frustrates or hinders the proper exercise of its police power, the Commission concludes that it cannot grant Kansas City’s requested relief without impairing KCPL’s contractual rights.1018

The Commission finds that the continued operation of the Franchise Agreement in no way frustrates or hinders the Commission’s ability to exercise the State’s police power.  In addition, Kansas City has failed to introduce any credible evidence into the record upon which the Commission could base a decision to abrogate the Franchise Agreement, or condition the proposed merger on KCPL’s “willingness” to relinquish its rights under the Franchise Agreement.  Kansas City has failed to introduce into the record any credible evidence that the Franchise Agreement, after governing the relationship between Kansas City and KCPL for 126 years, now threatens the Commission’s ability to protect the health, safety, and general welfare of the citizens of Missouri.  While Kansas City and KCPL may have had some problems requiring resolution over the years, in total there is no credible or substantial evidence in the record establishing that KCPL is not meeting its obligations regarding relocations, mapping, or cooperation with Kansas City concerning building projects.  On the contrary, the evidence indicates that KCPL and Kansas City, in general, have a very good working relationship.

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1016 Missouri Pub. Serv. Co. v. Platte-Clay Elec. Cooperative, 407 S.W.2d 883, 889 (1966); State ex rel. McKittrick v. Missouri Pub. Serv. Corp., 174 S.W.2d 871, 879 (Mo. 1943); State ex rel. Chaney v. West Missouri Power Co., 281 S.W. 709, 714 (Mo. 1926).

1017 See U.S. Const., art. I, § 10; Missouri Const., art. I, § 13.

1018 XO Missouri, Inc. v. Maryland Heights, 256 F. Supp. 2d 966, 974 (E.D. Mo. 2002).

b.	Final Conclusion Regarding the Kansas City and KCPL Municipal Franchise Agreement

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) the current Franchise Agreements between KCPL and Kansas City and Aquila and Kansas City do not infringe the equal rights of individuals or the general well-being of the state; (2) without a demonstration that the current agreements are a detriment to the public interest, the Commission lacks authority under Missouri and federal law to abrogate the existing Franchise Agreement between KCPL and Kansas City; (3) the Commission will not condition the approval of the proposed merger upon Kansas City’s requested condition for the negotiation and execution of a single, unitary franchise between KCPL/Aquila and Kansas City; and, (4) it is not a detriment to the public interest not to condition the approval of the proposed merger on requiring the negotiation and execution of a single, unitary franchise between KCPL/Aquila and Kansas City.

3.	The St. Joseph and Aquila Municipal Franchise Agreement1019

a.	Authority of the Commission

Similarly, St. Joseph wants the Commission to condition the approval of the merger upon Aquila negotiating a new municipal franchise with St. Joseph.  As an initial matter, the Commission received St. Joseph’s Exhibit 1200 subject to the Applicants’ objections as noted in Findings of Fact Numbers 684-688.  The Commission sustains those objections as Exhibit 1200 is unauthenticated and is hearsay.  Additionally, St. Joseph did not comply with Section 536.070(12) which requires that affidavits to be used at hearing shall be provided before the hearing so that parties may object to them.  However, pursuant to Section 536.070(7) and 4 CSR 240-2.130(3), the Commission will preserve this exhibit in the record.

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1019 Refer to Findings of Facts Numbers 681-690 for this section.

St. Joseph has submitted no credible or substantial evidence to establish that Aquila’s St. Joseph franchise is no longer valid.  Regardless, the Commission does not have the authority to judge the validity of a franchise agreement.1020

b.	Final Conclusions Regarding the St. Joseph and Aquila Municipal Franchise Agreement

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) for the same reasons articulated in the conclusions of law section regarding the issue of the municipal franchise agreement with Kansas City, the Commission concludes that it will not condition the proposed merger on the negotiation and execution of a new franchise agreement between Aquila, or its successor, and St. Joseph; and, (2) it is not a detriment to the public interest not to condition the approval of the proposed merger on requiring the negotiation and execution of a new franchise agreement between Aquila, or its successor, and St. Joseph.

4.	Kansas City’s Request for a Separate Quality of Service Plan1021

a.	Kansas City’s Request

In this proceeding, the City of Kansas City, Missouri has requested that the Commission condition the approval of the Joint Application upon requiring KCPL and Aquila to file an application for a Quality of Service Plan within 90 days of the Commission’s final decision in this proceeding.  However, Staff already reviews the very performance measures mentioned by Kansas City witness Hix as part of its Cost of Service report when KCPL files a rate case.  Mr. Hix was unfamiliar with the Commission’s quality of service standards, its management standards, or its reliability metrics.  In fact, Mr. Hix’s testimony was inconsistent in that he found the Commission’s standards to be good measures of performance while also stating that he did not care about the thresholds under SAIFI, SAIDI, or CAIFI.  Mr. Hix provided no credible evidence that the proposed merger would have any effect on KCPL’s service quality.

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1020 See State ex rel. Electric Co. of Missouri v. Atkinson, 204 S.W. 897, 898 (Mo. 1918).

1021 Refer to Findings of Facts Numbers 691-701 for this section.

The only other significant suggestion that Mr. Hix offered the Commission in relation to this issue was the concept that the Commission should adopt provisions for reparations to customers when a company underperforms.  While this is a laudable idea, it is one more appropriately addressed in a global rulemaking proceeding as opposed to an individual merger application.

b.	Final Conclusions Regarding Kansas City’s Request for a Separate Quality of Service Plan

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) there is no credible evidence in the record that a quality of service plan, as proposed by Kansas City is warranted; (2) the Commission Staff already receives and reviews much of the information Kansas City would have KCPL and Aquila provide as part of its proposal as part of the Staff’s Cost of Service report when a utility files a rate case; (3) in KCPL's last rate case (ER-2007-0291), the Staff reviewed five years of this data and found no evidence of long-term trends that raise a cause for concern by the Commission; and (4) the Commission will not condition the merger on upon requiring KCPL to submit a separate Quality of Service plan.

Moreover, the Commission already has in place the mechanisms for challenging KCPL regarding quality of service issues and underperformance.  Any interested entity can elect to initiate a complaint or over-earnings action against KCPL to address the adequacy of the service that KCPL provides.  The Commission further concludes there is no detriment, or any direct or indirect effect of the transaction that tends to make the power supply less safe or less adequate, or which tends to make rates less just or less reasonable, that is related to not conditioning the proposed merger upon a requirement for KCPL to submit a separate quality of service plan.

5.	Kansas City’s Proposed Earnings Sharing Mechanism1022

a.	Earnings Sharing Mechanism Proposal

Kansas City also proposed that, in order for the merger to be not detrimental to the public interest, the merger be conditioned upon KCPL and Aquila filing an Earnings Sharing Mechanism that returns a portion of excess earnings above the Commission’s authorized rate of return to customers.

Again, while Kansas City’s proposal is laudable, Kansas City’s witness Mr. Hix’s lack of understanding and analysis as to the specifics of this case are fatal to the request.  Earnings sharing mechanisms are used when the cost of service is expected to be flat or declining over the time the synergies are expected to occur.  Absent increases in cost of service, the synergies would result in excess earnings above an authorized rate of return.  The evidence reveals that KCPL and Aquila are currently engaged in major generation construction programs, and both companies will need to raise additional capital beyond their current construction programs to meet environmental regulations, which will require KCPL and Aquila to file rate cases with the Commission in the year after the transaction closes.  These rate increases are necessary to recover the costs of the infrastructure as it is placed into service and although those costs will exceed the total estimated synergies of the acquisition during the next several years, the synergies will result in smaller rate increases absent the transaction.

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1022 Refer to Findings of Facts Numbers 702-715 for this section.

There will be no excess earnings to share initially, and the Commission finds the method of sharing synergies by use of the mechanism of regulatory lag, as proposed, is sufficient.  Moreover, the Commission notes that it lacks statutory authority to order a utility to share earnings with customers.  The Commission may approve a voluntary earnings sharing plan that comes about as a result of negotiations between the utility, Staff, Public Counsel, and other interested parties, and may only approve such a plan where it finds that it is in the public interest to do so.1023

b.	Final Conclusions Regarding Kansas City’s Proposed Earnings Sharing Mechanism

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusions that: (1) the Commission lacks the statutory authority required to impose a non-voluntary earnings sharing mechanism upon KCPL/Aquila; (2) that the mechanism of regulatory lag is the proper method for sharing synergies derived from the merger, (3) the Commission shall not condition the merger upon the establishment of an earnings sharing mechanism as proposed by Kansas City; and, (4) the Commission does not find any detriment, or any direct or indirect effect of the transaction that tends to make the power supply less safe or less adequate, or which tends to make rates less just or less reasonable, that is related to not conditioning the proposed merger upon a requirement for KCPL to establishing an Earnings Sharing Mechanism.

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1023 Case Number ER-95-411, In re Union Elec. Co., Order Adopting Stipulation and Agreement, effective August 1, 1995, 1995 WL 606416 (Mo. P.S.C.), 163 P.U.R.4th 458, 458.

6.	Kansas City’s Proposed Future Consolidated Rate Case1024

a.	Future Consolidated Rate Case Proposal

Kansas City’s final proposal is that KCPL and Aquila be required to file a comprehensive rate case within three years after the Commission’s approval of the transaction.  Part of this proposal appears to be intertwined with Kansas City wanting Aquila and KCPL to integrate their financial and system operations into a structure that can be comprehensively evaluated for efficiencies and improved operations.  This proposal is improperly premised because Great Plains does not seek to merge KCPL and Aquila.  Great Plains, the parent company of KCPL, is requesting approval to acquire Aquila.  Aquila will retain and continue to operate under its Commission-approved tariffs.  KCPL and Aquila will maintain separate generation, transmission, and distribution systems.  Additionally, the timing of KCPL’s rate cases is influenced by its commitments and activities under the Regulatory Plan Stipulation, Case No. EO-2007-0329.

b.	Final Conclusion Regarding Kansas City’s Proposed Future Consolidated Rate Case

The Commission determines that substantial and competent evidence in the record as a whole supports the conclusion that it is unnecessary to add this condition to its approval of the merger.  Kansas City’s request contemplates requiring the merger or consolidation of KCPL and Aquila, something that is not part of the merger proposal; and, the Commission concludes there is no detriment, or any direct or indirect effect of the transaction that tends to make the power supply less safe or less adequate, or which tends to make rates less just or less reasonable, that is related to requiring a condition for a comprehensive rate case as proposed by Kansas City.

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1024 Refer to Findings of Facts Numbers 715-720 for this section.

7.	Kansas City’s Proposed Condition for a Comprehensive Energy Audit1025

On April 8, 2008, Kansas City withdrew the testimony of rebuttal witness Stanley J. Harris and represented that it was withdrawing its proposal for a requirement of a comprehensive energy audit.  Kansas City indicated that this was no longer an issue in this matter.  Consequently, the Commission made no findings of fact on this subject matter and similarly renders no conclusions of law regarding Kansas City’s initial proposed condition.1026

8.	Name Change1027

As part of the Applicants’ original request, they asked to the Commission to authorize a name change for Aquila, Inc., once a new name for the company had been chosen.  At one point during the evidentiary hearing, there was mention of a possible new name for Aquila, i.e., KCPL Greater Missouri Operations.1028  The Applicants’ current request does not satisfy the Commission’s rules governing name changes.1029  The Commission shall deny this request and require a proper name change application prior to considering any name change for Aquila, Inc.

9.	Transition Services Agreement

On August 2, 2007, the Applicants filed a Transition Services Agreement and Amendment 1 to the TSA, including a Schedule of Services to be provided between the Applicants and Black Hills Corporation.  The TSA was executed on February 6, 2007, and Amendment 1 was executed on July 30, 2007.  Because these documents were executed prior to the changes in the merger proposal and have not been updated, the Commission shall require the Applicants to either file a pleading with the Commission stating whether the TSA, as it currently exists, is accurate and up-to-date, or file with the Commission a new TSA including all necessary amendments thereto to account for any changes that resulted from the changes in the merger proposal.

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1025 Because this issue was removed by the parties, the Commission made no findings of fact in connection with it.

1026 See Correspondence to Judge Dale Withdrawing the Prefiled Written Testimony of Mr. Stan Harris, EFIS Docket Entry Number 290, filed April 8, 2008.

1027 No findings of fact were required for this section because the issue solely involves an issue of law.

1028 Transcript, p. 2221

1029 See Commission rule 4 CSR 240-2.060(5).

I.	Precedential Effect

An administrative body, that performs duties judicial in nature, is not and cannot be a court in the constitutional sense.1030  The legislature cannot create a tribunal and invest it with judicial power or convert an administrative agency into a court by the grant of a power the constitution reserves to the judiciary.1031

An administrative agency is not bound by stare decisis, nor are agency decisions binding precedent on the Missouri courts.1032 “Courts are not concerned with alleged inconsistency between current and prior decisions of an administrative agency so long as the action taken is not otherwise arbitrary or unreasonable.”1033  The mere fact that an administrative agency departs from a policy expressed in prior cases which it has decided is no ground alone for a reviewing court to reverse the decision.1034  “In all events, the adjudication of an administrative body as a quasi-court binds only the parties to the proceeding, determines only the particular facts contested, and as in adjudications by a court, operates retrospectively.”1035

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1030 In re City of Kinloch, 362 Mo. 434, 242 S.W.2d 59, 63[4-7] (Mo. 1951); Lederer v. State, Dept. of Social Services, Div. of Aging, 825 S.W.2d 858, 863 (Mo. App. 1992).

1031 State Tax Comm'n v. Administrative Hearing Comm'n, 641 S.W.2d 69, 75 (Mo. banc 1982); Lederer, 825 S.W.2d at 863.

1032 State ex rel. AG Processing, Inc. v. Public Serv. Comm'n, 120 S.W.3d 732, 736 (Mo. banc 2003); Fall Creek Const. Co., Inc. v. Director of Revenue, 109 S.W.3d 165, 172 -173 (Mo. banc 2003); Shelter Mut. Ins. Co. v. Dir. of Revenue, 107 S.W.3d 919, 920 (Mo. banc 2003); Southwestern Bell Yellow Pages, Inc. v. Dir. of Revenue, 94 S.W.3d 388, 390 (Mo. banc 2002); Ovid Bell Press, Inc. v. Dir. of Revenue, 45 S.W.3d 880, 886 (Mo. banc 2001); McKnight Place Extended Care, L.L.C. v. Missouri Health Facilities Review Committee, 142 S.W.3d 228, 235 (Mo. App. 2004); Cent Hardware Co., Inc. v. Dir. of Revenue, 887 S.W.2d 593, 596 (Mo. banc 1994); State ex rel. GTE N. Inc. v. Mo. Pub. Serv. Comm'n, 835 S.W.2d 356, 371 (Mo. App. 1992).  On the other hand, the rulings, interpretations, and decisions of a neutral, independent administrative agency, “while not controlling upon the courts by reason of their authority, do constitute a body of experience and informed judgment to which courts and litigants may properly resort for guidance.” Lacey v. State Bd. of Registration For The Healing Arts, 131 S.W.3d 831, 843 (Mo. App. 2004).  “The weight of such a judgment in a particular case will depend upon the thoroughness evident in its consideration, the validity of its reasoning, its consistency with earlier and later pronouncements, and all those factors which give it power to persuade, if lacking power to control.” Skidmore v. Swift & Co., 323 U.S. 134, 140, 65 S.Ct. 161, 164, 89 L.Ed. 124 (1944).

1033 Columbia v. Mo. State Bd. of Mediation, 605 S.W.2d 192, 195 (Mo. App. 1980); McKnight Place Extended Care, L.L.C. v. Missouri Health Facilities Review Committee, 142 S.W.3d 228, 235 (Mo. App. 2004).

1034 Id.

1035 State ex rel. Gulf Transport Co. v. Public Service Com'n of State, 658 S.W.2d 448, 466 (Mo. App. 1983); N.L.R.B. v. Wyman-Gordon Co., 394 U.S. 759, 765, 89 S.Ct. 1426, 1429, 22 L.Ed.2d 709 (1969); State ex rel. Summers v. Public Service Commission, 366 S.W.2d 738, 741[1-4] (Mo. App. 1963); State ex rel. Consumers Public Service Co. v. Public Service Commission, 352 Mo. 905, 180 S.W.2d 40, 46[6-8] (banc 1944); §§ 386.490 and 386.510. 1 Cooper, State Administrative Law, pp. 177 et seq. (1965); Mayton, The Legislative Resolution of the Rulemaking Versus Adjudication Problem in Agency Lawmaking, Duke Law Journal, Vol. 1980: 103, 118.

The Commission emphasizes that its decision in this matter is specific to the facts of this case.  Evidentiary rulings, findings of fact and conclusions of law are all determined on a case-by-case basis. Consequently, the Commission makes it abundantly clear that, consistent with its statutory authority, this decision does not serve as binding precedent for any future determinations by the Commission.

IV. Final Decision

In making this decision, the Commission has considered the positions and arguments of all of the parties.  Failure to specifically address a piece of evidence, position or argument of any party does not indicate that the Commission has failed to consider relevant evidence, but indicates rather that the omitted material was not dispositive of this decision.  After applying the facts, as it has found them, to its conclusions of law, the Commission has reached the following decision.

Although a number of parties offered objections or conditions, a fair reading of the record does not reveal any serious impediment to a conclusion that the proposal is not detrimental to the public interest.  To the contrary, given the failure of the opposition to offer a serious analysis of the Applicants’ merger synergy savings evidence, and the absence of any real objection to the revised regulatory requests, and no evidence beyond speculation that any detriment would result to the public interest, the Commission is not faced with any good reason to disapprove the request.  The Applicants have met their burden to establish that the proposed transaction is not detrimental to the public interest, and; consequently, “[t]he Commission may not withhold its approval of the disposition of assets . . . .”1036

The Commission concludes that the transaction proposed by the Applicants, as conditioned by the Commission, is not detrimental to the public interest and shall approve it.  The specific conditions the Commission shall impose will be delineated in full in the Ordered Paragraphs below.

IT IS ORDERED THAT:

1.         The “Joint Application of Great Plains Energy Incorporated, Kansas City Power and Light Company and Aquila, Inc.,” filed on April 4, 2007, and as subsequently amended by additional filings on February 25, 2008, seeking Commission authorization for Great Plains Energy Incorporated, Kansas City Power & Light Company, and Aquila, Inc., to perform in accordance with the terms and conditions of the Agreement and Plan of Merger, Assets Purchase Agreement, Partnership Interests Purchase Agreement,  and all other transaction-related instruments, is hereby granted, subject to the conditions delineated in the ordered paragraphs below.

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1036 State ex rel. Fee Fee Trunk Sewer, Inc. v. Litz, 596 S.W.2d 466, 468 (Mo. App. 1980).

2.         Great Plains Energy Incorporated is authorized to acquire and assume the stocks, bonds, and other indebtedness and obligations of Aquila, Inc., as described in particular in the Agreement and Plan of Merger.

3.         Aquila, Inc. is authorized to merge with Gregory Acquisition Corporation, a wholly-owned subsidiary of Great Plains Energy Incorporated, with Aquila, Inc., becoming the surviving entity, as described in particular in the Agreement and Plan of Merger.

4.         Great Plains Energy Incorporated, Gregory Acquisition Corporation, Kansas City Power & Light Company, and Aquila, Inc., are authorized to take any and all other lawful actions that may be reasonably necessary and incidental to the performance of the approved Joint Application for the merger.

5.        Great Plains Energy, Incorporated, Kansas City Power & Light Company, and Aquila, Inc., are directed to comply with the terms of the transactions authorized in Ordered Paragraph Number One.

6.        Authorization of the transactions described in Ordered Paragraphs Number One through Five are subject to the following conditions:

a.	Great Plains Energy, Incorporated will not be allowed to recover transaction costs associated with the transactions from ratepayers;

b.	Within ninety days of the effective date of this Report and Order, Kansas City Power & Light Company, and Aquila, Inc., shall execute and file with the Commission a joint operating agreement;

c.
Great Plains Energy, Incorporated, Kansas City Power & Light Company, and Aquila, Inc., shall, upon closure of the authorized transactions, implement a synergy savings tracking mechanism as described by the Applicants, and in the body of this order, utilizing a base year of 2006;

d.
Beginning ninety days after the closure of the authorized transactions, KCPL and Aquila will, on a quarterly basis, engage in periodic customer service performance reviews with the Commission’s Staff, including the quarterly filing with Staff of monthly service quality data;

7.         No later than one week following the effective date of this Report and Order, the Applicants shall file a pleading with the Commission stating whether the Transition Services Agreement executed on February 6, 2007 and Amended on July 30, 2007, is accurate and up-to-date.  If the Transition Services Agreement, as it currently exists, requires further amendment, then within ninety days following the effective date of this Report and Order, Great Plains Energy, Incorporated, Kansas City Power & Light Company, and Aquila, Inc., and any necessary subsidiaries of Great Plains Energy, shall execute and file with the Commission a new Transition Service Agreement to cover any transition service issues, including among other things, the temporary provision of customer support, information technology, and accounting services by one of the merged companies’ with any of the subsidiaries, or vice versa.

8.         In addition to the conditions outlined in Ordered Paragraph Number Three, the Commission conditions its authorization of the transactions described in Ordered Paragraph Number One of this Report and Order upon a requirement that any post-merger financial effect of a credit downgrade of Great Plains Energy Incorporated, Kansas City Power & Light Company, and/or Aquila, Inc., that occurs as a result of the merger, shall be borne by the shareholders of said companies and not the ratepayers.

9.         Great Plains Energy Incorporated’s, Kansas City Power & Light Company’s and Aquila, Inc.’s request for a name change for Aquila, Inc. in this application is denied.  The Applicants shall be required to submit an appropriate name change request that is fully compliant with Commission rules prior to a grant of a name change for Aquila.

10.       The Commission grants a limited variance of its Affiliate Transaction Rule to Kansas City Power & Light Company and Aquila, Inc., as described in detail in the Conclusions of Law Section of this Report and Order.

11.       The objections to the City of St. Joseph, Missouri’s Exhibit 1200, as delineated in the body of this order, are sustained.  Exhibit 1200 shall be preserved in the record, but the Commission has not considered this unauthenticated, hearsay exhibit when making its final determinations in this matter.

12.       All objections not ruled on are overruled and all pending motions not otherwise disposed of herein are hereby denied.

13.      Nothing in this order shall be considered a finding by the Commission of the value for ratemaking purposes of the transactions herein involved.

14.       The Commission reserves the right to consider any ratemaking treatment to be afforded the transactions herein involved in a later proceeding.

15.       No later than August 11, 2008, Great Plains Energy Incorporated, Kansas City Power & Light Company and Aquila, Inc., shall file with the Commission a pleading indicating if they consummated the merger or exercised their respective rights under the termination clause of the merger agreement or if they took some other alternative action.

16.           This Report and Order shall become effective on July 11, 2008.

BY THE COMMISSION

Colleen M. Dale
Secretary

( S E A L )

Murray and Jarrett, CC., concur;
Clayton, C., dissents, with separate
dissenting opinion to follow;
and certify compliance with the provisions
of Section 536.080, RSMo 2000.
Davis, Chm., and Gunn, C., absent.

Dated at Jefferson City, Missouri,
on this 1st day of July, 2008.